As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Getty Images Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number) 605 5th Ave S., Suite 400 Seattle, Washington 98104 (206) 925-5000	87-3764229 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kjelti Kellough

Senior Vice President, General Counsel, and Corporate Secretary

605 5th Ave S., Suite 400

Seattle, Washington 98104

(206) 925-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention: Heather L. Emmel

Tel: (212)310-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2022

Preliminary Prospectus

Getty Images Holdings, Inc.

407,799,789 shares of Class A Common Stock

22,310,000 Warrants to Purchase shares of Class A Common Stock

Up to 43,009,980 shares of Class A Common Stock Issuable upon Exercise of the Warrants

This prospectus relates to the issuance by us of up to 43,009,980 shares of our class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (1) up to 20,699,980 shares of our Class A Common Stock issuable upon the exercise of 20,699,980 public warrants, originally issued by CC Neuberger Principal Holdings II (“CCNB”) as part of its initial public offering of units at a price of $10.00 per unit, such units were comprised of one Class A ordinary share of CCNB and one-fourth of one redeemable warrant, which are currently exercisable at a price of $11.50 per share of our Class A Common Stock (the “Public Warrants”), (2) up to 18,560,000 shares of our Class A Common Stock issuable upon the exercise of 18,560,000 private placement warrants (the “Private Placement Warrants”) originally issued to CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (“Sponsor”), in a private placement at a price of $1.00 per warrant consummated concurrently with CCNB’s initial public offering, currently exercisable at a price of $11.50 per share, and (3) up to 3,750,000 shares of our Class A Common Stock issuable upon the exercise of 3,750,000 forward purchase warrants (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”) originally issued to Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”) pursuant to the Forward Purchase Agreement (as defined below), pursuant to which NBOKS purchased 20,000,000 shares of Class A Common Stock and 3,750,000 warrants to purchase our Class A Common Stock for aggregate consideration of $200,000,000, and such Forward Purchase Warrants are currently exercisable at a price of $11.50 per share. All of the Warrants were assumed by us in connection with the Business Combination (as defined below).

In addition, this prospectus also relates to the offer and sale from time to time by the selling security holders identified in this prospectus (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of: (1) up to 407,799,789 shares of Class A Common Stock (the “Total Resale Shares”), including (i) 211,176,779 shares of Class A Common Stock which shares were originally issued to certain Getty Images Equityholders (as defined herein) in connection with the consummation of the Business Combination as merger consideration at an equity consideration value of $10.00 per share, (ii) up to 58,682,257 shares of Class A Common Stock (the “Earn-Out Shares”) that certain Griffey Global (as defined herein) equity holders have the contingent right to receive upon the achievement of certain vesting conditions described herein as merger consideration, (iii) up to 3,390,753 shares of Class A Common Stock issuable to certain Getty Images Equityholders upon the exercise or vesting of certain equity awards, (iv) up to 20,560,000 shares of Class A Common Stock (the “Founder Shares”) issued in connection with the consummation of the Business Combination, originally issued in a private placement to the Sponsor at a price of $0.001 per share and a portion transferred to the Pre-Closing Independent Directors (as defined herein), (v) up to 2,570,000 shares of Class A Common Stock upon the conversion of Series B-1 Common Stock (as defined herein), subject to certain vesting restrictions pursuant to the Sponsor Side Letter (as defined below), originally issued at a price of approximately $0.001 per share, (vi) up to 2,570,000 shares of Class A Common Stock which may be issued upon the conversion of Series B-2 Common Stock (as defined herein), subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vii) 30,000,000 shares of Class A Common Stock issued to NBOKS pursuant to the Backstop Agreement (as defined below) (the “Backstop Shares”), originally issued at a price of $10.00 per share, (viii) 20,000,000 shares of Class A Common Stock issued to NBOKS pursuant to the Forward Purchase Agreement (as defined below) (the “Forward Purchase Shares”), originally issued at a price of $10.00 per share, (ix) up to 36,000,000 shares of Class A Common Stock issued to certain Selling Securityholders pursuant to subscription agreements in connection with the Business Combination (the “PIPE Shares”), which were originally issued for a price of $10.00 per share, (x) up to 18,560,000 shares of Class A Common Stock that are issuable by us upon the exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders, and (xi) up to 3,750,000 shares of our Class A Common Stock issuable upon the exercise of our Forward Purchase Warrants following the public resale of our Forward Purchase Warrants by the Selling Securityholder; and (2) (i) up to 18,560,000 Private Placement Warrants originally issued to the Sponsor in a private placement at a price of $1.00 per Warrant, currently exercisable at a price of $11.50 per share and (ii) up to 3,750,000 Forward Purchase Warrants originally issued to NBOKS pursuant to the Forward Purchase Agreement for aggregate consideration of $200,000,000 for the purchase of 20,000,000 shares of Class A Common Stock and the Forward Purchase Warrants, each Forward Purchase Warrant is currently exercisable at a price of $11.50 per share.

We will not receive any proceeds from the sale of shares of our Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash, which amount of aggregate proceeds, assuming the exercise of all Warrants for cash, could be up to approximately $494,614,770. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock (as defined below). If the market price for our Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Please see “Plan of Distribution” for more information. In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and Warrants are traded on the New York Stock Exchange under the symbol “GETY” and “GETY WS”, respectively. On August 5, 2022, the last reported sale price of our Class A Common Stock on the New York Stock Exchange was $25.95 per share, and the closing price of our Warrants was $1.07 per Warrant.

In connection with the Business Combination, holders of 82,291,689 CCNB Class A Ordinary Shares (as defined below) exercised their right to redeem those shares for cash at a price of approximately $10.03 per share, for an aggregate price of $825,157,296, which represented approximately 99.4% of the total CCNB Class A Ordinary Shares then outstanding. The Total Resale Shares being offered for resale in this prospectus represent 99.6% of our current total outstanding Class A Common Stock. The Total Resale Shares represent a substantial percentage of our total outstanding Class A Common Stock as of the date of this prospectus. Additionally, if all of the Private Placement Warrants and Forward Purchase Warrants are exercised, the Selling Securityholders would own an additional 22,310,000 shares of Class A Common Stock, representing an additional 6.5% of the then total outstanding Class A Common Stock. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Even if the current trading price of the Class A Common Stock is close to the price at which the units were issued in CCNB’s initial public offering, the Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2022

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information about the Company, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, from time to time, we and the Selling Securityholders may offer and sell the securities offered by them described in this prospectus in one or more offerings from time to time through any means described in the section entitled “Plan of Distribution.” We may use the shelf registration statement to issue shares of Class A Common Stock upon exercise of the Warrants. We will receive proceeds from any exercise of the Warrants for cash. We may use the shelf registration statement to issue up to an aggregate of 43,009,980 shares of our Class A Common Stock issuable by us consisting of (1) up to 20,699,980 shares of our Class A Common Stock issuable upon the exercise of 20,699,980 Public Warrants, currently exercisable at $11.50 per share, (2) up to 18,560,000 Private Placement Warrants originally issued to the Sponsor issued in a private placement at a price of $1.00 per warrant consummated concurrently with CCNB’s initial public offering, currently exercisable at a price of $11.50 per share, and (3) up to 3,750,000 Forward Purchase Warrants, originally issued to NBOKS pursuant to the Forward Purchase Agreement, pursuant to which NBOKS purchased 20,000,000 shares of Class A Common Stock and 3,750,000 warrants to our Class A Common Stock for aggregate consideration of $200,000,000, and such Forward Purchase Warrants are currently exercisable at a price of $11.50 per share.

The Selling Securityholders may use the shelf registration statement to sell up to: (1) 407,799,789 Total Resale Shares, including: (i) 211,176,779 shares of Class A Common Stock held by certain Getty Images Equityholders in connection with the consummation of the Business Combination as merger consideration at an equity consideration value of $10.00, (ii) 58,682,257 Earn-Out Shares that certain Griffey Global equity holders have the contingent right to receive upon the achievement of certain vesting conditions described herein as merger consideration, (iii) 3,930,753 shares of Class A Common Stock issuable to certain Getty Images Equityholders upon the exercise or vesting of certain equity awards, (iv) 20,560,000 Founder Shares issued in connection with the consummation of the Business Combination, originally issued in a private placement to the Sponsor at a price of $0.001 per share and a portion transferred to the Pre-Closing Independent Directors, (v) 2,570,000 shares of Class A Common Stock upon the conversion of Series B-1 Common Stock, subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vi) up to 2,570,000 shares of Class A Common Stock which may be issued upon the conversion of Series B-2 Common Stock, subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vii) 30,000,000 Backstop Shares, originally issued at a price of $10.00 per share, (viii) 20,000,000 Forward Purchase Shares, originally issued at a price of $10.00 per share, (ix) 36,000,000 PIPE Shares, originally issued at a price of $10.00 per share, (x) 18,560,000 shares of Class A Common Stock that are issuable pursuant to the exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders, and (xi) 3,750,000 shares of Class A Common Stock issuable pursuant to the exercise of the Forward Purchase Warrants following the public resale of our Forward Purchase Warrants by the Selling Securityholders; and (2) 22,310,000 warrants including: (i) 18,560,000 Private Placement Warrants, originally issued at a price of $1.00 per warrant, currently exercisable at a price of $11.50 per share and (ii) 3,750,000 Forward Purchase Warrants originally issued to NBOKS pursuant to the Forward Purchase Agreement for aggregate consideration of $200,000,000 for 20,000,000 shares of Class A Common Stock and the Forward Purchase Warrants, each Forward Purchase Warrant is currently exercisable at a price of $11.50 per share. Additional information about any offering may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find Additional Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

On July 22, 2022 (the “Closing Date”), we consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated as of December 9, 2021 (the “Business Combination Agreement”), by and among CCNB, New CCNB (as defined herein), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Griffey Global, Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 2”), and Griffey Investors, L.P., a Delaware limited partnership (the “Partnership”), which provided for, among other things, (a) on the business day prior to the Closing Date, the conversion of New CCNB from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”), (b) the merger of CCNB with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct subsidiary of New CCNB, (c) the merger of G Merger Sub 1 with and into Griffey Global, with Griffey Global surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “First Getty Merger”), and (d) the merger of Griffey Global with and into G Merger Sub 2, with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “Second Getty Merger,” and together with the First Getty Merger, the “Getty Mergers,” which together with the Domestication Merger and the other transactions and ancillary agreements contemplated by the Business Combination Agreement, the “Business Combination”). As part of the merger consideration, Koch Icon received 15,000,000 shares of our Class A Common Stock in exchange for a portion of Koch Icon’s preferred equity held in Griffey Global. In connection with the closing of the Business Combination (the “Closing”), New CCNB changed its name from “Vector Holding, LLC” to “Getty Images Holdings, Inc.”

On the Closing Date, we consummated the transactions contemplated by the Forward Purchase Agreement (as defined below), the Backstop Agreement (as defined below), and the PIPE Financing (as defined below). Pursuant to that certain Forward Purchase Agreement, dated August 4, 2020, (the “Forward Purchase Agreement”), with NBOKS, we consummated the private placement of 20,000,000 shares of our Class A Common Stock (the “Forward Purchase Shares”), plus 3,750,000 Forward Purchase Warrants to purchase one share of our Class A Common Stock at $11.50 per share and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for a purchase price of $200,000,000. Pursuant to that certain Backstop Facility Agreement (the “Backstop Agreement”), dated November 16, 2020, with NBOKS, on the Closing Date, NBOKS purchased 30,000,000 shares of our Class A Common Stock at $10.00 per share for an aggregate purchase price of $300,000,000. Additionally, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 36,000,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $360,000,000, pursuant to separate subscription agreements (each, a “Subscription Agreement”). Pursuant to the Subscription Agreements, we granted certain customary registration rights to the Subscribers with respect to the PIPE Shares. Concurrently with the Closing, Getty Images, the Sponsor and the persons identified in Schedule A thereto, entered into the Registration Rights Agreement, which provides customary demand and piggyback registration rights. See “Certain Relationships and Related Party Transactions – Registration Rights Agreement.”

MARKET AND OTHER INDUSTRY DATA

Information contained in this prospectus concerning the market and the industry in which the Company competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, including independent industry publications, reports by market research firms or other published independent sources, assumptions made by the Company based on such sources and the Company’s knowledge of the visual content market. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. Some market data and statistical information are also based on the Company’s good faith estimates, which are derived from management’s knowledge of the Company’s industry and such independent sources referred to above. This information may prove to be inaccurate because of the method by which the Company obtained some of the data for estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe these sources are reliable, certain market, ranking and industry data included in this prospectus, including the size of certain markets and the Company’s size or position and the positions of its competitors within these markets, including its services relative to competitors, are based on estimates of the Company’s management. These estimates have been derived from management’s considerable knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We have not independently verified any third-party information. The industry in which the Company operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to the Company” and elsewhere in this prospectus. The information relating to the industry contained in the section titled “Business,” unless otherwise indicated, has been based on The Global Digital Content Creation Market Share, Trends, Analysis and Forecasts, 2020 – 2030; Global Over the Top (OTT) Market’s Report — Growth, Trends, COVID-19 Impact, and Forecasts (2021 – 2026): Clutch Co.’s 2018 Small Business Survey; research conducted by World Artists Federation and The Observatory International; and PubMatic, Inc., Global Digital Ad Trends, Market Developments Report, 2020.

Certain monetary amounts, percentages, statistics and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

SELECTED DEFINITIONS

Unless stated in this prospectus or the context otherwise requires, references to:

•

“2022 Plan” means the 2022 Equity Incentive Plan, which is an incentive compensation plan for the directors, officers, employees, consultants, and advisors of Getty Images Holdings, Inc. and its subsidiaries.

•

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries, or otherwise as defined under Rule 144 of the Securities Act.

•

“B-1 Vesting Event” means, with respect to our Series B-1 Common Stock, the first date on which the VWAP of our Class A Common Stock is greater than or equal to $12.50 for a period of at least 20 days out of 30 consecutive days on which shares of our Class A Common Stock are actually traded on the NYSE.

•

“B-2 Vesting Event” means, with respect to our Series B-2 Common Stock, the first date on which the VWAP of our Class A Common Stock is greater than or equal to $15.00 for a period of at least 20 days out of 30 consecutive days on which shares of our Class A Common Stock are actually traded on the NYSE.

•	“Backstop Agreement” means that certain Backstop Facility Agreement by and between CCNB and NBOKS, dated as of November 16, 2020 (as amended by the NBOKS Side Letter).
•	“Board” means the board of directors of Getty Images Holdings, Inc.

•	“Business Combination” means the transactions contemplated by the Business Combination Agreement.
•

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 9, 2021, by and among CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, Getty Images and the Partnership.

•	“CC Capital” means CC Capital Partners, LLC.
•	“CC Holdings” means CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company.
•	“CCNB” means CC Neuberger Principal Holdings II, a Cayman Islands exempted company.
•	“CCNB Board” means the board of directors of CCNB.
•	“CCNB Class A Ordinary Shares” means the Class A ordinary shares of CCNB, par value $0.0001 per share.
•	“CCNB Class B Ordinary Shares” means the Class B ordinary shares of CCNB, par value $0.0001 per share.
•	“Closing” means the closing of the Business Combination.
•	“Closing Date” means July 22, 2022.
•	“Code” means the Internal Revenue Code of 1986, as amended.
•	“Court of Chancery” means the Court of Chancery in the State of Delaware.
•	“DGCL” means the General Corporation Law of the State of Delaware.
•	“DLLCA” means the Delaware Limited Liability Company Act.
•

“Domestication Merger” means the merger of CCNB with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of Getty Images Holdings, Inc., pursuant to the Business Combination Agreement.

•	“Earn-Out Shares” means up to 59 million shares of Class A Common Stock, which will be issued upon the occurrence of certain events pursuant to the Business Combination Agreement.
•	“ESPP” means the 2022 Employee Stock Purchase Plan, which is an incentive compensation plan for employees of Getty Images Holdings, Inc. and our designated subsidiaries.
•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
•

“First Getty Merger” means the merger of G Merger Sub 1 with and into Getty Images, with Getty Images surviving the merger as a wholly-owned indirect subsidiary of New CCNB, pursuant to the Business Combination Agreement.

•	“Forward Purchase Agreement” means the Forward Purchase Agreement by and between CCNB and NBOKS, dated August 4, 2020 (as amended by the NBOKS Side Letter).
•	“Forward Purchase Securities” means, collectively, the Forward Purchase Shares and the Forward Purchase Warrants.
•	“Forward Purchase Shares” means 20,000,000 shares of Class A Common Stock issued pursuant to the Forward Purchase Agreement.

v

•	“Forward Purchase Warrants” means 3,750,000 warrants originally issued to NBOKS, pursuant to the Forward Purchase Agreement.
•	“Founder Holders” means NBOKS, CC Holdings, James Quella, Jonathan Gear and Joel Alsfine.
•

“Founder Shares” means 25,700,000 CCNB Class B Ordinary Shares on an as converted basis, originally issued to Sponsor at a price of at a price of $0.001 per share, of which 32,000 CCNB Class B Ordinary Shares and 4,000 Series B-1 and 4,000 Series B-2 shares were transferred to each of the Pre-Closing Independent Directors, James Quella, Jonathan Gear and Joel Alsfine, which were exchanged in connection with the Business Combination for an aggregate of 25,7000,000 shares of our Class A Common Stock, including 2,570,000 shares of our Series B-1 Common Stock and 2,570,000 shares of our Series B-2 Common Stock.

•	“FTC” means the Federal Trade Commission.
•	“G Merger Sub 1” means Vector Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of New CCNB.
•	“G Merger Sub 2” means Vector Merger Sub 2, LLC a Delaware limited liability company and a wholly-owned subsidiary of New CCNB.
•	“Getty Family Entities” means certain equityholders and/or affiliates of Getty Images.
•	“Getty Family Stockholders” means Getty Investments, Mark Getty, The October 1993 Trust and The Options Settlement.
•

“Getty Images” means, unless the context otherwise requires, prior to the Business Combination, Griffey Global Holdings, Inc., a Delaware corporation and after the Business Combination, “Getty Images Holdings, Inc.”

•	“Getty Images Common Shares” means shares of common stock, par value $0.01 per share, of Getty Images designated as “Common Stock” pursuant to the Getty Images Certificate of Incorporation.
•

“Getty Images Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Getty Images filed with the Secretary of State of Delaware on July 22, 2022, in accordance with the Business Combination Agreement.

•

“Getty Images Equityholders” means all holders of Getty Images Shares or Getty Images Options, which for the avoidance of doubt after the Partnership Liquidation includes partners of the Partnership as of the date of the Business Combination Agreement that hold Getty Images Shares or Getty Images Options following the Partnership Liquidation.

•	“Getty Images Option” means any option to purchase one or more Getty Images Common Shares issued pursuant to Getty Images’ equity plan and the applicable Getty Images Option agreement.
•

“Getty Images Preferred Shares” means shares of preferred stock, par value $0.01 per share, of Getty Images designated as “Series A Preferred Stock” pursuant to the Getty Images Certificate of Incorporation.

•	“Getty Images Shares” means Getty Images Common Shares and Getty Images Preferred Shares.
•

“Getty Images Stockholders” means, collectively, (i) holders of Getty Images Common Shares (which for the avoidance of doubt after the Partnership Liquidation includes partners of the Partnership as of the date hereof that hold Getty Images Common Shares following the Partnership Liquidation), and (ii) holders of Getty Images’ Preferred Shares.

•	“Getty Investments” means Getty Investments L.L.C., a Delaware limited liability company.
•	“Getty Mergers” means, collectively, the First Getty Merger and the Second Getty Merger.

•

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality, including any state-owned entity, of any federal, state, local or foreign jurisdiction.

•	“Griffey Global” means Griffey Global Holdings, Inc., a Delaware corporation.
•

“IPO” means CCNB’s initial public offering, consummated on August 4, 2020, through the sale of 82,800,000 units, including 10,800,000 units from the exercise of the underwriters’ over-allotment option at $10.00 per unit.

•	“IPO Private Placement” means the issuance of 18,560,000 warrants originally issued at a purchase price of $1.00 per warrant to the Sponsor upon the closing of the IPO.
•	“Koch Equity Development” means Koch Equity Development LLC, a Delaware limited liability company.
•	“Koch Icon” means Koch Icon Investments, LLC, a Delaware limited liability company.
•

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).

•	“LIBOR” means the London Interbank Offered Rate.
•	“Mergers” means the Getty Mergers and Domestication Merger.
•	“NBOKS” means Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted limited partnership.
•

“NBOKS Side Letter” means the side letter dated December 9, 2021 to the (i) Forward Purchase Agreement and (ii) Backstop Agreement, which side letter provides for the assignment of CCNB’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.

•

“New CCNB” means (a) prior to the Statutory Conversion, Vector Holding, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of CCNB, and (b) following the Statutory Conversion, Getty Images Holdings, Inc., a Delaware corporation.

•	“NYSE” means the New York Stock Exchange.
•	“Partnership” means Griffey Investors, L.P., a Delaware limited liability company.
•

“Partnership Liquidation” means the liquidation of the Partnership in accordance with the governing documents of the Partnership and applicable Law, pursuant to which the Partnership was liquidated and each member of the Partnership is entitled to receive its pro rata portion of Getty Images Common Shares held by the Partnership immediately prior to such liquidation as determined pursuant to the governing documents of the Partnership and applicable Law.

•	“Pre-Closing Independent Directors” means Joel Alsfine, James Quella and Jonathan Gear.
•	“PIPE Financing” means the PIPE Investment.
•	“PIPE Investment” means the subscription agreements entered into by and among CCNB, New CCNB and the PIPE Investors.
•

“PIPE Investors” means certain investors, including CC Neuberger Principal Holdings II Sponsor LLC, Getty Images Investments, LLC and Multiply Group who entered into subscription agreements with CCNB in connection with the Business Combination.

•

“Private Placement Warrants” means the 18,560,000 warrants to purchase CCNB Class A Ordinary Shares (with each such whole warrant being exercisable for one share of our Class A Common Stock and with an exercise price of $11.50 per share), originally issued to the Sponsor at a price of $1.00 per Warrant, currently exercisable at a price of $11.50 per share of our Class A Common Stock, and assumed by us in connection with the Business Combination.

•	“public shares” means CCNB Class A Ordinary Shares included in the units issued in the IPO.
•

“Public Warrants” means the 20,699,980 warrants originally issued by CCNB as part of its initial public offering of units at a price of $10.00 per unit, which were comprised of one Class A ordinary share and one-third of one redeemable warrant, which are currently exercisable at a price of $11.50 per share and were assumed by us in connection with the Business Combination.

•

“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into at Closing by Getty Images, the Sponsor, the Pre-Closing Independent Directors and the persons identified therein, pursuant to which, among other things, the parties thereto will be granted certain registration rights on the terms and conditions in such registration rights agreement.

•	“SEC” means the U.S. Securities and Exchange Commission.
•

“Second Getty Merger” means the merger of G Merger Sub 2 with and into the surviving company of the First Getty Merger, with G Merger Sub 2 surviving the merger as a wholly-owned indirect subsidiary of New CCNB, pursuant to the Business Combination Agreement.

•	“Securities Act” means the Securities Act of 1933, as amended.
•	“Series B-1 Common Stock” means the shares of Series B-1 common stock of the Company, par value $0.0001 per share.
•	“Series B-2 Common Stock” means the shares of Series B-2 common stock of the Company, par value $0.0001 per share.
•	“Sponsor” means CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company.
•	“Sponsor Side Letter” means that certain side letter, entered into by and among the Sponsor, the Pre-Closing Independent Directors, CC Holdings, NBOKS, CCNB, New CCNB, and the Company.
•

“Statutory Conversion” means the conversion of New CCNB from a Delaware limited liability company to a Delaware corporation, in accordance with Section 265 of the DGCL and Section 18-216 of the DLLCA, on the business day prior to the Closing.

•

“Stockholders Agreement” means that certain Stockholders Agreement, entered into as of the date of the Business Combination Agreement, by and among the Sponsor, the Founder Holders, the Pre-Closing Independent Directors and certain Getty Images Equityholders.

•	“Trading Day” means any day on which the Company’s Class A Common Stock are actually traded on the NYSE.
•	“Transfer Agent” means American Stock Transfer & Trust Company, LLC.
•	“U.S. GAAP” means United States generally accepted accounting principles.
•

“Warrant Agreement” means the certain Warrant Agreement, dated as of August 4, 2020, between CCNB and American Stock Transfer & Trust Company, LLC, as successor to Continental Stock Transfer & Trust Company as warrant agent.

•

“Warrant Assumption Agreement” means the certain Warrant Assignment, Assumption and Amendment Agreement, to be entered into immediately upon the completion of the Domestication Merger and conditioned on the occurrence of the Closing, by and among the Transfer Agent, Continental Stock Transfer & Trust Company, CCNB and New CCNB.

•	“Warrants” means the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants.”

•

“Vested Getty Images Option” means each outstanding Getty Images Option held by a Getty Images Optionholder as of immediately prior to the First Effective Time that is vested as of the First Effective Time (including after giving effect to any acceleration of vesting of any Getty Images Options as a result of the Closing).

•	“VWAP” means the volume-weighted average price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including:

•	our inability to continue to license third-party content and offer relevant quality and diversity of content to satisfy customer needs;
•	our ability to attract new customers and retain and motivate an increase in spending by its existing customers;
•	the user experience of the Company’s customers on its website;
•

the extent to which we are able to maintain and expand the breadth and quality of our content library through content licensed from third-party suppliers, content acquisitions and imagery captured by its staff of inhouse photographers;

•	the mix of and basis upon which we license our content, including the price-points at, and the license models and purchase options through, which we license our content;
•	the risk that we operate in a highly competitive market;
•	the risk that we are unable to successfully execute its business strategy;
•	our inability to effectively manage its growth;
•	the risk that we may lose the right to use “Getty Images” trademarks;
•	our inability to evaluate our future prospects and challenges due to evolving markets and customers’ industries;
•	the risk that our operations in and continued expansion into international markets bring additional business, political, regulatory, operational, financial and economic risks;
•	the inability to expand our operations into new products, services and technologies and to increase customer and supplier awareness of new and emerging products and services;
•	the loss of and inability to attract and retain key personnel that could negatively impact our business growth;
•	the inability to protect the proprietary information of customers and networks against security breaches and protect and enforce intellectual property rights;
•	our reliance on third parties;
•	the risk that an increase in government regulation of the industries and markets in which we operate could negatively impact our business;

x

•

the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, devaluation and significant political or civil disturbances in international markets where we conduct business;

•	the risk that claims, lawsuits and other proceedings that have been, or may be, instituted against the Company or CCNB could adversely affect our business;
•	the inability to maintain the listing of our Class A Common Stock on the NYSE following the Business Combination;
•	the risk that the COVID-19 pandemic and efforts to reduce its spread impacts our business, financial condition, cash flows and operation results more significantly than currently expected;
•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow our business and manage growth profitably;

•	changes in applicable Laws or regulations;
•	risks associated with our reliance on information technology in critical areas of our operations;
•	costs related to operating as a public company; and
•	those factors discussed under the heading “Risk Factors” and elsewhere in this prospectus.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors “ and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company, as applicable, as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes.

As used in this prospectus, unless the context otherwise requires or indicates, references to “Getty Images,” “Company,” “we,” “our,” and “us,” refer to Getty Images Holdings, Inc. and its subsidiaries.

Our Business

Overview

For over 25 years, Getty Images has been synonymous with the very best visual content. Getty Images was founded in 1995, with the core mission of bringing the world’s best creative and editorial content solutions to its customers to engage their audiences. With a consistently differentiated and high-quality content offering at its core, Getty Images has a rich history of embracing disruption and innovation with regard to how that content is packaged, accessed, licensed and distributed to an evolving universe of customers. Getty Images is a preeminent global visual content creator and marketplace. Getty Images has developed market enhancements across e-commerce, content subscriptions, user-generated content, diverse and inclusive content, and proprietary research alongside investment in its technology platform to become a global, trusted industry leader in the visual content space.

Compelling and impactful visual content is the lifeblood of Getty Images’ business. Getty Images’ content offering is generated through a base of more than 488,000 contributors, approximately 300 premium content partners, a dedicated staff of content experts who guide and contribute to the creation of award-winning content, and a unique and comprehensive visual archive collection covering a broad range of subject matter. Collectively, these represent a growing library of over 486 million visual assets that delivers unmatched depth, breadth, and quality to meet the expanding needs of Getty Images’ growing customer base.

Getty Images reaches all customer segments: corporate, agency and media. Through its premier brands Getty Images, iStock and Unsplash, Getty Images reaches customers from the largest enterprises to the smallest businesses and individual creators. Almost half of Getty Images’ revenue is through annual subscriptions with strong customer loyalty, as demonstrated through high revenue retention rates. In addition, Getty Images maintains deep integrations with internet platforms, ensuring broad access to its content across the creative economy.

While Getty Images goes to market through its Getty Images, iStock, and Unsplash brands, Getty Images categorizes its content and services into three categories — Creative, Editorial and Other. Creative refers to photos, illustrations, vectors, and videos that are released for commercial use. Creative content covers a wide of variety subjects, including lifestyle, business, science, health and audiences. This content includes over 188 million digital assets. Editorial refers to photos and video, which cover the world of news, sports and entertainment. From red carpet events to sports to conflict zones and beyond, prior to the COVID-19 pandemic, Getty

Images covered and represented approximately 160,000 events around the globe. Getty Images’ Editorial business combines contemporary coverage of more than 157 million rights managed assets with the largest privately held photographic archive containing over 135 million archive images dating from 2000 all the way back to the beginning of photography. Getty Images invests to generate its own coverage through an editorial team of nearly 300 dedicated staff and Getty Images combines this with coverage from its network of contributors, including over 50 premium editorial content partners. Products within Other include music licensing, digital asset management and distribution services, wall décor sales, data revenues and certain retired products such as rights managed.

The mailing address of Getty Images’ principal executive office is 605 5th Ave S. Suite 400, Seattle, WA 98104 and its telephone number is (206) 925-5000.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As such, we will take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following August 4, 2025, the fifth anniversary of the closing of CCNB’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which Getty Images is deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Corporate Information

We were formed as a Delaware limited liability company and on July 21, 2022 we statutorily converted into a Delaware corporation under the name “Vector Holding, Inc.” and on July 22, 2022, in connection with the Business Combination, we changed our name to “Getty Images Holdings, Inc.”

Our principal executive office is located at 605 5th Ave S. Suite 400, Seattle, WA 98104 and our telephone number is (206) 925-5000. Our website is www.gettyimages.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

Risk Factors

An investment in our Common Stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others:

•

Risks relating to the impact of worldwide economic, political and social conditions, including the effect of the COVID-19 pandemic on Getty Images’ operations, and the operations of Getty Images’ customers, partners and suppliers;

•	Getty Images’ inability to attract new and retain existing and repeat customers;
•	Getty Images’ inability to offer relevant, quality and diversity of content to satisfy customer needs;
•	The intense competition Getty Images faces could reduce Getty Images’ revenues, margins and operating results;
•	Getty Images’ inability to successfully execute Getty Images’ business strategy in new and rapidly changing markets;
•	Getty Images’ inability to continue to achieve Getty Images’ projected cost savings;
•	Losing the right to use the “Getty Images” trademark;
•	Getty Images’ failure to expand into new products, services and technologies;
•	Getty Images’ inability to adapt as Getty Images’ customers’ industries change;
•	Getty Images’ inability to expand Getty Images’ operations into new products, services and technologies;
•	Failure to technologically or develop, market and sell new products and services, or enhance existing technology and products and services to meet customer requirements;
•	Getty Images’ reliance on third parties to drive traffic to Getty Images’ website, and these providers changing their search engine algorithms;
•	Getty Images’ failure to successfully expand into new international markets;
•	Risks relating to global regulatory, operational, financial and economic changes and instability;
•	Failure to increase customer and supplier awareness of certain of Getty Images’ new and emerging products and services;
•	Negative impacts of currency fluctuations;
•

Getty Images’ inability to adequately maintain, adapt and upgrade Getty Images’ websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for our content;

•	Getty Images’ inability to grow at historic growth rates or at all;
•	Getty Images’ failure to meet Getty Images’ growth objectives and strategies;
•	Technological interruptions that impair access to Getty Images’ websites or the efficiency of Getty Images’ websites and technology systems damaging our reputation and brand;
•	Getty Images’ failure to protect the proprietary information of Getty Images’ customers and Getty Images’ networks against security breaches;

•	Getty Images’ inability to acquire or integrate new content and product lines;
•	The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into Getty Images’ business;
•	Risks related to Getty Images’ use of independent contractors;
•	Getty Images’ inability to protect and enforce its intellectual property rights;
•	Infringement on intellectual property rights of third parties;
•	The sales of our securities registered herein could cause the market price of our Class A Common Stock to decline significantly;
•	Risks related to our status as an “emerging growth company” within the meaning of the Securities Act;
•	Our stock price may be volatile and may decline regardless of our operating performance;
•	An active trading market for our Class A Common Stock may not be sustained;
•	Future sales of shares by existing stockholders could cause our stock price to decline;
•

Delaware law and provisions in our certificate of incorporation and Bylaws that make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Class A Common Stock;

•	Forum selection provisions in our Amended and Restated Bylaws;
•	That we do not intend to pay dividends for the foreseeable future;
•	We may issue additional shares of Class A Common Stock or other equity securities without your approval;
•	There is no guarantee that the Warrants will ever be in the money, and they may expire worthless;
•	An increase in government regulation of the industries and markets in which Getty Images operates, including with respect to the internet and e-commerce;
•	Exposure to greater than anticipated income and transaction tax liabilities;
•	Cybersecurity breaches or Getty Images’ actual or perceived failure to comply with such legal obligations by Getty Images, or by Getty Images’ third-party service providers or partners;
•	Payment-related risks that may result in higher operating costs or the inability to process payments;
•	Potential for goodwill or other intangible asset impairment charges;
•	Getty Images’ inability to obtain additional capital on commercially reasonable terms; and
•	Complaints or litigation that may adversely affect Getty Images’ business and reputation

You should carefully review and consider the risk factors set forth under the section entitled “Risk Factors”.

THE OFFERING

Issuance of Class A Common Stock
Shares of Class A Common Stock offered by us

Up to 43,009,980 shares of Class A Common Stock that may be issued upon exercise of the Warrants, consisting of:

a.

Up to 20,699,980 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants.

b.

Up to 18,560,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants.

c.

Up to 3,750,000 shares of Class A Common Stock that are issuable upon the exercise of the Forward Purchase Agreement Warrants.

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of proceeds

We will receive up to an aggregate of approximately $494,614,770 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Resale of Class A Common Stock and Certain Warrants
Shares of Class A Common Stock offered by the Selling Securityholders

Up to 407,799,789 shares of Class A Common Stock, consisting of:

a.

Up to 211,176,779 shares of Class A Common Stock issued to certain Getty Images Equityholders as merger consideration pursuant to the Business Combination;

b.

Up to 58,682,257 Earn-Out Shares issuable to certain Griffey Global equity holders upon certain vesting conditions;

c.

Up to 3,930,753 shares of Class A Common Stock issuable upon the exercise or vesting of certain equity awards;

d.

Up to 20,560,000 shares of Class A Common Stock issued to the Sponsor and a portion transferred to the Pre-Closing Independent Directors in respect of Founder Shares, up to 2,570,000 shares of Class A Common Stock issuable to the holders of Founder Shares upon satisfaction of the B-1 Vesting Event and up to 2,570,000 shares of Class A Common Stock issuable to the holders of Founder Shares upon satisfaction of the B-2 Vesting Event;

e.

Up to 30,000,000 shares issued pursuant to the Backstop Agreement;

f.

Up to 20,000,000 Forward Purchase Shares;

g.

Up to 36,000,000 PIPE Shares;

h.

Up to 18,560,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants; and

i.

Up to 3,750,000 shares of Class A Common Stock issuable upon exercise of the Forward Purchase Warrants.

Warrants to purchase Class A Common Stock by the Selling Securityholders	Up to 22,310,000 warrants, consisting of: a. Up to 18,560,000 Private Placement Warrants; and b. Up to 3,750,000 Forward Purchase Warrants
Use of proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock or Warrants by the Selling Securityholders.
Shares of Class A Common Stock outstanding prior to exercise of all Warrants	319,007,226 shares (as of August 5, 2022).
Shares of Class A Common Stock outstanding assuming exercise of all Warrants	362,017,206 shares (as of August 5, 2022).
Restrictions to sell

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lockup periods. See the section entitled “Plan of Distribution – Restrictions to Sell.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors.”
Holders

As of August 5, 2022, there were approximately 55 holders of record of our Class A Common Stock, four holders of record of our Class B-1 Common Stock, four holders of record of our Class B-2 Common Stock and approximately 2 holders of record of the Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Common Stock and Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Class A Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant.

NYSE ticker symbols	Class A Common Stock: GETY
Warrants: GETY WS

RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in the registration statement of which this prospectus forms a part, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Class A Common Stock and Warrants. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Class A Common Stock and Warrants could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notes Regarding Forward-Looking Statements.”

Risks Related to the COVID-19 Pandemic and Global Economic Conditions

The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, has had, and is expected to continue to have an effect on our business, financial condition, cash flows and results of operations.

In December 2019, a novel coronavirus disease (“COVID-19”) was initially reported and on March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations, and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns. Our revenue decreased by $34 million in 2020 as compared to 2019, largely as a result of the COVID-19 pandemic. In 2019, our revenue was $849 million as compared to $815 million in 2020. Certain products within our sport and entertainment business had revenue significantly decrease. In 2020, our revenue from assignments, a la carte licensing, and distribution services decreased $30 million from the pre-pandemic 2019 period. Our revenue increased by $104 million in 2021 as compared to 2020, from $815 million to $919 million net of approximately $17 million of adverse impact from COVID-19 impact. In 2021, although revenue from these COVID-19-impacted products generally improved as sport and entertainment events resumed, revenue was still down $17 million compared to 2019 and $5 million compared to 2020. Other areas of our business were also impacted in early 2020 when we saw transitory declines in website traffic, fewer downloads and lower subscription renewal rates as customers transitioned and adapted to working in the impacted economy. The impact of COVID-19 on our revenue in the three months ended March 31, 2022 was negligible. Despite recent developments of vaccines, the duration and severity of COVID-19, mutations and possible additional mutations and the degree of their impact on our business is uncertain and difficult to predict. The continued spread of the outbreak could result in one or more of the following conditions that could have a material adverse impact on our business operations and financial condition: decreased business spending by our customers and prospective customers, reduced demand for our products, lower renewal rates by our customers; increased customer losses/churn and turnover of talent; increased challenges in or cost of acquiring new customers and talent; reduction in the amount of content uploaded by our contributors and/or reduction in the number of contributors on our site because of reduced royalties earned by our contributors; inability of our contributors who create customized exclusive content (“Custom Content”) and editorial photographers to complete assignments because of travel and in-person event restrictions, including event organizer or league shut down or postponement of sports and entertainment events; increased competition; increased risk in collectability of accounts receivable; reduced productivity due to remote work arrangements; lost productivity due to illness and/or illness of family members; inability to hire key roles; adverse effects on our strategic partners’ businesses; impairment charges; extreme currency exchange-rate fluctuations; inability to recover costs from insurance carriers; business continuity concerns for us and our third-party vendors; inability of counterparties to perform under their agreements with us; increased risk of vulnerability to cybersecurity attacks or breaches resulting from a greater number of our employees working remotely for extended periods of time; and challenges with internet infrastructure due to high loads. Our inability to respond to and manage the potential impact of such events effectively could have a material adverse effect on our business, financial condition and results of operations.

As we generally recognize revenue from our customers as content is downloaded, the impact to our reported revenue resulting from recent and near-term changes in our sales activity due to COVID-19 may not be fully apparent until future periods. Our efforts to help mitigate the negative impact of the outbreak on our business may not be effective, and we may be affected by a protracted economic downturn. Furthermore, while many governmental authorities around the world have and continue to enact legislation to address the impact of COVID-19, including measures intended to mitigate some of the more severe anticipated economic effects of the virus, we may not benefit from such legislation or such legislation may prove to be ineffective in addressing COVID-19’s impact on our and our customer’s businesses and operations. Even after the COVID-19 outbreak has subsided, we may continue to experience impacts to our business as a result of COVID-19’s global economic impact and any recession that has occurred or may occur in the future. Further, as the COVID-19 situation is unprecedented and continuously evolving, COVID-19 may also affect our operating and financial results in a manner that is not presently known to us or in a manner that we currently do not consider to present significant risks to our operations.

We are operating on a hybrid working model of in person and remote work. It is possible that continued remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business.

In addition, the overall uncertainty regarding the economic impact of the COVID-19 pandemic and the impact on our revenue growth, could impact our cash flows from operations and liquidity. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

The impact of worldwide economic, political and social conditions may adversely affect our business and results of operations.

Global economic, political and social conditions can affect the business of our customers and the markets they serve, as well as disrupt the business of our vendors, third-party resellers and strategic partners. Numerous external forces beyond our control, including generally weak or uncertain economic conditions, negative or uncertain political climates, changes in government and global health epidemics, could adversely affect our financial condition. Particularly, our financial condition is affected by worldwide economic conditions and their impact on content generation and marketing and advertising spending. Expenditures by our customers generally tend to reflect overall economic conditions, and to the extent that the economy stagnates as a result of macro conditions, companies may reduce their spending with us. This could have a serious adverse impact on our business. To the extent that overall economic conditions reduce spending on digital content, our ability to retain current and obtain new customers could be hindered, which could reduce our revenue and negatively impact our business. In addition, if we are unable to successfully anticipate changing economic, political and social conditions, we may be unable to effectively plan for and respond to those changes and our business could be negatively affected.

Further, economic, political and social macro developments in the United States, Europe, and Asia could negatively affect our ability to conduct business in those territories. Financial difficulties experienced by our customers, third-party resellers, vendors and strategic partners due to economic volatility or unfavorable changes could result in these companies scaling back operations, exiting businesses, merging with other businesses or filing for bankruptcy protection and potentially ceasing operations, all of which could adversely affect our business, financial condition and results of operations.

Operational Risks Related to Our Business

Our business depends in large part on our ability to attract new and retain existing and repeat customers.

A majority of our revenue is derived from customers who have licensed content from us in the past. We are also increasingly relying on committed revenues. We must ensure that existing customers remain active customers and that we are successful in renewing our committed content agreements, including Premium Access agreements and iStock annual subscriptions. Our future performance largely depends on our ability to attract new and retain existing customers. We employ various customer experience, content, marketing and pricing strategies to incentivize customers to seek and use our content. Our customer experience strategies may be unsuccessful, due to lack of available and desirable content, the depth and breadth of our current and future product offerings, lack of differentiated content, a decline or failure in the quality and accuracy of our search algorithms, the features and functionality of our websites, payment systems and effectiveness of our sales support. As new and emerging platforms and content distribution systems emerge, customers may no longer want to source content from distributors such as us. In addition, our marketing strategies may not attract new customers, our content strategies may not attract relevant content from a suitably diverse network of suppliers and our pricing strategies may discourage purchases. To the extent that we are unable to attract new customers, our costs to acquire and retain customers increase, or our existing customers do not continue to license content from us for these or any other reasons, our results of operations and financial condition could be materially and adversely affected.

We may be unable to offer relevant quality and diversity of content to satisfy customer needs, including due to an inability to license content owned by third-parties, which may become unavailable to us on commercially reasonable terms or may not be available at all.

We generate a significant majority of our revenue from content that we distribute to third parties. We typically acquire rights in such content from suppliers through licenses, either on an exclusive or non-exclusive basis, with the ability to grant sublicenses. If we are unable to renew our supply agreements with third-party suppliers or if such suppliers otherwise fail to continue to provide us with relevant content or cease providing content that we currently or may in the future license, we may be unable to offer our customers the depth and breadth of content they may demand. In addition, other digital content distributors who currently or in the future may offer competing content and services may offer content suppliers higher royalties, easier submission workflows and platforms, less rigorous ingestion practices, and/or exclusivity incentives, and/or take other actions that could make it more difficult or impossible for us to license existing or new content from third party suppliers. Such third party suppliers may choose to stop distributing new content with us or remove their existing content from our collection. If we are unable to continue to offer a wide variety of content at reasonable prices with acceptable license rights, our financial condition and results of operations could be materially and adversely affected and future growth prospects limited.

Our business is highly competitive, and we face intense competition from a number of companies, which could reduce our revenues, margins and results of operations.

The digital media content industry is and has been fragmented and intensely competitive, and competition may intensify in the future. Increased competition may result in our loss of market share, pricing pressure and reduced profit margins, any of which could materially and adversely affect our business and results of operations.

We compete with a wide array of entities, including large media companies and individual content creators. These competitors include:

●	traditional stock content providers;
●	other online platforms from which imagery may be sourced that provide both paid and no-cost licenses, including content created on demand;
●	other specialized editorial and video content providers that are established in local, content or product-specific market segments;
●	independent photographers, filmmakers, musicians and related agencies; and
●	crowd-sourced distribution platforms, social networking and image hosting services.

Many of our competitors have or may obtain significantly greater financial, marketing or other resources or greater brand awareness than we have. Some of these competitors may be able to respond more quickly to new or expanding technology and devote more resources to product development, marketing or content acquisition than we can. Industry consolidation could result in stronger competitors that are better able to compete for customers. This could lead to more variability in results of operations as we compete with larger competitors and could have a material adverse effect on our business, results of operations, and financial condition.

In addition, new competitors may enter our market. They and existing competitors could focus investment in creating, sourcing, archiving, indexing, reviewing, searching, purchasing or delivering content more easily or more affordably. While we believe that there are obstacles to creating global scale and a meaningful network effect between customers and content suppliers, the barriers to creating a website platform that allows for the sale of digital content are low, which could result in greater competition. New entrants, as well as existing competitors, may raise significant amounts of capital (or leverage relationships with other competitors or investors) and they may choose to prioritize increasing their market share and brand awareness over profitability, including, for example, by investing more in content offerings, marketing or pricing strategies such as offering higher royalties for exclusivity or lowering content prices. Some of these new competitors may also invest in other existing competitors, increasing market pressure on our offerings.

Competitors could develop products or services that render ours less desirable or obsolete. External factors such as our competitors’ pricing and marketing strategies could impede our ability to meet customer expectations. Our competitors may be able to attract talented staff from us and others to devote greater resources to research and development of products and technologies. Increased competition and pricing pressures may result in reduced sales, lower margins, losses or the failure of our product and services to maintain and grow their current market share, any of which could harm our business. If we are unable to compete successfully against competitors, our financial condition, growth prospects and results of operations could be materially and adversely affected.

We may be unsuccessful in executing our business strategy.

The success of our business and our future growth prospects relies on our ability to execute our business strategies in creating content and expanding our global customer base. There can be no assurance that we will be able to continue to execute any or all of our strategies, including our ability to provide a proprietary platform and infrastructure as well as our acquisition strategy. Failure to execute these strategies on a timely and cost-effective basis could have a material and adverse effect on our financial condition and results of operations and could limit our growth prospects.

Failure to achieve our projected cost savings could adversely affect our results of operations and eliminate potential funding for growth.

As part of our ongoing business operations, we have identified strategies and taken steps to reduce operating costs and free up resources to invest in our business. In addition, we have been historically focused on reducing our costs and may not be able to achieve or maintain targeted cost reductions. These strategies include reducing the costs associated with maintaining and developing our websites, customer support and international product line expansion. We continue to evaluate and implement further cost savings initiatives. However, the ability to reduce our operating costs through these initiatives is subject to risks and uncertainties, and we cannot be sure that these activities, or any other activities that we may undertake in the future, will achieve the desired cost savings and efficiencies. Failure to achieve such desired savings could adversely affect our results of operations and financial condition and curtail investment in growth opportunities.

We may lose the right to use “Getty Images” trademarks in the event we experience a change of control or otherwise exceed the permitted usage of this trademark.

We own trademark registrations and applications for the name “Getty Images.” We use “Getty Images” as a corporate identity, as do certain of our subsidiaries. We refer to these trademark registrations and trademark applications as the “Getty Images Trademarks.” Pursuant to the Restated Option Agreement (as defined below) and the Fourth Amendment to the Restated Option Agreement, in the event that one or more third parties not affiliated with Getty Investments acquire a controlling interest in us, for so long as the Getty Family Stockholders (together with their respective successors and any permitted transferees) beneficially own more than 27,500,000 shares of Class A Common Stock (the “Ownership Threshold”), Getty Investments has the option to acquire, for a nominal sum, all rights to the Getty Images Trademarks. If the Getty Family Stockholders (together with their respective successors and any permitted transferees) fall below the Ownership Threshold, their option referred to herein will terminate. After an exercise of the option, we would be permitted to continue to use the Getty Images Trademarks for 24 months, and thereafter we would have to cease such use. Getty Investments may also exercise the option if we cease all use of the Getty Images Trademarks. We may not sell, transfer or encumber the Getty Images Trademarks, or any interest therein, without the prior written consent of Getty Investments. In addition, we may not use the Getty Images Trademarks for any direct-to-consumer sales beyond an incidental and limited level. The loss of rights to the Getty Images Trademarks could have a material adverse effect on our business, results of operations and financial condition.

We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

The market for commercial digital imagery and other content is a rapidly changing market, characterized by changing technologies, intense price competition, the introduction of new competitors, evolving industry standards, changing and diverse regulatory environments, frequent new service announcements and changing consumer demands and behaviors. Our inability to anticipate these changes and adapt our business, platform, and offerings could undermine our business strategy. Our business strategy and projections, including those related to our revenue growth and profitability, rely on a number of assumptions about the market for commercial digital content, including the size and projected growth of the imagery and video markets over the next several years. Some or all of these assumptions may be incorrect. In particular, our growth is highly dependent upon the continued demand for commercial digital content. To the extent that demand for commercial digital content does not continue to grow as expected or decreases, our revenue growth and profitability may be materially and adversely affected. Our growth strategy is dependent, in part, on our ability to timely and effectively launch new products and services, the development of which are uncertain, complex and costly. In addition, we may be unable successfully and efficiently to address advancements in distribution technology, marketing and pricing strategies and content breadth and availability in certain or all of these markets, which could materially and adversely affect our growth prospects and results of operations.

The limited history of some of the markets in which we operate makes it difficult to effectively assess our future prospects, and our business and prospects should be considered in light of the risks and difficulties we may encounter in these evolving markets. We cannot accurately predict whether our products and services will achieve significant acceptance by potential customers in significantly larger numbers or at the same or higher price points than at present. Our historic growth rates should therefore not be relied upon as an indication of future growth, financial condition or results of operations.

Planned expansion of our operations into new products, services and technologies, including content categories, is inherently risky and may subject us to additional business, legal, financial and competitive risks.

Currently our operations focus on our marketplace for digital content. Further expansion of our operations and our marketplace into additional products and services, such as non-fungible tokens (“NFTs”), artificial intelligence (“AI”), machine learning (“ML”) and data products, involves numerous risks and challenges, including potential new competition, increased capital requirements and increased marketing spend to achieve customer awareness of these new products and services. Growth into additional content, product and service areas may require changes to our existing business model and cost structure and modifications to our infrastructure and may expose us to new regulatory and legal risks, any of which may require expertise in areas in which we have little or no experience. There is no guarantee that we will be able to successfully expand our products and services into these areas.

If we cannot continue to innovate technologically or develop, market and sell new products and services, or enhance existing technology and products and services to meet customer requirements, our ability to grow our revenue could be impaired.

Our growth largely depends on our ability to innovate and add value to our existing creative platform and to provide our customers and contributors with a scalable, high-performing technology infrastructure that can efficiently and reliably handle increased customer and contributor usage globally, as well as the deployment of new features. For example, NFTs, AI and ML products require additional capital and resources. Without improvements to our technology and infrastructure, our operations might suffer from unanticipated system disruptions, slow performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain customers and contributors. We are currently making, and plan to continue making, significant investments to maintain and enhance the technology and infrastructure and to evolve our information processes and computer systems in order to run our business more efficiently and remain competitive. We may not achieve the anticipated benefits, significant growth or increased market share from these investments for several years, if at all. If we are unable to manage our investments successfully or in a cost-efficient manner, our business and results of operations may be adversely affected.

Our growth also depends, in part, on our ability to identify and develop new products and services and enhance existing products and services. The process of developing new products and services and enhancing existing products and services and bringing products or enhancements to market in a timely manner is complex, costly and uncertain and we may not execute successfully on our vision or strategy because of challenges such as product planning and timing, technical hurdles, or a lack of resources. The success of our products depends on several factors, including our ability to:

●	anticipate customers’ and contributors’ changing needs or emerging technological trends;
●	timely develop, complete and introduce innovative new products and enhancements;
●	differentiate our products from those of our competitors;
●	effectively market our products and gain market acceptance;
●	adopt new technologies without alienating our current contributors;
●	price our products competitively; and
●	provide timely, effective and accurate support to our customers and contributors.

We may be unable to successfully identify new product opportunities or enhancements, develop and bring new products to market in a timely manner, or achieve market acceptance of our products. There can be no assurance that products and technologies developed by others will not render our products or technologies obsolete or less competitive. If we are unsuccessful in innovating our technology or in identifying new or enhancing our existing product offerings, our ability to compete in the marketplace, to attract and retain customers and contributors and to grow our revenue could be impaired.

The manner in which our customers’ industries change could adversely affect our future revenues and limit our future growth prospects.

Our customer base is diverse, but trends in their industries present risks to our business. In recent years, traditional outlets for media and advertising, such as newspapers, magazines, book publishing and television, have experienced consolidation and undergone other significant changes, and, in many cases, also experienced diminishing readership and viewership, as applicable, and ultimately periodic declines in revenues and profitability. Corporate in-house content users have experienced reduced budgets and shifts in use patterns that have changed the way they acquire and use our content, including an increase in reliance on in-house creative and marketing capabilities instead of outsourcing this work to agencies. We have also seen an increasing shift away from print media to digital and online media use. Content used online has historically been characterized by lower resolutions and lower price points but potentially significantly higher volumes than print-based applications. If we are unable to adapt our content offerings and distribution technology to address any current or future changes to customer industries, our future growth prospects and results of operation could be materially and adversely affected.

We rely on third parties to drive traffic to our website, and these providers may change their search engine algorithms or pricing in ways that could negatively affect our business, results of operations, financial condition and prospects.

Our success depends on our ability to attract customers in a cost-effective manner. With respect to our marketing channels, we rely heavily on relationships with providers of online services, search engines, social media, and affiliate websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our websites. We rely on these relationships to provide significant sources of traffic to our website. In particular, we rely on search engines as important marketing channels. Search engine companies change their natural search engine algorithms periodically, and our ranking in natural searches have been in the past, and may be in the future, adversely affected by such changes. Search engine companies may also determine that we are not in compliance with their guidelines and consequently penalize us in their algorithms as a result. If search engines change or penalize us with their algorithms, terms of service, display and featuring of search results, or if competition increases for advertisements, we may be unable to cost-effectively drive consumers to our websites.

Our relationships with our affiliate websites are not long term in nature and often do not require any specific performance commitments. As competition for online advertising has increased, the cost for some of these services has also increased. A significant increase in the cost of the affiliate websites could adversely impact our ability to attract customers cost effectively and harm our business, results of operations, financial condition and prospects.

Our operation in and continued expansion into international markets is important for our business. As we continue to expand internationally, we face additional business, political, regulatory, operational, financial and economic risks, any of which could increase our costs or otherwise limit our growth.

Operating internationally and continuing to expand our business to attract new customers and content suppliers in geographies other than North America and Western Europe is important to our continued success and growth. For each of the years ended December 31, 2019, 2020 and 2021 and through the first quarter of 2022, approximately 50% of our revenue was derived from customers located outside of the United States. We expect to continue to devote resources to international expansion through exploring acquisition and foreign distributor partnership opportunities, as well as through expanding our foreign language marketing of offerings and further localizing our content library and user experience for foreign markets. Our ability to expand our business and to attract talented employees, customers and content suppliers in an increasing number of international markets requires considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, political regimes, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Moreover, as the invasion of Ukraine continues, there can be no certainty regarding whether such governments or other governments will impose additional sanctions or other economic or military measures against Russia. We cannot provide assurance that current sanctions or potential future changes in sanctions will not have an adverse impact on our operations. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, certain of which are described elsewhere in these “Risk factors,” including risks associated with:

●	modifying and customizing our content, technology, pricing and marketing efforts to appeal to foreign customers and attract foreign content suppliers;
●	changes to domestic and international intellectual property, privacy and rights of publicity laws;
●	higher costs associated with doing business internationally, including increased taxes and foreign currency fluctuations;
●	legal, political or systemic restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control (“OFAC”) on the ability of U.S. companies to do business in certain specified foreign countries or with certain specified organizations and individuals;
●	difficulty in staffing and strains on our systems and staff in managing widespread operations and ensuring compliance with foreign laws and regulations, including local laws, the U.S. Foreign Corrupt Practices Act, the UK Anti-Bribery Act, the UK Modern Slavery Act, or other anti-corruption or anti-money laundering laws, tax regulations, disclosure requirements, privacy laws, biometric, data protection, rights of publicity, human rights, employment, technology laws and laws relating to content;
●	government regulation of e-commerce and restrictions on communications, distribution of content and media, including censorship;
●	disruption in the political, economic or military stability of markets in which we operate;
●	currency restrictions that may limit our ability to repatriate profits;
●	differences in payment cycles, increased credit risks and increased payment fraud levels;
●	lack of adoption by certain jurisdictions of e-commerce and internet payment platforms and adoption of different platforms by different jurisdictions;
●	reduced and more costly protection of our intellectual property;
●	currency exchange fluctuations, hyperinflation and deflation fluctuations;
●	potential adverse tax consequences of doing business in certain jurisdictions;
●	recruiting and retaining talented and capable management and employees in foreign countries; and
●	the difficulties of establishing, adapting and maintaining the systems and operations for compliance with and management of these risks.

These risks may make it impossible or prohibitively expensive to effectively maintain operations in or expand to new international markets, or delay entry into such markets, which could materially and adversely affect our ability to grow our business. Additionally, the entry of local competitors in certain markets may impede our ability to grow our business in those markets.

Unless we increase customer and supplier awareness of certain of our new and emerging products and services, our revenue may not continue to grow.

We believe that our ability to attract and retain new customers depends in part on our ability to increase our brand awareness within our industry with respect to newer, emerging product lines, as well as by leveraging the brand recognition from our developed product lines. In addition, our ability to attract new customers depends in part on our ability to refresh and expand our content offerings, maintain and improve the underlying technology platforms supporting these offerings and to attract and retain new content suppliers to these new and developing product lines. In order to increase the number of our customers and suppliers for these new product lines, we may be required to expend greater resources on advertising, marketing, and other brand- building efforts to preserve and enhance customer and supplier awareness of our core brand, as well as accept lower margins to attract suppliers. If we are unable to increase market awareness of our new and emerging products and services or otherwise take advantage of evolving consumer trends and preferences, our growth prospects, results of operations and financial condition may be materially and adversely affected.

The impact of currency fluctuations could adversely and materially affect our business and results of operations.

Our foreign operations are exposed to foreign exchange rate fluctuations as our financial results are translated from the local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other results of operations, when translated, may differ materially from expectations. For the years ended December 31, 2021 and 2020, 47% and 45% of our revenue was denominated in foreign currencies, respectively. In addition, approximately 34% and 32% of our SG&A (as defined below) and capital expenditures for the years ended December 31, 2021 and 2020 were denominated in foreign currencies, respectively. For the quarter ended March 31, 2022, 45% of our revenue and 33% of our SG&A and capital expenditures were denominated in foreign currencies.

Because we report our financial results in U.S. dollars, fluctuations in foreign currencies (including the British Pound, Australian and Canadian dollars, Japanese Yen and Euro) have had and will continue to have a material effect on our financial performance. Volatility in foreign currency fluctuations may continue as a result of economic and political circumstances beyond our control.

A decline in value of any foreign currency against the U.S. dollar will tend to have a negative effect on our financial performance, while an increase in value of these currencies against the U.S. dollar will tend to have a positive impact on reported financial performance. This fluctuation risk increases as we expand into foreign markets.

We currently, and may in the future, enter into certain derivatives or other financial instruments to hedge against this foreign exchange risk.

We may be unable to adequately maintain, adapt and upgrade our websites and technology systems to ingest and deliver higher quantities of new content and allow existing and new customers to successfully search for our content.

To remain competitive, we must continue to add substantial quantities of the most relevant content desired by our customers. Our ability to ingest such content is directly related to the ease of access, sophistication, protections and reliability of the technology relating to our ingestion tools. Our failure to address deficiencies could result in a decrease or inability to ingest enough new content, thereby causing customers to seek other sources, which could materially and adversely affect our results of operations and financial condition.

Even if we are able to ingest sufficient new content, we must also add new functionality and features to our websites to allow customers to search for the relevant content we offer. A significant component of our technology strategy is the improvement of the compatibility of our websites with third-party search engines that direct traffic to our site and, specifically, to content that reflects searched key words. The search algorithms developed by third-party search engines are typically not publicly known and are subject to unanticipated changes, which could significantly affect the number of new customers we attract to our sites. In addition, we continually seek to improve search functions within our site to enable customers to locate the most relevant and appropriate content for their particular use. If we do not address any current or future deficiencies with respect to potential or existing customers’ ability to search for content on the internet or on our websites, we may be unsuccessful in acquiring and retaining customers and ultimately licensing the most relevant content, which could materially and adversely affect our results of operations and financial condition. In addition, the expansion and improvement of our systems and websites may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve.

We may not be able to continue the growth of our business at rates reflective of our historical growth rates or at all.

We have experienced growth in terms of revenues, customers and content offerings, and we may not be able to maintain our historical rate of growth in certain product lines or replicate this growth with other product lines or across geographies. For the period commencing with the year ended December 31, 2019 to the year ended December 31, 2021, our revenue and Adjusted EBITDA have grown at a compound annual growth rate (“CAGR”) of 5.5% and 12.3%, respectively (excluding certain retired products). Our growth strategy may require us to commit substantial financial, operational and technical resources to current operations, which may divert such resources away from other potentially profitable ventures, without any guarantee of a similar return on any such investments. Further, even if we do achieve the desired growth, such growth could also strain our ability to maintain reliable operation of our websites or our relationships with customers and content suppliers and acquire relevant content. This in turn could negatively impact our ability to develop and improve our operational, financial and management controls and systems. If we fail to effectively manage or support future growth, or if we are otherwise negatively impacted by our efforts to grow our product lines, our business, results of operations and financial condition may be materially and adversely affected.

We may not meet our growth objectives and strategies, which may impact our competitiveness and results of operations.

As part of our business, we seek to achieve profitable growth by attracting new customers and retaining existing customers through various customer experience, content, marketing and pricing strategies, incentivizing customers to seek our content. As we continue to invest in growth opportunities, including investments in new technologies and capabilities, we may experience unfavorable demand for our content or we may be unable to deploy these technology-based solutions successfully or profitably. Our inability to invest effectively in new growth opportunities could impact our competitiveness and render it difficult for us to meet our growth objectives and strategies, which could adversely impact our business, financial condition or results of operations.

Technological interruptions that impair access to our websites or the efficiency of our websites and technology systems could damage our reputation and brand and adversely affect our results of operations.

The digitization and satisfactory internet distribution of our content is a key component of the efficient functioning of our websites and our business. We will need to continue to invest in and improve our websites and systems, network infrastructure, content ingestion, and customer experience in order to ensure consistent performance, reliability, and accessibility, and to accommodate our expanding product offerings, anticipated increased site traffic, sales volume, and processing of the resulting information and transactions. If we experience significant disruptions or difficulties as a result of or during any such technology updates or upgrades, we may face system interruptions, poor website response times, inability to refresh or add content, diminished customer services, impaired quality and speed of order processing, and potential problems with our internal control over financial reporting. Substantial or repeated system disruptions or failures would reduce the attractiveness of our websites significantly and negatively impact our brand and reputation for both customers and content providers. Even a disruption as brief as a few minutes could have a negative impact on activities on our websites or systems and could therefore result in a loss of customers, revenue, partners, content providers or data. Because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all.

Our ability to license content and offer other related services also depends on the maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as the timely development of complementary capabilities, to provide reliable website internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and bandwidth requirements. As a result, problems caused by viruses, worms, malware and similar programs could negatively impact internet infrastructure and cause it to be unable to support the user demand associated with such users and bandwidth requirements. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future, which could reduce the level of internet usage generally as well as the level of usage of our services. In addition, if telecommunications providers lose service to their customers, our customers will not be able to access our websites. Our websites and systems have in the past experienced, and may in the future experience, temporary system interruptions for a variety of reasons, including security breaches and other security incidents, viruses, telecommunication and other network failures, power failures, programming errors, data corruption, denial-of-service attacks or an overwhelming number of visitors trying to reach our websites during periods of strong demand. Even a brief disruption in service that causes portions of our websites to be unavailable to customers or prevents us from efficiently uploading content to our websites, or taking, processing or fulfilling orders could have a significant impact on our financial performance. System disruptions and difficulties, whether as a result of our internally developed systems or those of third-party providers, may inconvenience our customers and content providers and/or result in negative publicity, and may negatively affect our ability to provide services and the volume of content we license and deliver over the internet, thereby causing users to perceive our sites as not functioning properly and causing them to use another website or other methods to obtain the products or services we offer.

We rely upon third-party service providers, such as co-location and cloud service providers, for certain of our data centers and application hosting, and we are dependent on these third parties to provide continuous power, cooling, internet connectivity and physical security for our servers. Certain of these third-party providers have in the past experienced, and may in the future experience, interruptions in operations, that could harm our business. In such events, or in the event that we are unable to agree upon satisfactory terms for continued relationships, we could be forced to enter into relationships with other service providers or assume hosting responsibilities ourselves, potentially at a greater cost or on less favorable terms to us. Although our use of cloud services and multiple production data centers enables us to provide rapid content delivery to our customers and to support business continuity in the event of an emergency, a system disruption at an active data center or third-party hosting service provider could result in a noticeable disruption and/or performance degradation on our websites.

Additionally, some of the computer and communications hardware necessary to operate our corporate functions are located in metropolitan areas worldwide, which systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquake and similar events. We do not have redundancy for all of our systems, many of our critical applications reside in only one of our data centers or in the cloud, and our disaster recovery planning may not account for all eventualities. Occasionally, we migrate data among data centers and to third-party hosted environments. If a transition among data centers or to third-party service providers encounters unexpected interruptions, unforeseen complexity, or unplanned disruptions despite precautions undertaken during the process, this may impair our delivery of products and services to customers and result in increased costs and liabilities, which may harm our results of operations and our business.

It is also possible that hardware or software failures or errors in our systems (or those of our third-party service providers) could result in data loss or corruption, cause the information that we collect or maintain to be incomplete or contain inaccuracies that our customers regard as significant, or cause us to fail to meet customer expectations or comply with regulatory notification requirements. Furthermore, our ability to collect and report data may be delayed or interrupted by a number of factors, including access to the internet, the failure of our network or software systems, security breaches or significant variability in visitor traffic on customer websites.

Technological disruptions to our websites or internal communications and operating systems for any of the foregoing reasons could negatively impact our reputation and the perceived or actual functionality of our operations, which could harm our business and reputation, and cause a material and adverse effect on our financial condition.

Our failure to protect the proprietary information of our customers and our networks against security breaches could damage our reputation and expose us to liability and protracted and costly litigation.

An important component of our global business is the secure transmission of proprietary information and the transaction of commerce over the internet. We and our third-party service providers collect and maintain proprietary information in connection with servicing our customers and content suppliers and other related processes on our websites and systems, and, in particular, in connection with processing and remitting payments to and from our customers and content suppliers, and are therefore exposed to security and fraud-related risks, which are likely to become more challenging as we expand our operations and as technology evolves. In addition, we collect proprietary information of third-party vendors and distributors, as well as our employees. Although we maintain security features on our websites and systems, and utilize encryption and authentication technology, our security measures may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our websites and system. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of the proprietary information that we process for our customers, employees, vendors, distributors and content suppliers, and such technology may fail to function properly or may be compromised or breached. Additionally, we use third-party co-location and cloud service vendors for our data centers and application hosting, and other third-party vendors for some of the software and services that we use to operate the business, and their security measures may not prevent security breaches and other disruptions that may jeopardize the security of information stored in and transmitted through their systems. Further, some of the software and services that we use to operate our business, including our internal e-mail and customer relationship management software, are hosted by third parties. It is possible that a breach of any of these systems could go undetected for an extended period of time.

If these services were to experience a security breach or be interrupted or were to cause us to lose control of proprietary information, our business operations could be disrupted, and we could be exposed to liability and costly litigation. A party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our operations, damage or misuse our websites or systems, distribute or delete content owned by our content suppliers, customers, vendors or employees, and misuse the information that they misappropriate. Additionally, our systems may be breached by third parties without our being aware that our systems or data have been compromised. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. In addition, a significant cyber-security breach could result in major credit card associations’ payment networks and companies offering other payment methods prohibiting us from processing future transactions on their networks and systems. Security and fraud-related issues are likely to become more challenging as we expand our operations and the related prevention, maintenance and risks associated with them could have a material and adverse effect on our financial condition.

Although cybersecurity and the continued development and enhancement of the processes, practices and controls that are designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access are a high priority for us, our efforts may not be enough to prevent a party from circumventing our security measures, or the security measures of our third-party service providers, and accessing and misusing the proprietary information of our employees, customers and contributors. Accounts created with weak or recycled passwords could allow cyber-attackers to gain access to confidential data.

Additionally, failure by customers, vendors or content providers to remove accounts of their own employees, or the granting of accounts by the customer, vendor or content provider in an uncontrolled manner, may allow for access by former or unauthorized representatives. Security researchers, criminal hackers and other third parties regularly develop new techniques to penetrate computer and network security measures and, certain parties have in the past managed to obtain limited unauthorized access to certain of our systems and misused some of our systems and software. Outside parties have in the past attempted and may in the future attempt to fraudulently induce our employees or users of our products or services to disclose proprietary information or sensitive, personal, or confidential information via illegal electronic spamming, phishing or other tactics. Unauthorized parties may also attempt to gain physical access to our facilities in order to infiltrate our information systems or attempt to gain logical access to our products, services, or information systems for the purpose of exfiltrating content and data. These actual and potential breaches of our security measures and the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees, our customers or their end users, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose us, our employees, our customers or the individuals affected to a risk of loss or misuse of this information. This may result in litigation and liability or fines, our compliance with costly and time intensive notice requirements, governmental inquiry or oversight or a loss of customer confidence, any of which could harm our business or damage our brand and reputation, possibly impeding our present and future success in retaining and attracting new customers and content suppliers and thereby requiring time and resources to repair our brand and reputation, and could cause harm to our business, financial condition and results of operations. In addition, our failure to adequately control fraudulent credit card transactions could damage our reputation and brand. Any one of the foregoing occurrences could result in a material and adverse effect on our business and results of operations.

As the techniques used to obtain unauthorized access, attack, disable or degrade services, or sabotage systems, are constantly evolving in sophisticated ways to avoid detection, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. Any actual breach, the perceived threat of a breach or a perceived breach could cause our customers, contributors and other third parties to cease doing business with us, or subject us to lawsuits, regulatory fines and other action or liability, any of which could harm our reputation, business, financial condition and results of operations.

Any compromise of security may result in our being out of compliance with U.S. federal and state laws, and international laws and contractual commitments, and we may be subject to lawsuits, fines, criminal penalties, statutory damages, and other costs, including for provision of breach notices and credit monitoring to our customers. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or orders or other federal, state, or international privacy, security or consumer protection-related laws and regulations, could result in proceedings or actions against us by governmental entities or others, subject us to significant penalties and negative publicity, and adversely affect our results of operations.

We may not be successful in acquiring or integrating new content and product lines.

Our strategy to increase market share and enhance profitability is to leverage our existing expertise into what we believe are underserved product and geographic markets. As part of this strategy, we have in the past acquired and invested in, and may in the future seek to acquire or invest in new businesses, products, collections and product offerings, or technologies that could complement or expand our business. Acquisitions or new partnerships may require significant capital infusions or investments and may negatively impact our results of operations. Further, the evaluation and negotiation of potential acquisitions and partnerships, as well as the integration of acquired businesses or onboarding of new partners, may divert management time and other resources. Certain other risks related to such acquisitions and investments that may have a material effect on our business or prevent us from benefiting from such investments include:

●	costs incurred in performing due diligence and professional fees relating to potential acquisitions and partnerships;
●	use of cash resources or incurrence of debt to fund acquisitions and investments;
●	assumption of actual or contingent liabilities, known and unknown;

●	amortization expense related to acquired intangible assets, impairment of any goodwill acquired and other adverse accounting consequences;
●	difficulties and expenses in integrating the sales, marketing, operations, products, services, technology and financial and information systems of an acquired company, particularly in emerging geographic markets;
●	retention of key employees, customers, and suppliers of an acquired business; and
●	an adverse review of an acquisition or potential acquisition, or limitations put on such acquisitions, by a regulatory body.

These risks may make it impossible or prohibitively expensive to execute our business and investment strategies or delay execution of such strategies, which would materially and adversely affect our growth prospects and financial condition.

Risks Related to Personnel

The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our Company could affect our ability to successfully grow our business.

Our future success depends in large part upon the continued service of the members of our executive management team and key employees. All members of our executive management team are subject to employment agreements. In addition, our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, legal and other managerial personnel, as well as high quality photographers for our product line covering entertainment, sports and news (“Editorial”). The competition for skilled personnel in the industries in which we operate is intense. Our personnel generally may terminate their employment at any time for any reason. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. As we move into new geographies, we will need to attract and recruit skilled personnel across functional areas. Some of our employees in Brazil, Germany, France and Spain are subject to collective bargaining agreements and employees in other jurisdictions may unionize. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our businesses effectively or efficiently, serve our customers properly or maintain the quality of our content and services.

We may be exposed to risks related to our use of independent contractors.

We rely on independent third parties to provide certain services for our Company. The state of the law regarding independent contractor status varies from jurisdiction to jurisdiction and is subject to change based on court decisions and regulation. For example, on April 30, 2018, the California Supreme Court adopted a new standard for determining whether a company “employs” or is the “employer” for purposes of the California Wage Orders in its decision in the Dynamex Operations West, Inc. v. Superior Court case. This standard was expanded and codified in California via Assembly Bill 5, which was signed into law in September 2019 and became effective as of January 1, 2020. The Dynamex decision and Assembly Bill 5 altered the analysis of whether an individual, who is classified by a hiring entity as an independent contractor in California, has been properly classified as an independent contractor. Assembly Bill 5 was amended to include exclusions for photographers, videographers and editors where specific requirements are met. In addition, independent workers have been the subject of widespread national discussion and it is possible that other jurisdictions may enact laws similar to Assembly Bill 5 or that otherwise impact our business and our relationships with independent third parties. As a result, there is significant uncertainty regarding the future of the worker classification regulatory landscape.

From time to time, we may be involved in lawsuits and claims that assert that certain independent contractors should be classified as our employees. Adverse determinations regarding the status of any of our independent contractors could, among other things, entitle such individuals to the reimbursement of certain expenses and to the benefit of wage-and-hour laws, and could result in the Company being liable for income taxes, employment, social security, and withholding taxes and benefits for such individuals. Any such adverse determination could result in a material reduction of the number of subcontractors we can use for our business or significantly increase our costs to serve our customers, which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property and Confidential Information

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights and confidential information.

The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights and all of our other intellectual property rights and other confidential information, including our intellectual property rights underlying our owned content library, websites and search algorithms. Despite our efforts to protect our intellectual property rights, which may afford only limited legal protections, unauthorized parties have attempted, and may continue to, attempt to copy and use aspects of our intellectual property and other confidential information. Effective legal protection for our patents, trade secrets, trademarks, copyrights and other intellectual property assets may not be available or practical in every country in which we operate or intend to operate. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective. To the extent any unauthorized parties, which may include our competitors, are successful in copying and using aspects of our intellectual property or confidential information, including our search algorithms and our trade secrets, our business could be harmed.

We or one of our affiliates have registered “Getty Images,” “iStock,” “Unsplash” and other marks and logos as trademarks in the United States and other jurisdictions. Nevertheless, competitors may adopt trademarks similar to ours, or purchase keywords in internet search engine marketing programs that are confusingly similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to confusion among existing and potential new customers. In addition, there could be infringement claims by third parties regarding any of our trademarks or our use of other intellectual property that could damage our reputation and brand, prove costly to defend irrespective of their validity, and, if such claims are ultimately validated, materially and adversely affect our financial condition and results of operations.

We currently own the www.gettyimages.com, www.istock.com and www.unsplash.com internet domain names in addition to various other domain names. Domain names are generally regulated by internet regulatory bodies. If we lose the ability to use a domain name in a particular country, we would be forced either to incur significant additional expenses to market our products within that country or to elect not to sell products in that country. Either result could harm our business and results of operations. The regulation of domain names in the United States and in foreign countries is subject to change, including the establishment of additional top-level domains and domain name registrars or the modification of the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize our brand names in the United States or other countries in which we conduct business or in which we may conduct business in the future.

In order to protect our trade secrets and other confidential information, we rely in part on confidentiality agreements with our employees, consultants and third parties with whom we have relationships. These agreements may not prevent disclosure of trade secrets and other confidential information and may not provide an adequate remedy in the event of misappropriation or any unauthorized disclosure or independent discovery of our trade secrets and confidential information. Costly and time-consuming litigation could be necessary to enforce or determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions. Failure to adequately protect our trade secrets and other confidential information could adversely affect our competitive business position.

Litigation or proceedings before the U.S. Patent and Trademark Office, U.S. Copyright Office or other governmental authorities and administrative bodies in the United States and foreign countries may be necessary in the future to enforce and protect our patent rights, copyrights, trademarks, trade secrets, domain names and other intellectual property rights and to determine the validity, enforcement and scope of the intellectual property rights of others. Furthermore, the monitoring and protection of our intellectual property rights may become more difficult, costly and time consuming as we continue to expand internationally, particularly in those markets, such as China and certain other developing countries in Asia, in which legal protection of intellectual property rights is less robust than in the United States and in Europe. Our efforts to enforce or protect our intellectual property rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could materially and adversely affect our results of operations.

We rely on intellectual property laws and contractual restrictions to protect the content in our library. Certain countries do not prioritize the enforcement of intellectual property laws, and litigation in those countries may be costly and ineffective. Consequently, these intellectual property laws afford us only limited protection. Unauthorized parties have attempted, and may continue to attempt, to improperly use our content. We cannot guarantee that we will be able to prevent the unauthorized use of our content or that we will be successful in stopping such use once it is detected.

Our products and services may infringe on intellectual property rights of third parties, which could require us to incur substantial costs and distract our management.

Media, internet and technology companies are frequently the target of litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights or rights related to their use of technology. Some internet, technology and media companies, including some of our competitors, own large numbers of patents, copyrights, trademarks, trade secrets and other intellectual property rights, which they may use as a basis to assert claims against us. We have developed proprietary technology and a robust infrastructure to power our products and services, and this technology is critical to our business. Third parties may in the future assert that the technology we have developed or the content that we display and distribute infringes, misappropriates or otherwise violates their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Such litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us. Existing laws and regulations are evolving and subject to different interpretations, and various federal and state legislative or regulatory bodies may change current laws or regulations or enact new ones. We cannot guarantee that our technology is not infringing or violating any third-party intellectual property rights or rights related to the use of technology, or that it will not infringe or violate such rights in the future.

We license a significant majority of the content in our library from third parties, and we cannot guarantee that each supplier holds the rights or releases he or she claims or that such rights and releases are adequate. From time to time we receive notices from third parties claiming that certain content that we license infringes their intellectual property rights. In such circumstances, we may not be able to obtain licenses to use those rights on commercially reasonable terms or at all, we may have to stop selling such content, and we may have to pay damages or satisfy indemnification commitments to our customers, or we may incur significant expense to defend against claims of infringement. While we offer our customers indemnification for only certain specified amounts of legal costs and direct damages arising from the use of images, video or music licensed through us, our contractual liability limitations with respect to such indemnification obligations may not be enforceable in all jurisdictions. We maintain insurance policies to cover potential intellectual property disputes; however, such insurance does not cover all exposures, including the potential damages associated with any willful infringements.

We cannot predict whether assertions of third-party intellectual property rights or any infringement or misappropriation or other claims arising from such assertions will substantially harm our business or results of operations. If we are forced to defend against any infringement or misappropriation or other claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims.

Furthermore, an adverse outcome of a dispute may require us to: pay damages, potentially including statutory damages and attorneys’ fees if we are found to have willfully infringed a party’s intellectual property rights; expend additional development resources to redesign our technology; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; and/or indemnify our partners and/or other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, any lawsuits regarding intellectual property rights, regardless of their success or merit, could be expensive to resolve, cause harm to our reputation, and would divert the time and attention of our management and technical personnel.

Although we have insurance to cover indemnification claims, we have incurred, and will continue to incur, legal fees and other expenses, as well as a diversion of management time and resources related to such claims and related settlements, which may increase over time, and adversely affect our financial condition and results of operations.

Risks Related to Legal and Regulatory Matters

An increase in government regulation of the industries and markets in which we operate, including with respect to the internet and e-commerce, could have a negative impact on our business.

Existing or future laws and other regulations that may materially affect our business include, but are not limited to, those that govern or restrict:

●	privacy and biometric issues and data collection, processing, retention and transmission;

●	data and cybersecurity;
●	automatic contract or subscription renewal;
●	credit card fraud and processing;
●	consumer protection;
●	advertising, marketing and sales of our content and services;
●	pricing and taxation of goods and services offered over the internet;
●	website content, or the manner in which products and services may be offered, paid for and/or marketed over the internet;
●	sources of liability for companies involved in internet services or e-commerce;
●	piracy and intellectual property rights;
●	internet neutrality and internet access;
●	controls on overseas suppliers and other similar anti-terrorism controls, anti-bribery and anti-corruption conduct and policies; and
●	outsourcing, contracting and employment.

For example, we are subject to numerous laws and regulations at the international and United States national and state level, including the following:

●	The United States Foreign Corrupt Practices Act and the UK Anti-Bribery Act (and similar global legislation), which prohibits corporations and individuals from engaging in specified activities to obtain or retain business or to influence a person working in an official capacity. Under these acts, it is generally illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business, or to otherwise influence a person working in an official capacity.
●	The UK Modern Slavery Act, which prohibits corporations and individuals from engaging in the trafficking of or facilitation of trafficking of humans. Under this Act, it is illegal to engage in or do business with any individual or entity that engages in such trafficking and obligates companies and individuals to put in place appropriate controls to mitigate against such risks.
●	OFAC regulations, under which all U.S. individuals and businesses are prohibited from engaging in transactions with countries subject to comprehensive trade embargoes (such as Cuba and Iran) unless a specific exemption from the regulations exists (such as those for information, all materials and people-to-people exchanges) or a license is obtained from OFAC. Transactions with persons, groups or entities designated as terrorists or as their supporters or associates are also prohibited. A list of Specially Designated Nationals consisting of “drug kingpins,” terrorists and others considered a danger to the United States, is maintained by the Treasury Department’s Office of Foreign Assets Control. Known as the “OFAC List,” it contains over 5,000 names and is updated often. No U.S. person, individual or business in the United States, or, in some instances, the foreign subsidiaries of U.S. companies, may conduct any kind of business with anyone on the OFAC List, and companies are expected to keep track of all changes to this list. Penalties for violations of these rules can be severe, including having the violator’s assets frozen or forfeited and up to $250,000 or twice the transaction value per violation in fines.
●	The Illinois Biometric Information Privacy Act regulates the collection, use, safeguarding, and storage of “biometric identifiers” by private entities. While the statute specifically excludes photographs from its scope to date there has been no dispositive judicial interpretations of that language.

●	The Washington Biometric Privacy Law, which oversees the collection, use and storage of “biometric identifiers,” which include fingerprints, voiceprints, eye retinas, irises and other unique biological identifiers or characteristics used to identify a specific individual, while specifically excluding photographs from its scope.
●	Several foreign jurisdictions and U.S. states have adopted, and other jurisdictions are expected to enact, statutes that regulate the use, transmission and storage of personal data and require reporting certain breaches of the security of personal data.
●	Several jurisdictions, including the United Kingdom and the United States, are in the process of adopting or reforming or expected to adopt or reform legislation that impacts the content we distribute, including the EU Copyright Directive, the Copyright Act, the Digital Millennium Copyright Act, and various statutes and regulations impacting rights of publicity for those depicted in imagery.

We currently license content to customers in virtually every country in the world, excluding Sanctioned Countries, and the different laws that apply in each of those foreign countries may be more or less restrictive than those that apply to companies operating solely within the United States, creating tension in compliance obligations across borders. The adoption, modification or interpretation of laws or regulations in any of these countries relating to our business could adversely affect the manner in which we conduct our business or the overall popularity or growth in use of the internet.

On December 14, 2017, the Federal Communications Commission voted to repeal net neutrality regulations that prohibit blocking, degrading or prioritizing certain types of internet traffic. In response to the FCC action, several states have adopted legislation that requires entities providing broadband internet access service in the state to comply with net neutrality requirements or prohibits state and local government agencies from contracting with internet service providers that engage in certain network management activities based on paid prioritization, content blocking or other discrimination. Congress and numerous other states have also proposed legislation regarding net neutrality. The FCC’s action has been challenged in federal court and the future impact of the repeal, the court challenges and any Congressional or state action remains uncertain. Users who access our marketplace through devices such as smart phones, laptops, and tablet computers must have a high-speed internet connection, such as Wi-Fi, 3G, or 4G, to use our services. Currently, this access is provided by telecommunications companies and internet access service providers that have significant and increasing market power in the broadband and internet access marketplace. If the repeal of net neutrality remains in effect, these providers could take measures that affect their customers’ ability to use our products and services, such as degrading the quality of the data packets we transmit over their lines, giving our packets low priority, giving other packets higher priority than ours, blocking our packets entirely, or attempting to charge their customers more for using our products and services. To the extent that internet service providers implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks, we could incur greater operating expenses and customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators were to create tiers of internet access service and either charge us or their customers for availability of our services through these tiers, our business could be negatively impacted.

In addition, the rapid growth of the internet and the proliferation in the use of content therein has created tensions and instability in the application of traditional intellectual property law concepts to such uses.

Compliance with new regulations or legislation or new interpretations of existing regulations or legislation could cause us to incur additional expenses, lose the ability to transact business in the way we have historically done or, make it more difficult to renew subscriptions automatically, make it more difficult to attract new customers or otherwise require us to alter our business model, or cause us to divert resources and funds to address government or private investigatory or adversarial proceedings. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Our operations may expose us to greater than anticipated income and transaction tax liabilities that could harm our financial condition and results of operations.

We are subject to income and other taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for taxes. In the ordinary course of our business, we are involved in many transactions where the ultimate tax determination may be uncertain. Although we believe our tax provisions are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and reserves for uncertain tax positions. We have created reserves with respect to such tax liabilities where we believe it to be appropriate. The final determination of such tax liabilities could have a material effect on our tax provision, net income, earnings per share, or cash flows in the period or periods for which that determination is made as well as subsequent periods. Furthermore, we have operations in various taxing jurisdictions in the United States and in other countries, and there is a risk that our tax liabilities in future taxable periods in one or more jurisdictions could exceed our estimated tax liabilities or our tax liabilities in prior taxable periods despite our plan to structure our activities in a manner so as to minimize our tax liabilities.

In addition, there are a number of applicable and potential government regulations that may impact the Company:

For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially affect our effective tax rate in future periods. In addition, several legislative proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include a potential increase in the U.S. corporate income tax rate. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could have an adverse impact on our effective rate of tax in future periods.

We may have exposure to sales or other transaction taxes (including VAT) on our past and future transactions. A successful assertion by any jurisdiction that we failed to pay such sales or other transaction taxes, or the imposition of new laws requiring the payment of such taxes, could result in substantial tax liabilities related to past sales, create increased administrative burdens or costs, discourage customers from purchasing images from us, or otherwise materially and adversely affect our financial condition and results of operations. Further, we are currently subject to and in the future may become subject to additional compliance requirements for certain of these taxes. Where appropriate, we have made accruals for these taxes, which are reflected in our consolidated financial statements.

Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial condition and results of operations. In addition, tax authorities in a number of U.S. states, as well as the U.S. Congress, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations might subject us to additional state sales and other taxes. If one or more U.S. local, state or non-U.S. jurisdictions impose sales tax collection obligations on us, our sales into such state or jurisdiction might decrease because the effective cost of purchasing goods from us increases for those residing in these states or jurisdictions. We might also incur significant financial and organizational burdens in order to set up the infrastructure required to comply with these applicable new tax regulations.

We collect, store, process, transmit and use personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations in many jurisdictions related to privacy, information security and data protection. Our actual or perceived failure to comply with such legal obligations by us, or by our third-party service providers or partners, could harm our business.

It is not always clear how existing laws governing issues such as property ownership, sales and other taxes, and personal privacy apply to the internet and e-commerce, as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. Regulatory scrutiny of privacy, data collection, use of data and data protection continues to intensify both within the United States and globally. The personal information and other data we collect, store, process and use is increasingly subject to legislation and regulations in numerous jurisdictions around the world, especially in Europe. These laws often develop in ways we cannot predict and some laws may be in conflict with one another. This may significantly increase our cost of doing business, particularly as we expand our localization efforts. For example, the General Data Protection Regulation (the “GDPR”) imposes stringent operational requirements for controllers and processors of personal data of individuals in the European Economic Area (the “EEA”), and noncompliance can trigger fines of up to the greater of €20 million or 4% of global annual revenues. Further, following the U.K.’s formal exit from the E.U. in January 2020, we became subject to the GDPR as incorporated into U.K. law. In June 2021, the European Commission formally approved an adequacy decision for the U.K. on data protection in which they deemed the U.K.’s data protection regime sufficient to protect E.U. personal data. Additionally, although we are making use of the E.U. Standard Contractual Clauses with regard to the transfer of certain personal data to countries outside the EEA, recent legal developments in Europe have created complexity and regulatory compliance uncertainty regarding certain transfers of personal information from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the E.U.-U.S. Privacy Shield Framework (“Privacy Shield”) under which personal information could be transferred from the E.U. to U.S. entities who had self-certified under the Privacy Shield program. While the CJEU upheld the adequacy of E.U.-specified standard contractual clauses as an adequate mechanism for cross-border transfers of personal data, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances and that their use must be assessed on a case-by-case basis taking into account the surveillance laws in and the right of individuals afforded by the destination country. The CJEU went on to state that, if the competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer unless the data exporter has already done so itself. We currently rely on a mixture of mechanisms to transfer personal data from our E.U. business to the U.S. (having previously relied on Privacy Shield) and are evaluating what additional mechanisms may be required to establish adequate safeguards for personal information. As supervisory authorities issue further guidance on personal information export mechanisms, including circumstances where the standard contractual clauses cannot be used and/or start taking enforcement action, we could suffer additional costs, complaints, and/or regulatory investigations or fines. Moreover, if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services and could adversely affect our financial results.

Several other foreign jurisdictions have adopted or are considering adopting new or updated comprehensive privacy legislation to offer additional data privacy for individuals, such as: Brazil, where a General Data Privacy Law that imposes detailed rules for the collection, use, processing and storage of personal data in Brazil was signed into law in August 2018 and took effect in 2020, with enforcement beginning in August 2021; and India, where in July 2018 a committee formed by the Indian government issued a report and draft data protection bill that was updated in December 2019 by the Ministry of Electronics and Information Technology and remains subject to continuing joint parliamentary review. Additionally, data privacy laws have been enacted in a number of jurisdictions, including, but not limited to, the European Union and certain U.S. states such as Illinois and California, which regulate the collection of certain biometric data regarding individuals, including their facial images, and the use of such data, including in facial recognition systems. Similar laws have also been introduced in several additional states. We have entered into certain contractual agreements that may implicate or make use of such technology. Such laws may have the effect of adversely impacting our ability to grow our business in that area. Although we are closely monitoring regulatory developments in this area, any actual or perceived failure by us to comply with any regulatory requirements or orders or other domestic or international privacy or consumer protection-related laws and regulations could result in proceedings or actions against us by governmental entities or others (e.g., class action litigation), subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and/or adversely affect our business.

Data protection legislation is also becoming increasingly common in the United States at both the federal and state level. For example, in June 2018, the State of California enacted the California Consumer Privacy Act (“CCPA”), which came into effect on January 1, 2020. The CCPA requires, among other things, companies that collect personal information about California residents to make new disclosures to those residents about their data collection, use and sharing practices, allows residents to opt out of certain data sharing with third parties, and provides a new cause of action for data breaches. However, the California Privacy Rights Act (“CPRA”), certified by the California Secretary of State to appear as a ballot initiative, was passed by Californians during the November 3, 2020 election. The CPRA, which will come into effect on January 1, 2023 (with a look back to January 2022), amends and expands the CCPA to add additional disclosure obligations (including an obligation to disclose retention periods or criteria for categories of personal information), grant consumers additional rights (including rights to correct their data, limit the use and disclosure of sensitive personal information, and opt out of the sharing of personal information for certain targeted behavioral advertising purposes), and establishes a privacy enforcement agency known as the California Privacy Protection Agency (“CPPA”). The CPPA will serve as California’s chief privacy regulator, which will likely result in greater regulatory activity and enforcement in the privacy area. Other states have also considered or are considering privacy laws similar to the CCPA. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. The scope and interpretation of data privacy and cybersecurity regulations continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely in the near future within the U.S. at both state and federal levels. The burdens imposed by the CCPA, the CPRA and other similar laws that may be enacted at the federal and state level may require us to modify our data processing practices and policies and to incur substantial costs in order to comply with these laws and to investigate, and defend against potential private class-action litigation or litigation brought by regulatory authorities.

Further, we may be or become subject to data localization laws mandating that data collected in a foreign country be processed and stored only within that country. In 2018, India introduced a bill, which was updated in December 2019, requiring local storage of certain personal data of Indian data principals. Such data localization requirements may have cost implications for us, impact our ability to utilize the efficiencies and value of our global network, and affect our strategy. Further, if other countries in which we have customers were to adopt data localization laws, we could be required to expand our data storage facilities there or build new ones in order to comply with these laws. The expenditure this would require, as well as costs of ongoing compliance, could harm our financial condition.

We are subject to payments-related risks that may result in higher operating costs or the inability to process payments, either of which could harm our financial condition and results of operations.

Non-payment or late payments of amounts due to us by customers could significantly and negatively affect our business and financial performance. A portion of our customers typically purchase our products on payment terms, and therefore we assume a credit risk for non-payment in the ordinary course of business. We evaluate the credit-worthiness of new customers and perform ongoing financial condition evaluations of our existing customers; however, there can be no assurance that our allowances for uncollected accounts receivable balances will be sufficient. As of March 31, 2022, our allowance for doubtful accounts was $6.2 million. If the volume of sales to enterprise customers continues to grow, we expect to increase our allowance for doubtful accounts primarily as the result of changes in the volume of sales to customers who pay on payment terms.

We accept payments using a variety of methods, including credit cards and debit cards, which are subject to additional regulations and compliance requirements and are susceptible to incidences of fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability, and rely on third parties to provide processing services, who may be unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. We may be required to provide cash deposits to our credit card processors. If we fail to comply with these rules or requirements, we could be subject to civil and criminal penalties or forced to cease our operations, fines and higher transaction fees or we could lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments. To date, we have experienced minimal losses from credit card fraud, but we continue to face the risk of significant losses from this type of fraud, which could adversely affect our financial condition and results of operations.

We are also subject to, or voluntarily comply with, several other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our operations.

If our goodwill or other intangible assets become impaired, we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our intangible assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. We expect to have substantial balances of goodwill and identified intangible assets as a result of the Business Combination. We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge could have a material adverse effect on our results of operations and financial position. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined, thereby materially and adversely affecting our results of operations.

Our ability to obtain additional capital on commercially reasonable terms may be limited.

After giving effect to the Business Combination, although we believe our cash, cash equivalents and short-term investments, as well as future cash from operations and cash available, provide adequate resources to fund ongoing operating requirements for the foreseeable future, we may need to seek additional financing to compete effectively.

If we are unable to obtain capital on commercially reasonable terms, it could:

●	reduce funds available to us for purposes such as working capital, capital expenditures, strategic acquisitions and investments and other general corporate purposes;
●	restrict our ability to introduce new products or exploit business opportunities;
●	increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and
●	place us at a competitive disadvantage.

We are, from time to time, subject to various litigation, the unfavorable outcomes of which might have a material adverse effect on our financial condition, results of operations and cash flow.

From time to time, we may become subject to various legal and regulatory proceedings relating to our business. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot determine with certainty the ultimate outcome of any such litigation or proceedings. If the final resolution of any such litigation or proceedings is unfavorable, our financial condition, results of operations and cash flows could be materially affected. For a description of our current legal proceedings, see “Our Business — Legal Proceedings.”

Risks Related to Our Class A Common Stock

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock, and the sales of such securities could cause the market price of our Class A Common Stock to decline significantly.

This prospectus relates, among other things, to the offer and resale from time to time by the Selling Securityholders (including their transferees, donees, pledgees and other successors-in-interest), of (1) up to 407,799,789 Total Resale Shares, including (i) 211,176,779 shares of Class A Common Stock held by certain Getty Images Equityholders in connection with the consummation of the Business Combination as merger consideration at an equity consideration value of $10.00 per share, (ii) up to 58,682,257 shares of Earn-Out Shares that certain Griffey Global equity holders have the contingent right to receive upon the achievement of certain vesting conditions described herein as merger consideration, (iii) up to 3,930,753 shares of Class A Common Stock issuable to certain Getty Images Equityholders upon the exercise or vesting of certain equity awards, (iv) up to 20,560,000 Founder Shares issued in connection with the consummation of the Business Combination, originally issued in a private placement at a price of $0.001 to the Sponsor and a portion transferred to the Pre-Closing Independent Directors, (v) up to 2,570,000 shares of Class A Common Stock upon the conversion of Series B-1 Common Stock, subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vi) up to 2,570,000 shares of Class A Common Stock which may be issued upon the conversion of Series B-2 Common Stock, subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vii) 30,000,000 Backstop Shares, originally issued at a price of $10.00 per share, (viii) 20,000,000 Forward Purchase Shares, originally issued at a price of $10.00 per share, (ix) up to 36,000,000 PIPE Shares, which were originally issued for a price of $10.00 per share, (x) up to 18,560,000 shares of Class A Common Stock that are issuable by us upon the exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders, and (xi) up to 3,750,000 shares of our Class A Common Stock issuable upon the exercise of our Forward Purchase Warrants following the public resale of our Forward Purchase Warrants by the Selling Securityholder; and (2) (i) up to 18,560,000 Private Placement Warrants originally issued by the Sponsor in private placement at a price of $1.00 per Warrant, currently exercisable at a price of $11.50 per share and (ii) up to 3,750,000 Forward Purchase Warrants originally issued to NBOKS pursuant to the Forward Purchase Agreement for aggregate consideration of $200,000,000 for the purchase of 20,000,000 shares of Class A Common Stock and the Forward Purchase Warrants, each Forward Purchase Warrant is currently exercisable at a price of $11.50 per share.

The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Even if the current trading price of the Class A Common Stock is close to the price at which the units were issued in CCNB’s initial public offering, the Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A Common Stock in CCNB’s initial public offering. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of Common Stock less attractive because we will rely on these exemptions. If some investors find our shares of Class A Common Stock less attractive as a result, there may be a less active market for our shares of Class A Common Stock and our share price may be more volatile.

Our stock price may be volatile and may decline regardless of our operating performance.

●	The market price of our Class A Common Stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond our control, including:
●	actual or anticipated fluctuations in our revenue and results of operations;
●	the financial projections we may provide to the public, any changes in these projections or its failure to meet these projections;
●	failure of securities analysts to maintain coverage of us, changes in financial estimates or ratings by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;
●	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

●	changes in operating performance and stock market valuations of other retail or technology companies generally, or those in the cannabis industry in particular;
●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
●	trading volume of our Class A Common Stock;
●	the inclusion, exclusion or removal of our Class A Common Stock from any indices;
●	changes in our board of directors or management;
●	transactions in our Class A Common Stock by directors, officers, affiliates and other major investors;
●	lawsuits threatened or filed against us;
●	changes in laws or regulations applicable to our business;
●	changes in our capital structure, such as future issuances of debt or equity securities;
●	short sales, hedging and other derivative transactions involving our Class A Common Stock;
●	general economic conditions in the United States;
●	pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including possible additional variants);
●	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and
●	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.

Our stock price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on transactions such as the Business Combination in the last year, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result, which could adversely affect the price of our Common Stock.

An active trading market for our Class A Common Stock may not be sustained.

Our Class A Common Stock is listed on Nasdaq under the symbol “GETY” and trades on that market and others. We cannot assure you that an active trading market for our Class A Common Stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Class A Common Stock when desired or the prices that you may obtain for your shares.

Future sales of shares by existing stockholders could cause our stock price to decline.

The sale of substantial amounts of shares of our Class A Common Stock or Warrants being offered in this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A Common Stock and Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe the Warrant holders will be less likely to exercise their Warrants. As of August 5, 2022, the closing price of our Class A Common Stock was $25.95.

If our existing stockholders sell or indicate an intention to sell substantial amounts of our Class A Common Stock in the public market, the trading price of our Class A Common Stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act (“Rule 144”). All the shares of Class A Common Stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Common Stock could decline.

Although the Sponsor, CCNB initial stockholders and the pre-Business Combination stockholders of Griffey Global remain subject to certain restrictions regarding the transfer of a portion of the shares of our Class A Common Stock following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. As restrictions on resale end and the registration statements are available for use, the market price of our Class A Common Stock and Warrants could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A Common Stock or other securities.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or its market, or if they change their recommendations regarding our Common Stock adversely, the trading price or trading volume of our Common Stock could decline.

The trading market for our Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about us, its business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our Common Stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about our business, the trading price of our Common Stock would likely decline. In addition, we currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. While we expect research analyst coverage, if no analysts commence or maintain coverage of us, the trading price and volume for our Common Stock could be adversely affected. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Common Stock to decline.

Delaware law and provisions in our certificate of incorporation and Bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Common Stock.

Our certificate of incorporation and Bylaws contain provisions that could depress the trading price of our Common Stock by acting to discourage, delay, or prevent a change of control of us or changes in our management that our stockholders may deem advantageous. These provisions include the following:

●	a classified board of directors so that not all members of our board of directors are elected at one time;
●	the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
●	director removal solely for cause;
●	“blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
●	the right of our board of directors to issue our authorized but unissued Common Stock and preferred stock without stockholder approval;
●	no ability of our stockholders to call special meetings of stockholders;
●	no right of our stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
●	limitations on the liability of, and the provision of indemnification to, our director and officers;
●	the right of the board of directors to make, alter, or repeal our bylaws; and

●	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, we will continue to be subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our Class A Common Stock.

Any provision of our certificate of incorporation or Bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A Common Stock, and could also affect the price that some investors are willing to pay for our Class A Common Stock.

Our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Bylaws provide further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. As a result, stockholders must rely on sales of their Class A Common Stock after price appreciation as the only way to realize any future gains on their investment.

We may issue additional shares of Class A Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Class A Common Stock.

Following the closing of the Business Combination, as of July 22, 2022, we had options outstanding to purchase up to an aggregate of 29,044,490 shares of our Class A Common Stock and Warrants outstanding to purchase 43,009,980 shares of our Class A Common Stock. We also have the ability to initially issue up to 51,104,577 shares of Class A Common Stock under the 2022 Equity Incentive Plan, 5,000,000 shares of Class A Common Stock under the ESPP, 6,000,000 shares of Class A Common Stock under the Earn Out Plan (as defined below) and to issue up to an aggregate of 59,000,000 shares of Class A Common Stock to Getty Images Equityholders per the Business Combination Agreement.

We may issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Class A Common Stock or other equity securities of equal or senior rank would have the following effects:

●	Our existing stockholders’ proportionate ownership interest in us will decrease;
●	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;
●	the relative voting strength of each previously outstanding share of Class A Common Stock may be diminished; and the market price of our shares of Class A Common Stock may decline.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

The exercise price for the Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

We may redeem your Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such Warrants.

We may redeem your Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such Warrants. We will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the Warrant holders. We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

In addition, we will have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Warrant if, among other things, the closing price of the shares of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the Warrant holders. In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock.

The value received upon exercise of the Warrants (i) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Warrants, including because the number of Class A Common Stock received is capped at 0.365 shares of Class A Common Stock per Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.

Included on CCNB’s audited balance sheet as of December 31, 2021 contained elsewhere in this prospectus are derivative liabilities related to embedded features contained within the Warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders.

Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $494,614,770, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the NYSE under the symbol “GETY WS.”

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently listed on the NYSE under the symbols “GETY” and “GETY WS,” respectively. Prior to the consummation of the Business Combination, CCNB’s Class A Ordinary Shares and warrants were listed on the NYSE under the symbols “PRPB” and “PRPB WS,” respectively. As of August 5, 2022, following the Business Combination, there were 319,007,226 shares of Class A Common Stock issued and outstanding held of record by 55 holders, and warrants to purchase an aggregate of 43,009,980 shares of Class A Common Stock outstanding held of record by 2 holders.

Dividends

We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. In addition, we are not currently contemplating and do not anticipate declaring any stock dividends in the foreseeable future as it is currently expected that available cash resources will be utilized in connection with our ongoing operations and development.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below and not otherwise defined have the same meaning as terms defined and included elsewhere in this prospectus. Reference to “New CCNB” relates to the Company before the consummation of the Business Combination and references to the “Company” or analogous terms below relate to the Company after the consummation of the Business Combination, unless, in each case, otherwise specifically indicated or the context otherwise requires.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Getty Images and CCNB adjusted to give effect to the Business Combination, including the PIPE Financing and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheets of Getty Images and CCNB on a pro forma basis as if the Business Combination and related transactions had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 combines the historical statements of operations of Getty Images and CCNB for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2021, the beginning of the earliest period presented.

The Business Combination and related transactions are as follows:

●	the Business Combination;
●	the Forward Purchase Agreement;
●	the Backstop Agreement;
●	the PIPE Financing; and
●	the repayment of approximately $275.0 million of Getty Images existing debt.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Upon the closing of the Business Combination, public shareholders were offered the opportunity to redeem all or a portion of such shareholder’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. The unaudited condensed combined pro forma financial information reflects actual redemptions of 82,291,689 shares of CCNB’s Class A Ordinary Shares at approximately $10.03 per share, or $825.2 million in the aggregate.

The following summarizes the pro forma capitalization of the Company immediately after the Business Combination and related transactions:

	Shares	%
CCNB’s public shareholders	508,311	0.2%
Backstop	30,000,000	9.4%
Sponsor and NBOKS (1)(2)	40,560,000	12.7%
PIPE Investors	36,000,000	11.3%
Getty Images Stockholders	211,938,915	66.4%
Pro Forma Common Stock (3)	319,007,226	100.0%
(1)	Includes 20,560,000 Founder Shares converted into New CCNB Class A Common Stock and 20,000,000 New CCNB Class A Common Stock purchased by NBOKS pursuant to the Forward Purchase Agreement.

(2)	Excludes 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock subject to certain vesting restrictions pursuant to the Sponsor Side Letter.
(3)	The pro forma capitalization excludes the following:
•	29,044,490 Getty Images Options
•	65,000,000 Earn-Out Shares
•	20,699,980 unexercised public warrants
•	18,560,000 unexercised Private Placement Warrants
•	3,750,000 unexercised Forward Purchase Warrants

Former Getty Images was determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•	Getty Images Stockholders have the greatest voting interest in the Company with approximately 72% of the voting interest;
•	Getty Images Stockholders have the ability to nominate a majority of the initial members of the Company Board;
•	Getty Images senior management is the senior management of the Company; and
•	Getty Images is the larger entity based on historical operating activity and has the larger employee base.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby CCNB was treated as the acquired company and Getty Images was treated as the acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Getty Images issuing stock for the net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB are stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination are those of Getty Images.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2022

(in thousands)

			Transaction
			Accounting
	Getty Images	CCNB	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 3)		Combined
Assets
Cash and cash equivalents	$210,847	$220	$828,823	(a)	$84,074
			(28,980)	(b)
			(69,819)	(c)
			(1,014)	(d)
			360,000	(e)
			200,000	(f)
			(614,996)	(i)
			(275,000)	(l)
			(850)	(m)
			(825,157)	(o)
			300,000	(p)
Restricted cash	4,574	—			4,574
Accounts receivable	130,869	—			130,869
Prepaid expenses	12,747	202			12,949
Taxes receivable	10,249	—			10,249
Other current assets	14,076	—	(5,910)	(c)	8,166
Total current assets	383,362	422	(132,903)		250,881
Investment and cash held in Trust Account	—	828,823	(828,823)	(a)	—
Property and equipment, net	169,559	—			169,559
Right of use assets	53,393				53,393
Goodwill	1,505,107	—			1,505,107
Identifiable intangible assets, net	464,163	—			464,163
Deferred income taxes, net	8,957	—			8,957
Other long-term assets	41,225	—			41,225
Total assets	2,625,766	829,245	(961,726)		2,493,285

Liabilities
Accounts payable	90,110	214			90,324
Accrued expenses	54,035	410	(978)	(c)	53,467
Income taxes payable	12,064	—			12,064
Short-term debt, net	6,418	—			6,418
Deferred revenue	172,137	—			172,137
Total current liabilities	334,764	624	(978)		334,410
Non-current accounts payable and accrued expenses	—	5,004	(3,990)	(c)	—
			(1,014)	(d)
Working capital loan		1,836	(1,836)	(m)	—
Deferred underwriting commissions	—	28,980	(28,980)	(b)	—
Derivative liabilities	—	65,753	110	(f)	65,863
Long-term debt, net	1,744,274	—	(272,019)	(l)	1,472,255
Lease liabilities	52,969	—			52,969
Deferred income taxes, net	31,880	—			31,880
Uncertain tax positions	43,843	—			43,843
Other long-term liabilities	9,733	—			9,733
Total liabilities	2,217,463	102,197	(308,707)		2,010,953

			Transaction
			Accounting
	Getty Images	CCNB	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 3)		Combined
Commitments and contingencies
Redeemable preferred stock	704,197	—	60,799	(h)	—
			(764,996)	(i)
Class A ordinary shares subject to possible redemption	—	828,000	(828,000)	(g)	—
Stockholders' equity
Preference shares	—	—			—
Ordinary shares
Class A	—	—	8	(g)	—
			(8)	(j)
Class B	—	3	(3)	(j)	—
Getty Images Common Stock	1,533	—	(1,533)	(k)	—
Company Common Stock
Class A			4	(e)	33
			2	(f)
			2	(i)
			10	(j)
			20	(k)
			(8)	(o)
			3	(p)
Class B			1	(j)	1
Additional paid-in capital	916,492	—	(39,523)	(c)	1,700,773
			359,996	(e)
			199,888	(f)
			827,992	(g)
			(60,799)	(h)
			149,998	(i)
			1,513	(k)
			(129,632)	(n)
			(825,149)	(o)
			299,997	(p)
Accumulated deficit	(1,179,901)	(100,955)	(1,575)	(c)	(1,184,457)
			(29,663)	(c)
			(2,981)	(l)
			986	(m)
			129,632	(n)
Accumulated other comprehensive loss	(82,281)	—			(82,281)
Total stockholders’ equity attributable to Getty Images/ the Company	(344,157)	(100,952)	879,178		434,069
Noncontrolling interest	48,263	—			48,263
Total stockholders' equity	(295,894)	(100,952)	879,178		482,332
Total liabilities and stockholders' equity	$2,625,766	$829,245	$(961,726)		$2,493,285

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in thousands, except share and per share data)

			Transaction
			Accounting
	Getty Images	CCNB	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 3)		Combined
Revenue	$230,978	$—			$230,978

Operating expense:
Cost or revenue	61,894	—			61,894
Selling, general and administrative expense	93,153	2,274	(60)	(aa)	95,367
Depreciation	12,512	—			12,512
Amortization	12,205	—			12,205
Restructuring costs	—	—			—
Other operating expense - net	2,706	—			2,706
Operating expenses	182,470	2,274	(60)		184,684
Income (loss) from operations	48,508	(2,274)	60		46,294
Other income (expense), net:
Interest expense	(29,600)	—	4,616	(ee)	(24,984)
Fair value adjustment for swaps & foreign currency exchange contract - net	12,126	—			12,126
Foreign exchange gain (losses) - net	7,043	—			7,043
Unrealized gain on investments held in Trust Account	—	207	(207)	(bb)	—
Change in fair value of derivative liabilities	—	19,087			19,087
Other non-operating income (expense), net	157	—			157
Total other income (expense), net	(10,274)	19,294	4,409		13,429
Income (loss) before income taxes	38,234	17,020	4,469		59,723
Income tax expense	13,127	—	1,117	(hh)	14,244
Net income (loss)	$25,107	$17,020	$3,352		$45,479
Net income attributable to noncontrolling interest	208	—			208
Redeemable preferred stock dividend	18,847	—	(18,847)	(ii)	—
Net income (loss) attributable to Getty Images/ the Company	$6,052	$17,020	$22,199		$45,271

Weighted average shares outstanding
Basic	153,320,276				319,007,226
Diluted	173,197,259				341,155,968
Net income per share
Basic	$0.04				$0.14
Diluted	$0.03				$0.13

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

			Transaction
			Accounting
	Getty Images	CCNB	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 3)		Combined
Revenue	$918,688	$—			$918,688

Operating expense:
Cost or revenue	248,152	—			248,152
Selling, general and administrative expense	367,704	4,510	(240)	(aa)	371,974
Depreciation	51,099	—			51,099
Amortization	49,361	—			49,361
Restructuring costs	(475)	—			(475)
Other operating expense - net	861	—			861
Operating expenses	716,702	4,510	(240)		720,972
Income (loss) from operations	201,986	(4,510)	240		197,716
Other income (expense), net:
Interest expense	(122,160)	—	19,051	(ee)	(103,109)
Fair value adjustment for swaps & foreign currency exchange contract - net	19,282	—			19,282
Foreign exchange gain (losses) - net	36,406	—			36,406
Unrealized gain on investments held in Trust Account	—	325	(325)	(bb)	—
Change in fair value of derivative liabilities	—	1,481			1,481
Other non-operating income (expense), net	612	—	(29,663)	(cc)	(32,621)
			(1,575)	(dd)
			(2,981)	(ff)
			986	(gg)
Total other income (expense), net	(65,860)	1,806	(14,507)		(78,561)
Income (loss) before income taxes	136,126	(2,704)	(14,267)		119,155
Income tax expense	18,729	—	(3,567)	(hh)	15,162
Net income (loss)	$117,397	$(2,704)	$(10,700)		$103,993
Net income attributable to noncontrolling interest	329	—			329
Redeemable preferred stock dividend	71,393	—	(71,393)	(ii)	60,799
			60,799	(jj)
Net income (loss) attributable to Getty Images/ the Company	$45,675	$(2,704)	$(106)		$42,865

Weighted average shares outstanding
Basic	153,305,176				319,007,226
Diluted	157,544,818				341,155,968
Net income per share
Basic	$0.30				$0.13
Diluted	$0.29				$0.13

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby CCNB was treated as the acquired company and Getty Images was treated as the acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Getty Images issuing stock for the net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination are those of Getty Images.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 give pro forma effect to the Business Combination and related transaction as if they had been consummated on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	Getty Images’ unaudited condensed consolidated balance sheet as of March 31, 2022 and the related notes included in the Proxy Statement; and
●	CCNB’s unaudited condensed balance sheet as of March 31, 2022 and the related notes included in the Proxy Statement.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	Getty Images’ unaudited condensed consolidated statement of operations for the three months ended March 31, 2022 and the related notes included in the Proxy Statement; and
●	CCNB’s unaudited condensed statement of operations for the three months ended March 31, 2022 and the related notes included in the Proxy Statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Getty Images’ audited consolidated statement of operations for the year ended December 31, 2021 and the related notes included in the Proxy Statement; and
●	CCNB’s audited statement of operations for the year ended December 31, 2021 and the related notes included in the Proxy Statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions.

The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of Getty Images and CCNB.

2.	Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of Getty Images and CCNB’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statement of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022, are as follows:

(a)	Reflects the reclassification of investment held in the Trust Account that becomes available following the Business Combination.
(b)	Reflects the settlement of $29.0 million in deferred underwriting commissions.
(c)

Represents transaction costs expected to be incurred by Getty Images and CCNB of approximately $41.1 million and $33.7 million, respectively, for legal, financial advisory and other professional fees. CCNB’s transaction costs exclude the deferred underwriting commissions as described in Note 3(b) above.

For CCNB’s transaction costs:

●	$4.0 million was accrued by CCNB in non-current accounts payable and accrued expenses and recognized in expense as of March 31, 2022;
●	$33.7 million was reflected as a reduction of cash; and
●	$29.7 million was reflected as an adjustment to accumulated deficit as of March 31, 2022, which represents the total CCNB transaction costs less $4.0 million previously recognized by CCNB as of March 31, 2022. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(cc) below.

For the Getty Images transaction costs:

●	$1.0 million were deferred in other current assets and accrued expenses as of March 31, 2022;
●	$4.9 million were deferred in other current assets and paid as of March 31, 2022;

●	$36.2 million was reflected as a reduction of cash, which represents Getty Images’ estimated transaction costs less amounts previously paid by Getty Images;
●	$39.5 million was capitalized and offset against the proceeds from the Business Combination and related transactions and reflected as a decrease in additional paid-in capital; and
●	$1.6 million were not capitalized as part of the Business Combination and related transactions and reflected as an increase in accumulated deficit. The costs expensed through accumulated deficit, which include amounts allocated to the public warrant, private placement warrant and forward purchase warrant liabilities of CCNB assumed as part of the Business Combination and related transactions, are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(dd) below.
(d)

Reflects the settlement of additional CCNB deferred legal fees recorded within non-current accounts payable and accrued expenses. These deferred legal fees exclude approximately $4.0 million of the deferred legal fees related to CCNB’s transaction costs as described in Note 3(c) above.

(e)

Reflects proceeds of $360.0 million from the issuance and sale of 36,000,000 shares of New CCNB Class A Common Stock, par value of $0.0001 per share, at $10.00 per share in the PIPE Financing pursuant to the Subscription Agreements.

(f)

Reflects proceeds of $200.0 million from the issuance and sale of 20,000,000 shares of New CCNB Class A Common Stock, par value of $0.0001 per share, and 3,750,000 Forward Purchase Warrants pursuant to the Forward Purchase Agreement. The Forward Purchase Warrants are expected to be liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (“ASC 815-40”) after considering, amongst other factors, provisions in the warrant agreement that effect the potential settlement value of warrants. The proceeds from the Forward Purchase Agreement were allocated to the Forward Purchase Warrants based on the fair value of a Forward Purchase Warrant using a $0.66 price per warrant (as of July 22, 2022) with the residual amount of the total proceeds and fair value of the Forward Purchase Warrants allocated to the shares of New CCNB Class A Common Stock issued pursuant to the Forward Purchase Agreement.

(g)	Reflects the reclassification of $828.0 million of CCNB Class A Ordinary Shares, par value of $0.0001 per share, subject to possible redemption to permanent equity.
(h)

Represents the adjustment to record Getty Images Preferred Stock to the Preferred Liquidation Preference amount. The adjustment was recorded through additional paid-in capital as a dividend on the Getty Images Preferred Stock and is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(jj) below.

(i)

Represents the payment of the Preferred Cash Consideration of $615.0 million and the issuance of 15,000,000 shares of Company Class A Common Stock in Preferred Stock Consideration to Koch Icon as consideration for Getty Images Preferred Stock.

(j)

Reflects the conversion of 82,800,000 CCNB Class A Ordinary Shares and 25,700,000 CCNB Class B Ordinary Shares into 103,360,000 shares of New CCNB Class A Common Stock, 2,570,000 shares of New CCNB Series B-1 Common Stock and 2,570,000 shares of New CCNB Series B-2 Common Stock in the Domestication Merger.

(k)	Reflects the recapitalization of Getty Images common equity of 153,973,068 shares of Getty Images Common Stock into 196,938,915 shares of Company Class A Common Stock, par value of $0.0001 per share.
(l)

Represents the repayment of approximately $275.0 million of Getty Images’ existing debt in connection with the Business Combination. The difference between the cash proceeds and the carrying value of Getty Images’ debt is recorded as a loss on repayment of debt and recorded as an increase to accumulated deficit. The loss on repayment of debt recorded through accumulated deficit is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(ff) below.

(m)

Reflects the repayment of the CCNB working capital loan upon the closing of the Business Combination. The difference between the cash payment and the carrying value of the working capital loan is recorded as a change in fair value of the working capital loan and recorded as a decrease to accumulated deficit. The change in fair value of the working capital loan recorded through accumulated deficit is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(gg) below.

(n)

Reflects the elimination of CCNB’s historical accumulated deficit after recording the transaction costs to be incurred by CCNB as described in Note 3(c) and the change in fair value of the working capital loan in Note 3(m) above.

(o)

Represents redemptions of 82,291,689 shares of CCNB’s Class A Ordinary Shares for $825.2 million allocated to shares of New CCNB Class A Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.03 per share.

(p)	Reflects proceeds of $300.0 million from the issuance and sale of 30,000,000 shares of New CCNB Class A Common Stock, par value of $0.0001 per share, to NBOKS pursuant to the Backstop Agreement.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 are as follows:

(aa)

Represents pro forma adjustment to eliminate historical expenses related to CCNB’s office space, secretarial and administrative services paid to the Sponsor, which was terminated upon consummation of the Business Combination.

(bb)	Represents pro forma adjustment to eliminate unrealized gain on investments held in Trust Account.
(cc)

Reflects CCNB transaction costs expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)

Reflects Getty Images transaction costs of $1.6 million allocated to the public warrant, Private Placement Warrant and Forward Purchase Warrant liabilities that were assumed as part of the Business Combination. These costs are reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ee)	Reflects the elimination of interest expense related to a portion of Getty Images’ existing debt which will be repaid as described in Note 3(l) above.
(ff)

Represents the pro forma adjustment to recognize the loss on repayment of debt related to the repayment of Getty Images’ existing debt as discussed in Note 3(l) above. The loss is reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(gg)

Represents the pro forma adjustment to recognize the change in fair value of the working capital loan as discussed in Note 3(m) above. The change in fair value of the working capital loan is reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(hh)

Reflects the elimination of the cumulative dividend recorded on Getty Images Preferred Stock, which was exchanged for the Preferred Cash Consideration and Preferred Stock Consideration as described in Note 3(i) above.

(ii)

Reflects the elimination of the cumulative dividend recorded on Getty Images Preferred Stock, which was exchanged for the Preferred Cash Consideration and Preferred Stock Consideration as described in Note 3(i) above.

(jj)

Represents the adjustment to record Getty Images Preferred Stock to the Preferred Liquidation Preference amount. The adjustment is recorded as a dividend on the Getty Images Preferred Stock and is reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

4.	Net Income per Share

Represents the net income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such redeemed shares for the entire period.

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2022	2021
Pro forma net income attributable to the Company (in thousands)	$45,271	$42,865
Pro forma weighted average shares outstanding, basic	319,007,226	319,007,226
Pro forma net income per share, basic	$0.14	$0.13

Pro forma net income attributable to the Company (in thousands)	$45,271	$42,865
Pro forma weighted average shares outstanding, diluted	341,155,968	341,155,968
Pro forma net income per share, diluted	$0.13	$0.13

Pro forma weighted average shares calculation, basic and diluted
CCNB's public shareholders	508,311	508,311
Backstop	30,000,000	30,000,000
Sponsor and NBOKS (1)	40,560,000	40,560,000
PIPE Investors	36,000,000	36,000,000
Getty Images Stockholders	211,938,915	211,938,915
Pro forma weighted average shares calculation, basic	319,007,226	319,007,226
Getty Images stock options	22,148,742	22,148,742
Pro forma weighted average shares calculation, diluted (2)(3)	341,155,968	341,155,968
(1)	Includes 20,560,000 Founder Shares that was converted into New CCNB Class A Common Stock and 20,000,000 New CCNB Class A Common Stock purchased by NBOKS pursuant to the Forward Purchase Agreement.
(2)

The pro forma diluted shares exclude 65,000,000 Earn-Out Shares and 5,140,000 Sponsor Earn-Out Shares subject to certain vesting restrictions pursuant to the Business Combination Agreement, the Earnout Plan and Sponsor Side Letter, respectively. These are contingently issuable shares for which the milestones have not yet been achieved.

(3)	The pro forma diluted shares for the three months ended March 31, 2022 and year ended December 31, 2021 exclude the following because including them would be antidilutive:
●	20,699,980 unexercised public warrants
●	18,560,000 unexercised Private Placement Warrants
●	3,750,000 unexercised Forward Purchase Warrants

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis may contain forward-looking statements that are subject to numerous risks and uncertainties, and our future results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the consolidated financial statements and related notes included elsewhere in this prospectus. The discussion should be read together with “Selected Historical Financial Data” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the three months ended March 31, 2022, and the respective notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the unaudited pro forma financial information. See “Unaudited Condensed Combined Pro Forma Financial Information.” The following discussion and analysis may contain forward-looking statements that are subject to numerous risks and uncertainties, and our future results may differ materially from those contained in or implied by any forward-looking statements, as a result of various factors, including those discussed under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and other parts of this prospectus. Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or Getty Images refer to the business of Getty Images, Inc., and its consolidated subsidiaries.

Business overview and recent developments

In 1995, Mark Getty and Jonathan Klein co-founded the predecessor to Getty Images, Inc. in London. In September 1997, Getty Communications, as it was called at the time, merged with PhotoDisc, Inc. to form Getty Images, Inc.

Griffey Global Holdings, Inc. (“Getty Images” or the “Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images. Getty Images Inc. and its subsidiaries collectively represent the operations of the Company.

Getty Images is a world leader in serving the visual content needs of businesses with over 486 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. New content and coverage is added daily, with 8-10 million new assets added each quarter and approximately 2.5 billion searches annually. The Company has 825 thousand purchasing customers in almost every country in the world with websites in 23 languages bringing the world’s best content to media outlets, advertising agencies and corporations of all sizes and, increasingly, serving individual creators and prosumers.

In support of its content, Getty Images employs over 100 staff photographers and videographers, distributes the content of over 488,000 contributors and more than 300 content partners. Over 80,000 of our contributors are exclusive to the Company, creating content that can’t be found anywhere else. Prior to the COVID-19 pandemic, we covered approximately 160,000 global events across news, sport and entertainment, providing a depth and breadth of coverage that is unmatched. Getty Images also maintains one of the largest and best privately-owned photographic archives in the world with over 135 million images across geographies, time periods and verticals.

Through our content and coverage, Getty Images moves the world — whether the goal is commercial or philanthropic, revenue-generating or society-changing, market-disrupting or headline-driving. Through our staff, our exclusive contributors and partners, and our expertise, data and research, Getty Images’ content grabs attention, sheds light, represents communities and reminds us of our history.

We offer comprehensive content solutions including a la carte (“ALC”) and subscription access to our pre- shot content and coverage, Custom Content and coverage solutions, digital asset management tools, data insights, research, and print offerings.

For over 27 years, Getty Images has embraced innovation; from analogue to digital, from offline to e-commerce, from stills to video, from single image purchasing to subscriptions, from websites to APIs. With quality content at the core of our offerings, we embrace innovation as a means to better service our existing customers and to reach new ones.

Creative

Creative, is comprised of royalty free (“RF”) photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth, breadth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 85 employees dedicated to providing briefing and art direction to our exclusive contributor community. Creative represents 64.2% and 65.0% of our revenue of which 45.2% and 41.8% is generated through our annual subscription products, for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. Annual Subscription products include all products and subscriptions with a duration of 12 months or longer, Unsplash API and Custom Content.

Editorial

Editorial, is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe and have one of the largest privately held archives globally with access to images from the beginning of photography. We invest in a dedicated editorial team of nearly 300 employees which includes over 100 award-winning staff photographers and videographers to generate our own coverage in addition to coverage from our network of primarily exclusive contributors and content partners. Editorial represents 34.1% and 33.4% of our revenue, of which 54.3% and 53.5% is generated through our annual subscription products, for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. Annual Subscription products include all subscriptions with a duration of 12 months or longer.

Other

Other represents 1.7% and 1.6% of our revenue for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. This includes music licensing, digital asset management and distribution services, print sales and data revenues.

We service a full range of customers through our industry-leading brands and websites:

Getty Images

Gettyimages.com offers premium creative content and editorial coverage, including video, with exclusive content, and customizable rights and protections. This site primarily serves larger enterprise agency, media and corporate customers with global customer support from our sales and service teams. Customers can purchase on an ALC basis or through our content subscriptions, including our “Premium Access” subscription, where we uniquely offer frictionless access across all of our content in one solution.

iStock

iStock.com is our budget-conscious e-commerce offering with access to creative stills and video, which includes exclusive content, to produce and maintain our customers’ visual communications. This site primarily serves small and mid- sized businesses (“SMB”), including the growing freelance market. Customers can purchase on an ALC basis or through a range of monthly and annual subscription options with access to an extensive amount of unique and exclusive content.

Unsplash

Unsplash.com is a platform offering free stock photo collections targeted to the high-growth prosumer and semi-professional creator segments. The Unsplash website reaches a significant and geographically diverse audience with 2021 monthly averages of more than 24 million users and 102 million image downloads.

This acquisition, which closed on April 1, 2021, expanded our presence across the full spectrum of the world’s growing creative community.

In addition to our websites, customers and partners can access and integrate our content, metadata and search capabilities via our APIs and through a range of mobile apps and plugins.

We are a critical intermediary between content suppliers and a broad set of customers. We compete against a broad range of stock licensing marketplaces, editorial news agencies, creative agencies, production companies, staff and freelance photographers and videographers, photo and video archives, freelance marketplaces and amateur content creators, creative tools and services and free sources. Getty Images’ unique offering and approach offers a strong value proposition to our customers and content contributors.

For customers:

●	We offer a comprehensive suite of content, purchase and licensing options and services to meet the needs of our customers, regardless of project requirements, needs or budgets.
●	Our content sourcing and production, rights oversight, websites and content distribution are all supported by a unique, scalable cloud-based unified platform with powerful artificial intelligence/machine learning and data addressing all customers at scale.
●	Customers can avoid the costly investment and environmental impact of producing content on their own. This can include costs incurred from staffing, travel and access, model and location, hardware and production, and editing.
●	Customers do not have to wait for content to be produced and distributed and can avoid the difficulties and pitfalls of searching across the internet to locate and negotiate for rights to license or use specific content. Our best-in-class, scaled infrastructure offers customers a one-stop shop for instant content access and maneuverability.
●	Customers licensing from Getty Images and iStock receive trusted copyright claim protections, model and property releases and the ability to secure the necessary clearances for their intended use of the content.

For content contributors:

●	Access to a marketplace that reaches almost every country in the world, across all customer categories and sizes and generates annual royalties in excess of $200 million per year.
●	We maintain a dedicated and experienced creative insights team focused on understanding changes in customer demand, the visual landscape, the authentic portrayal of communities and cultures, and the evolution of core creative concepts. We work closely with leading organizations to augment our proprietary research and understanding of communities and cultures to provide content with authentic depiction. We convey this research to our exclusive contributors via actionable insights allowing them to invest in and create content that accurately caters to changing consumer demand and up to date market trends.
●	Not only do we provide exclusive contributors with scaled access to end markets and proprietary information, but we also provide premium royalty rates. This allows our exclusive contributors and partners to confidently invest more into their productions with the potential to generate higher returns.
●	Partnering with Getty Images allows contributors to focus on content creation and avoid time and financial investment in the marketing, sales, distribution and management of their content.

Unsplash Acquisition

On April 1, 2021, we acquired the entirety of Unsplash, Inc. (“Unsplash”), in exchange for $89.2 million in net cash funded through existing cash on hand plus an additional earnout potential of approximately $20.0 million based on revenue targets over two and three years. With more than 102 million images downloaded every month, the Unsplash platform powers the creativity of tens of millions of users via the Unsplash website and thousands of partner integrations through the Unsplash API. Through the combination of the Getty Images, iStock and Unsplash brands, and their corresponding websites and APIs, Getty Images is uniquely positioned to reach and enable creativity and communications across the full spectrum of the world’s growing creative community.

Impact of COVID-19

The COVID-19 pandemic is significantly impacting economies around the world. During this time, ensuring that our customers continue to have access to our extensive library of visual content, including the latest global news coverage and exclusive images, and that our employees remain safe is of utmost importance.

During the height of the pandemic in 2020 and for the majority of 2021, our global event coverage was negatively impacted as a result of wide-spread, COVID-19 related government, event organizer or league shut down or postponement of sports and entertainment events, adversely impacting our paid assignment and editorial licensing revenues. We have taken steps to ensure our employees remain safe and healthy, including enabling our employees to work from home whenever possible and we have been able to effectively deliver our services remotely. While COVID-19 is having significant worldwide impact, we remain confident that we have the right team and have taken the right steps to allow us to get through this difficult time.

The economic uncertainty caused by COVID-19 has had an impact on our customers, which resulted in an unfavorable impact to our revenue for the three months ended March 31, 2021, to varying degrees geographically. Due to the constantly changing and ongoing evolution of the COVID-19 pandemic and the impact on the operations of our customers, partners and contributors, we cannot predict with any level of certainty the impact on our business, financial condition, cash flows or results of operations, however, the COVID-19 pandemic is having less of an impact on our financial results during the three months ended March 31, 2022 than our prior reporting since the onset of the COVID-19 pandemic.

See “Risk Factors — The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, has had, and is expected to continue to have an effect on our business, financial condition, cash flows and results of operations.”

Russia and Ukraine Conflict

Getty Images does not maintain a direct business or employee presence within Russia or Ukraine. Our in-country presence is limited to our editorial staff covering the conflict and broader consequences. Revenues generated through e-commerce and third-party licensing of our content within Russia and Ukraine represent less than 1 percent of our business. We do work with creative contributors within Ukraine and Russia, of which, the majority are non-exclusive to Getty Images. We continue to license their content and are complying with all sanctions and trade rules.

Business Combination and Public Company Costs

Getty Images, the Partnership, CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, entered into the Business Combination Agreement on December 9, 2021, pursuant to which (i) on the Closing Date, New CCNB statutorily converted from a Delaware limited liability company to a Delaware corporation and at 12:01 a.m. on the Closing Date, CCNB was merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, (ii) on the Closing Date following the Domestication Merger, G Merger Sub 1 was merged with and into Getty Images, with Getty Images surviving the merger as an indirect wholly-owned subsidiary of New CCNB and (iii) immediately after the First Getty Merger, Getty Images as merged with and into G Merger Sub 2 with G Merger Sub 2 surviving the merger as an indirect wholly owned subsidiary of New CCNB.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CCNB was treated as the acquired company and Getty Images is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New CCNB represent a continuation of the financial statements of Getty Images, with the Business Combination treated as the equivalent of Getty Images issuing stock for the historical net assets of CCNB, accompanied by a recapitalization. The net assets of CCNB are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Getty Images.

As a consequence of the Business Combination, Getty Images became the successor to an SEC-registered and NYSE-listed company which requires Getty Images to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Getty Images expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Operating Metrics (KPIs)

The Key Operating Metrics outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction. Note, comparisons to March 31, 2021 and December 31, 2020 across all KPIs reflect some COVID-19 impact. In addition, these metrics exclude certain retired products including rights managed.

	Twelve months ended
	March 31,		December 31,
	2022	2021	2021	2020
Total purchasing customers (thousands)	825	731	794	715
Total active annual subscribers (thousands)	81	62	75	59
Paid download volume (millions)	89	84	89	83
LTM annual subscriber revenue retention rate	104.6%	91.1%	104.5%	87.9%
Image collection (millions)	466	436	458	426
Video collection (millions)	21	17	20	17
Video attachment rate	12.0%	11.4%	12.1%	10.9%

Total purchasing customers is the count of total customers who made a purchase within the reporting period based on billed revenue. This metric provides management and investors with an understanding of both how we are growing our purchasing customer base and combined with revenue, an understanding of our average revenue per purchasing customer. This metric differs from total customers which is a count of all downloading customers, irrespective of whether they made a purchase in the period. The increase in total purchasing customers during the last twelve months (“LTM”) ended March 31, 2022 and December 31, 2021 as compared to the LTM ended March 31, 2021 and December 31, 2020, respectively, reflects growth in new customers, consistency of purchasing patterns of our existing customers and our ability to produce relevant content for our customers.

Total active annual subscribers is the count of customers who purchased an annual subscription product during the LTM reporting period. This metric provides management and investors with visibility into the rate at which we are growing our annual subscriber base and is highly correlated to the percentage of our revenue that comes from annual subscription products. Growth in annual subscribers reflects the Company’s deliberate focus on expanding its subscription offerings for customers to provide comprehensive content solutions across all price points.

Paid download volume is a count of the number of content downloads by our customers in the reported period. This metric informs both management and investors about the volumes at which customers are engaging with our content over time. Growth in paid download volumes is a signal that our content is meeting the evolving needs of our customers. Paid download volume increased in the LTM periods ended March 31, 2022 and December 31, 2021, as compared to the LTM periods ended March 31, 2021 and December 31, 2020, respectively.

LTM annual subscriber revenue retention rate calculates retention of total revenue for customers on an annual subscription product, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior twelve month period. For example, LTM annual subscriber booked revenue (the amount of revenue invoiced to customers) for the period ended March 31, 2022 was 104.6% of revenue from these customers in the period ended March 31, 2021. Revenue retention rate informs management and investors on the degree to which we are maintaining or growing revenue from our annual subscriber base. As we continue to focus on growing subscriptions as percentage of total revenue, revenue retention for these customers is a key driver of the predictability of our financial model with respect to revenue. LTM annual subscriber revenue retention rate increased for the periods ended March 31, 2022 and December 31, 2021, as compared to the periods ended March 31, 2021 and December 31, 2020, respectively.

Image and Video collection is a count of the total images and videos in our content library as of the reporting date. Management and investors can view growth in the size, both depth and breadth, of the content library as an indication of our ability to continue to expand our content offering with premium, high quality, contemporary content to meet the evolving needs of our customers. Image and video collections increased during the periods ended March 31, 2022 and December 31, 2021 as compared to the periods ended March 31, 2021 and December 31, 2020, respectively.

Video attachment rate is a measure of the percentage of total customer downloaders who are video downloaders. Customer demand for video content continues to grow and represents a significant opportunity for revenue growth for Getty Images. The video attachment rate provides management and investors with an indication of our customers’ level of engagement with our video content offering. Our expansion of video across our subscription products is focused on further increasing the attachment rate over time. The increase in video attachment rates from the periods ended March 31, 2021 and December 31, 2020 to the periods ended March 31, 2022 and December 31, 2021, respectively, reflects the increase in video demand from our customers.

Executive summary

Revenue

We generate revenue by licensing content to customers through multiple license models and purchase options, as well as by providing related services to our customers. The key image licensing model in the pre-shot market is RF. Content licensed on a RF basis is subject to a standard set of terms, allowing the customer to use the image for an unlimited duration and without limitation on the use or application. Within our video offering, we also offer a licensing model known as Rights-Ready. The Rights-Ready model offers a limited selection of broader usage categories, thus simplifying the purchase process.

In addition to licensing imagery and video, we also generate revenue from Custom Content solutions, photo & video assignments, music content in some of our subscriptions, print sales, data licensing and licensing our digital asset management systems to help customers manage their owned and licensed digital content.

References to “reported revenue” in this discussion and analysis are to our revenue as reported in our historical audited consolidated financial statements for the relevant periods and reflect the effect of changes in foreign currency exchange rates. References to “currency neutral” (“Currency Neutral” or “CN”) revenue growth (expressed as a percentage) in this section refer to our revenue growth (expressed as a percentage), excluding the effect of changes in foreign currency exchange rates. See “—Non-GAAP Financial Measures” for additional information regarding Currency Neutral revenue growth (expressed as a percentage).

Cost of revenue (exclusive of depreciation and amortization shown separately below)

The ownership rights to the majority of the content we license are retained by the owners, and licensing rights are provided to us by a large network of content suppliers. When we license content entrusted to us by content suppliers, we pay royalties to them at varying rates depending on the license model and the use of that content that our customers select. Suppliers who choose to work with us under contract typically receive royalties of 20% to 50% of the total license fee we charge customers, depending on the basis on which their content is licensed by our customers. We also own the copyright to certain content in our collections (wholly-owned content), including content produced by our staff photographers for our editorial product, for which we do not pay any third-party royalties. Cost of revenue includes certain costs of our assignment photo shoots, but excludes amortization associated with creating or buying content. Cost of revenue consists primarily of royalties owed to content contributors, comprised of photographers, filmmakers, Image Partners and third party music content providers. We expect our cost of revenue as a percentage of revenue to vary modestly based on changes in revenue mix by product, as royalty rates vary depending on license model and use of content.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) primarily consists of staff costs, marketing expense, occupancy costs, professional fees and other general operating charges. We expect our selling, general and administrative expenses to increase in absolute dollars but remain relatively constant as a percentage of revenue in the near term. Absolute dollar spending will increase as we continue to expand our operations and hire additional personnel to support our growth, in addition to incurring incremental expenses to comply with the additional requirements of being a public company. Lastly, we expect our marketing to increase in absolute dollars but to stay relatively constant as a percentage of revenue. However, the Company will continue to evaluate opportunities to incrementally invest in marketing as may be appropriate.

Depreciation

Depreciation expense consists of internally developed software, content and equipment depreciation. We record property and equipment at cost and reflect balance sheet balances net of accumulated depreciation. We record depreciation expense on a straight-line basis. We depreciate leasehold improvements over the shorter of the respective lives of the leases or the useful lives of the improvements.

We expect depreciation expense to remain stable as we continue to innovate and invest in the design, user experience and performance of our websites.

Amortization

Amortization expense consists of the amortization of intangible assets related to acquired customer relationships, trademarks and other intangible assets. We expect amortization expense to decrease in the coming years as some of our intangibles become fully amortized.

Factors affecting results of operations

A shift in the product mix of our revenue may affect our overall cost of revenue as a percentage of revenue. Our revenues and profitability are also subject to fluctuations in foreign exchange rates. The weakening or strengthening of our reporting currency, the U.S. dollar, during any given period as compared to currencies that we collect revenues in, most notably, the Euro and British pound, impacts our reported revenues.

Our future financial condition and results of operation will also be dependent upon various factors that generally affect the digital content industry, including the general trends affecting the media, marketing and advertising customer bases that we target. In addition, our financial condition and results of operation will continue to be affected by factors that affect internet commerce companies and by general macroeconomic factors such as the global uncertainty caused by the COVID-19 pandemic.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and March 31, 2021

	Consolidated statements of operations
	Three Months Ended
	March 31,		increase (decrease)
(In thousands)	2022	2021	$change	% change
Revenue	$230,978	$218,392	$12,586	5.8%
Cost of revenue (exclusive of depreciation and amortization shown separately below)	61,894	59,608	2,286	3.8%
Selling, general and administrative expense	93,153	84,775	8,378	9.9%
Depreciation	12,512	12,904	(392)	(3.0)%
Amortization	12,205	12,019	186	1.5%
Other operating expense (income), net	2,706	(502)	3,208	NM
Operating expense	182,470	168,804	13,666	8.1%
Income from operations	48,508	49,588	(1,080)	(2.2)%
Interest expense	(29,600)	(30,424)	824	(2.7)%
Gain on fair value adjustment for swaps and foreign currency exchange contract – net	12,126	5,882	6,244	106.2%
Unrealized foreign exchange gains – net	7,043	18,582	(11,539)	(62.1)%
Other non-operating income, net	157	149	8	5.4%
Total other expense	(10,274)	(5,811)	(4,463)	76.8%
Income before income taxes	38,234	43,777	(5,543)	(12.7)%
Income tax expense	(13,127)	(14,032)	905	(6.4)%
Net income	$25,107	$29,745	$(4,638)	(15.6)%

NM – Not meaningful

Revenue by product

	Three Months Ended
	March 31,				increase / (decrease)
		% of		% of		%	CN %
(In thousands)	2022	revenue	2021	revenue	$change	change	change
Creative	148,398	64.2%	144,651	66.2%	3,747	2.6%	5.2%
Editorial	78,753	34.1%	70,359	32.2%	8,394	11.9%	14.2%
Other	3,827	1.7%	3,382	1.5%	445	13.1%	15.4%
Total revenue	$230,978	100.0%	$218,392	100.0%	$12,586	5.8%	8.3%

Consolidated Revenue.   For the three months ended March 31, 2022, reported revenue was $231.0 million as compared to reported revenue of $218.4 million for the three months ended March 31, 2021. On a reported basis, revenue increased by 5.8% (8.3% CN) for the three months ended March 31, 2022.

Creative.   In Creative, revenue increased on a reported basis 2.6% (5.2% CN) for the three months ended March 31, 2022. Our Premium Access subscription like product showed growth compared to the prior year quarter (increased by $3.9 million) as we continue to drive customers to our committed solutions. Additional increases were driven by our Unsplash acquisition that didn’t occur until the second quarter of 2021 (increased by $3.6 million) and our increased outbound sales focus on corporate customers which stimulated strong growth within Custom Content (increased by $1.2 million). Offsetting these increases were declines in our Premium Royalty Free ALC product (decrease of $4.7 million) which was largely due to our continued focus on driving customers to our committed solutions.

Editorial.   In Editorial, revenue increased on a reported basis 11.9% (14.2% CN) for the three months ended March 31, 2022. The increase was seen across both assignments (increased by $3.3 million) and editorial subscription and Premium Access offerings (increased $4.1 million), primarily in Sport and Entertainment, from the COVID-19 recovery we’ve seen since 2021.

Other.   This category includes music licensing, digital asset management and distribution services, print sales, and data licensing revenues. Revenue for the three months ended March 31, 2022 from our Other product increased on a reported basis by 13.1% (15.4% CN). The increase for the three months ended March 31, 2022 was driven by nearly all categories.

Cost of revenue (exclusive of depreciation and amortization).   Cost of revenue for the three months ended March 31, 2022 was $61.9 million (26.8% of revenue) compared to $59.6 million (27.3% of revenue) in the prior year period. The decrease in cost of revenue as a percentage of revenue compared to the prior period was due primarily to revenue mix by product. Generally, cost of revenue rates will vary modestly period over period based on changes in revenue mix by product, as royalty rates vary depending on the license model and use of content.

Selling, general and administrative expense.   Reported SG&A expense increased by $8.4 million or 9.9% (11.6% CN) for the three months ended March 31, 2022. SG&A fluctuations from the prior period include the following:

●	increase in staff costs of $3.3 million for the three months ended March 31, 2022. The change is largely driven by increases in salaries due to normal recurring annual salary raises in addition to increased headcount, largely due to the acquisition of Unsplash on April 1, 2021.
●	increase in computer related expenses of $1.5 million for the three months ended March 31, 2022. The increase is due primarily to our continued growth and related cloud storage needs.
●	increases in marketing spend of 15.6% ($1.9 million) for the three months ended March 31, 2022. For the three months ended March 31, 2022, marketing spend as a percentage of sales increased to 6.1% from the three months ended March 31, 2021 ratio of 5.6%. These increases are due primarily to increased spend in digital marketing as we continue to invest in growth markets.

Depreciation expense.   For the three months ended March 31, 2022, depreciation expense was $12.5 million which was in line with the prior year.

Amortization expense.   For the three months ended March 31, 2022, amortization expense was $12.2 million which was in line with the prior year.

Other operating expense (income) — net.   For the three months ended March 31, 2022, the increase in other operating expense, net from prior period was $3.2 million. The increase in expense was driven by the abandonment of some of our office space in North America as we continue to evaluate our global office space needs.

Interest expense.   We recognized interest expense of $29.6 million and $30.4 million for the three months ended March 31, 2022 and March 31, 2021, respectively. Our interest expense primarily consists of interest charges on our outstanding Term Loans, Senior Notes, and the unused portion of our revolving credit facility as well as the amortization of original issue discount on our term loans and amortization of deferred debt financing fees.

Fair value adjustment for swaps and foreign currency exchange contract — net.   We recognized fair value adjustment gains for our swaps and foreign currency exchange contracts, net of $12.1 million for the three months ended March 31, 2022, compared with net gains of $5.9 million for the three months ended March 31, 2021. Gains and losses are driven by changes in interest and foreign exchange rates, relative to the rates in our derivatives.

Unrealized Foreign exchange gains — net.   We recognized foreign exchange gains, net of $7.0 million for the three months ended March 31, 2022, compared with gains of $18.6 million for the three months ended March 31, 2021. These changes are primarily driven by fluctuations in the EUR related to our EUR Term Loans.

 Other non-operating income — net.   We recognized insignificant amounts of other non-operating income, net for the three months ended March 31, 2022 and 2021.

Income tax expense.   The Company’s income tax expense decreased by $0.9 million to an expense of $13.1 million for the three months ended March 31, 2022, as compared to an expense of $14.0 million for the three months ended March 31, 2021. The Company’s effective income tax rate for the three months ended March 31, 2022 is 34.3%, as compared to 32.1% for the three months ended March 31, 2021. The decrease in tax expense compared to the prior year is primarily due to a change in valuation allowance and pre-tax income.

Comparison of the Year Ended December 31, 2021 and December 31, 2020

	Consolidated statements of operations
	Year Ended December 31,		increase (decrease)
(In thousands)	2021	2020	$change	% change
Revenue	$918,688	$815,401	$103,287	12.7%
Cost of revenue (exclusive of depreciation and amortization
shown separately below)	248,152	226,066	22,086	9.8%
Selling, general and administrative expense	367,704	324,423	43,281	13.3%
Depreciation	51,099	52,358	(1,259)	(2.4)%
Amortization	49,361	47,002	2,359	5.0%
Restructuring costs	(475)	9,135	(9,610)	NM
Other operating expense, net	861	161	700	NM
Operating expense	716,702	659,145	57,557	8.7%
Income from operations	201,986	156,256	45,730	29.3%
Interest expense	(122,160)	(124,926)	2,766	(2.2)%
Fair value adjustment for swaps & foreign currency
exchange contract – net	19,282	(14,255)	33,537	NM
Foreign exchange gain (losses) – net	36,406	(45,073)	81,479	NM
Other non-operating income, net	612	139	473	NM
Total other expense	(65,860)	(184,115)	118,255	(64.2)%
Income (loss) before income taxes	136,126	(27,859)	163,985	NM
Income tax expense	(18,729)	(9,516)	(9,213)	96.8%
Net income (loss)	$117,397	$(37,375)	$154,772	NM

NM — Not meaningful

Revenue by product

	Year ended December 31,				increase / (decrease)
		% of		% of		%	CN %
(In thousands)	2021	revenue	2020	revenue	$change	change	change
Creative	596,917	65.0%	532,732	65.3%	64,185	12.0%	9.5%
Editorial	306,631	33.4%	266,699	32.7%	39,932	15.0%	12.4%
Other	15,140	1.6%	15,970	2.0%	(830)	(5.2)%	(7.2)%
Total revenue	$918,688	100.0%	$815,401	100.0%	$103,287	12.7%	10.2%

Consolidated Revenue.   For the year ended December 31, 2021, reported revenue was $918.7 million as compared to reported revenue of $815.4 million for the year ended December 31, 2020. On a reported basis, revenue increased by 12.7% (10.2% CN) for the year ended December 31, 2021.

Creative.   In Creative, revenue increased on a reported basis 12.0% (9.5% CN) for the year ended December 31, 2021. Our Premium Royalty Free ALC product drove continued growth (increased by $23.8 million), a result of simplifying our licensing model for our customers. In addition, sales and marketing initiatives along with a focus on cultivating new customers grew our E-Commerce business (increased by $9.1 million). Lastly, our increased outbound sales focus on production and broadcast customers stimulated strong growth across our Creative video content, which includes numerous exclusive content collections (increased by $17.1 million).

Editorial.   In Editorial, revenue increased on a reported basis 15.0% (12.4% CN) for the year ended December 31, 2021. The increase was driven largely by recovery from the prior-year COVID-19 impacts. The increase was seen across assignments (increased by $11.6 million), editorial stills (increased by $20.4 million) and editorial video (increased by $7.9 million), and primarily in Sport and Entertainment. While we have seen some improvement in Entertainment, large events have still not returned to full scale relative to pre-COVID-19 levels.

Other.   This category includes music licensing, digital asset management and distribution services, print sales, data licensing revenues and certain retired products including rights managed. Revenue for the year ended December 31, 2021 from our Other product decreased on a reported basis by 5.2% (7.2% CN). The decrease for the year ended December 31, 2021 was driven primarily by the retirement of our rights managed licensing model.

Cost of revenue (exclusive of depreciation and amortization).   Cost of revenue for the year ended December 31, 2021 was $248.2 million (27.0% of revenue) compared to $226.1 million (27.7% of revenue) in the prior year. The decrease in cost of revenue as a percentage of revenue compared to the prior year was due primarily to revenue mix by product. Generally, cost of revenue rates will vary modestly period over period based on changes in revenue mix by product, as royalty rates vary depending on the license model and use of content.

Selling, general and administrative expense.   Reported SG&A expense increased by $43.3 million or 13.3% for the year ended December 31, 2021. SG&A fluctuations from the prior year include the following:

•

increase in staff costs of $35.1 million for the year ended December 31, 2021. The change is largely driven by increases in salaries due to normal recurring annual salary raises. Additionally, 2021 results reflect an increase in our bonus and commission expense resulting from our strong operating results in the current year.

•

increases in marketing spend of 9.7% ($4.7 million) for the year ended December 31, 2021. This increase is largely due to a lower marketing spend in 2020 tied to cost control initiatives implemented during the onset of COVID-19 that we have since reversed. For the year ended December 31, 2021, marketing spend as a percentage of sales decreased to 5.8% from the year ended December 31, 2020 ratio of 6.0%.

Depreciation expense.   For the year ended December 31, 2021, depreciation expense was $51.1 million which was in line with the prior year.

Amortization expense.   For the year ended December 31, 2021, amortization expense increased by $2.4 million compared to the prior year. The increase was driven by increases in intangible assets related to our acquisition of Unsplash.

Restructuring costs.   For the year ended December 31, 2021, the decrease in restructuring costs from prior period was $9.6 million. The decline was driven by a reduction in employee termination costs.

Other operating expense — net.   We recognized insignificant amounts of other operating expense, net for the years ended December 31, 2021 and 2020.

Interest expense.   We recognized interest expense of $122.2 million for the year ended December 31, 2021. Our interest expense primarily consists of interest charges on our outstanding Term Loans, Senior Notes, and the unused portion of our revolving credit facility as well as the amortization of original issue discount on our term loans and amortization of deferred debt financing fees.

Fair value adjustment for swaps and foreign currency exchange contract — net.   We recognized fair value adjustment gains for our swaps and foreign currency exchange contracts, net of $19.3 million for the year ended December 31, 2021, compared with net losses of $14.3 million for the year ended December 31, 2020. Gains and losses are driven by changes in interest and foreign exchange rates, relative to the rates in our derivatives.

Foreign exchange gains (losses) — net.   We recognized foreign exchange gains, net of $36.4 million for the year ended December 31, 2021, compared with losses of $45.1 million for the year ended December 31, 2020. These changes are primarily driven by fluctuations in the EUR related to our EUR Term Loans.

Other non- operating income — net.   We recognized insignificant amounts of other non-operating income, net for the years ended December 31, 2021 and 2020.

Income tax expense.   Our income tax expense increased by $9.2 million to an expense of $18.7 million for the year ended December 31, 2021 as compared to a $ 9.5 million expense for the year ended December 31, 2020. Our effective income tax rate for the year ended December 31, 2021 is 13.8% compared to (34.2)% for the year ended December 31, 2020. The change in tax expense compared to the prior year is primarily due to increases in pre-tax income, U.S. foreign inclusion, and foreign withholding tax expense.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Currency Neutral revenue growth (expressed as a percentage) and Adjusted EBITDA are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures.

Currency Neutral Revenue

Currency Neutral revenue growth (expressed as a percentage) excludes the impact of fluctuating foreign currency values pegged to the U.S. dollar between comparative periods by translating all local currencies using the current period exchange rates. We consistently apply this approach to revenue for all countries where the functional currency is not the U.S. dollar. We believe that this presentation provides useful supplemental information regarding changes in our revenue not driven by fluctuations in the value of foreign currencies.

Adjusted EBITDA

A reconciliation is provided below to the most comparable financial measure stated in accordance with GAAP. We define adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue.

	Three Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2022	2021	2021	2020
Net income (loss)	$25,107	$29,745	$117,397	$(37,375)
Add/(less) non-GAAP adjustments:
Depreciation and amortization	24,717	24,923	100,460	99,360
Other operating expense (income) – net	2,706	(502)	386	9,296
Interest expense	29,600	30,424	122,160	124,926
Fair value adjustments, foreign exchange and other non operating (income) expense(1)	(19,326)	(24,613)	(56,300)	59,189
Income tax expense	13,127	14,032	18,729	9,516
Stock comp expense	1,741	1,602	6,441	8,002
Adjusted EBITDA	$77,672	$75,611	$309,273	$272,914
Net income (loss) margin	10.9%	13.6%	12.8%	(4.6)%
Adjusted EBITDA margin	33.6%	34.6%	33.7%	33.5%

(1)	Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related expenses.

Liquidity and Capital Resources

Our sources of liquidity are our existing cash and cash equivalents, cash provided by operations and amounts available under our revolving credit facility. As of March 31, 2022 and December 31, 2021, we have cash and cash equivalents of $210.8 million and $186.3 million, respectively, and availability under our revolving credit facility, which expires in February 2024, of $80.0 million. Our principal liquidity needs include debt service and capital expenditures, as well as those required to support working capital, internal growth, and strategic acquisitions and investments.

Future cash needs

We expect to fund our ordinary course operating activities from existing cash and cash flows from operations and believe that these sources of liquidity will be sufficient to fund our ordinary course operations and other planned investing activities for the foreseeable future. From time to time, we may evaluate potential acquisitions, investments and other growth and strategic opportunities. While we believe we have sufficient liquidity to fund our ordinary course operations for the foreseeable future, our sources of liquidity could be affected by current and future difficult economic conditions, payment of certain restructuring costs, reliance on key personnel, international risks, intellectual property claims, the resolution of pending or future tax audits or other factors described herein under “Potential liability and insurance” and “Quantitative and qualitative disclosures about market risk.”

We may, from time to time, incur or increase borrowings under the revolving credit facility or issue new debt securities, if market conditions are favorable, to meet our future cash needs or to reduce our borrowing costs. We or our affiliates from time to time consider potential transactions intended to rationalize our Consolidated Balance Sheet. In connection with any such transactions, we may, among other things, seek to retire our outstanding notes or loans through cash purchases and/or exchanges for equity or other securities, in open market purchases, privately negotiated transactions, tenders or otherwise. Such repurchases, exchanges, or other transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Our liquidity may also be adversely affected by the resolution of pending or future tax audits. We may be subject to tax liabilities in excess of amounts reserved for liabilities for uncertain tax positions on our Consolidated Balance Sheet. In addition, certain jurisdictions in which we have current open tax audits require taxpayers to pay assessed taxes in advance of contesting, whether by way of litigation or appeal, an adverse determination or assessment by the relevant taxing authority. The amount of any such advance payment depends upon the amount in controversy and may be material, and payment of any such amount could adversely affect our liquidity. A jurisdiction that collects any such advance payment generally will repay such amounts if we ultimately prevail in the related litigation or appeal. See “Note 10 — Commitments and Contingencies” and “Note 17 — Income Taxes” to our December 31, 2021 consolidated financial statements for additional discussions of our pending tax audits and our uncertain tax positions and risks related thereto.

Additionally, we will receive the proceeds from any exercise of any Warrants in cash. Each Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share. The aggregate amount of proceeds could be up to $494,614,770 if all Warrants are exercised for cash. We expect to use any such proceeds for general corporate purposes, which would increase our liquidity, but do not need such proceeds to fund our operations. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. As of August 5, 2022, the closing price of our Class A Common Stock was $25.95.

Prior to the extraordinary general meeting of CCNB’s shareholders in connection with the Business Combination, holders of 82,291,689 CCNB Class A Ordinary Shares exercised their right to redeem those shares for cash at a price of approximately $10.03 per share, for an aggregate of $825,157,296, which represented approximately 99.4% of the total CCNB Class A Ordinary Shares then outstanding.

The Business Combination was consummated on July 22, 2022. The completion of the Business Combination yielded in gross proceeds of $865 million. We have sufficient funds to run the business for the twelve months from the issuance date of our audited consolidated financial statements included elsewhere in this prospectus. Therefore, we do not depend on external financing in the short-term or receiving the cash proceeds from the exercise of any Warrants.

Cash Flows

Comparison of the Three Months ended March 31, 2022 and March 31, 2021

	Three Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2022	2021	$ change	% change
Net cash provided by operating activities	$49,365	$40,437	$8,928	22.1%
Net cash used in investing activities	$(16,235)	$(11,711)	$(4,524)	(38.6)%
Net cash used in financing activities	$(5,652)	$(9,649)	$3,997	41.4%
Effects of exchange rate fluctuations	$(3,586)	$776	$(4,362)	(562.1)%

Cash provided by operating activities was $49.4 million for the three months ended March 31, 2022 as compared to cash provided by operating activities of $40.4 million for the three months ended March 31, 2021. Net cash provided by operating activities for the three months ended March 31, 2022 is primarily due to net income of $25.1 million adjusted for noncash expenses of $25.6 million and a decrease in accounts receivable of $11.4 million, partially offset by a decrease in accrued expenses of $20.6 million.

Our investing activities used $16.2 million and $11.7 million in cash during the three months ended March 31, 2022 and 2021, respectively, which was used to acquire property and equipment. The property and equipment is mainly related to internal software development as we continue to innovate and invest in the design, user experience and performance of our websites.

For the three months ended March 31, 2022 and 2021, our financing activities used $5.7 million and $9.6 million of cash, respectively. Financing activities for the three months ended March 31, 2022 includes equity issuance costs related to our proposed business combination and principal payments on our Term Loans.

Cash Flows

Comparison of the Year ended December 31, 2021 and December 31, 2020

	Three Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2021	2020	$ change	% change
Net cash provided by operating activities	$188,890	$148,463	$40,427	27.2%
Net cash used in investing activities	$(136,926)	$(53,484)	$(83,442)	(156.0)%
Net cash used in financing activities	$(19,265)	$(52,002)	$32,737	63.0%
Effects of exchange rate fluctuations	$(2,479)	$104	$(2,583)	(2,483.7)%

Cash provided by operating activities was $188.9 million for the year ended December 31, 2021 as compared to cash provided by operating activities of $148.5 million for the year ended December 31, 2020. Net cash provided by operating activities for the year ended December 31, 2021 is primarily due to net income of $117.4 million adjusted for noncash expenses of $40.2 million, an increase in accrued expenses of $18.7 million and deferred revenue of $24.8 million which was partially offset by an increase in our accounts receivable of $16.1 million.

Our investing activities used $136.9 million and $53.5 million in cash during the year ended December 31, 2021 and 2020, respectively, which was used to acquire a business and property and equipment. On April 1, 2021, we acquired Unsplash Inc. in exchange for $89.2 million in net cash plus an additional earnout potential of approximately $20.0 million based on revenue targets over two and three years, funded through existing cash on hand. The property and equipment mainly related to internal software development as we continue to innovate and invest in the design, user experience and performance of our websites.

For the year ended December 31, 2021 and 2020, our financing activities used $19.3 million and $52.0 million of cash, respectively. Financing activities for the year ended December 31, 2021 included principal payments on our Term Loans.

Contractual obligations, guarantees and other potentially significant uses of cash

A summary of contractual cash obligations as of December 31, 2021 is as follows:

			2026 and
(Dollars in thousands)	2022 – 2023	2024 – 2025	thereafter	Total
Long-term indebtedness, including current portion and Interest	$248,290	$248,309	$1,785,376	$2,281,975
Operating lease obligations(1)	26,089	24,076	32,745	82,910
Minimum royalty guarantee payments to suppliers of content(2)	83,028	62,100	29,493	174,621
IT Commitments	5,946	—	—	5,946
Other commitments	4,224	—	—	4,224
Total	$367,577	$334,485	$1,847,614	$2,549,676

(1) Offsetting operating lease payments will be immaterial receipts for subleased facilities.

(2) Offsetting the minimum royalty guarantee payments to content suppliers will be minimum guaranteed receipts from content suppliers.

The table above excludes the estimated the fair value of the Contingent Consideration of $14.5 million as of March 31, 2022 as the payout is not certain. See “Note 4 — Fair Value of Financial Instruments” within the consolidated financial statements for additional information.

As of March 31, 2022, we signed a new lease for office space effective as of March of 2022, which increased our commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring. There were no other material changes to the commitments since December 31, 2021.

Capital expenditures

We have historically had a predictable level of capital expenditures, a significant portion of which has been discretionary and growth-related. Our capital expenditures have generally consisted of costs related to imagery and other content creation, capitalized labor for development of software, purchased computer hardware, and leasehold improvements. Content creation capital expenditures include capitalized internal and external labor for ingesting and editing creative content, image acquisition, buying image collections from photographers or Image Partners, and cameras, lenses and miscellaneous imaging equipment primarily for our editorial operations. Software includes computer software developed for internal use and consists of internal and external costs incurred during the application development stage of software development and costs of upgrades or enhancements that result in additional software functionality.

Off-balance sheet arrangements

From time to time, we may issue small amounts of letters of credit to provide credit support for leases, guarantees, and contractual commitments. The fair values of the letters of credit reflect the amount of the underlying obligation and are subject to fees competitively determined in the marketplace. As of March 31, 2022 and December 31, 2021, we had no material letters of credit outstanding or other off-balance sheet arrangements except for operating leases entered into in the normal course of business.

Effects of inflation and changing prices

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business and adversely affect our financial condition and results of operations.

Potential liability and insurance

We indemnify certain customers from claims related to alleged infringements of the intellectual property rights of third parties or misappropriation of publicity or personality rights of third parties, such as claims arising from copyright infringement or failure to secure model and property releases for images we license if such a release is required. The standard terms of these indemnifications require us to defend those claims upon notice and pay related damages, if any. We typically mitigate this risk by requiring all uses of licenses to be within the scope of our licenses, and by securing necessary model and property releases for Creative Stills content and by contractually requiring contributing photographers and other content partners to do the same prior to submitting any content to us, and by limiting damages/liability in certain circumstances. Additionally, we require all contributors and Image Partners, as well as companies that are potential acquisition targets to warrant that the content licensed to or purchased by us does not and will not infringe upon or misappropriate the rights of third parties. We also require contributing photographers, Image Partners and other content partners and sellers of businesses or image collections that we have purchased to indemnify us in certain circumstances where a claim arises in relation to an image they have provided or sold to us. Image Partners and other content partners are also typically required to carry insurance policies for losses related to such claims and individual contributors are encouraged to carry such policies and we have insurance policies to cover litigation costs for such claims. We will record liabilities for these indemnifications if and when such claims are probable and the range of possible payments and available recourse from content partners can be estimated, as applicable. Historically, the exposure to such claims has been immaterial, as were the recorded liabilities for intellectual property infringement at March 31, 2022 and December 31, 2021 and 2020. As such, management believes the estimated fair value of these liabilities is minimal.

In the ordinary course of business, we also enter into certain types of agreements that contingently require us to indemnify counterparties against third-party claims. These may include:

●	agreements with vendors and suppliers, under which we may indemnify them against claims arising from our use of their products or services;
●	agreements with customers other than those licensing images, under which we may indemnify them against claims and uncollectible trade accounts receivable arising from their use of our products or services in their markets;
●	agreements with agents, delegates and distributors, under which we may indemnify them against claims arising from their distribution of our products or services;

●	real estate and equipment leases, under which we may indemnify lessors against third-party claims relating to use of their property;
●	agreements with directors and officers, under which we indemnify them to the full extent allowed by Delaware law against claims relating to their service to us; and
●	agreements with purchasers of businesses we have sold, under which we may indemnify the purchasers against claims arising from our operation of the businesses prior to sale.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at March 31, 2022 and December 31, 2021 and 2020. We are subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial statements, these matters are subject to inherent uncertainties and management’s judgment about these matters may change in the future. Additionally, we hold insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

Income taxes

We account for income taxes and accruals for uncertain tax positions using the asset and liability approach. Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of current and future taxes to be paid. Our judgments, assumptions, and estimates relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws and possible outcomes of future audits conducted by foreign and domestic tax authorities. Changes in tax law or our interpretation of tax laws and future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

We conduct operations on a global basis and are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in evaluating and estimating our provision and accruals for these taxes. Our effective tax rate is subject to significant variation due to several factors, including variability in accurately predicting our taxable income and the geographical mix of our pre-tax earnings. In addition, we are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax liabilities. We record unrecognized tax benefits as liabilities in accordance with ASC 740, “Income Taxes” and adjust these liabilities when our judgment changes as result of the evaluation of new information not previously available. Such amounts are based on management’s judgment and best estimate as to the ultimate outcome of tax audits.

Critical accounting policies

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are:

●	the assumptions used to estimate unused capped subscription-based and credit-based products;
●	the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements;
●	the sufficiency of the allowance for doubtful accounts;
●	the assumptions used to assess the recoverability of goodwill;
●	the appropriateness of the valuation and useful lives of intangibles and other long-lived assets;
●	the assumptions used to estimate the Contingent Consideration;
●	the assumptions used to value equity-based compensation arrangements; and

●	the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the consolidated financial statements as well as the deferred tax asset valuation allowances.

These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from our estimates and assumptions.

Revenue recognition

Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to our content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

We recognize revenue gross of contributor royalties because we’re the principal in the transaction as we are the party responsible for the performance obligation and we control the product or service prior to transferring to the customer. We also license content to customers through third-party delegates worldwide (approximately 3% of total revenues for the three months ended March 31, 2022 and years ended December 31, 2021 and 2020). Delegates sell our products directly to customers as the principal in those transactions. Accordingly, we recognize revenue net of costs paid to delegates. Delegates typically earn and retain 35% to 50% of the license fee, and we recognize the remaining 50% to 65% as revenue.

We maintain a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.

The Company recognizes revenue under the core principle to depict the transfer of control to our customers in an amount reflecting the consideration to which we expect to be entitled. In order to achieve that core principle, we apply the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.

The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in identifying the performance obligations and the standalone selling price of the performance obligations. At contract inception, we assess the product offerings in our contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

For digital content licenses, we recognize revenue on capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, we estimate expected unused licenses for capped subscription-based and credit-based products and recognize the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of our subscription products.

For uncapped digital content subscriptions, we have determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred. Management allocates the total contract consideration to each performance obligation based on a relative standalone selling price basis. We do not sell “existing content” and “future content” separately to the customer. We believe that the best estimate for value provided to the customer for each performance obligation is based on our customers’ historical content download and usage patterns. We determine the standalone selling price for each based on these observable patterns.

Revenue associated with hosted software services is recognized ratably over the term of the license.

Foreign currencies

Assets and liabilities for subsidiaries with functional currencies other than the U.S. dollar are recorded in foreign currencies and translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to “Other comprehensive income (loss)”, as a separate component of stockholder’s deficit. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in “Foreign exchange gain (losses) — net” in the Consolidated Statements of Operations. For the three months ended March 31, 2022 and years ended December 31, 2021 and 2020, the Company recognized net foreign currency transaction gains of $7.0 million, gains of $36.4 million and losses of $45.1 million, respectively.

Accounts receivable, net

Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $6.3 million as of March 31, 2022, $5.9 million as of December 31, 2021 and $7.8 million as of December 31, 2020.

Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted. The allowance for sales returns is estimated based on historical returns as a percentage of revenue. Estimated sales returns are recorded as a reduction of revenue and were insignificant in all periods presented. Less than 7% of the recorded trade receivables were more than 90 days past-due as of March 31, 2022, compared to less than 6% at December 31, 2021 and less than 10% at December 31, 2020. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many geographic areas.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs, or circumstances change that indicate the carrying value of the one reporting unit may not be recoverable. Circumstances that could indicate impairment and require impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions, a significant decline in the financial results of the Company’s operations, significant changes in strategic plans, adverse actions by regulators, unanticipated changes in competition and market share, or a planned disposition of a significant portion of the business. Management performs the annual goodwill impairment analysis as of October 1 each year. The Company performed a qualitative screen for its 2021 and 2020 goodwill impairment analyses. All of the factors above were considered as well as the indicated transaction equity value under the terms of the Business Combination Agreement, which was under negotiation at the time of the Company’s test. Given the significant headroom in excess of 100%, the Company passed a qualitative assessment in regard to goodwill impairment, determining that it is unlikely the fair value of the reporting unit is less than its carrying value. As circumstances change, it is possible that future goodwill impairment analysis could result in goodwill impairments, which would be included in the calculation of income or loss from operations.

Identifiable intangible assets

Identifiable intangible assets are assets that do not have physical representation but that arise from contractual or other legal rights or are capable of being separated or divided from the Company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, unless such life is determined to be indefinite. The remaining useful lives of identifiable intangible assets are reassessed each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. Potential impairment of identifiable intangible assets is evaluated annually or whenever circumstances indicate that the carrying value may not be recoverable through projected discounted or undiscounted cash flows expected to be generated by the asset. There have been no significant impairments or significant changes in estimated useful lives during any of the periods presented.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairment exists when the carrying value of an asset is not recoverable and exceeds its fair value. The carrying value of an asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The fair value of an asset is the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Impairments are included in other operating expenses or, if material, shown separately and included in the calculation of income from operations. There have been no significant impairments during any of the periods presented.

Contingent Consideration

The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration will be classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with authoritative guidance for equity- based payments. This guidance requires equity-based compensation cost to be measured at the grant date based on the fair value of the award and recognized as expense over the applicable service period, which is the vesting period, net of estimated forfeitures. Compensation expense for equity-based payments that contain service conditions is recorded on a straight-line basis, over the service period of generally five years. Compensation expense for equity-based payments that contain performance conditions is not recorded until it is probable that the performance condition will be achieved. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from current estimates.

We use the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying share of our Common Stock, the expected term of the option, the expected volatility of the price of our Common Stock and risk-free interest rates.

As there was no public market for our Common Stock prior to the Business Combination, the expected volatility assumption for equity- based compensation is based on historical volatilities of the Common Stock of public companies with characteristics similar to those of the Company. The risk-free rate of return represents the implied yield available during the month the award was granted for a U.S. Treasury zero-coupon security issued with a term equal to the expected life of the awards. The expected term is measured from the grant date and is based on the simplified method calculation. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Certain of our employees are eligible to receive equity-based compensation based in shares of Getty Images pursuant to the Amended and Restated 2012 Equity Incentive Plan, which authorizes equity awards to be granted for up to 32.0 million shares of Common Stock of Getty Images. Under this plan, certain of our employees were granted a combination of time-based and performance-based options. See “Note 14 —  Equity-Based Compensation” of our December 31, 2021 audited consolidated financial statements included elsewhere in this prospectus for additional information.

Common Stock Valuations

Our Board of Directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of our Common Stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of Common Stock at each grant date, including the following factors:

●	relevant precedent transactions including our capital transactions;

●	the liquidation preferences, rights, preferences, and privileges of our preferred stock relative to the Common Stock;
●	our actual operating and financial performance;
●	our current business conditions and projections;
●	our stage of development;
●	the likelihood and timing of achieving a liquidity event for the Common Stock underlying the stock options, such as an initial public offering, given prevailing market conditions;
●	any adjustment necessary to recognize a lack of marketability of the Common Stock underlying the granted options;
●	the market performance of comparable publicly traded companies; and
●	U.S. and global capital market conditions.

In valuing our Common Stock, our Board of Directors determined the equity value of the business generally using the income approach and the market approach valuation methods. After the Equity Value is determined and allocated to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at the fair value of the Common Stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any sale would involve significant transaction costs, thereby reducing overall fair market value.

In addition, the Board of Directors also considered any secondary transactions involving our Common Stock. In its evaluation of those transactions, the Board of Directors considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to the Company’s financial information.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our Common Stock. Upon the consummation of the Business Combination, the fair value of our Common Stock will be determined based on the quoted market price on the New York Stock Exchange.

Income taxes

The Company computes income taxes and accruals for uncertain tax positions under the asset and liability method as set forth in the authoritative guidance for accounting for income taxes and uncertain tax positions. Deferred income taxes are provided for the temporary differences between the consolidated financial statement carrying amounts and the tax basis of the Company’s assets and liabilities and operating loss and tax credit carryforwards. The Company establishes a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizable deferred tax assets. The Company accounts for the global intangible low-tax income earned by foreign subsidiaries included in gross U.S. taxable income in the period incurred.

Quantitative and qualitative disclosures about market risk

Interest rate market risk

We are exposed to changes in LIBOR interest rates on the USD Term Loans of the senior secured credit facilities, subject to a minimum floor of 0.00%. As of March 31, 2022 and December 31, 2021, the principal outstanding of our USD Term Loans of the senior secured credit facility was $995.2 million and $997.8 million, respectively. As of March 31, 2022, the applicable LIBOR is above said floor. To offset our exposure to interest rate changes, Getty Images has entered into interest rate swap agreements with notionals of $355.0 million, as of March 31, 2022 and $530.0 million as of December 31, 2021. These swap arrangements also have an embedded floor of 0.00%. Based on the principal outstanding, incorporating the effect of the swap agreements, as of March 31, 2022 each one eighth percentage point increase in the LIBOR rate hereafter would correspondingly increase our interest expense on the senior secured credit facilities by approximately $0.8 million per annum. We are also exposed to changes in EURIBOR interest rates on the senior secured term loan, subject to a minimum floor of 0.00%. As of March 31, 2022 and December 31, 2021, the principal outstanding of our EUR Term Loans of the senior secured term was €419.0 million. As of March 31, 2022, the applicable EURIBOR is below said floor. Based on the current principal outstanding, each one eighth percentage point increase in the EURIBOR rate above the floor would correspondingly increase our interest expense on the senior secured credit facilities by approximately $0.5 million per annum.

Foreign currency market risk

We are exposed to foreign currency risk by virtue of our international operations. For each of the three months ended March 31, 2022 and each of the years ended December 31, 2021 and 2020, we derived approximately 50% of our revenue from operations outside the United States. Getty Images and its subsidiaries enter into transactions that are denominated in currencies other than Getty Images’ functional currency, including Euro and British pounds. Some of these transactions result in foreign currency denominated assets and liabilities that are revalued each month. Upon revaluation, transaction gains and losses are generated, which, with the exception of those related to long-term intercompany balances, are reported as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. Transaction gains and losses on foreign currency denominated long-term intercompany balances for which settlement is not planned or anticipated in the foreseeable future, are reported in “Accumulated other comprehensive” income in our consolidated balance sheets.

Transaction gains and losses arising from revaluation of assets and liabilities denominated in the same foreign currencies may offset each other, in part, acting as a natural hedge. Where our assets and liabilities are not naturally hedged, we may enter into non-exotic foreign currency exchange contracts to reduce our exposure to transaction gains and losses. These foreign exchange contracts are generally up to eighteen months in original maturity and primarily require the sale of either Euro or British Pounds and the purchase of U.S. dollars. The existing contracts have not been designated as hedges as defined by ASC 815, “Derivatives and Hedging,” and therefore gains and losses arising from revaluation of these forward contracts are recorded as exchange gains and losses in our consolidated statements of income in the periods in which the exchange rates fluctuate. These gains and losses generally offset, at least in part, the gains and losses of the underlying exposures that are being hedged.

As of March 31, 2022 and December 31, 2021, the aggregate notional amounts outstanding under our foreign currency exchange contracts is $8.8 million and $15.2 million, respectively. A hypothetical 10% strengthening of the Euro would have decreased the value of our hedges outstanding by $0.6 million and $1.0 million for the periods ended March 31, 2022 and December 31, 2021, respectively, and a hypothetical 10% weakening of the Euro would have increased the value of our hedges outstanding by $0.6 million and $1.0 million for the periods ended March 31, 2022 and December 31, 2021, respectively. A hypothetical 10% strengthening of the British Pound would have decreased the value of our hedges outstanding by $0.2 million and $0.4 million for the periods ended March 31, 2022 and December 31, 2021, respectively, and a hypothetical 10% weakening of the British Pound would have increased the value of our hedges outstanding by $0.2 million and $0.4 million for the periods ended March 31, 2022 and December 31, 2021, respectively. These hypothetical gains and losses would be offset, at least in part, by losses and gains incurred by the underlying exposures these contracts are hedging.

The statements of operations of foreign subsidiaries are translated into U.S. dollars, our reporting currency, at the prior month’s average daily exchange rate. When these exchange rates change from period to period, they cause fluctuations in reported results of operations that are not necessarily indicative of fundamental company operating performance but instead may reflect the performance of foreign currencies.

Recent Accounting Pronouncements

Please refer to “Note 2 — Summary of Significant Accounting Policies” in our condensed consolidated financial statements included in this filing for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

OUR BUSINESS

For over 25 years, Getty Images, Inc. (“Getty Images”) has been synonymous with the very best visual content. Getty Images was founded in 1995, with the core mission of bringing the world’s best creative and editorial content solutions to our customers to engage their audiences. With a consistently differentiated and high-quality content offering at our core, we have a rich history of embracing disruption and innovation with regard to how that content is packaged, accessed, licensed and distributed to an evolving universe of customers. We have developed market enhancements across e-commerce, content subscriptions, user-generated content, diverse and inclusive content, and proprietary research alongside investment in our technology platform, which includes artificial intelligence and machine learning driven search functionality and integrated APIs, to become a global, trusted industry leader in the visual content space.

Getty Images is a preeminent global visual content creator and marketplace with three core pillars.

Comprehensive Premium Content Offering:   Compelling and impactful visual content is the lifeblood of our business. Our content offering is generated through:

●	A growing base of more than 488,000 contributors, of which over 80,000 are exclusive to Getty Images.
●	Over 50 premium editorial content partners, such as AFP, Disney, Universal, Globo, ITN, Bloomberg, BBC Studios, CBS, The Boston Globe, Fairfax Media, NBC News, Sony Pictures Entertainment and Sky News, who rely upon Getty Images to manage and license their content and Formula One, NBA, NHL, MLB, NASCAR, FIFA and International Olympic Committee, who, in addition to distributing their content through Getty Images, grant us unique commercial rights with event and content access.
●	More than 380 dedicated staff content experts across creative and editorial who guide and contribute to the creation of an average of 8-10 million new visual assets per quarter and have been recognized with more than 1,200 major industry awards including the 2022 Pulitzer Prize for Breaking News Photography, World Press Photo, Picture of the Year International, Sony World Photography Awards, White House Photographer of the Year, The Lucie Awards, Visa d’Or,Ville de Perpignan Remi Ochlik, UK Picture Guild Awards, Press Photographer of the Year, Sports Photographer of the Year and Creative Review Photography Annual.
●	A unique comprehensive visual archival collection covering a broad range of geographies, time periods and content categories such as news, sport, celebrity, music and fashion.

Collectively, these represent a growing library of over 486 million total assets that delivers unmatched depth, breadth, and quality to meet the expanding needs of our growing customer base.

Largest and Best Path to Market for Visual Creators:   We reach all customer segments: corporate, agency and media. Through our premier brands Getty Images, iStock and Unsplash, we reach customers from the largest enterprises to the smallest businesses and individual creators. Almost half of Getty Images’ revenue is through annual subscriptions with strong customer loyalty, as demonstrated through high revenue retention rates. In addition, we maintain deep integrations with internet platforms, ensuring broad access to our content across the creative economy.

●	Getty Images is our premium offering focused on enterprise, agency, and media customers, serving the full breadth of our customers’ content needs by combining the highest quality content with premium support and customized rights and protections. Customers can purchase on an a la carte basis and through subscriptions, including our “Premium Access” product, where we uniquely enable customers to access our complete library of creative and editorial video, and music, via one website and one set of terms. Our assignment capabilities along with our Custom Content offering, a subscription product that leverages Getty Images’ global network of photographers and videographers to create customized and exclusive project-specific content, enables Getty Images to produce cost-effective content to meet the specific needs of customers.
●	iStock is our value offering of creative stills and videos, which provides a significant volume of exclusive content to SMBs, furnishing them with a powerful and cost-efficient means to produce and maintain their visual communications. Customers can purchase on an a la carte basis and through a range of monthly and annual subscription options.
●	Unsplash is a widely accessed, free creative stills offering serving the fast-growing and broad-based creator economy ranging from prosumers and semi-professional creators to full time creative professionals working at corporates and agencies. It is an ad supported website and also has over 17,000 users of its API.
●	In addition to our websites, customers and partners can access and integrate our content, metadata, and search capabilities into their workflows via our APIs, such as through Canva Pty Ltd, and through a range of mobile apps and plugins, including Adobe Creative Cloud, WordPress, and other publishing and workflow platforms.

Proprietary Platform & Infrastructure:    The Getty Images and iStock websites and related back-office systems are on a unified, global, cloud-based platform supported by best-in-class technology. We source and store our content on a common, scalable, and proprietary rights and content management system that supports all content types and categories. This platform enables customers to search, select, license, and download content from our websites and supports our centralized sales order processing, customer database management, finance, and accounting. Our unified platform allows for resource efficiency and its scalability, reliability, and flexibility allow us to service customers in any geography, handle a variety of visual content, and address changing customer demands. From this unified platform, we benefit from a comprehensive view into customer behavior and needs, which allows us to effectively evolve our content offering, services, and proprietary search algorithms to deliver unique insights to our customers. We operate multiple websites which are available on a global basis, maintained in 23 different languages, localized for their respective markets, and which provide for e-commerce transactions in 24 local currencies.

Back-end integration across our websites and brands allows for efficiency of use by customers, enabled by strong search capabilities. These capabilities are enabled by patented search technology that attaches metadata such as captions, keywords, and tags to our content. Our metadata is translated by proprietary and patented controlled vocabularies into multiple languages. Dynamic image placement algorithms present the most relevant content to customers based on features such as customer location, search and license history, and the businesses type. We continuously invest in our digital platform to improve our customer experience and functionality through improvements in search engine optimization and marketing analytics, dynamic image placement algorithms, customer support and partner/API access, use of image recognition technologies, and development license models that adapt to customer needs and behaviors.

Company Highlights

Compelling Value Proposition

Getty Images is well-positioned to capitalize on favorable tailwinds, such as accelerating demand for visual and digital content with significant and growing white space, supported by growing digital media consumption, the proliferation of social media, and disruption and democratization of the creative economy. We are an efficient, low-cost solution to meet all of our customers’ content needs through a simple and convenient, high-quality solution that enables creativity and innovation at reduced risk.

For Customers
Getty Images’ offerings serve all customer segments and sizes in any market

Through Getty Images, iStock, and Unsplash, we offer a full range of solutions to meet the needs of a range of customers around the globe. As of March 31, 2022, corporations, media, and agency customers contributed approximately 54%, 29%, and 17%, of revenue, respectively.

Getty Images offers the highest quality content

Through our content expertise, propriety data and research, exclusive contributors, premium content partners, archive and unique access, Getty Images brings one of the world’s best creative and editorial content solutions to our customers to engage their audiences.

Getty Images is cost and environmentally efficient

Getty Images’ comprehensive pre-shot and global custom assignment offerings allow customers to avoid the costly investment to produce content on their own. This can include staff costs, travel and access costs, model and location costs, hardware and production costs, editing costs and more.

Getty Images is convenient	Getty Images has over 486 million total assets and offers a comprehensive source of pre-shot content to meet customer needs. Getty Images enables customer innovation and experimentation
Getty Images reduces customer risk

Our pre-shot visuals allow customers to reduce production execution, access, and delivery risk. Getty Images and iStock customers receive trusted protections with respect to copyright claims as well as model and property releases and the ability to secure the necessary clearances for their intended use of the content.

For Contributors
Our platform is one of the biggest marketplaces with unparalleled scale

Contributors that partner with Getty Images have access to a marketplace that reaches almost every country in the world. Our platform reaches all customer segments and sizes and generates annual royalties of approximately $227 million per year based on a trailing twelve months as of March 31, 2022.

We take an active approach in content creation

We are not a passive marketplace. We invest in the content we distribute through a dedicated and experienced creative insights team focused on understanding changes in customer demand across an evolving visual landscape. We endeavor to support the authentic portrayal of communities and cultures. We work closely with leading organizations such as AARP, GLAAD and the National Disability Leadership Alliance to augment our proprietary research and foster a deeper understanding of communities and cultures. We convey this research to our exclusive contributors via actionable insights, which allows them to invest in and create content that accurately caters to changing consumer demand. Our exclusive contributors can achieve higher royalty rates and returns

Premium Content Offering Across Creative and Editorial

Getty Images’ comprehensive product offering is designed to address the full spectrum of customers’ visual content needs.

Content	Premium creative and editorial content	Budget-conscious creative stills and video	Unreleased creative stills
Key Customer	Enterprise customers	SMBs	SMBs, prosumers and professional/ semi-professional content creators
Go-to-Market Approach	Premium account management with supporting services (e.g., research, rights and clearance, digital asset management)	Primarily e-commerce and online service	Self-service
Rights	Extensive protections and rights customized to customer needs	Industry standard	No indemnification
Business Models	A la carte, subscription and custom assignments	A la carte and subscription	Ad-supported and API monetization

While we go to market through our Getty Images, iStock, and Unsplash brands, we categorize our content and services into three categories — Creative, Editorial and Other.

●	Creative: Creative refers to photos, illustrations, vectors, and videos that are released for commercial use. Creative content covers a wide variety of subjects, including lifestyle, business, science, health and beauty, sports, transportation and travel. Content is available for immediate use by a wide range of customers for any project, allowing customers to tailor the content to their target geographies and audiences. This content includes over 188 million digital assets. For the years ended December 31, 2021 and 2020, our Creative category represented 65.0% and 65.3% of revenue (of which 41.8% and 42.8% was generated through our annual subscription products), respectively, and for the three months ended March 31, 2022, our Creative category represented 64.2% of revenue, of which 45.2% was generated through annual subscription products. We primarily source Creative content from a broad network of professional, semi-professional, and amateur photographers, many of whom are exclusive to Getty Images and iStock.
●	Editorial: Editorial refers to photos and video, which cover the world of news, sports and entertainment. From red carpet events to sports to conflict zones and beyond, prior to the COVID-19 pandemic, we covered and represented approximately 160,000 events around the globe. Our Editorial business combines contemporary coverage of more than 157 million rights managed digital assets with the largest privately held photographic archive containing over 135 million archive images dating from 2000 all the way back to the beginning of photography. We invest to generate our own coverage through an editorial team of nearly 300 dedicated staff and we combine this with coverage from our network of contributors, including over 50 premium editorial content partners. For the years ended December 31, 2021 and 2020, our Editorial category represented 33.4% and 32.7% of revenue (of which 53.5% and 54.1% was generated through our annual subscription products), respectively, and for the three months ended March 31, 2022, our Editorial category represented 34% of revenue, of which 54% was generated through our annual subscription products.
●	Other: For the years ended December 31, 2021 and 2020, our Other segment represented 1.7% and 1.5% of revenue, respectively, and for the three months ended March 31, 2022 represented 1.7% of revenue. Products within Other include music licensing, digital asset management and distribution services, wall décor sales, data revenues and certain retired products such as rights managed.

Diverse and Growing, Long-Tenured Customer Base

Getty Images is privileged to work with the world’s leading companies every day. In 2020, nearly 69% of Getty Images’ booked revenues (the amount of revenue invoiced to customers) were from customers that have a tenure of 10 years or more. This increased to 71% for the twelve months ended March 31, 2022. In addition to maintaining strong revenue from highly tenured customers, we added more than 480,000 new customers in the twelve months ended March 31, 2022.

We also have strong revenue diversification. In 2020, our top ten customers contributed less than 5% of our booked revenue (the amount of revenue invoiced to customers).

In recent years, Getty Images has shifted revenues towards subscription products to drive revenue growth and durability. As of March 31, 2022, annual subscriptions represented close to 50% of total revenue (excluding certain retired products). We offer a complete range of subscription products on both our Getty Images and iStock websites. Our Premium Access offering is available through the Getty Images website and offers all of Getty Images’ Creative and Editorial and video content in one subscription. We similarly continue to see more subscription adoption in e-commerce and recently introduced an iStock subscription, which includes video, a unique offering in its space. In all cases, our annual subscriptions provide greater customer and revenue visibility and upside through expanded consumption, cross-sell and upsell via our dedicated Customer Success team.

Reinvigorated Go-To-Market Strategy Bolstered by Improved Marketing Deployment and Accelerated Return on Investment

Since 2019, we have improved our marketing efficiency, which has driven acceleration in our new customer growth, with new customers per million dollars of digital marketing spend increasing by more than 60% in of 2021 when compared to 2019. We shifted our marketing mix to take advantage of free website traffic through affiliate partnerships, expanded our geographic investment, invested in search engine optimization, and implemented a rigorous data-driven e-commerce program. These steps have significantly improved our marketing returns, resulting in decreased customer acquisition cost and improved revenue growth and customer lifetime value.

Demonstrated Acquisition Track Record

In April 2021, Getty Images acquired Unsplash, an established free image platform with scaled global traffic and an API offering with over 17,000 integrations across the creative economy. As of March 31, 2022, Unsplash had exceeded 4.2 billion downloads (API and website combined) and was averaging approximately 24 million monthly users.

As a result of the Unsplash acquisition, we now own one of the largest free image sites, through which we have been able to successfully leverage our experience with affiliate marketing to drive and monetize incremental iStock traffic. In addition, we have commenced monetization of Unsplash’s API customers and grown its ad-supported revenues.

Global Digital Visual Content Market

We believe the industry is poised for accelerating growth as a result of the following long-term trends:

●	Increasing demand for visual content: Corporations and media companies need to maintain a presence across an expanding spectrum of owned and third-party digital and non-digital platforms. These platforms are increasingly visual (e.g., YouTube, Instagram, TikTok, Pinterest) and demand high frequency publishing through advertisements and direct posts. InsightSlice estimates the global digital content market is expected to grow from $11 billion in 2019 to $38 billion in 2030 at a ~12% CAGR.
●	Increasing demand for video: The expansion of over the top providers and video advertising is creating unprecedented demand for high-quality video content. PubMatic expects global digital video ad spend to grow from $60 billion in 2020 to $111 billion in 2024 at a ~17% CAGR.
●	Increasing demand from corporations: Consumption of imagery and video is steadily expanding as corporations bring their creative marketing in-house to manage the breadth and frequency of content consumption, while balancing the cost of their marketing campaigns. The World Federation of Advertisers recently estimated that 74% of in-house creative teams were established in the last 5 years.

●	Increasing demand from SMBs: SMBs continue to create and strengthen their online presence, creating a corresponding demand for visual content. Clutch estimates that in 2018 61% of small businesses invested in social media marketing. The SMB market is sizeable and continues to grow with Upwork estimating in 2020 that the global freelance sector income was close to $1.2 trillion. In a report published in 2017, Kauffman Index estimated 540,000 new SMBs are created in the U.S. each month.
●	Democratization and expansion of the creator economy: Today, anyone can be a creator due to the gig economy and proliferation of platforms that simplify creation and distribution. SignalFire estimates there are over 46 million amateur content creators. These creators increasingly access pre-shot content to support their projects and productions.

Getty Images’ Business Transformation

Over the past three years, we have reoriented our strategy and made significant business investments to enable enhanced future performance. Key initiatives implemented include:

●	Unification and migration of our end-to-end platform to the cloud.
●	Investment in best-in-class customer relationship management tools and technologies.
●	Transition of a significant share of our business to a differentiated subscription offering with strong retention characteristics.
●	Successfully exited legacy declining products (Creative Rights Managed, Unauthorized Use and Thinkstock) to simplify our offering, reduce customer friction, and to focus our resources.
●	Invested in search engine optimization and altered our digital marketing deployment to accelerate new customer growth through our iStock brand.
●	Launched our Custom Content offering to allow customers to efficiently secure brand and product-specific imagery through our global contributor network.
●	Restructured our Sales, Customer Success Management, and Customer Service functions to take advantage of our global scale to reduce costs and improve service levels.
●	Acquired Unsplash, which allows us to tap into the growth of the creator economy long tail.

We believe that our transformation and investments, together with the changes driving industry growth, set the stage for Getty Images’ next phase of durable and accelerating growth.

Growth Strategies

Getty Images is well-positioned to continue generating revenue and cash flow growth by capitalizing on the increasing demand for visual content driven by long-term trends through our differentiated end-to-end content offering, our established brands and corresponding market coverage, and our strong value proposition to customers and content providers. We anticipate our future growth to be driven by the following strategies:

Continue to be agile:    We quickly and successfully transitioned to a work-from-home environment in response to COVID-19. We expect to maintain enhanced workplace flexibility, including remote and hybrid working environments, which will support improved employee engagement, recruitment, and retention as well as real estate cost efficiencies. Our entertainment segment continues to be impacted by the postponement and cancellation of entertainment events (e.g., movie premiers, concerts, fashion shows, award shows, etc.) around the globe. This has impacted our related licensing, assignment, and services revenues from this segment. We expect these events and corresponding revenues to return and we have maintained full capabilities to service these needs at such point in time.

Capturing growth in the Corporate Segment:    The corporate segment has been a clear and steady source of growth over the last several years and we believe a large corporate market opportunity still exists. Currently, less than 50% of the top 3,000 global corporations have licensed content from Getty Images, including iStock. Of those corporations that have licensed content from Getty Images, less than 10% spend US$50,000 or more annually. To further capture this opportunity, we realigned our sales force and their incentives to target further penetration and upsell of the corporate market. Furthermore, we increased our customer service capabilities and resources against the segment and launched new products, such as Custom Content, and upgraded others, such as Media Manager, to better meet corporate needs. Through continued investment and focus, Management believes that it can further accelerate growth across the corporate segment.

Accelerate our penetration across high-growth geographies:    We are focused on deepening our international reach by investing in digital marketing, search engine optimization and further localization of our services and content in geographies where we are underpenetrated. We are well-positioned from a brand, content, and product perspective across 23 languages and 24 currencies to capture an increased share of these attractive, underpenetrated market opportunities.

Continued emphasis on subscription offerings:    We have achieved growth in our Average Annual Revenue per User (“ARPU”) and corresponding Lifetime Value as we increase our subscription revenue mix. Annual subscription revenues now comprise roughly half our core product revenues, and we expect to further increase penetration over time through an emphasis on our e-commerce offerings.

Continue to grow video consumption:   Video revenues grew 19% in 2021 as compared to 2020 and by 43% as compared to 2019 despite COVID-19. Video revenue grew 3.4% in the first quarter of 2022 compared to the first quarter of 2021. However, approximately 25% of Getty Images and less than 10% of iStock customers purchase video. We expect more customers to use video in the future, which we believe creates a stickier customer that consumes and spends more on our platform. First time video customers in 2020 spent approximately 96% more in the twelve months following their first video purchase.

Increase wallet share within existing customer base:    We expect to increase wallet share with existing customers through the cross selling of products such as Custom Content, music, and Media Manager, our digital asset management product. These offerings drive significant increases in ARPU from our corporate customers and drive high customer retention.

Monetize reach into evolving creator economy:    Our acquisition of Unsplash strengthens our position in the rapidly growing “creative long-tail” economy. Unsplash attracts approximately 24 million visitors per month and has over 17,000 API integrations. Traffic has grown significantly in the last three years, with monthly image downloads averaging more than 104 million, which we believe reflects the significant opportunity across the “long tail” creator economy. In addition to growing the existing advertising revenue streams, we expect to monetize existing API integrations through licensing fees and to introduce premium content (with corresponding license protections) to Unsplash users.

Opportunities for AI and data analytics:    Our scaled data and library of content and metadata are a unique asset. We have and will continue to leverage Artificial Intelligence and Machine Learning capabilities to improve the relevance and effectiveness of our imagery and our search efficiency. We are continuously investing to bring unique capabilities and insights to increase customer stickiness and to drive new revenue streams.

Participate in the growing NFT market:    We believe our partnership with Candy Digital as the exclusive developer and marketplace for Getty Images NFTs and our expansive and proprietary visual archives and exclusive relationships with Image Partners such as the NBA, FIFA, Formula One and NASCAR present significant opportunities within the NFT market as it continues to develop.

Pursue accretive and strategic acquisitions:    The Business Combination will significantly reduce our financial leverage, which will position us to pursue inorganic growth through acquisitions. Getty Images has a successful track record of executing and integrating acquisitions. We have been able to leverage our content, brands, and large customer base to enter related, but adjacent markets to achieve efficiencies and accelerate growth.

Competitive Strengths

We believe we have the following competitive strengths:

Preeminent Global Visual Content and Creator Marketplace:    We operate a scalable marketplace with global reach and a powerful, defensible “network effect”. Our product offering is well-positioned and differentiated across all visual licensing segments, which affords us the ability to bundle these offerings into unified subscriptions. Through our staff, propriety data and research, exclusive contributors, premium content partners, archive and unique access, we create sustainable differentiation versus competitors and offer compelling value proposition to our global customers and content providers.

Positioned to Capitalize on the Accelerating Long-Term Demand for Visual Content:    We represent an efficient, reliable, and high-quality solution to customers who need to maintain a presence and publish across more platforms and projects with increased frequency. We offer a unique range of editorial and creative content across stills and videos from both contemporary and archival libraries. In addition, we enable our customers to utilize these assets efficiently by providing the necessary protections, services, technologies, and data. Our well-respected and well-known brands in Getty Images, iStock and Unsplash address the needs across the full spectrum of customers, including enterprises, SMBs, and the “creative long tail”.

Robust Margin Profile and Free Cash Flow Generation:    Our investments in technology and other capabilities in different functional areas of the business have enabled us to maintain an efficient cost base that can scale to support business growth. As of March 31, 2022, our cost of revenue as a percentage of revenue is under 30% and our Adjusted EBITDA Margins exceed 30%.

Our Content Contributors

The content we license to our customers is sourced from more than 488,000 photographers, illustrators and videographers, and Image Partners from almost every country in the world. We do not rely on any single individual or group of suppliers to meet our content needs. Content sourced from any single content supplier accounted for no more than 3% of revenue in the first quarter of 2022. As of March 31, 2022, Getty Images owned or licensed more than 486 million images and videos.

More than 115 staff photographers and videographers and over 80,000 contributors and Image Partners provide content to Getty Images on an exclusive basis. These exclusive relationships allow for transparent information and the sharing of research and insights with contributors. Nearly 70% of our revenue was generated from exclusive content during 2021. In the trailing twelve months ended March 31, 2022, we paid approximately $227 million in royalties to our content contributors, which includes content partners.

Independent contributors

Independent contributors typically fund their own production costs and retain copyright ownership of their content but enter into contracts with Getty Images granting global distribution and pricing rights, often on an exclusive basis. These content sourcing agreements also provide representations and warranties by content suppliers as to the copyrights and other intellectual property rights in the content, including representations as to the released nature of the content, if relevant.

Image Partners

Image Partners are third-party companies that license their collection of content through us. We generally act as our Image Partners’ primary or exclusive distribution channel, enabling us to commercialize their editorial coverage of news, entertainment and sporting events and their fully released creative content. Image Partners provide both their wholly-owned and third-party contributor content to us for license through our extensive global network.

Staff and Freelance photographers/videographers

We have more than 115 full-time staff photographers and videographers, who supply Editorial photos and video content across news, sports, and entertainment. These staff professionals are award-winning experts in their fields and are employed by Getty Images. For most staff-produced content, we pay very limited, if any, royalties. We also utilize our global network of freelance photographers to cover events. In many cases, we own the resulting copyright and pay no royalties as these photographers are paid a set rate to shoot the event.

Archive

Getty Images owns the largest privately-held archive of photo content globally with access to over 135 million images dating back to the beginning of photography. Additionally, we exclusively represent and maintain unique archives such as Hulton, Bettman, Sygma and Gamma. These key collections often hold historical significance and are irreplaceable. We believe they are a key differentiator versus competitors.

Competition

The market for digital content and related services is highly competitive and rapidly evolving. We believe that we are well positioned to be a key source of content for our customers when considering the principal competitive factors:

●	the quality, exclusivity, relevance, and breadth of the content in a company’s collections, as well as the ongoing ability to source new content globally;
●	the exclusive nature of contributing photographers, illustrators, videographers, and other partners under contract with a company;
●	effective use of current technology, including, but not limited to, search functionality and the use of artificial intelligence;
●	access and exclusivity as it relates to events where editorial content is created;
●	ability to deliver content, especially editorial content, contemporaneously with events being covered;
●	localization, customer service, and customer relationships;

●	ability to deliver a variety of content types with different purchase options tailored to customer needs and budgets;
●	accessibility of content and speed and ease of search and fulfillment across geographies and user types; and
●	global sales and marketing efforts to attract, service and retain new and existing customers, including, but not limited to, the financial ability to support significant digital marketing spend and sales and service teams.

Our current and potential domestic and international competitors range from large established companies to emerging start-ups across different industries. Our competitors include: online marketplaces and traditional stock content suppliers of current and archival creative and editorial imagery and stock video; specialized visual content companies in specific geographic regions; providers of free images, music and video and related tools, websites specializing in image search, recognition, discovery and consumption; websites that host and store images, art and other related products; those providers of visual content creation and editing tools that include integrated stock content in their product offering; providers of cloud-based digital asset management tools; social networking and social media services; and commissioned photographers and photography agencies. There is also a very large number of small stock photography and video agencies, image content aggregators and individual photographers throughout the world with whom we compete. We also compete for content contributors on the basis of several similar factors including ease and speed of the upload and content review process; the volume of customers who license their submitted content; contributor commission models and practices; the degree to which contributors are protected from legal risk; brand recognition and reputation; the effective use of technology; the global nature of our interfaces; and customer service. Additionally, we compete with in-house or self-created content. We believe our principal competitors for creative content are Shutterstock and AdobeStock and our principal competitors for editorial content include the Associated Press and Reuters.

Intellectual Property

A significant portion of the content that we distribute is licensed to us from individual photographers and videographers and Image Partners. Content suppliers typically prefer to retain copyright ownership of their work and, as a result, copyright to content remains with the artists in most cases, even while we maintain the right to market, display, distribute and license the imagery, illustration or video on their behalf, globally. We own the copyrights to imagery and video produced by staff photographers as well as any created on a work-for-hire basis, and to imagery and video acquired from third parties. We also own numerous trademarks and have the rights to corresponding internet domain names such as Getty Images (www.gettyimages.com), iStock (www.istock.com) and Unsplash (www.unsplash.com), which are important to the business and have significant value. Depending on the jurisdiction, trademarks are valid as long as they are in use and / or their registrations are properly maintained, and they have not been found to have become generic. We have successfully recovered domain names that include infringing trademarks in the past and intend to continue to enforce our rights in the future. Although we own the Getty Trademarks, in certain specified scenarios, Getty Investments has the option to acquire, for a nominal sum, all rights to the Getty Trademarks. See “Risk factors — Operational risks relating to our business — We may lose the right to use “Getty Images” trademarks in the event we experience a change of control.” We also own copyrights, including certain content on our web properties, publications and designs, as well as patents, including with respect to our display systems and search capabilities. These intellectual property rights are important to our business and marketing efforts. The duration of the protection afforded to our intellectual property depends on the type of property in question, the laws and regulations of the relevant jurisdiction and the terms of our license agreements with others. We protect our intellectual property rights by relying on federal, state, and common law rights, including registration, in the United States and applicable foreign jurisdictions, as well as contractual restrictions. We enforce and protect our intellectual property rights through litigation from time to time, and by controlling access to our intellectual property and proprietary technology, in part, by entering into confidentiality and proprietary rights agreements with our employees, consultants, contractors, and vendors. In this way, we have historically chosen to protect our software and other technological intellectual property as trade secrets. We further control the use of our proprietary technology and intellectual property through provisions in our websites’ terms of use and license agreements.

Locations and Facilities

Our major US offices are located in New York and Seattle, and our major offices in the rest of the world are located in London, Dublin, and Calgary. In all, we have staff in 33 countries across the globe. We lease these offices and all of our other office spaces around the world.

Human Capital

Our Culture and Values

At the core of our business is a mission to move the world. We pursue our mission through our images, videos, and illustrations which seek to inform, drive debate, entertain, inspire, and challenge historical biases.

By capturing powerful imagery, we strive to make an impact for today and for posterity. Our imagery moves hearts and minds across the globe, shifting perceptions and powering commerce and ideas at the same time.

Beyond our mission, we also hold ourselves accountable to a shared culture which is customer-focused, results-driven, team-oriented and which maximizes the contribution of our employees toward our shared goals (our “Leadership Principles”):

●	We are trustworthy, transparent and honest.
●	We always raise the bar.
●	We collectively bring solutions.
●	We care, are kind, courteous and respectful.
●	We are inclusive of different voices, perspectives and experiences.
●	We are one Getty Images with no silos.
●	We deliver on our commitments and commercial goals.
●	We put the customer at the heart of everything we do.
●	We reject biased behavior and discrimination.

Employees

As of December 31, 2021, we had 1,600 employees, of which approximately 63% were located in the Americas region, approximately 29% in the EMEA region, and the remainder in the APAC region. Some of our employees in Brazil, Germany, France and Spain are subject to collective bargaining agreements that set minimum salaries, benefits, working conditions and/or termination requirements. We consider our employee relations to be satisfactory. See “Risk Factors — The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our Company could affect our ability to successfully grow our business.”

Diversity and Inclusion

Our vision for diversity and inclusion is a Getty Images whose employees, contributors, and imagery reflects the diversity of our customers and markets around the globe and our culture enables individuals to come to work as themselves, be treated with respect and be given equal opportunities, and will ensure their perspectives and experiences are included in our decision making.

We are committed to building a diverse community and creating an environment in which all can thrive. How we hire, develop, and compensate at all levels and in all departments, including our global network of content creators, must address systemic bias.

We are committed to supporting our employees, where all experiences and backgrounds are respected and where everyone comes together to produce amazing imagery, support our customers and impact the world. We are committed to eradicating and dismantling inequities and barriers that prevent individuals from being seen, heard, valued and respected for their full authentic selves.

We are committed to a work environment that is a safe and inclusive space for all individuals. We are committed to increasing the diversity of our staff, our leadership, and our content creators. We are committed to open dialogue and provide resources and training in support of our collective learning journey. We are committed to providing authentic and positive depiction across all marginalized communities.

We maintain a Global Advisory Committee on Diversity and Inclusion comprised of 26 employees from our global employee base. The committee’s responsibilities encompass auditing and advising the business’ diversity and inclusion efforts and progress while supporting and engaging local offices, Employee Resource Groups and employees.

Employee Opportunity

Our 1,600 employees represent the diverse communities they live and work in around the world. They speak more than 18 languages, come from more than 30 countries, and include working parents, military spouses and veterans. They bring a wide berth of perspectives and experiences to drive our Mission.

We seek to ensure our employees are recognized and rewarded, feel empowered and inspired as they live out our Leadership Principles every day. We foster an environment of transparency, always seeking to learn and improve our employee experience. We do this by engaging with employees in regular feedback loops, including live discussions and a bi-annual engagement survey, and that feedback then provides insights that fuel all of our employee programming from learning and development to our total rewards approaches and everything in between. Internationally, we customize our compensation and benefits to remain competitive and responsive to our employees’ needs, including global mental health and well-being programs to support the burdens of the pandemic.

We provide many opportunities for learning and growth, cultivating a culture of curiosity. These include formal and informal mentoring opportunities, high potential programming, leadership learning, content development hours to inform on our product offerings, and tailored learning across all functions. We believe in providing learning across various platforms and media as well, recognizing the learning differences of our employees.

We are defining a future of work that is more flexible, digital, and purposeful. Our approach aims to empower employees to do their best work in the setting that works for them, supporting employee flexibility while balancing business needs.

Government Regulation

The legal environment of the internet is evolving rapidly throughout the world. Numerous laws and regulations have been adopted at the national and state level in the United States and across the globe that could have an impact on our business. These laws and regulations include the following:

●	The Digital Millennium Copyright Act, which regulates digital material and created updated copyright laws to address the unique challenges of regulating the use of digital content.
●	The Directive on Copyright in the Digital Single Market, which governs a marketplace for copyright in the European Union.
●	The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and similar laws adopted by a number of states, which regulate the format, functionality and distribution of commercial solicitation e-mails, create criminal penalties for unmarked sexually-oriented material, and control other online marketing practices.
●	The Children’s Online Privacy Protection Act and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act of 2003, which regulate the collection or use of information, and restrict the distribution of certain materials, as related to certain protected age groups. In addition, the Protection of Children from Sexual Predators Act of 1998 provides for reporting and other obligations by online service providers in the area of child pornography.
●	The Federal Trade Commission Act and numerous state “mini-FTC” acts, which bar “deceptive” and “unfair” trade practices, including in the contexts of online advertising and representations made in privacy policies and other online representations.
●	The European Union General Data Protection Regulation, which governs how we can collect and process the personal data of, primarily, European Union residents.
●	The California Consumer Privacy Act of 2018, which governs how we can collect and process the personal data of California residents.
●	The Illinois Biometric Information Privacy Act, which governs the use of biometric identifiers that are used to access sensitive information.

In particular, we are subject to U.S. federal and state, and foreign laws and regulations regarding privacy and data protection as well as foreign, federal and state regulation. Foreign data protection, privacy, content regulation, consumer protection, and other laws and regulations can be more restrictive than those in the United States and often have extraterritorial application, and the interpretation and application of these laws are continuously evolving and remain in flux. See “Risk Factors — We collect, store, process, transmit and use personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, information security and data protection in many jurisdictions. Any cybersecurity breaches or our actual or perceived failure to comply with such legal obligations by us, or by our third-party service providers or partners, could harm our business.”

In addition, from a taxation perspective, there are applicable and potential government regulatory matters that may impact us. In particular, certain provisions of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) have had and will continue to have a significant impact on our financial position and results of operations. The TCJA continues to be subject to further regulatory interpretation and technical corrections by the U.S. Treasury Department and the I.R.S. and therefore, the full impact of the TCJA on our tax provision may continue to evolve. Further, we continue to remain subject to uncertainty related to foreign jurisdictions’ potential reactions to the TCJA, as well as evolving regulatory views and legislation regarding taxation of e-commerce businesses such as the Organization for Economic Cooperation and Development’s Base Erosion and Profit Shifting proposals and other country specific digital tax initiatives. As these and other tax laws and related regulations continue to evolve, our financial results could prospectively be materially impacted. See “Risk Factors — Our operations may expose us to greater than anticipated income and transaction tax liabilities that could harm our financial condition and results of operations.”

Legal Proceedings

Although we are not currently a party to any litigation that we believe would have material adverse effect on our business, results of operations, financial condition or cash flows, third parties have asserted claims against us regarding intellectual property rights, employment matters, privacy issues and matters arising during the ordinary course of business. Although we cannot be certain of the outcome of any litigation or the disposition of any claims, nor the amount of damages and exposure that we could incur, we currently believe that the final disposition of such matters will not have a material adverse effect on our business, results of operations, financial condition or cash flows. In addition, in the ordinary course of our business, we are also subject to periodic threats of lawsuits, investigations and claims. Regardless of the outcome, litigation can have an adverse impact on us because of related defense and settlement costs, diversion of management resources and other factors. See “Risk factors — Operational risks relating to our business — We are currently subject to various litigation, the unfavorable outcomes of which might have a material adverse effect on our financial condition, operating results and cash flow.”

MANAGEMENT

Executive Officers and Directors.

Name	Age	Position
Executive Officers
Craig Peters	52	Chief Executive Officer, Director (Class III)
Mikael Cho	36	Senior Vice President, CEO, Unsplash
Grant Farhall	46	Senior Vice President, Chief Product Officer
Gene Foca	56	Senior Vice President, Chief Marketing Officer
Nate Gandert	49	Senior Vice President, Chief Technology Officer
Kjelti Kellough	49	Senior Vice President, General Counsel
Jennifer Leyden	48	Senior Vice President, Chief Financial Officer
Ken Mainardis	51	Senior Vice President, Global Content
Peter Orlowsky	53	Senior Vice President, Strategic Development
Andrew Saunders	58	Senior Vice President, Creative Content
Lizanne Vaughan	54	Senior Vice President, Chief People Officer
Non-Employee Directors
Mark Getty	62	Chair (Class II)
James Quella	72	Director (Class I)
Patrick Maxwell	57	Director (Class I)
Chinh Chu	55	Director (Class II)
Brett Watson	42	Director (Class II)
Michael Harris	42	Director (Class III)
Jonathan Klein	62	Director (Class III)
Hilary Schneider	61	Director (Class III)

Executive Officers

All of our executive officers, other than Mikael Cho, Grant Farhall, Kjelti Kellough, Ken Mainardis and Andrew Saunders, are located in the United States.

Craig Peters.

Mr. Peters has served as CEO of Getty Images since 2019. Mr. Peters served as Senior Vice President, Chief Operating Officer of Getty Images from 2016 until 2019. Prior to 2016, Mr. Peters held a variety of Senior Vice President and Vice President roles with Getty Images. Prior to joining Getty Images, Mr. Peters held key leadership roles in media and technology within established and early-stage organizations. These included WireImage (acquired by Getty Images), FOX Sports Interactive, the PGA TOUR, Homestead.com (acquired by Intuit) and positions with A. T. Kearney and Eastman Kodak Company. In 2005, while at the PGA TOUR, Mr. Peters accepted an Emmy by the National Television Academy for Outstanding Achievement in Advanced Media Technology for the Enhancement of Original Television Content.

We believe Mr. Peters is qualified to serve on our Board because of the perspective and experience he brings as our Chief Executive Officer.

Mikael Cho.

Mr. Cho has served as Co-Founder and Chief Executive Officer for Unsplash since 2013 and is responsible for leading and operating Unsplash’s overall strategy and vision. In 2013, Mr. Cho founded Unsplash as a blog with ten photos and the mission to make world-class images accessible to enable everyone to create. Prior to founding Unsplash, Mr. Cho held co-founder and leadership roles at companies in the digital and creative sectors, including Crew, a marketplace for creative talent, Uber Foundry, a digital design studio, and WHYNOTBLUE Digital Agency.

Grant Farhall.

Mr. Farhall has served as Senior Vice President, Chief Product Officer of Getty Images since 2020, where he is responsible for Getty Images’ overall product strategy and vision. In his role, Mr. Farhall oversees Getty Images’ e-commerce platform and websites, user experiences, customer research and SEO strategy, with the aim of making it easier for Getty Images’ customers to discover, license and share content to connect with their audiences, and drive impact for the business. His career at Getty Images spans more than a decade, including his prior role as Vice President of E-Commerce from 2019 until 2020 and his role as General Manager of iStock from 2017 until 2019. Prior to joining Getty Images, Mr. Farhall worked in broadcast journalism and managed several design and web development agencies.

Gene Foca.

Mr. Foca has served as Senior Vice President, Chief Marketing Officer of Getty Images since 2017. As Chief Marketing Officer, Mr. Foca is responsible for the global marketing and communications organization, overseeing Getty Images’ brand portfolio, strategy and execution for all marketing channels from digital to communications, as well as marketing data science and operations. He has a wealth of experience across ecommerce, product and digital marketing, bringing over 20 years’ experience as a strategic and data driven marketing leader and general manager, launching and growing some of the world’s biggest content and ecommerce businesses. Mr. Foca joined Getty Images after nearly five years at Amazon in Seattle and New York from 2012 through 2016, working with Kindle and retail ecommerce, as well as a brief stint at Fresh Direct overseeing customer marketing. Prior to that, he served as SVP of Marketing for News Digital/News Corporation, where he focused on content app launches and subscription marketing from 2010 until 2011. He previously spent nearly 19 years at Time Warner in senior ecommerce and consumer marketing leadership roles, primarily with the Time Incorporated division from 1991 until 2010.

Nate Gandert.

Mr. Gandert has served as Senior Vice President, Chief Technology Officer of Getty Images since 2016. In his role as Chief Technology Officer, Mr. Gandert is responsible for leading Getty Images’ overall technology strategy and vision, as well as Getty Images’ data and insights capabilities. Mr. Gandert oversees all advancements, innovations and operations delivered by the technology and product functions, including Getty Images’ search architecture, application and software development, e-commerce platform and websites with the aim of enriching Getty Images’ product offering to better serve customers worldwide. His remit also includes the development of internal and customer value using data, AI and machine learning. Mr. Gandert’s career at Getty Images spans over 13 years during which time he has served in various Vice President, Senior Director, Director and professional level roles. Prior to joining Getty Images, Mr. Gandert held vice president and leadership roles at other companies in the e-commerce and media sectors, holding more than 25 years of industry experience overall.

Kjelti Kellough.

Ms. Kellough has served as General Counsel of Getty Images since 2019. In her role as General Counsel, Ms. Kellough leads Getty Images’ global Legal and Facilities functions and is responsible for overseeing its worldwide legal affairs, including corporate governance, compliance, governmental relations, litigation, intellectual property and corporate matters, and real estate and facilities matters. Prior to her role as General Counsel of Getty Images, Ms. Kellough served as Vice President, Corporate Counsel from 2012 until 2019, overseeing corporate commercial legal matters for the Americas, as well as global legal support for Getty Images’ product and marketing functions. Ms. Kellough also held various Senior Director and Director roles with Getty Images. Ms. Kellough has more than 20 years of legal experience and prior to joining Getty Images in 2009, Ms. Kellough was a corporate finance partner at TingleMerrett LLP and an intellectual property and corporate associate at Blake, Cassels & Graydon LLP.

Jennifer Leyden.

Ms. Leyden has served as Senior Vice President, Chief Financial Officer of Getty Images since January 2022. As Chief Financial Officer, Ms. Leyden is responsible for Getty Images’ Global Finance and Accounting, Financial Reporting and Analysis, Business Intelligence, Tax, Treasury, and Investor Relations functions. Ms. Leyden has more than 25 years of financial, accounting and leadership experience. She joined Getty Images in 2016 as the Senior Director, Enterprise Reporting and Analysis, before being promoted to Vice President, Financial Planning and Analysis in February 2019, Senior Vice President of Investor Relations and Finance in 2021 and to CFO in 2022. Before joining Getty Images, Ms. Leyden held the role of CFO for six years at Physique 57, a global fitness brand. In this role, she led Physique 57 through a period of rapid expansion and topline growth, driving scalable cost base efficiencies while navigating the business through a period of dynamic and explosive growth in the broader health and wellness industry. Ms. Leyden also spent 10 years at Sony Music Entertainment in several progressively impactful financial roles, ending her tenure there as the Senior Director of Finance for Columbia Records, one of the largest and most iconic record labels in the world. She launched her career by becoming licensed as a Certified Public Accountant and spent four years in public accounting.

Ken Mainardis.

Mr. Mainardis has served as Senior Vice President, Global Content of Getty Images since 2019, where he oversees all of Getty Images’ content divisions across its editorial and creative spectrum. From sport, entertainment, news, and archival product lines, to managing Getty Images’ creative division, Mr. Mainardis has responsibility for overseeing the production and sourcing of photography, video, custom content solutions and associated services. Mr. Mainardis joined Getty Images in 2004 as Managing Editor, EMEA and a year later became Director of Editorial Photography with a focus on major editorial events until April of 2010. In April 2010, Mr. Mainardis took on the new role of Senior Director, Editorial Services and Events with a global brief responsible for editorial event operations and services. In 2013, he was appointed Vice President, Sports Imagery and Operations, before being promoted to Senior Vice President of Editorial in 2017. In 2019, Mr. Mainardis also assumed executive responsibility for Getty Images’ creative division. Mr. Mainardis began his career in 1995 as an assignments editor for the Reuters News Agency in their London bureau, before taking on the role of Global Sports Editor for Reuters Pictures in 2000. Mr. Mainardis is also a board member of the News Media Coalition, a not-for-profit trade organization protecting the news media’s access to events of public interest.

Peter Orlowsky.

Mr. Orlowsky has served as Senior Vice President, Strategic Development of Getty Images since 2017. Mr. Orlowsky is responsible for evaluating and building key business strategies and partnerships, as well as for identifying and developing new business opportunities for Getty Images. In this role, Mr. Orlowsky drives global content licensing and distribution deals with leading technology, multimedia and service providers worldwide, as well as oversees Getty Images’ relationships with global partners. Mr. Orlowsky has been with Getty Images for over 20 years, serving several roles at various levels including Vice President and Senior Director, across Getty Images in business development and sales.

Andrew Saunders.

Mr. Saunders has served as Senior Vice President, Creative Content of Getty Images since 2015 and has worked with Getty Images since 1991. In his role Mr. Saunders directs the creation of imagery and video used in award-winning advertising, design and editorial around the world. Working closely with photographers, filmmakers and art directors globally, Mr. Saunders plays a critical role in ensuring that Getty Images is continually evolving and provides fresh relevant content, which in turn engages and inspires communicators around the globe. His foresight into cultural and societal trends that shape visual communications drives Getty Images’ creative offering. Prior to his current role, Mr. Saunders held a number of positions within the creative department at Getty Images, including at the Vice President level. Mr. Saunders began his career at Tony Stone Images, which was acquired by Getty Images, following five years as a commercial photographer. Within Tony Stone Images, and subsequently Getty Images, he provided a major hand in leading the evolution of pre-shot imagery from the traditional stock photo editor approach into what has become the accepted norm — a global creative team of researchers and art directors that are closely aligned with the methods of an advertising agency. While he trained as a photographer, Mr. Saunders’ particular expertise lies in being able to apply the trends that he and his team see in advertising and in society, to the forging of the next generation of photography.

Lizanne Vaughan.

Ms. Vaughan has served as Senior Vice President, Chief People Officer of Getty Images since 2019. In her role Ms. Vaughan oversees all aspects of Getty Images’ diverse global workforce. As Chief People Officer, Ms. Vaughan drives corporate culture and values, ensuring Getty Images has a world-class human resources strategy to support growth and success, further strengthening Getty Images’ competitive advantage through commitment to culture, diversity and inclusion and aligning human capital to company strategy. Her responsibilities also include directing and leading people-centric global initiatives and programs that align with Getty Images’ objectives, including staffing, diversity and inclusion initiatives, employee and leadership development, employee relations, compensation and benefits. Ms. Vaughan has worked with Getty Images for over 16 years, including as Vice President, Corporate Counsel from 2012 until 2019 overseeing global claims and litigation matters for the business, serving as employment and legal compliance counsel. Ms. Vaughan also served in various Senior Director and Director roles within the legal department. Prior to her time with Getty Images, Ms. Vaughan served as an Instructor at the University of Washington, as well as Seattle University, and as counsel at Oles Morrison Rinker & Baker LLP.

Non-Employee Directors

Mark Getty.

Mr. Getty has served as the Chair of the Board of Getty Images since he co-founded Getty Images in March 1995 and was Executive Chair of Getty Images through 2005. From 2005 to 2018 he was a non-executive director on the Board of Getty Images and in 2018 resumed the role of Chair on a resumption of control of Getty Images by the Getty Family Stockholders.

We believe Mr. Getty is qualified to serve on our Board because of his historical familiarity with Getty Images’ business and his extensive experience in supporting the growth of Getty Images’ business.

In the late 1980s, Mr. Getty began his professional career with Kidder Peabody in New York and then joined Hambros Bank Limited in London in 1991.

In his capacity as Trustee and Director of various Getty Family Entities, Mr. Getty oversees a diverse program of investments in all asset classes. In addition, he has been particularly involved in the family’s direct private equity investment activities, which have included: Wisden Crincinfo, a leading online publisher of cricket data; Hawk-Eye, a sports technology business that is a leader in ball tracking for officiating and broadcast enhancement in tennis, soccer and cricket; Hakluyt, a UK-based provider of commercial and strategic intelligence and research services to major corporate and financial institutions; 7digital, a leading B2B digital music platform in the UK; and &Beyond Group, a leading luxury adventure travel and lodging business in Africa.

Mr. Getty was a trustee of the National Gallery in London between 1999 and 2015, as well as its Chair between 2008 and 2015. He was appointed KBE in 2016 in recognition of his services to the Arts. In 2017, he became the Chair of Trustees of the British School in Rome.

James Quella.

Mr. Quella served as a Director of CCNB from August 2020 through the Closing Date. Mr. Quella currently serves as a director and has served on the Compensation and Audit Committees of Dun & Bradstreet Corporation since April 2019. Mr. Quella has previously served as Chairman of the board of Michaels Companies, Inc. from March 2019 to April 2021, having previously served as Lead Independent Director since November 2018 and as a Director of Fidelity & Guaranty Life Insurance Company from 2017 to 2020. Mr. Quella retired as a Senior Managing Director, Senior Operating Partner and Head of the Portfolio Operations Group at Blackstone, an investment business on behalf of pension funds, large institutions and individuals, in the Private Equity Group in June 2013, having served in these roles since 2003. In the last 20 years, Mr. Quella has been a director of Advanstar, Allied Waste, Catalent Pharma Solutions, Inc., Columbia House, Celanese Corporation, Decrane Aerospace, DJO Global, Inc., Freescale Semiconductor, Inc., Graham Packaging Company, L.P., Houghton Mifflin Harcourt Company, Intelenet Global Services, Jostens, Lionbridge Technologies, Inc., The Nielsen Company, Vanguard Health Systems, Inc., and Von Hoffman. Mr. Quella received a B.A. in International Studies from The University of Wisconsin-Madison and an M.B.A. with Dean’s Honors from the University of Chicago Graduate School of Business.

We believe Mr. Quella’s qualifications to serve on our board of directors include his financial expertise, as well as his significant experience in working with companies transitioning from control by private equity sponsors.

Patrick Maxwell.

Mr. Maxwell has served as a member of the Getty Images Board since October 2012. Mr. Maxwell has followed a career in private equity investment management since 1991, initially working with the UK-based investment bank, Hambros. Amongst other deals he was involved with, Mr. Maxwell led Hambros’ co-investment alongside the Getty family in the founding of Getty Images. Mr. Maxwell also spent four years living and working in South Africa establishing an investment banking business for Hambros in that region. In May 2004, Mr. Maxwell began working with Mark Getty and the Getty family office, Sutton Place. Mr. Maxwell’s primary focus has been to build family wealth via long term business-building investments in the content-based media sector, including Getty Images, the Wisden Cricinfo group, 7 Digital, Hawk-Eye Innovations and Hakluyt & Co. Mr. Maxwell has also been involved in the oversight of Getty family interests in Wormsley Estate (the Getty family’s home and multi-activity rural estate in the UK) and in &Beyond (a South African-based luxury adventure travel and lodging business).

In addition to his board position at Getty Images, Mr. Maxwell has served on the board of directors of Getty Capital Limited since June 2018, &Beyond since July 2007, Tara Getty Foundation since April 2009, Sutton Place Foundation since May 2010 and The Africa Foundation Trust since November 2014. Mr. Maxwell also served as a Partner of Sutton Place Managers LLP from May 2004 to May 2019. Mr. Maxwell was a Trustee of the Royal Ballet School from 2000 to 2011, a Trustee and Investment Committee Chairman of the Henry Smith Charity, £1 billion endowment-based grant-making charity, from 2011 to 2019 and a Director of the UK Tennis & Rackets Association from 2013 to 2018. Mr. Maxwell is a graduate of Oxford University and qualified as a Chartered Accountant with PWC in 1990.

We believe Mr. Maxwell is qualified to serve on our Board because of his significant investment and financial expertise, and his historical familiarity with the Getty Images business and his extensive experience in the content-based media sector.

Chinh E. Chu.

Mr. Chu served as Chief Executive Officer and Director of CCNB from May 2020 through the Closing Date. Mr. Chu has over 30 years of investment and acquisition experience. Since August 2020, Mr. Chu has been the Chief Executive Officer and Director of CC Neuberger Principal Holdings III (“CCNB3”) (NYSE: PRPC), a blank check company co-founded by CC Capital and formed for substantially similar purposes as our company, which has not yet announced or completed its initial business combination. Mr. Chu also served as Chief Executive Officer and Director of CCNB1 (NYSE: PCPL) from August 2020 until the consummation of the business combination with E2open Holdings, LLC in February 2021 (NYSE: ETWO). Mr. Chu now serves as the Chairman of the Board of E2open (NYSE: ETWO) since February 2021. Mr. Chu served as the Vice Chairman of Collier Creek Holdings (“Collier Creek”) (NYSE: CCH), a blank check company co-founded by him and formed for substantially similar purposes as CCNB. On August 28, 2020, Collier Creek consummated the acquisition of Utz Brands Holdings, LLC, the parent of Utz Quality Foods, LLC, a leading manufacturer of branded salty snacks, to form Utz Brands (NYSE: UTZ). In 2016, Mr. Chu co-founded CF Corporation for substantially similar purposes as CCNB. CF Corporation sold 69.0 million units in its IPO, generating gross proceeds of $690.0 million. On November 30, 2017, CF Corporation consummated the acquisition of Fidelity & Guaranty Life, a provider of annuities and life insurance products, for approximately $1.835 billion plus the assumption of $405 million of existing debt, and related transactions. In connection with the FGL business combination, the name of the company was changed from “CF Corporation” to “FGL Holdings” (NYSE: FG). Mr. Chu served as Co-Executive Chairman of FGL Holdings. Mr. Chu is also the founder and the Senior Managing Partner of CC Capital, a private investment firm which he founded in November 2015. As Senior Managing Director of CC Capital, Mr. Chu led the effort to take Dun & Bradstreet private in a $7.2 billion deal that closed in February 2019. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to December 2015, where Mr. Chu led numerous investments across multiple sectors, including technology, financial services, chemicals, specialty pharma and healthcare products, and packaging. Mr. Chu was a Senior Managing Director at Blackstone from 2000 until his departure in December 2015, where he served, at various points, as a member of Blackstone’s Executive Committee, the Co-Chair of Blackstone’s Private Equity Executive Committee and as a member of Blackstone Capital Partners’ Investment Committee. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. In addition to Mr. Chu’s role as Chairman of E2open, he has served on the boards of directors of Dun & Bradstreet (NYSE: DNB) since 2019 and E2open Holdings, LLC (NYSE: ETWO) and CCNB3 (NYSE:PRPC) since 2020. Mr. Chu previously served on the board of directors of AVINTIV from 2011 to 2012, BankUnited Inc. from 2009 to 2014, Kronos Incorporated from 2014 to 2015, Biomet, Inc. from July 2007 to September 2007 and from 2013 to 2015, Freescale Semiconductor, Ltd. from 2011 to 2015, HealthMarkets, Inc. from 2006 to 2016 and NCR Corporation (NYSE: NCR) from 2015 to 2021. Mr. Chu also previously served on the board of directors of Stearns Mortgage, Alliant Insurance Services, Inc., AlliedBarton Security Services, Celanese Corporation, DJO Global, Inc., Graham Packaging, the London International Financial Futures and Options Exchange, Nalco Company, Nycomed, Stiefel Laboratories and SunGard Data Systems, Inc. Mr. Chu received a B.S. in Finance from the University of Buffalo.

We believe Mr. Chu is qualified to serve on our Board because of his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at CC Capital and Blackstone and in advising and managing multi-national companies; and his experience serving as a director for various public and private companies.

Brett Watson.

Mr. Watson has served as a member of the Getty Images Board since February 2019. Mr. Watson has been the President of Koch Equity Development LLC since December of 2020. Before that, Mr. Watson was a Senior Managing Director of Koch Equity Development LLC.

In addition to his board position at Getty Images, Mr. Watson also serves on the boards of directors of the parent companies of Infor, Hexagon AB, Transaction Network Services, Globus Group, MI Windows and Doors, and the Flint Group. Mr. Watson earned both his B.S. and M.B.A. degrees from Binghamton University.

We believe Mr. Watson is qualified to serve on our Board because of his broad financial experience and extensive knowledge of corporate governance.

Michael Harris.

Mr. Harris has served as a member of the Getty Images Board since February 2019. Since 2019, Mr. Harris has also served as a Managing Director of Koch Equity Development, where he has been employed since October 2013. Mr. Harris is responsible for the origination, evaluation and execution of acquisitions and investments for Koch Industries, Inc. In this capacity, he evaluates opportunities across industries with specific expertise in the software, technology, aerospace and defense, and industrial manufacturing sectors. Prior to joining Koch, Mr. Harris has worked for Bank of America Merrill Lynch advising clients on mergers and acquisitions, capital deployment and structured equity capital alternatives from 2011 to 2013. He has also previously worked at Orbital Sciences Corporation as a mechanical engineer in their Launch Systems group from 2005 to 2011.

In addition to his board position at Getty Images, Mr. Harris has served as a board observer of Infor, the third largest ERP software vendor globally since 2017. He formerly served on the board of Truck-Lite, a leading manufacturer of lighting solutions for commercial and off-road vehicles from December 2015 to December 2019. Mr. Harris holds his B.S. and M.S. degrees in Mechanical Engineering from Brigham Young University. He also holds a M.B.A degree from Columbia Business School.

We believe Mr. Harris is qualified to serve on our Board because of his broad experience in the finance, software and technology industries, as well as his product development experience.

Jonathan Klein.

Mr. Klein has served as a member of the Getty Images Board since 1995. He currently serves as its Deputy Chairman and has served as a member of the Audit Committee since 2016. Mr. Klein led Getty Images as a Co-Founder and Chief Executive Officer for more than 20 years from 1995 to 2015. Mr. Klein is currently an Executive in Residence at General Catalyst, a venture capital firm focused on early stage and growth investments, where he has been since April 2018. Mr. Klein also serves on the boards of directors of Squarespace since July 2010, Etsy, Inc. since June 2011 and as Chairman of the Board of Jumia Technologies AG since December 2018. He currently serves as a director of multiple private companies and non-profit organizations. Mr. Klein received an LL.M. from the University of Cambridge in 1992.

We believe that Mr. Klein is qualified to serve as a member of our board of directors because of his significant investment and financial expertise, his historical familiarity with the Getty Images business, and his experience as a director of several publicly traded companies coupled with his knowledge of our industry.

Hilary Schneider.

Ms. Schneider has served as a member of the Getty Images Board since 2020 and as Chief Executive Officer (CEO) of the Shutterfly family of brands, a leading ecommerce and manufacturing platform for personalized products and custom design, since 2020. Ms. Schneider previously served as CEO of Wag!, the country’s largest on-demand mobile dog walking and dog care service, from 2018 to 2019. Prior to this role, Ms. Schneider served as President and CEO of LifeLock, the leader in identity theft protection, through its public listing and acquisition by Symantec, as well as serving in a series of executive positions at Yahoo! from 2006 to 2010 and in several senior leadership roles at Knight Ridder from 2002 to 2005.

In addition to her board position at Getty Images, Ms. Schneider also serves on the Boards of Vail Resorts and Digital Ocean since 2010, and water.org since 2011. Ms. Schneider holds a B.A. in economics from Brown University and an M.B.A. from Harvard Business School.

We believe Ms. Schneider is qualified to serve on our Board because of her comprehensive experience in the content-based media sector and her extensive knowledge of high-growth companies.

Board Composition

Getty Images’ business and affairs will be organized under the direction of the Board. The Board consists of nine members. The primary responsibilities of the Board will be to provide oversight, strategic guidance, counseling and direction to the Company’s management. The Board will meet on a regular basis and additionally as required.

The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Board is divided into the following classes:

●	Class I, which consists of Patrick Maxwell and James Quella whose term will expire at the first annual meeting of stockholders to be held after the Closing;
●	Class II, which consists of Mark Getty, Brett Watson and Chinh Chu whose term will expire at the Company’s second annual meeting of stockholders to be held after the Closing; and
●	Class III, which consists of Hilary Schneider, Michael Harris, Jonathan Klein and Craig Peters, whose terms will expire at the Company’s third annual meeting of stockholders to be held after the Closing.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management.

In connection with the execution of the Business Combination Agreement, the Sponsor, the equityholders of the Sponsor, certain equityholders of Getty Images and certain other parties thereto entered into the Stockholders Agreement with Getty Images, pursuant to which, among other things, the initial composition of Board consists of (i) three directors nominated by Getty Investments, (ii) two directors nominated by Koch Icon, (iii) one director nominated by CC Capital, (iv) the chief executive officer of Getty Images and (v) a number of independent directors sufficient to comply with the requisite independence requirements of the NYSE and the rules and regulations of the SEC. The number of nominees that each of Getty Investments, Koch Icon and CC Capital will be entitled to nominate pursuant to the Stockholders Agreement is subject to reduction based on the aggregate number of shares of Class A Common Stock held by such stockholders, as further described in the Stockholders Agreement attached as an exhibit to this prospectus.

Director Independence

The Board has determined that each of the directors on the Board, other than Craig Peters and Mark Getty, qualify as “independent directors,” as defined under the rules of the NYSE, and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. In addition, the Board is subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, (i) the Board is responsible for monitoring and assessing major risks facing the Company, (ii) the audit committee of the Board oversees risks relating to financial matters, financial reporting and auditing, and (iii) the compensation committee of the Board oversees risks relating to the design and implementation of the Company’s compensation policies and procedures.

Board Committees

The Board has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. The Company may from time to time establish other committees. Copies of the charters for each committee are available on the Company’s website.

Audit Committee

The Company’s audit committee consists of Hilary Schneider, Jonathan Klein and James Quella. The Board has determined that each of the members of the audit committee satisfy the independence requirements of the NYSE corporate governance standards and Rule 10A-3 under the Exchange Act and is financially literate (as defined under the rules of the NYSE). In arriving at this determination, the Board has examined each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of the NYSE and the SEC.

Hilary Schneider serves as the chair of the audit committee. The Board has determined that Hilary Schneider qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, the Board has considered formal education and previous professional experience in financial roles. Both the Company’s independent registered public accounting firm and management will periodically meet privately with the audit committee members.

The functions of the audit committee include, among other things:

●	evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;
●	reviewing the Company’s financial reporting processes and disclosure controls;
●	reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;
●	reviewing the quality and adequacy of the Company’s internal control policies and procedures, including the responsibilities, budget and staffing of the Company’s internal audit function;
●	reviewing with the independent auditors, and internal audit department, if applicable, the annual audit plan;
●	obtaining and reviewing at least annually a report by the Company’s independent auditors describing the independent auditors’ internal quality control procedures, issues raised by the most recent internal quality-control review and all relationships between the independent auditor and the Company, if any;
●	monitoring the rotation of the lead partner of the Company’s independent auditor on the Company’s engagement team as required by law;
●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;
●	reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with the Company’s independent auditors and management;
●	reviewing with the Company’s independent auditors and management significant issues in internal audit reports and responses by management;
●	reviewing with management and the Company’s auditors any earnings press releases and other public announcements related to financials;
●	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
●	preparing the report that the SEC requires in the Company’s annual proxy statement;

●	reviewing and providing oversight of any related party transactions in accordance with the Company’s related party transaction policy and reviewing and monitoring compliance with legal, regulatory and ethical responsibilities;
●	reviewing the Company’s major financial risk exposures; and
●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee

The Company’s compensation committee will consist of Brett Watson, Chinh Chu and Hilary Schneider. The Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfy the independence requirements of the NYSE. Brett Watson serves as the chair of the compensation committee. The functions of the compensation committee include, among other things:

●	reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;
●	reviewing and approving the compensation and other terms of employment of the Company’s executive officers;
●	making recommendations to the Company Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board;
●	reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to the Company’s non-employee board members;
●	reviewing and establishing stock ownership guidelines for executive officers and non-employee board members;
●	reviewing and assessing the independence of compensation consultants, independent legal counsel and other advisors as required by Section 10C of the Exchange Act;
●	administering the Company’s equity incentive plans, to the extent such authority is delegated by the Board;
●	reviewing and approving the terms of any employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions and any other material arrangements for the Company’s executive officers;
●	approving or recommending for approval the creation or revision of any clawback policy allowing the Company to recoup compensation paid to employees;
●	reviewing with management the Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
●	preparing an annual report on executive compensation that the SEC requires in the Company’s annual proxy statement; and
●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary to the Board.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Mike Harris and Patrick Maxwell. The Board has determined that each of the members of nominating and corporate governance committee satisfy the independence requirements of the NYSE and the SEC.

Mike Harris serves as the chair of the nominating and corporate governance committee. The functions of the nominating and corporate governance committee include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on the Board;
●	evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;
●	evaluating nominations by stockholders of candidates for election to the Board;
●	evaluating the current size, composition and governance of the Board and its committees and making recommendations to the Board for approvals;
●	reviewing the Board’s leadership structure, including the separation of the Chair and Chief Executive Officer roles and/or appointment of a lead independent director of the Board;
●	reviewing corporate governance policies and principles and recommending to the Board any changes to such policies and principles;
●	reviewing issues and developments related to corporate governance;
●	reviewing, approving, and monitoring directors’ compliance with the Company’s Code of Business Conduct and Ethics;
●	assisting the Company in fulfilling its corporate responsibility strategy; and
●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. The Company will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or its compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Company’s Certificate of Incorporation limits the Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL allows for directors of a corporation to not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Company’s Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Certificate of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Business Ethics for Employees, Executive Officers, and Directors

The Company has adopted a Code of Business Ethics applicable to its directors, executive officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that complies with the rules and regulations of the NYSE. The Code of Business Ethics codifies the business and ethical principles that govern all aspects of the Company’s business. A copy of the Code of Business Ethics has been filed with the SEC and will be provided on Getty Images’ website. The Company has disclosed on its website all disclosures that are required by law or the NYSE listing standards concerning any amendments to or waivers of certain provisions of its Code of Business Ethics. The information on any of Getty Images’ websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Non-Employee Director Compensation

The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors.

EXECUTIVE COMPENSATION

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the prior programs summarized or referred to in this discussion. All descriptions and share counts in this section are provided on a pre-Business Combination basis.

As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended, which require compensation disclosure for our principal executive officer and our next two most highly compensated executive officers (other than our principal executive officer (collectively, the “Named Executive Officers” or “NEOs”). Also, as an emerging growth company, we are not required to include, and have not included, a Compensation Discussion and Analysis (CD&A) and certain of the other compensation tables required by Item 402 of Regulation S-K in this prospectus.

The following executives are our Named Executive Officers as of December 31, 2021:

•	Craig Peters, Chief Executive Officer (“CEO”);
•	Milena Alberti-Perez, Senior Vice President and Chief Financial Officer; and
•	Nathaniel Gandert, Senior Vice President and Chief Technology Officer.

On January 5, 2022, Getty Images, Inc., a subsidiary of Getty Images, announced that effective January 4, 2022, Milena Alberti-Perez departed the role of Chief Financial Officer. Getty Images, Inc. also announced that effective January 4, 2022, it has appointed Jennifer Leyden as Chief Financial Officer.

To achieve our compensation objectives, we historically have provided our executives with a compensation package consisting of the following elements:

Compensation Element	Compensation Purpose
Base Salary	Recognize scope and impact of job responsibilities and attract and retain our executives with superior talent, expertise, and experience
Annual Cash Bonus (“Non-Sales Bonus Plan”)	Incentivize and reward our executives for annual contributions to Getty Images performance by tying to both Getty Images and individual performance metrics
Long-Term Incentive Compensation	Promote an ownership culture and the maximization of long-term stockholder value by aligning the interests of our executives and stockholders

Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to Getty Image’s NEOs with respect to December 31, 2021.

									Non-Equity
						Stock	Option		Incentive Plan		All Other
		Salary		Bonus		Awards	Awards		Compensation		Compensation		Total
Named Executive Officer	Year	($)		($)		($)	($)		($)		($)		($)
Craig Peters, Chief Executive Officer	2021	946,833	(1)	—		—	—		1,422,144	(4)	23,015	(5)	2,391,992
Milena Alberti- Perez, Senior Vice President and Chief Financial Officer	2021	429,808	(1)	50,000	(2)	—	2,741,400	(3)	—	(4)	8,844	(5)	3,230,052
Nathaniel Gandert, Senior Vice President and Chief Technology Officer	2021	504,275	(1)	—		—	—		378,707	(4)	15,984	(5)	898,966
(1)	Reflects base salary actually paid in 2021 (pending completion of final year-end payroll procedures). See “— Base Salary” below for more information.

(2)

Reflects signing-bonus granted on January 20, 2021 in the amount of $50,000, which bonus shall be repaid to Getty Images if Ms. Alberti-Perez’ employment is terminated prior to the first anniversary of her employment start date for cause by Getty Images or for any reason other than good reason by her.

(3)

In 2021, the Getty Images compensation committee granted an option to purchase 1,800,000 Getty Images Common Shares to Ms. Alberti-Perez on April 4, 2021 in connection with her commencement of employment as Senior Vice President and Chief Financial Officer. Amounts represent the grant date fair value of the stock option granted to Ms. Alberti-Perez, as computed in accordance with FASB ASC 718, excluding estimated forfeitures. See Note 13 — “Equity-Based Compensation” to Getty Images’ March 31, 2022 interim consolidated financial statements and Note 14 – “Equity-Based Compensation” to our December 31, 2021 audited consolidated financial statements contained in this prospectus for the assumptions used in computing this option’s fair value.

(4)	Reflects non-equity incentive plan compensation for fiscal 2021 paid to each NEO pursuant to the Getty Images, Inc. Non-Sales Bonus Plan. See “— Non Sales Bonus Plan” below for more information.

(5)

Amounts include reportable income on split-benefit Getty Images-Owned Life Insurance policies ($3,460, $921 and $1,311 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively), a tax gross-up for said income ($2,132, $677 and $422 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively), a $303 cash payment under the anniversary program for Mr. Peters in recognition of his 15 years of Company service, gym membership allowance of $600 for Mr. Peters and Mr. Gandert, imputed income associated with executive supplemental life policies ($4,920, $657 and $2,051 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively), and employer matching contributions under Getty Images’ Section 401(k) Plan ($11,600, $6,588 and $11,600 for Mr. Peters, Ms. Alberti-Perez and Mr. Gandert, respectively).

Narrative Disclosure to 2021 Summary Compensation Table

For 2021, the compensation program for our NEOs consisted of base salary and a cash bonus opportunity under the Non-Sales Bonus Plan. In addition, our NEOs were covered by company-sponsored executive life and disability benefits, and were eligible to participate in any employee benefit programs generally available to all employees. Getty Images’ compensation committee has discretion to grant equity awards as part of the compensation packages of our NEOs and granted an equity award to Ms. Alberti-Perez in 2021.

Base Salary

Base salary is set at a level that reflects the remit, scope, and impact of the role and is commensurate with the NEO’s contributions, prior experience, and sustained performance. Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual NEO is hired, taking into consideration any relevant factors as well as experience and comparable market data. Thereafter, Getty Images’ compensation committee has generally reviewed, and adjusted as necessary, base salaries for each of our NEOs, at a minimum annually and whenever there is a change in the scope of the NEO’s role. In setting base salary levels for 2021, Getty Images’ compensation committee considered a range of factors, including:

●	the individual’s anticipated responsibilities and experience;
●	the collective experience and knowledge in compensating similarly situated individuals at other companies informed by the Radford Global Technology and Radford Global Sales compensation surveys; and
●	the value of the NEO’s existing equity awards.

Annual Cash Bonus Plan “Non-Sales Bonus Plan”

Getty Images maintains an annual cash bonus plan for its non-sales employees, including our NEOs. Like our other non-sales employees, our NEOs are eligible for a target bonus opportunity reflected as a percentage of their base salaries, as applicable. Typically, their target bonus payment is based on an individual performance component and a company performance component, each of which is equally weighted.

For 2021, a Non-Sales Bonus Plan was approved by Getty Images’ compensation committee on March 23, 2021 and effective January 1, 2021. For purposes of the 2021 Non-Sales Bonus Plan, Getty Images’ compensation committee selected year on year currency neutral growth of an adjusted EBITDA measure (less capital expenditures and before Non-Sales Bonus payments) as the Company performance component. Further, the individual performance for each NEO was based solely on his or her performance as determined in the discretion of the CEO after taking into consideration the achievement of the objectives and key performance indicators for his or her role, an evaluation of his or her performance as measured against Getty Images’ Leadership Principles, and his or her contribution to the overall success of Getty Images. In the case of the CEO, his individual performance was evaluated by Getty Images’ Board.

Getty Images’ compensation committee evaluated the Company’s performance against the company performance component and each individual NEO’s performance against his or her individual performance component following the end of the year and exercised its discretion to determine the amount to be paid based on the level of achievement of the company performance component and the amount to be paid based on our NEOs’ individual performance and approved the amount of each NEO’s annual bonus as set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Long-Term Incentive Compensation

To date, 100% of our NEO equity compensation has been delivered in the form of options to purchase shares of common stock.

The only equity award granted to our NEOs in 2021 was the Getty Images compensation committee’s grant of an option to purchase 1,800,000 Getty Images Common Shares (the “Option”) under the 2012 Equity Plan to Ms. Alberti-Perez in connection with her commencement of employment as Senior Vice President and Chief Financial Officer. Please see the “Outstanding Equity Awards at 2021 Fiscal Year-End” table and “Potential Payments Upon Termination or Change in Control” below for a description of the vesting, termination and change in control treatment of the Option.

Section 401(k) Plan

Getty Images sponsors a tax-qualified Section 401(k) profit-sharing plan (the “401(k) Plan”) for all employees, including our NEOs. Full-time employees of Getty Images are eligible to participate in the 401(k) Plan and may contribute up to a specified percentage of their base salary to the 401(k) Plan. Getty Images makes safe harbor matching contributions to the 401(k) Plan on behalf of employees who are eligible to participate in the 401(k) Plan. Getty Images matches 4% of a participant’s salary deferrals. The total matching contribution does not exceed the match allocated based on IRS annual compensation limits.

Pension Benefits

None of our NEOs participated in any defined benefit pension plans in 2021.

Nonqualified Deferred Compensation

None of our NEOs participated in any non-qualified deferred compensation plans, supplemental executive retirement plans, or any other unfunded retirement arrangements in 2021.

Other Benefits and Perquisites

Getty Images offers benefits to our NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance (supplemental life insurance at the executive level is Getty Images-paid); accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account and flexible spending accounts. Additionally, some executives including NEOs may receive gym reimbursement and transit subsidies, and are eligible for split-benefit Getty Images Owned Life Insurance policies and Executive Disability Insurance.

Employment Agreements

We have entered into employment agreements with each of our NEOs that generally set forth the terms and conditions of employment, including base salary, target bonus opportunities, the opportunity to participate in the equity incentive plans of Getty Images, the Partnership and any of their respective affiliates (to be documented in the relevant agreements of each such entity), and including, in the case of Mr. Gandert and Ms. Alberti-Perez, the grant of an option to purchase Getty Images Common Shares on the terms specified in the employment agreement, and standard employee benefit plan participation. In addition, the NEO employment agreements also contain provisions for certain payments and benefits in connection with certain terminations of employment, including a termination of employment in connection with a change in control of Getty Images as described further in “Potential Payments upon Termination or Change in Control” below.

Mr. Peters

We entered into an amended and restated employment agreement with Mr. Peters as of July 1, 2015, providing that commencing on December 31, 2017, and on each annual anniversary thereafter, the employment term would be automatically extended for a one-year term unless Getty Images or Mr. Peters provide three (3) months’ notice not to renew the employment agreement term. Subsequently, the employment agreement was amended on January 27, 2017 (to adjust the annual bonus percentage), on November 3, 2017 (to extend its term until December 31, 2020, subject to automatic one-year extensions unless either party provided three months’ notice of non-renewal), on January 1, 2019 (to elevate Mr. Peters to the position of Chief Executive Officer, adjust his base salary, and to extend its term until December 31, 2021, subject to automatic one-year renewals unless either party provides three (3) months’ notice of non-renewal). On April 1, 2020 we amended Mr. Peters’ employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020 we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments.

Additionally, his employment agreement sets forth his duties as well as his annual base salary (currently $955,000 and subject to annual review by the Getty Images Board), a target annual bonus award in an amount equal to a percentage of the named executive officer’s annual base salary (currently 75%), the opportunity to participate in the equity incentive plans of Getty Images, the Partnership, and any of their respective affiliates (to be documented in the relevant agreements of each such entity), and participation in Getty Images’ employee benefit plans on a no less favorable basis as those benefits are generally made available to the other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Peters’ employment, as further described in “Potential Payments upon Termination or Change in Control” below.

Ms. Alberti-Perez

We entered into an employment agreement with Ms. Alberti-Perez as of December 9, 2020, as amended on December 30, 2020. According to the terms of the employment agreement, as amended, with Ms. Alberti-Perez, her employment with Getty Images commenced on January 1, 2021, and was subject to an initial term that would expire on December 31, 2024, with automatic one-year renewals thereafter, unless Getty Images or Ms. Alberti-Perez provided three (3) months’ notice not to renew the employment agreement term.

Additionally, her employment agreement set forth her position as Chief Financial Officer and duties as well as an initial annual base salary of $450,000 (subject to annual review by the Getty Images Board but which may not be decreased below its then current level), a target annual bonus award in an amount equal to 50% of her annual base salary (based upon the achievement of the performance goals established by Getty Images’ compensation committee), a cash sign-on bonus in the amount of $50,000 (subject to repayment if her employment was terminated prior to the first anniversary of her initial employment date), the opportunity to participate in the equity incentive plans of Getty Images, the Partnership and any of their respective affiliates as appropriately documented by the Amended and Restated Partnership Agreement of the Partnership (as it may be amended from time to time), the 2012 Equity Plan (as defined below), and award agreements issued in respect of such entity or otherwise, the grant of her Option, and participation in Getty Images’ employee benefit that are no less favorable than those generally made available to other senior executives of Getty Images.

The employment agreement also contained certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during her employment with Getty Images. Further the employment agreement provided for the rights and responsibilities of the parties in the event of certain terminations of Ms. Alberti-Perez’ employment, as further described in “Potential Payments upon Termination or Change in Control” below.

On January 5, 2022, Getty Images, Inc., a subsidiary of Getty Images, announced that effective January 4, 2022, Milena Alberti-Perez departed the role of Chief Financial Officer. Getty Images, Inc. also announced that effective January 4, 2022, it has appointed Jennifer Leyden as Chief Financial Officer.

Mr. Gandert

We entered into an employment agreement with Mr. Gandert as of June 1, 2016, providing that commencing on December 31, 2019, and on each annual anniversary thereafter, the employment term would be automatically extended for a one-year term unless Getty Images or Mr. Gandert provide three (3) months’ notice not to renew the employment agreement term. On April 1, 2020, we amended Mr. Gandert’s employment agreement to reduce his base salary in response to the COVID-19 pandemic and make other corresponding adjustments, and on October 1, 2020, we further amended his employment agreement to restore his base salary to its pre-COVID-19 pandemic level and make other corresponding adjustments.

The employment agreement sets forth Mr. Gandert’s position as Chief Technology Officer and duties as well as his annual base salary (currently $508,595 and subject to annual review by the Getty Images Board), a target annual bonus award in an amount equal to a percentage of Mr. Gandert’s annual base salary (currently 50%), the opportunity to participate in the equity incentive plans of Getty Images, the Partnership, and any of their respective affiliates (to be documented in the relevant agreements of each such entity), and participation in Getty Images’ employee benefit plans that are no less favorable than those generally made available to other senior executives of Getty Images. The employment agreement also contains certain restrictive covenants involving non-solicitation, non-competition, confidentiality of information, and the treatment and ownership of intellectual property arising during his employment with Getty Images. Further, the employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of Mr. Gandert’s employment, as further described in “Potential Payments upon Termination or Change in Control” below.

Potential Payments Upon Termination or Change in Control

Each of the NEO’s employment agreements provides for severance payments and benefits upon certain terminations of employment with Getty Images and its affiliates, as described further below. Each NEO’s rights with respect to his or her equity participation in Getty Images or its affiliates is governed by the applicable equity documents (as defined in the respective employment agreement) and the NEO’s rights with respect to employee benefits will be governed by the documents governing such employee benefits.

As provided in the applicable employment agreement, upon the termination of an NEO’s employment term and his or her employment by Getty Images for “cause” or due to his or her resignation without “good reason” (as each such term is defined in his employment agreement), the NEO would be entitled to receive his or her base salary through the date of termination, any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year, reimbursement for any unreimbursed business expenses that have been properly incurred by him or her prior to the termination date and that are or have been submitted in accordance with the applicable Getty Images policy, and such employees benefits (as defined in his or her employment agreement), if any, that the NEO may be entitled under the employee benefit plans of Getty Images, which will not include payment for any unused vacation or paid time off, as applicable, unless required by applicable law (all of the amounts described in this sentence are referred to the “Accrued Rights”).

Upon the termination of an NEO’s employment term and his or her employment due to the NEO’s death or disability (as defined in the employment agreement), the NEO will be entitled to receive from Getty Images the Accrued Rights and his or her estate will benefit from a term life insurance policy provided by Getty Images and intended to provide a payment of a death benefit equal to the “base severance” (as defined below).

In the event that an NEO’s employment term and his or her employment is terminated by Getty Images without “cause” or by the NEO for “good reason” (as each such term is defined in his or her employment agreement), the NEO will be entitled to receive, in addition to the Accrued Rights, and subject to his or her execution and non-revocation of a release in a form acceptable to Getty Images as provided in his or her employment agreement and continued compliance with restrictive covenants set forth in his or her employment agreement:

●	payments totaling in the aggregate (i) the sum of (x) 150% (200% in the case of Mr. Peters) of the NEO’s base salary and (y) 150% (200% in the case of Mr. Peters) of the NEO’s target annual bonus in respect of the fiscal year that the termination date occurs or (ii), in the case of Mr. Peters, his base salary and target annual bonus for the period from the termination date through the last day of the employment term, if greater than such amount in (i), in each case, payable over a 18-month (24-month in the case of Mr. Peters) period (such amounts, the “base severance”); and
●	continued coverage under Getty Images group health and welfare plans for a period until the later of 18 months (24 months in the case of Mr. Peters) following the termination date on the same basis (including payment of monthly premiums) as provided by Getty Images to senior-level executives (or, a monthly payment in an amount equal to Getty Images’ cost of providing such benefit if this benefit would trigger adverse tax consequences), which will be discontinued if the NEO becomes eligible for similar benefits from a successor employer (the “Continued Health Benefits”).

In the event the NEO elects not to extend the employment term of their employment agreement, unless terminated earlier, he or she will be entitled to receive the Accrued Rights. In the event Getty Images elects not to extend the employment term of an NEO’s employment agreement, unless terminated earlier, the NEO will be entitled to receive the Accrued Rights and, subject to the NEO’s execution and non-revocation of a release in a form acceptable to Getty Images as provided in the employment agreement, the Continued Health Benefits and equal payments totaling in the aggregate the base severance payable over an 18-month (24-month in the case of Mr. Peters) period.

Ms. Alberti-Perez’s employment agreement also provides that, if prior to January 1, 2022 (the first anniversary of her employment start date), her employment is terminated by Getty Images without “cause” or due to her death or disability, or by her for “good reason”, 25% of her Option will vest immediately prior to her termination of employment.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2021:

		Number of		Number of
		securities		securities
		underlying		underlying	Option
		unexercised		unexercised	exercise	Option
	Grant	options (#)		options (#)	price	expiration
Named Executive Officer	Date	(Exercisable)		(Unexercisable)	($)	date
Craig Peters, Chief Executive Officer	2/26/2017	56,190		—	4.00	2/25/2027

	2/26/2017	99,621		—	4.00	2/25/2027
	2/26/2017	134,682		—	4.00	2/25/2027
	3/1/2017	1,224,107		—	4.00	2/28/2027
	4/10/2019	1,103,459	(1)	662,076	3.50	4/9/2029
	4/10/2019	734,465		—	3.50	4/9/2029
Milena Alberti-Perez, Senior Vice President and Chief Financial Officer	4/1/2021	—	(2)	1,800,000	4.25	3/31/2031
Nathaniel Gandert, Senior Vice President and Chief Technology Officer	2/26/2017	10,943		—	4.00	2/25/2027

	2/26/2017	23,092		—	4.00	2/25/2027
	2/26/2017	31,225		—	4.00	2/25/2027
	3/1/2017	381,703		—	4.00	2/28/2027
	4/10/2019	481,861	(1)	289,117	3.50	4/9/2029
	4/10/2019	229,022		—	3.50	4/9/2029

(1)

The option award vests over four years, with 25% of the total number of shares vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in equal quarterly installments thereafter. In addition, the stock option will fully vest and become fully exercisable upon a Change in Control (as defined in the option agreement) of Getty Images subject to the understanding that the Business Combination did not constitute a change in control for purposes of the option agreement.

(2)

The option award vests in accordance with the vesting schedule set forth under footnote (1) above, except that, if, prior to January 1, 2022 (the first anniversary of employment start date), employment is terminated by Getty Images without “cause” or due to employee death or disability, or by employee for “good reason”, 25% of the option will vest immediately prior to termination of employment.

2012 Equity Incentive Plan

The 2012 Equity Incentive Plan (the “2012 Equity Plan”) of the Partnership and Getty Images was adopted on October 18, 2012, as amended from time to time (including most recently on September 1, 2021). The 2012 Equity Plan permitted the grant of incentive stock options, non-qualified stock options, profits interests, stock purchase rights, restricted stock awards and restricted stock units (each, an “Award”) to eligible employees, directors, and consultants of Getty Images, the Partnership or their Subsidiaries. Although the 2012 Equity Plan was terminated in connection with the Business Combination, it will continue to govern the terms and conditions of any outstanding Awards previously granted thereunder.

The 2012 Equity Plan was administered by the Getty Images Board or the Partnership Board, as applicable, or any committee designated by the Getty Images Board or the Partnership Board, as applicable, to administer the 2012 Equity Plan in accordance with its terms (the “Administrator”). Subject to the provisions of the 2012 Equity Plan, the Administrator had the authority in its discretion to make all decisions and determinations that may be required pursuant to the 2012 Equity Plan or as the Administrator deemed necessary or advisable to administer the 2012 Equity Plan. The Administrator’s powers were specified in the 2012 Equity Plan. The Administrator had all authority and discretion necessary to administer the 2012 Equity Plan and to control its operation, including the authority to construe and interpret the terms of the 2012 Equity Plan and the Awards granted under the 2012 Equity Plan. The Administrator’s decisions were final and binding on all participants.

Subject to any change in the capitalization of the 2012 Equity Plan or other corporate transaction described in the 2012 Equity Plan, the aggregate number of Getty Images Common Shares which were issuable under the 2012 Equity Plan was 32,000,000. As of December 31, 2021, stock options covering 26,271,663 Getty Images Common Shares were outstanding under the 2012 Equity Plan and 1,916,140 Getty Images Common Shares remained to be issued.

Subject to the provisions of the 2012 Equity Plan, the Administrator selected the individuals to whom a stock option may be granted, determined the term of the stock option, determined the number of Getty Images Common Shares subject to the stock option, determined whether the stock option will be a non-qualified stock option or incentive stock option and determine the other terms and conditions of the stock option (including the permissible payment methods and when the stock option may be exercised) as provided in the 2012 Equity Plan. The per share purchase price of the shares subject to each stock option was set by the Administrator and was not less than the fair market value of a Getty Image Common Share as of the date of grant.

Unless otherwise approved by the Administrator, Awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the applicable laws of descent and distribution. In addition, during a Participant’s lifetime, only the participant may exercise their Award.

Director Compensation

During 2021, only two of our non-employee directors, Mr. Klein and Ms. Schneider, received compensation for serving as members of the Getty Images Board. Mr. Klein received $200,000 in cash which was paid in four equal quarterly installments. Ms. Schneider received $100,000 in cash, all of which was paid to her during the fourth quarter of 2021. There were no equity awards granted to any of our non-employee directors in 2021. Mr. Peters, our Chief Executive Officer, who is an employee-director, received no compensation for serving as a member of the Getty Images Board.

The following table sets forth information regarding compensation earned by or paid to the non-employee members of our board of directors during the year ended December 31, 2021:

Total Fees
earned or paid
Name	in cash ($)
Hilary Schneider	100,000
Dawn Airey	—
Jonathan Klein	200,000
Mark Getty	—
Brett Watson	—
Patrick Maxwell	—

For more information regarding compensation of the non-employee directors following the closing of the Business Combination, see “Management — Non-Employee Director Compensation” of this prospectus.

Further, we intend to develop an executive compensation program that is consistent with Getty Images’ existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Currently, decisions on the executive compensation program are made by the compensation committee of our Board, and guided by the advice of an independent compensation consultant. In connection with executive compensation decisions, the compensation committee of our Board has retained Compensia, Inc., a national compensation consulting firm, as its independent compensation consultant. We anticipate that compensation for our executive officers will continue to consist of base salary, annual cash incentive bonuses and equity awards.

2022 Earn Out Plan Summary

We adopted the Getty Images Holdings, Inc. 2022 Earn Out Plan (which we refer to herein as the “Earn Out Plan”). The purposes of the Earn Out Plan are to attract and retain personnel, to provide additional incentive to employees, directors and consultants chosen to participate in the Earn Out Plan and to promote our success. The Earn Out Plan is described in more detail below. This summary does not purport to be a complete statement of the terms of the Earn Out Plan and is qualified in its entirety by reference to the full text of the Earn Out Plan. A copy of the Earn Out Plan is included in this registration statement as Exhibit 10.10.

Description of the Earn Out Plan

Administration

The Earn Out Plan will be administered by our Board or a committee thereof. Whether or not our Board has delegated administration of the Earn Out Plan to a committee, our Board may retain the authority to concurrently administer the Earn Out Plan with the Administrator and may revoke the delegation of some or all authority previously delegated. The Administrator has the power and discretion necessary to administer the Earn Out Plan, with such powers including, but not limited to, the authority to select persons to participate in the Earn Out Plan, determine the forms of award agreements under the Earn Out Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards and determine whether a Triggering Event (as defined in the Earn Out Plan) has occurred. The Administrator’s decisions, determinations and interpretations under the Earn Out Plan are binding on the participants in the Earn Out Plan and all other parties.

Limitation on Awards and Shares Available

The maximum number of shares of our Class A Common Stock available for issuance under the Earn Out Plan is equal to the Plan Allocable Amount (i.e., 6,000,000 shares), subject to adjustment as provided in the Earn Out Plan. Shares subject to awards that are forfeited will be cancelled and will not become available for future issuance under the Earn Out Plan.

The number of shares of Class A Common Stock subject to which RSUs (as defined below) may be granted shall be equitably adjusted (to the same extent with respect to the Stockholder Allocable Amount under the Business Combination Agreement) for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to our Class A Common Stock.

Grant of RSU Awards

The Earn Out Plan provides for the issuance of restricted stock units (“RSUs”), each of which represents the right to receive one share of Class A Common Stock once vested.

Vesting of RSU Awards

The RSUs are subject to vesting as follows:

(a)

One-third of the RSUs granted to a participant shall vest if the VWAP of the shares of Class A Common Stock is greater than or equal to $12.50 for a period of at least twenty Trading Days out of thirty consecutive Trading Days (the “First Price Triggering Event”);

(b)

one-third of the RSUs granted to a participant shall vest if the VWAP of the shares of Class A Common Stock is greater than or equal to $15.00 for a period of at least twenty Trading Days out of thirty consecutive Trading Days (the “Second Price Triggering Event”); and

(c)

one-third of the RSUs granted to a participant shall vest if the VWAP of the shares of Class A Common Stock is greater than or equal to $17.50 for a period of at least twenty Trading Days out of thirty consecutive Trading Days (the “Third Price Triggering Event”); In the event any portion of the RSUs have not vested prior to the end of the Earn-Out Period, then such unvested RSUs shall be cancelled and forfeited for no consideration.

Each Triggering Event or Acceleration Event (as defined in the Business Combination Agreement) shall occur only once, if at all, and in no event shall participants (in the aggregate) be entitled to receive more than the number of shares of Class A Common Stock in the Plan Allocable Amount, less shares subject to awards that are forfeited.

Each participant holding vested RSUs shall be entitled to receive shares of Class A Common Stock within 30 days of the occurrence of each Triggering Event (or earlier upon an Acceleration Event, as applicable).

If specified in the applicable award agreement, any shares issuable to a participant in settlement of RSUs that have vested, shall be issued to such participant only if such participant continues to provide services (whether as an employee, director or consultant) to us or one of our subsidiaries through the applicable Triggering Event or such other date specified in the award agreement.

At all times during the term of the Earn Out Plan and until the RSUs have settled, expired or been forfeited, we shall reserve and keep available for issuance a sufficient number of shares of our Class A Common Stock to permit us to satisfy our obligations under the Earn Out Plan and shall take all actions required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient authorized unissued shares to permit such reservation.

The participants shall not have any rights (including any dividend rights) as a stockholder with respect to any unissued securities covered by an award under the Earn Out Plan until the date the participant becomes the holder of record of the shares of our Class A Common Stock.

Acceleration Event

If an Acceleration Event has occurred under the Business Combination Agreement, then immediately prior to the consummation of a Change of Control, with respect to such Acceleration Event, (a) any Triggering Event that has not previously occurred shall be deemed to have occurred and (b) We shall issue the applicable shares of Class A Common Stock to participants, and the participants shall be eligible to participate in such Change of Control in respect of such Common Stock.

2022 Employee Stock Purchase Plan Summary

We adopted the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan (which we refer to herein as the “ESPP”). The purpose of the ESPP is to make awards of long-term equity incentives to eligible employees and eligible service providers of Getty Images Holdings, Inc., which we believe is critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. This summary does not purport to be a complete statement of the terms of the ESPP and is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is included as Exhibit 10.4 of the registration statement of which this prospectus forms a part.

Description of the ESPP

Awards

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” We intend the 423 Component to qualify as an employee stock purchase plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will be able to participate only in the Non-423 Component of the ESPP.

Administration

Our Board administers the ESPP and will have the final power to construe and interpret both the ESPP and the rights granted under it. Further, our Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Class A Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.

Our Board has the power to delegate administration of the ESPP to a committee composed of one or more members of our Board. Our Board has the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.

Class A Common Stock Subject to the ESPP

Subject to adjustments as provided in the ESPP, the maximum number of shares of Class A Common Stock that may be issued under the ESPP will not exceed 5,000,000 shares of Class A Common Stock. For the avoidance of doubt, up to the maximum number of shares of Class A Common Stock reserved may be used to satisfy purchases of Class A Common Stock under the 423 Component and any remaining portion of such maximum number of shares of Class A Common Stock may be used to satisfy purchases of Class A Common Stock under the Non-423 Component.

Offerings

The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Class A Common Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Class A Common Stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. Our Board may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (a) has not completed at least two years of service since the employee’s last hire date (or such lesser period as our Board may determine), (b) customarily works not more than 20 hours per week (or such lesser period as our Board may determine), (c) customarily works not more than five months per calendar year (or such lesser period as our Board may determine), (d) is an officer within the meaning of Section 16 of the Exchange Act, or (e) is a highly compensated employee within the meaning of the Code. Unless otherwise determined by our Board for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than five months per calendar year, and has been employed by Getty Images or a related corporation or affiliate, as applicable, for at least three continuous months preceding such offering date.

With respect to the 423 Component, no employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. Moreover, with respect to the 423 Component, an eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plan, do not permit such eligible employee’s rights to purchase stock in excess of $25,000 worth of stock in any calendar year.

Participation in the ESPP

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of Class A Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by our Board; provided however, that with respect to the 423 Component, in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 10% of such employee’s earnings during the period that begins on the offering date (or such later date as our Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of Class A Common Stock acquired pursuant to purchase rights will be not less than the lesser of (but in on event lower than the par value per share of Class A Common Stock) an amount equal to (a) 85% of the fair market value of the shares of Class A Common Stock on the offering date; or (b) 85% of the fair market value of the shares of Class A Common Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares of Class A Common Stock is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with the Company’s general funds. No interest will accrue on such payroll deductions. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, wire transfer or another approved manner with respect to the Non-423 Component prior to a purchase date, in a manner we direct.

Purchase of Stock

Our Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Common Stock will be purchased in accordance with such offering. In connection with each offering, the Board may specify a maximum number of shares of Common Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Common Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. The Company may impose a deadline before a purchase date for withdrawing.

On such withdrawal, such participant’s purchase right in that offering will immediately terminate and the Company will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Termination of Employment

Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (a) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (b) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused contributions without interest.

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if the Company so permits, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the ESPP, no fractional shares of Common Stock will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Common Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of Common Stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the ESPP is not in compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.

Capitalization Adjustments

In the event of a capitalization adjustment (as defined in the ESPP), the Board will appropriately and proportionately adjust: (a) the classes and maximum number of securities subject to the ESPP, (b) the classes and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (c) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.

Dissolution or Liquidation

In the event of the Company’s dissolution or liquidation, the Board will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, at least ten business days prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of a Change in Control

Upon a Change in Control (as defined in the ESPP), any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Common Stock prior to the Change in Control under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Amendment, Termination or Suspension of the ESPP

The Board may amend the ESPP at any time in any respect the Board deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (a) increases the number of shares of Common Stock available for issuance under the ESPP, (b) expands the class of individuals eligible to become participants and receive purchase rights, (c) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of Common Stock may be purchased under the ESPP, (d) extends the term of the ESPP, or (e) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.

The Board may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws, listing requirements, or governmental regulations, or (c) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.

2022 Equity Incentive Plan Summary

The Board will adopt the Getty Images Holdings, Inc. 2022 Equity Incentive Plan (which we refer to herein as the “2022 Plan”), subject to approval by CCNB as sole stockholder of the Company. The purpose of the 2022 Plan is to align the interests of eligible participants with the Company’s stockholders by providing incentive compensation tied to the Company’s performance. The intent of the 2022 Plan is to advance the Company’s interests and increase stockholder value by attracting, retaining and motivating key personnel. The principal features of the 2022 Plan are summarized below. This summary does not purport to be a complete statement of the terms of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan. A copy of the 2022 Plan is included as Exhibit 10.5 of the registration statement of which this prospectus forms a part.

Description of the 2022 Plan

Awards

The types of awards available under the 2022 Plan include stock options (both incentive and non-qualified), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”), cash awards and other stock-based awards. All awards granted to participants under the 2022 Plan will be represented by an award agreement.

Shares Available

Based on a July 22, 2022 Closing Date, 51,104,577 shares of Class A Common Stock, par value $0.0001 per share (and any shares or other securities into which such common stock may be converted or into which it may be exchanged, or “Common Stock”) as of immediately following the consummation of the Business Combination are available for awards under the 2022 Plan (inclusive of shares underlying Vested Getty Images Options, outstanding immediately following the Closing).

We refer to the aggregate number of shares of Common Stock available for awards under the 2022 Plan as the “share reserve.” Within the share reserve, the total number of shares of Common Stock available for issuance as incentive stock options shall equal the maximum number of shares available for issuance under the 2022 Plan.

If any award granted under the 2022 Plan is cancelled, expired, repurchased, forfeited, surrendered, exchanged for cash, settled in cash or by delivery of fewer shares of Common Stock than the number underlying the award, or otherwise terminated without consideration or delivery of the shares of Common Stock to the participant, then such unissued shares will be returned to the 2022 Plan and will be available for future awards under the 2022 Plan. Shares of Common Stock that are withheld from any award in payment of the exercise, base or purchase price or taxes related to such an award will be available for future awards under the 2022 Plan and will increase the share reserve by one share of Common Stock for each share of Common Stock that is retained or returned to the Company. Shares of Common Stock repurchased by the Company on the open market with the proceeds of a stock option will not be returned to the 2022 Plan nor be available for future awards under the 2022 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding award shall not count against the share reserve.

The share reserve will be reduced by one share of Common Stock for each share of Common Stock subject to an award. If a share of Common Stock that was subject to an award is returned to the share reserve, the share reserve will be credited with one share of Common Stock.

Eligibility

Any employee, officer, non-employee director or any natural person who is a consultant or other personal service provider to the Company or any of its subsidiaries or affiliates can participate in the 2022 Plan, at the Committee’s (as defined below) discretion. In its determination of eligible participants, the Committee may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year.

Administration

Pursuant to its terms, the 2022 Plan may be administered by the compensation committee of the Board, such other committee of the Board appointed to administer the 2022 Plan or the Board, as determined by the Board (such administrator of the 2022 Plan, the “Committee”). The Committee has the power and discretion necessary to administer the 2022 Plan, with such powers including, but not limited to, the authority to select persons to participate in the 2022 Plan, determine the form and substance of awards under the 2022 Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate the vesting of awards, and make determinations regarding a participant’s termination of employment or service for purposes of an award. The Committee’s determinations, interpretations and actions under the 2022 Plan are binding on the Company, the participants in the 2022 Plan and all other parties. It is anticipated that the 2022 Plan will be administered by the Company’s compensation committee, which solely consists of independent directors, as appointed by the Board from time to time. The Committee may delegate authority to one or more officers of the Company to grant awards to eligible persons other than members of the Board or who are subject to Rule 16b-3 of the Exchange Act, as permitted under the 2022 Plan and under applicable law.

Stock Options

A stock option grant under the 2022 Plan will give a participant a right to purchase a specified number of shares of Common Stock during a specified term (with a maximum term of ten years) at an exercise price that will not be less than the fair market value of a share of Common Stock as of the date of grant (unless otherwise determined by the Committee).

The Committee will determine the requirements for vesting and exercisability of such options, which may be based on the continued employment or service of the participant with the Company for a specified time period, upon the attainment of performance goals or both. Such stock options may terminate prior to the end of the term or vesting date upon termination of employment or service (or for any other reason), as determined by the Committee. Unless approved by the stockholders, the Committee may not take any action with respect to a stock option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which shares of Common Stock are listed, or that would result in the cancellation of “underwater” stock options in exchange for cash or other awards, other than in connection with a change in control.

Stock options granted under the 2022 Plan will be either non-qualified stock options or incentive stock options (with incentive stock options intended to meet the applicable requirements under Section 422 of the Code). Such stock options are nontransferable, except in certain limited circumstances.

Stock Appreciation Rights

A SAR granted under the 2022 Plan will give the participant a right to receive, upon exercise or other payment of the SAR, an amount in cash, shares of Common Stock or a combination of both equal to (a) the excess of (i) the fair market value of a share of Common Stock on the date of exercise less (ii) the base price of the SAR that the Committee specified on the date of the grant, multiplied by (b) the number of shares of Common Stock as to which such SAR is exercised or paid. The base price of a SAR will not be less than the fair market value of a share of Common Stock as of the date of grant. The right of exercise in connection with a SAR may be made by the participant or automatically upon a specified date or event. SARs are nontransferable, except in certain limited circumstances.

The Committee will determine the requirements for vesting and exercisability of the SARs, which may be based on the continued employment or service of the participant with the Company for a specified time period or upon the attainment of specific performance goals or both. The SARs may be terminated prior to the end of the term (with a maximum term of ten years) upon termination of employment or service, as determined by the Committee. Unless approved by the stockholders, the Committee may not take any action with respect to a SAR that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which shares of Common Stock are listed, or that would result in the cancellation of “underwater” SARs in exchange for cash or other awards, other than in connection with a change in control.

Restricted Stock Awards

A restricted stock award is a grant of a specified number of restricted shares of Common Stock to a participant, which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the continued employment or service of the participant with the Company over a specified time period, upon the attainment of performance goals or both.

The participant will have the rights of a stockholder with respect to the shares of Common Stock granted under a restricted stock award, including the right to vote the shares of Common Stock and receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying restricted shares of Common Stock vest. Any shares of Common Stock granted under a restricted stock award are nontransferable, except in certain limited circumstances.

Restricted Stock Units

An RSU granted under the 2022 Plan will give the participant a right to receive, upon vesting and settlement of the RSU, one share of Common Stock per vested RSU or an amount per vested RSU equal to the fair market value of one share of Common Stock as of the date of determination, or a combination thereof, at the discretion of the Committee. The Committee may grant RSUs together with dividend equivalent rights (which will not be paid until the RSU vests), and the holder of any RSUs will not have any rights as a stockholder, such as dividend or voting rights, until the shares of Common Stock underlying the RSUs are delivered.

The Committee will determine the requirements for vesting and payment of the RSUs, which may be based on the continued employment or service of the participant with the Company for a specified time period, upon the attainment of specific performance goals or both. RSUs will be forfeited if the vesting requirements are not satisfied. RSUs are nontransferable, except in certain limited circumstances.

Stock-Based Awards

Stock-based awards may be granted under the 2022 Plan to eligible participants and consist of an award of, or an award that is valued by reference to, shares of Common Stock. A stock-based award may be granted for past employment or service, in lieu of bonus or other cash compensation, as director’s compensation or any other purpose as determined by the Committee, and shall be based upon or calculated by reference to the Common Stock. The Committee will determine the requirements for the vesting and payment of the stock-based award, with the possibility that awards may be made with no vesting requirements. Upon receipt of the stock-based award that consists of shares of Common Stock, the participant will not have any rights of a stockholder with respect to the shares of Common Stock, including the right to vote and receive dividends, until such time as shares of Common Stock (if any) are issued to the participant.

Cash Awards

Cash awards may be granted under the 2022 Plan to eligible participants on such terms and conditions, and for such consideration, including no consideration, as the Committee shall determine in its sole discretion. Cash awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such cash awards at any time in its sole discretion. The grant of a cash award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

2022 Plan Amendments or Termination

The Board may amend, modify, suspend or terminate the 2022 Plan; provided that if such amendment, modification, suspension or termination materially and adversely affects any outstanding award, the Company must obtain the affected participant’s consent, subject to changes that are necessary to comply with applicable laws. Certain amendments or modifications of the 2022 Plan may also be subject to the approval of the stockholders as required by SEC and New York Stock Exchange rules or applicable law.

Termination of Service

Awards under the 2022 Plan may be subject to reduction, cancellation or forfeiture upon termination of service or failure to meet applicable performance conditions or other vesting terms.

Under the 2022 Plan, unless an award agreement provides otherwise, if a participant’s employment or service is terminated for Cause (as defined in the 2022 Plan), or if after termination the Committee determines that the participant engaged in an act that falls within the definition of Cause, or if after termination the participant engages in conduct that violates any continuing obligation of the participant with respect to the Company, the Company may cancel, forfeit and/or recoup any or all of that participant’s outstanding awards. In addition, if the Committee makes the determination above, the Company may suspend the participant’s right to exercise any stock option or SAR, receive any payment or vest in any award pending a determination of whether the act falls within the definition of Cause. If a participant voluntarily terminates employment or service in anticipation of an involuntary termination for cause, that shall be deemed a termination for Cause.

Right of Recapture

Awards granted under the 2022 Plan may be subject to recoupment in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recoupment of erroneously awarded compensation). the Company has the right to recoup any gain realized by the participant from the exercise, vesting or payment of any award if, within one year after such exercise, vesting or payment (a) the participant is terminated for Cause, (b) if after the participant’s termination the Committee determines that the participant engaged in an act that falls within the definition of Cause or materially violated any continuing obligation of the participant with respect to the Company or (c) the Committee determines the participant is subject to recoupment due to a clawback policy.

Change in Control

Under the 2022 Plan, upon any of the following events (each, a “Change in Control” under the 2022 Plan):

●	any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company , or any company owned, directly or indirectly by stockholders of the Company in substantially the same proportions as their shares of Common Stock) becomes the beneficial owner, directly or indirectly, of at least 50% of the Company’s then outstanding capital stock;
●	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority of the Board;
●	a merger, or consolidation of the Company with any other company or corporation; or
●	a sale or disposition of all or substantially all of the Company’s assets;
●	all outstanding awards shall be treated in accordance with one or more of the following methods (and, for the avoidance of doubt, such treatment does not need to be uniform for awards), as determined in the Committee’s sole discretion: (a) be (i) continued or assumed by the surviving company or its parent or (ii) substituted by the surviving company or its parent for awards, with substantially similar terms (with appropriate adjustments to the type of consideration payable upon settlement, including conversion into the right to receive securities, cash or a combination of both, and with performance conditions deemed achieved (x) for any completed performance period, based on actual performance, or (y) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement), (b) acceleration of exercisability, vesting and/or payment immediately prior to, upon or following such event, (c) upon written notice, provided that any outstanding stock option and SAR must be exercised during a period of time immediately prior to such event or other period (contingent upon the consummation of such event), and at the end of such period, such stock options and SARs shall terminate to the extent not so exercised, or (d) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, shares, other property or any combination of such consideration), less any applicable exercise or base price.

To the extent determined by the Committee in its discretion at any time including as set forth in an award agreement, if a participant’s service is terminated upon or within six months following a Change in Control, or such longer period as the Committee determines which may be prior to, as of or following a Change in Control, by the Company without Cause or upon such other circumstances as determined by the Committee, the unvested portion (if any) of all outstanding awards held by the participant will immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any performance conditions deemed achieved (a) for any completed performance period, based on actual performance, or (b) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement.

Assumption of Awards in Connection with an Acquisition

The Committee may assume or substitute any previously granted awards of an employee, director or consultant of another corporation who becomes eligible by reason of a corporate transaction. The terms of the assumed award may vary from the terms and conditions otherwise required by the 2022 Plan if the Committee deems it necessary. The assumed awards will not reduce the total number of shares available for awards under the 2022 Plan.

Adjustments

In the event of any recapitalization, reclassification, share dividend, extraordinary cash dividend, stock split, reverse stock split, merger, reorganization, consolidation, combination, spin-off or other similar corporate event or transaction affecting the shares of Common Stock, the Committee will make equitable adjustments to (a) the number and kind of shares or other securities available for awards and covered by outstanding awards, (b) the exercise, base or purchase price or other value determinations of outstanding awards, and/or (c) any other terms of an award affected by the corporate event.

Award Limits

No non-employee director may be granted, during any calendar year, awards having a fair value (determined on the date of grant) that, when added to all other cash compensation received in respect of service as a member of the Board for such calendar year, exceeds $500,000.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, we are exempt from certain disclosure requirements related to executive compensation, including the requirement to hold advisory votes on the executive pay of our NEOs, as well as the requirement to disclose the ratio of the CEO’s annual total compensation to the median annual total compensation of our employee who is paid at the median of our employee group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Combination Agreement

Getty Images, the Partnership, CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, entered into the Business Combination Agreement on December 9, 2021, pursuant to which (i) on the Closing Date, New CCNB was statutorily converted from a Delaware limited liability company to a Delaware corporation and at 12:01 a.m. on the Closing Date, CCNB was merged with and into Domestication Merger Sub, with Domestication Merger Sub surviving the merger as a wholly-owned direct subsidiary of New CCNB, (ii) on the Closing Date following the Domestication Merger, G Merger Sub 1 was merged with and into Getty Images, with Getty Images surviving the merger as an indirect wholly-owned subsidiary of New CCNB and (iii) immediately after the First Getty Merger, Getty Images was merged with and into G Merger Sub 2 with G Merger Sub 2 surviving the merger as an indirect wholly-owned subsidiary of New CCNB.

This summary is qualified in its entirety by reference to the text of the Business Combination Agreement, which is included as Exhibit 2.1 to this registration statement.

Preferred Stockholders Agreement

On February 19, 2019, Koch Icon, the Partnership, and certain other parties entered into a stockholders agreement (the “Preferred Stockholders Agreement”) with Getty Images that provided for, among other things, certain voting rights, information rights, board nomination rights and drag-along rights. The Preferred Stockholders Agreement was terminated in connection with the Business Combination.

Employee Stockholders Agreement

On February 19, 2019, Getty Images, the Partnership, Getty Investments Mark H. Getty and other parties entered into an amended and restated stockholders agreement (the “Employee Stockholders Agreement”) that provided for, among other things, certain share transfer restrictions, tag-along rights and drag-along rights. The Employee Stockholders Agreement terminated in connection with the Business Combination.

Stockholders Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New CCNB, certain equityholders of New CCNB, the Sponsor, CCNB, NBOKS and certain other parties thereto entered into the Stockholders Agreement relating to, among other things, the composition of the Board following the Closing, certain voting provisions and lock-up restrictions. Pursuant to the Stockholders Agreement, (i) the Sponsor and the Independent Directors (together with their respective successors and any permitted transferees) agreed to be subject to a twelve-month lock-up period in respect of their Founder Shares (subject to certain customary exceptions) and (ii) the Getty Family Stockholders (together with their respective successors and any permitted transferees) and Koch Icon (together with its respective successors and any permitted transferees) agreed to be subject to a 180-day lockup period in respect of their shares of Common Stock received in the Business Combination (subject to certain customary exceptions). Pursuant to the Stockholders Agreement, the initial composition of our Board is (a) three directors nominated by Getty Investments, (b) two directors nominated by Koch Icon, (c) one director nominated by CC Capital, (d) the chief executive officer of Getty Images, (which will initially be Craig Peters) and (e) a number of independent directors sufficient to comply with the requisite independence requirements of the NYSE and the rules and regulations of the SEC.

This summary is qualified in its entirety by reference to the text of the Stockholders Agreement, which is included as Exhibit 10.6 of the registration statement of which this prospectus forms a part.

Registration Rights Agreement

Concurrently with the Closing, Getty Images, the Sponsor and the persons identified on Schedule A thereto (such persons, the “Holders”), entered into the Registration Rights Agreement, which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, Getty Images agreed that, as soon as practicable, and in any event within 30 days after the Closing, the Company will file with the SEC a shelf registration statement. In addition, the Company will use its commercially reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 90th day (or the 120th day if the SEC notifies the Company that it will “review” such shelf registration statement)

following the filing deadline, in each case subject to the terms and conditions set forth therein; and the Company will not be subject to any form of monetary penalty for its failure to do so.

This summary is qualified in its entirety by reference to the text of the Registration Rights Agreement, which is included as Exhibit 10.1 of the registration statement of which this prospectus forms a part.

Warrant Assumption Agreement

Each Warrant represents a right to acquire Class A Common Stock, pursuant to the terms and conditions of the Existing Warrant Agreement (as amended by the Warrant Assumption Agreement).

This summary is qualified in its entirety by reference to the text of Warrant Assumption Agreement, which is included as Exhibit 4.4 of the registration statement of which this prospectus forms a part.

Consulting Services Agreement

On March 25, 2020, the Partnership, Getty Images, Inc. and Getty Investments (the “Advisor”), entered into the amended and restated consulting services agreement, which was amended by the parties thereto on October 1, 2020 (as so amended, the “Consulting Services Agreement”). Pursuant to the Consulting Services Agreement, the Partnership agreed to pay, or cause another member of the group to pay, the Advisor a fee for advisory, consulting and other services. Pursuant to the Consulting Services Agreement, subject to certain conditions, the Partnership and/or Getty Images, Inc. paid an annual monitoring fee to the Advisor payable in quarterly installments. The Partnership was also required to reimburse the Advisor’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the Consulting Services Agreement. The Consulting Services Agreement was terminated in connection with the Business Combination.

In connection with the Consulting Services Agreement, Getty Images paid annual management fees to the Advisor in the amount of approximately $1.5 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively, and approximately $0.4 million for the three months ended March 31, 2022.

Restated Option Agreement

Getty Investments is a party to a Restated Option Agreement, dated February 9, 1998 (as amended on February 9, 1998, February 24, 2008, and August 14, 2012, the “Restated Option Agreement”) pursuant to which Getty Investments has the right to obtain ownership of the Getty Marks (as defined in the Restated Option Agreement) in the event one or more third parties acquire a controlling interest in Getty Images, Inc. In connection with the entry into the Business Combination Agreement, Getty Investments entered into the Fourth Amendment to the Restated Option Agreement, which provides that the Restated Option Agreement will automatically terminate if, and on the date following the Closing Date on which, the Getty Family Stockholders (together with their respective successors and any permitted transferees) beneficially own less than 27,500,000 shares of Class A Common Stock (as adjusted for stock splits, stock combinations, and similar transactions).

Indemnification Agreements

Getty Images currently indemnifies its directors and executive officers to the fullest extent permitted by law. Further, the Company has entered into customary indemnification agreements with its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought. This summary is qualified in its entirety by reference to the text of the form of the Indemnification Agreement, which is included as Exhibit 10.2 to this registration statement.

Employment Agreements

See “Executive Compensation of Getty Images” for information regarding compensation arrangements with the executive officers and directors of the Company, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.

Policy for Approval of Related Party Transactions

The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

Under the policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board; and
●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board or recommended by the compensation committee to the Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;
●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;
●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and
●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and NYSE.

A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;
●	any person who is known to be the beneficial owner of more than 5% of the Company’s voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Class A Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Class A Common Stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company upon the Closing by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company;
●	each of the Company’s executive officers and directors; and
●	all executive officers and directors of the Company as a group

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of the Company’s Class A Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

The beneficial ownership of Common Stock is based on 319,007,226 shares of our Class A Common Stock issued and outstanding immediately following consummation of the Business Combination, including the redemption of the public shares as described elsewhere in this prospectus.

Name of Beneficial Owners	Number of Shares	%
Directors and Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Mark Getty(1)	10,379,740	3.3%
Patrick Maxwell	—	—
Hilary Schneider(2)	133,235	*
Craig Peters(3)	4,727,881	1.5%
Brett Watson	—	—
Chinh E. Chu(4)	—	—
Michael Harris	—	—
Jonathan Klein(5)	2,884,334	*
James Quella(6)	32,000	*
Mikael Cho(7)	639,523	*
Grant Farhall(8)	454,621	*
Gene Foca(9)	1,678,749	*
Nate Gandert(10)	1,665,835	*
Kjelti Kellough(11)	575,717	*
Jennifer Leyden(12)	115,468	*
Ken Mainardis(13)	1,141,814	*
Peter Orlowsky(14)	635,915	*
Andrew Saunders(15)	701,820	*
Lizanne Vaughan(16)	610,990	*
All directors and executive officers as a group	26,345,642	7.9%
Five Percent Holders of the Company
The Getty Family(17)	152,936,145	47.9%
Koch Icon Investments, LLC (18)	65,935,749	20.7%
NBOKS(19)	53,750,000	16.7%
CC Neuberger Principal Holdings II Sponsor LLC(20)	31,349,488	9.8%

*       Less than one percent.

(1)

Interests shown consist of (i) 6,061,038 shares of Getty Images Holdings, Inc. Class A Common Stock held by Mark Getty and (ii) (a) 3,957,803 shares of Getty Images Holdings, Inc. Class A Common Stock to be held by The October 1993 Trust and (b) 360,899 shares of Getty Images Holdings, Inc. Class A Common Stock held by The Options Settlement, which Mr. Getty may be deemed to beneficially own by virtue of his indirect ownership in such entities. This number does not include (i) 124,056,405 shares of Getty Images Holdings, Inc. Class A Common Stock held by Getty Investments, (ii) 18,500,000 shares of Getty Images Holdings, Inc. Class A Common Stock issued to Getty Investments in connection with the PIPE Financing, (iii) 35,470,100 Earn-Out Shares, subject to vesting restrictions described in the Business Combination Agreement (the “Earn-Out Shares”) held by Getty Investments LLC, (iv) 1,131,612 Earn-Out Shares held by The October 1993 Trust, (v) 1,732,967 Earn-Out Shares held by Mark Getty or (vi) 103,188 Earn-Out Shares held by The Options Settlement. Mr. Getty is one of three directors of Getty Investments (the other two directors being Pierre du Preez and Jan Moehl) and therefore he may be deemed to share voting and investment power over the shares held by Getty Investments. The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments, and the Cheyne Walk Trust may be deemed to have indirect beneficial ownership of Getty Investments 142,556,405 shares of Getty Images Holdings, Inc.

(2)	Interests shown consist of 133,235 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(3)

Interests shown consist of (i) 16,432 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Mr. Peters and (ii) 4,711,449 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing. This number does not include 4,698 Earn-Out Shares held by Mr. Peters.

(4)	Does not include any shares indirectly owned by this individual as a result of his partnership interest in the Sponsor or its affiliates.
(5)

Interests shown consist of (i) (a) 2,124,672 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Mr. Klein and (b) 401,631 shares held by Aston Aladmax LLC, which Mr. Klein may be deemed to beneficially own, and (ii) 358,031 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.

(6)

Interest shown consist of 32,000 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Mr. Quella (excluding 4,000 shares of Getty Images Holdings, Inc. Series B-1 Common Stock and 4,000 shares of Getty Images Holdings, Inc. Series B-2 Common Stock, which are each convertible into shares of Getty Images Holdings, Inc. Class A Common Stock upon meeting certain vesting criteria).

(7)	Interest shown consists of 639,523 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(8)	Interest shown consists of 454,621 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(9)	Interest shown consists of 1,678,749 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(10)	Interest shown consists of 1,665,835 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(11)

Interest shown here consist of (i) 4,886 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Ms. Kellough and (ii) 570,831 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable upon 60 days of Closing. This number does not include 1,397 Earn-Out Shares held by Ms. Kellough.

(12)	Interest shown consists of 115,468 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(13)	Interest shown consists of 1,141,814 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable within 60 days of Closing.
(14)

Interest shown here consist of (i) 3,054 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Mr. Orlowsky and (ii) 632,861 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable upon 60 days of Closing. This number does not include 873 Earn-Out Shares held by Mr. Orlowsky.

(15)

Interest shown here consist of (i) 18,325 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Mr. Saunders and (b) 683,495 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable upon 60 days of Closing. This number does not include 5,239 Earn-Out Shares held by Mr. Saunders.

(16)

Interest shown here consist of (i) 6,108 shares of Getty Images Holdings, Inc. Class A Common Stock held directly by Ms. Vaughan and (ii) 604,882 shares of Getty Images Holdings, Inc. Class A Common Stock subject to outstanding options which are exercisable upon 60 days of Closing. This number does not include 1,746 Earn-Out Shares held by Ms. Vaughn.

(17)

Interests shown consist of (i) 142,556,405 shares of Getty Images Holdings, Inc. Class A Common Stock held by Getty Investments, (ii) 3,957,803 shares of Getty Images Holdings, Inc. Class A Common Stock held by The October 1993 Trust, (iii) 360,899 shares of Getty Images Holdings, Inc. Class A Common Stock held by The Options Settlement, and (iv) 6,061,038 shares of Getty Images Holdings, Inc. Class A Common Stock held by Mark Getty. This number does not include (i) 35,470,100 Earn-Out Shares held by Getty Investments LLC, (ii) 1,131,612 Earn-Out Shares held by The October 1993 Trust, (iii) 1,732,967 Earn-Out Shares held by Mark Getty or (iv) 103,188 Earn-Out Shares held by The Options Settlement. The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments, and the Cheyne Walk Trust may be deemed to have indirect beneficial ownership of Getty Investments 142,556,405 shares of the Post-Combination Company.

(18)

Interests shown consist of 50,935,749 shares of Getty Images Holdings, Inc. Class A Common Stock held by Wood River Capital, LLC as the nominee of Koch Icon Investments, LLC and 15,000,000 shares of Getty Images Holdings, Inc. Class A Common Stock issued in consideration for Koch Icon’s exchange of its preferred liquidation preference for shares of Getty Images Holdings, Inc. Class A Common Stock. This number does not include 14,563,505 Earn-Out Shares. Koch Icon is beneficially owned by Koch Equity Development LLC (“Koch Equity Development”), Koch Equity Development is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC (“KIGH”), and KIGH is beneficially owned by Koch Industries, Inc. (“Koch Industries”), in each case by means of ownership of all voting equity instruments. Koch Industries, Koch Equity Development, KIG, and KIGH may be deemed to beneficially own the shares of Class A Common Stock of the Company held by Koch Icon by virtue of (i) Koch Industries’ beneficial ownership of KIGH, (ii) KIGH’s beneficial ownership of KIG, (iii) KIG’s beneficial ownership of Koch Equity Development and (iv) Koch Equity Development’s beneficial ownership of Koch Icon.

(19)

Represents shares held by NBOKS. Interests shown consist of (i) 20,000,000 shares of Getty Images Holdings, Inc. Class A Common Stock purchased in connection with the Forward Purchase Agreement, (ii) 30,000,000 shares of Getty Images Holdings, Inc. Class A Common Stock purchased in connection with the Backstop Agreement, and (iii) 3,750,000 Forward Purchase Warrants, which are exercisable into shares of Getty Images Holdings, Inc. Class A Common Stock within 60 days of Closing. This number does not include any shares indirectly owned by NBOKS, as a result of its interest in CC Neuberger Principal Holdings II Sponsor LLC or its affiliates.

(20)

Represents shares held by CC Neuberger Principal Holdings II Sponsor LLC which is jointly controlled by CCNB Sponsor 2 Holdings LLC and NBOKS. Interests shown consists of (i) 20,464,000 shares of Getty Images Holdings, Inc. Class A Common Stock (excluding 2,558,000 shares of Getty Images Holdings, Inc. Series B-1 Common Stock and 2,558,000 shares of Series B-2 Common Stock, which are each convertible into shares of Class A Common Stock upon meeting certain vesting criteria), (ii) 10,000,000 shares of Getty Images Holdings, Inc. Class A Common Stock purchased in connection with the PIPE Financing, and (iii) 885,488 private placement warrants, which are exercisable into shares of Getty Images Holdings, Inc. Class A Common Stock within 60 days of Closing. The reported amount excludes 17,674,511 private placement warrants that are subject to a conversion blocker which operates to prevent CC Neuberger Principal Holdings II Sponsor LLC's beneficial ownership from exceeding 9.8%.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus other than through a public sale.

The following table sets forth, as of the date of this prospectus:

●	the name of the Selling Securityholders for whom we are registering shares of Common Stock for resale to the public,
●	the number and percentage of shares of Common Stock that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,
●	the number and percentage of shares of Common Stock that may be offered from time to time for resale for the account of the Selling Securityholders pursuant to this prospectus, and
●	the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares of Common Stock are sold by the Selling Securityholders).

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
	Number		Number
	Beneficially	Number	Beneficially	Percent	Beneficially	Number	Beneficially	Percent
	Owned	Registered	Owned	Owned	Owned	Registered	Owned	Owned
	Prior to	for Sale	After	After	Prior to	for Sale	After	After
Name of Selling Securityholder	Offering	Hereby	Offering	Offering(1)	Offering	Hereby	Offering	Offering(1)
Getty Investments L.L.C.(2)	178,026,505	178,026,505	—	—	—	—	—	—
Koch Icon Investments, LLC(3)	80,499,254	80,499,254	—	—	—	—	—	—
CC Neuberger Principal Holdings II Sponsor LLC(4)	54,140,000	54,140,000	—	—	18,560,000	18,560,000	—	—
NBOKS(5)	53,750,000	53,750,000	—	—	3,750,000	3,750,000	—	—
Investment funds affiliated with The Carlyle Group(6)	11,902,820	11,902,820	—	—	—	—	—	—
Mark Getty(7)	7,794,005	7,794,005	—	—	—	—	—	—
Multiply Group(8)	7,500,000	7,500,000	—	—	—	—	—	—
The October 1993 Trust(9)	5,089,415	5,089,415	—	—	—	—	—	—
Jonathan D. Klein(10)	3,673,608	3,673,608	—	—	—	—	—	—
Michael Teaster(11)	869,259	869,259	—	—	—	—	—	—
Andrew Hamilton(12)	678,407	678,407	—	—	—	—	—	—
Lee Martin(13)	528,865	528,865	—	—	—	—	—	—
Aston Aldamax LLC(14)	516,465	516,465	—	—	—	—	—	—
The Options Settlement(15)	464,087	464,087	—	—	—	—	—	—
Dawn Airey(16)	330,119	330,119	—	—	—	—	—	—
Jay Rossiter(17)	328,786	328,786	—	—	—	—	—	—
Steve Grimes(18)	293,191	293,191	—	—	—	—	—	—
Rikki Powell(19)	248,831	248,831	—	—	—	—	—	—
Andrew Blau(20)	246,216	246,216	—	—	—	—	—	—
Susan Smith-Ellis(21)	157,123	157,123	—	—	—	—	—	—
Brian West(22)	148,722	148,722	—	—	—	—	—	—
Jennifer Ferguson(23)	146,595	146,595	—	—	—	—	—	—
Jason Fischel(24)	117,565	117,565	—	—	—	—	—	—
Jonathan Miller(25)	72,835	72,835	—	—	—	—	—	—
Steve Heck(26)	69,933	69,933	—	—	—	—	—	—
James Quella(27)	40,000	40,000	—	—	—	—	—	—
Joel Alsfine(28)	40,000	40,000	—	—	—	—	—	—
Jonathan Gear(29)	40,000	40,000	—	—	—	—	—	—
Ted Hirschey(30)	24,425	24,425	—	—	—	—	—	—
Andrew Saunders(31)	23,564	23,564	—	—	—	—	—	—
Craig Peters(32)	21,130	21,130	—	—	—	—	—	—
Lizanne Vaughan(33)	7,854	7,854	—	—	—	—	—	—
Kjelti Kellough(34)	6,283	6,283	—	—	—	—	—	—
Peter Orlowsky(35)	3,927	3,927	—	—	—	—	—	—
(1)

The percentage of shares of Class A Common Stock or Warrants to be beneficially owned after completion of the offering is calculated on the basis of 433,837,959 shares of Class A Common Stock outstanding, assuming the issuance of all Earn-Out Shares, the conversion of all outstanding shares of Series B-1 Common Stock and Series B-2 Common Stock into shares of Class

A Common Stock and the exercise of all currently outstanding warrants, as applicable, and the sale of all Securities offered hereby by that particular Selling Securityholder and does not assume the exercise, conversion or sale, as applicable, by any other Selling Securityholder.

(2)

Shares hereby offered consist of 124,056,405 shares of Class A Common Stock issued to Getty Investments L.L.C. in connection with the consummation of the Business Combination as merger consideration, 35,470,100 Earn-Out Shares, and 18,500,000 PIPE Shares. The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments L.L.C., and the Cheyne Walk Trust may be deemed to have voting power and investment power of the shares owned by Getty Investments L.L.C. The trustee of the Cheyne Walk Trust is Remainderman Ltd., a Nevada limited liability company. Getty Investments L.L.C. has the contractual right to nominate certain directors to the Company’s Board as its representatives. Currently, Mark Getty, Jonathan Klein and Patrick Maxwell serve on the Company’s Board as Getty Investments L.L.C.’s representatives.

(3)

Shares hereby offered consist of 50,935,749 shares of Class A Common Stock held by Wood River Capital, LLC as the nominee of Koch Icon Investments, LLC (“Koch Icon”), 15,000,000 shares of Class A Common Stock issued in consideration for Koch Icon LLC’s exchange of its preferred liquidation preference for shares of Class A Common Stock and 14,563,505 Earn-Out Shares. Koch Icon is beneficially owned by Koch Equity Development LLC (“Koch Equity Development”), Koch Equity Development is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC (“KIGH”), and KIGH is beneficially owned by Koch Industries, Inc. (“Koch Industries”), in each case by means of ownership of all voting equity instruments. Koch Industries, Koch Equity Development, KIG, and KIGH may be deemed to beneficially own the shares of Class A Common Stock held by Koch Icon by virtue of (i) Koch Industries’ beneficial ownership of KIGH, (ii) KIGH’s beneficial ownership of KIG, (iii) KIG’s beneficial ownership of Koch Equity Development and (iv) Koch Equity Development’s beneficial ownership of Koch Icon.

(4)

Shares hereby offered consist of (i) 20,464,000 Founder Shares, (ii) 2,558,000 shares of Class A Common Stock issuable upon the automatic conversion of Series B-1 Common Stock following the satisfaction of certain vesting conditions and 2,558,000 shares of Class A Common Stock issuable upon automatic conversion of Series B-2 Common Stock following the satisfaction of certain vesting conditions, (iii) 10,000,000 PIPE Shares, (iv) 18,560,000 shares of Class A Common Stock underlying the Private Placement Warrants and (iv) 18,560,000 Private Placement Warrants held by CC Neuberger Principal Holdings II Sponsor LLC (the “Sponsor”).

The Sponsor is a joint venture between CC NB Sponsor 2 Holdings LLC and NBOKS, where each entity holds voting rights over the Sponsor. CC NB Sponsor 2 Holdings LLC is a wholly owned subsidiary of CC Capital SP, LP, which is controlled by Chinh Chu, as he has sole voting and investment decision making over CC Capital SP, LP. As such, Chinh Chu is deemed to be the beneficial owner of the shares held by CC NB Sponsor 2 Holdings LLC.

NBOKS is a private investment fund comprised of many limited partners, with the investment management decisions being directed by Neuberger Berman Investment Advisers LLC (“NBIA”). As such, the decisions and voting power of this entity is not allocated to one natural person.

(5)

Shares hereby offered consist of 20,000,000 Forward Purchase Shares, 30,000,000 Backstop Shares, 3,750,000 shares of Class A Common Stock underlying the Forward Purchase Warrants and 3,750,000 Forward Purchase Warrants held by NBOKS. NBOKS is a private investment fund comprised of many limited partners, with the investment management decisions being directed by NBIA. As such, the decisions and voting power of this entity is not allocated to one natural person.

(6)

Shares hereby offered consist of 7,472,058 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 3,682,827 Earn-Out Shares held by Carlyle Partners V, L.P. (“Carlyle V”), 297,369 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 146,567 Earn-Out Shares held by CP V Coinvestment A, L.P. (“CP V A”), 149,831 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 73,849 Earn-Out Shares held by Carlyle Partners V-A, L.P. (“Carlyle V-A”) and 53,801 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 26,518 Earn-Out Shares held by CP V Coinvestment B, L.P. (“CP V B”, and together with Carlyle V, Carlyle V-A and CP V A, the “Carlyle Investors”). The Carlyle Group Inc., which is a publicly traded entity listed on the Nasdaq, is the sole member of Carlyle Holdings II GP, L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities held of record by the Carlyle Investors, is the managing member of CG Subsidiary Holdings, L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group V, L.L.C., which is the general partner of TC Group V, L.P., which is the general partner of each of the Carlyle Investors.

Voting and investment determinations with respect to the securities held by the Carlyle Investors are made by an investment committee of TC Group V, L.P., which is comprised of Peter Clare, Kewsong Lee, William Conway, Jr., Daniel D’Aniello, David Rubenstein, Kevin Gasque, Allan Holt, Sandra Horbach, Brian Bernasek and Marco De Benedetti, as a non-voting observer. Accordingly, each of the entities and individuals named in this footnote may be deemed to share beneficial ownership of the securities held of record by the Carlyle Investors. Each of them disclaims any such beneficial ownership.

The address of each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The address of each of the other entities named in this footnote is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, District of Columbia 20004-2505.

(7)

Shares hereby offered consist of 6,061,038 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 1,732,967 Earn-Out Shares. Mr. Getty current serves on the Company’s Board as one of Getty Investment L.L.C.’s representatives.

(8)

Shares hereby offered consist of 7,500,000 PIPE Shares held by the Multiply Group PJSC. Multiply Group PJSC is a publicly listed company on the Abu Dhabi Securities Exchange and as such, the Board of Directors of Multiply Group PJSC controls both the voting power and the investment power.

(9)

Shares hereby offered consist of 3,957,803 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 1,131,612 Earn-Out Shares held by The October 1993 Trust. The October 1993 Trust is a Jersey trust whose settlor is Mark Getty. R&H Trust Co (Jersey) Limited, a company incorporated in Jersey, is the sole trustee and Mark Getty is the principal beneficiary. Voting power and investment power is held by the directors of the trustee. Mark Getty is the settlor and principal beneficiary of The October 1993 Trust.

(10)

Shares hereby offered consist of 2,124,672 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 1,548,936 Earn-Out Shares. Mr. Klein is a member of the Company’s Board as one of Getty Investment L.L.C.’s representatives.

(11)	Shares hereby offered consist of 869,259 shares of Class A Common Stock underlying options. Mr. Teaster provided consulting services through an Agreement with Getty Investments.
(12)	Shares hereby offered consist of 678,407 shares of Class A Common Stock underlying options.
(13)

Shares hereby offered consist of 528,865 shares of Class A Common Stock underlying options. Mr. Martin was the Senior Vice President, EMEA Sales until December 31, 2019. Mr. Martin provides consulting services to the Company.

(14)

Shares hereby offered consist of 401,631 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 114,834 Earn-Out Shares held by Aston Aladmax LLC. Aston Aladmax LLC is managed by Saul Gamoran, who has no beneficial ownership of the securities held by Aston Aladmax LLC. Each of the Adam Klein Trust, the Alexander Klein Trust and the Maximilian Klein Trust has one-third beneficial ownership of the securities held by Aston Aladmax LLC. Adam Klein is the sole beneficiary of the Adam Klein Trust, Alexander Klein is the sole beneficiary of the Alexander Klein Trust and Maximilian Klein is the sole beneficiary of the Maximilian Klein Trust. The Dorsey & Whitney Trust Company serves as the Trustee for each of the Adam Klein Trust, the Alexander Klein Trust and the Maximilian Klein Trust.

(15)

Shares hereby offered consist of 306,899 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 103,188 Earn-Out Shares held by the Options Settlement. The Options Settlement is a revocable Jersey trust whose settlor is Mark Getty. R&H Trust Co (Jersey) Limited, a company incorporated in Jersey, is its sole trustee and Mark Getty is a beneficiary. Voting power and investment power is held by the trustee. Mark Getty is the settlor and a beneficiary of The Options Settlement.

(16)

Shares hereby offered consist of 256,718 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 73,401 Earn-Out Shares. Ms. Airey was a member of the Company’s Board until July 2022.

(17)	Shares hereby offered consist of 328,789 shares of Class A Common Stock underlying options. Mr. Rossiter was a Director of Getty Images until November 2019.
(18)	Shares hereby offered consist of 293,191 shares of Class A Common Stock underlying options.
(19)	Shares hereby offered consist of 248,831 shares of Class A Common Stock underlying options. Mr. Powell was the Chief Financial Officer of Getty Images until February 1, 2020.
(20)	Shares hereby offered consist of 246,216 shares of Class A Common Stock underlying options.
(21)	Shares hereby offered consist of 157,123 shares of Class A Common Stock underlying options.
(22)	Shares hereby offered consist of 148,722 shares of Class A Common Stock underlying options.
(23)	Shares hereby offered consist of 146,595 shares of Class A Common Stock underlying options.
(24)	Shares hereby offered consist of 117,565 shares of Class A Common Stock underlying options.
(25)	Shares hereby offered consist of 72,835 shares of Class A Common Stock underlying options.
(26)	Shares hereby offered consist of 69,933 shares of Class A Common Stock underlying options.
(27)

Shares hereby offered consist of 32,000 shares of Class A Common Stock and 4,000 shares of Series B-1 Common Stock and 4,000 shares of Series B-2 Common Stock, which are each convertible into shares of Class A Common Stock upon meeting certain vesting criteria. Mr. Quella is a current member of the Company’s Board and served as a director of CCNB prior to the consummation of the Business Combination.

(28)

Shares hereby offered consist of 32,000 shares of Class A Common Stock and 4,000 shares of Series B-1 Common Stock and 4,000 shares of Series B-2 Common Stock, which are each convertible into shares of Class A Common Stock upon meeting certain vesting criteria. Mr. Alsfine served as a director of CCNB prior to the consummation of the Business Combination.

(29)

Shares hereby offered consist of 32,000 shares of Class A Common Stock and 4,000 shares of Series B-1 Common Stock and 4,000 shares of Series B-2 Common Stock, which are each convertible into shares of Class A Common Stock upon meeting certain vesting criteria. Mr. Gear served as a director of CCNB prior to the consummation of the Business Combination.

(30)	Shares hereby offered consist of 24,425 shares of Class A Common Stock underlying options. Mr. Hirschey was the Senior Director, Strategic Partnerships of the Company until spring of 2022.

(31)

Shares hereby offered consist of 18,325 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 5,239 Earn-Out Shares. Mr. Saunders is the Senior Vice President, Creative Content of the Company.

(32)

Shares hereby offered consist of 16,432 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 4,698 Earn-Out Shares. Mr. Peters is the Chief Executive Officer of the Company.

(33)

Shares hereby offered consist of 6,108 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 1,746 Earn-Out Shares. Ms. Vaughan is the Senior Vice President, Chief People Officer of the Company.

(34)

Shares hereby offered consist of 4,886 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 1,397 Earn-Out Shares. Ms. Kellough is the Senior Vice President, General Counsel of the Company.

(35)

Shares hereby offered consist of 3,054 shares of Class A Common Stock issued in connection with the consummation of the Business Combination as merger consideration and 873 Earn-Out Shares. Mr. Orlowsky is the Senior Vice President, Strategic Development of the Company.

DESCRIPTION OF SECURITIES

The following summary of the material terms of Getty Images’ securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Certificate of Incorporation and the Bylaws are filed as exhibits to this registration statement. We urge you to read the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of Getty Images’ securities.

General

Our Certificate of Incorporation authorizes Getty Images to issue 2,006,140,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (iii) 5,140,000 shares of Class B Common Stock, par value $0.0001 per share, of which 2,570,000 shares are designated as Series B-1 Common Stock, par value $0.0001 per share, and 2,570,000 shares are designated as Series B-2 Common Stock, par value $0.0001 per share.

The following description of our capital stock and provisions of the Certificate of Incorporation and the Bylaws are summaries and are qualified by reference to the Certificate of Incorporation and the Bylaws, substantially in the form filed as exhibits to this registration statement.

Class A Common Stock

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock) are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board out of legally available funds.

Voting rights

Except as otherwise required by law, each holder of Class A Common Stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders, including the election of directors. Holders of Class A Common Stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

Subject to applicable Law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Class A Common Stock (including shares of Class A Common Stock which converted to Class A Common Stock from Class B Common Stock as a result of such liquidation that results from a Conversion Event (as defined in the Certificate of Incorporation)) will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

Rights and preferences

Holders of Class A Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class A Common Stock. The rights, preferences, and privileges of the holders of Class A Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Getty Images Equityholders’ Lock-Up Restrictions

Pursuant to the Post-Closing Bylaws, Getty Image Equityholders who are not parties to the Stockholders Agreement will be subject to a 180-day lock up period (subject to customary exceptions) in respect of their shares of Class A Common Stock received in the Business Combination (subject to certain customary exceptions).

Class B Common Stock

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of shares of Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board out of legally available funds, contingent upon the occurrence of a Conversion Event in respect of any such share of Class B Common Stock.

Voting rights

Except as otherwise required by law, no holder of Class B Common Stock is entitled to any voting rights with respect to Class B Common Stock. If entitled to vote by law, each holder of Class B Common Stock is entitled to one vote per share.

Under the DGCL, an amendment to a corporation's charter generally requires the approval of the corporation's board of directors and the holders of a majority of the outstanding stock, whether Class A Common Stock or Class B Common Stock, entitled to vote thereon unless the charter requires a higher vote. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class shall be entitled to vote as a class upon the proposed amendment. Accordingly, when holders of Class B Common Stock are entitled to vote by law, they will vote together with the holders of Class A Common Stock, unless, pursuant to the DGCL, the amendment of the charter adversely alters or changes the powers, preferences or special rights of only one class of the series, where only the holders of such adversely affected class of shares will be entitled to vote on the proposed amendment. Furthermore, a corporation's charter may contain a provision opting out of the vote requiring a class vote in connection with an increase or decrease of the aggregate number of authorized shares of a class of stock. The Certificate of Incorporation does contain such a provision.

In addition to the foregoing, the DGCL requires a unanimous vote of all outstanding shares, whether voting or non-voting, in order for the stockholders to approve a conversion or domestication of the corporation.

Liquidation

The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Rights and preferences

Holders of Class B Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class B Common Stock. The rights, preferences, and privileges of the holders of Class B Common Stock subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Conversion Event

Upon the occurrence of any Conversion Event applicable to any shares of Class B Common Stock that occurs during the Earn-out Period, such shares of Class B Common Stock will, automatically, without any further action on the part of the record holder thereof or any other person (including the Company), convert into and become an equal number of shares of Class A Common Stock, which conversion will be effective (i) with respect to the B-1 Vesting Event, the date of a B-1 Vesting Event, (ii) with respect to the B-2 Vesting Event, the date of a B-2 Vesting Event and (iii) with respect to the Change of Control Vesting Event (as defined in the Certificate of Incorporation), the date immediately prior to the consummation of such Change of Control Transaction (as defined in the Certificate of Incorporation) (each date, a “Conversion Date”), with respect to such shares of Class B Common Stock. The holder of such shares of Class B Common Stock will become a record holder of Class A Common Stock as of such Conversion Date (it being understood that with respect to a Change of Control Vesting Event occurring prior to the expiration of the Earn-Out Period, and the holders of such shares of Class A Common Stock so converted as of immediately prior to the Change of Control Transaction will be eligible to participate in such Change of Control Transaction as holders of Class A Common Stock). Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of Class B Common Stock will, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification.

On the day immediately following the day on which the Earn-Out Period expires, all shares of Class B Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with the Certificate of Incorporation will, automatically, without any further action on the part of the record holder thereof, the Company or any other person, be forfeited, cancelled and transferred to the Company, without consideration.

Upon the occurrence of the applicable vesting events for the shares of Class B Common Stock, 5,140,000 shares of Class B Common Stock will be converted into shares of Class A Common Stock.

Preferred Stock

The Board has the authority, without further action by the Company’s stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of Getty Images or other corporate action.

Warrants

Each Warrant outstanding for the purchase of one share of Class A Common Stock is exercisable for one share of Class A Common Stock, with all other terms of such warrants remaining unchanged. The following is a description of the Warrants.

Warrants

The Warrants will become exercisable on August 22, 2022, provided the Company has an effective registration statement under the Securities Act.

Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on August 22, 2022, provided the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Warrants will expire at 5:00 p.m., New York City time, on July 22, 2027, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying their obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. Holders of our Warrants cannot pay cash to exercise their warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial business combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. The Company will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the shares issuable upon exercise of the Warrants is not effective within 60 business days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement or a current prospectus, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. Notwithstanding the above, if the shares of Class A Common Stock are at the time of any exercise of Warrants not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at their option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for Cash when the price per share of Class A Common Stock equals or exceeds $18.00

Once the Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30 day redemption period; and
●	if, and only if, the last reported sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30 day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Company, the Company may exercise their redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The redemption criteria for the Public Warrants discussed above have been established to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants for Cash when the price per share of Class A Common Stock equals or exceeds $10.00

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table based on the redemption date and the “fair market value” of the shares of Class A Common Stock;
●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last reported sale price of the shares of Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the shares of Class A Common Stock means the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Redemption Procedures and Cashless Exercise

If the Company calls the Public Warrants for redemption as described above when the shares of Class A Common Stock are trading at or above $18.00 per share, the Company’s management will have the option to require all holders that wish to exercise their warrants to do so on a “cashless basis.” In making such determination, the Company’s management will consider, among other factors, the Company’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of outstanding Warrants. In such event, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying such Public Warrants, multiplied by the excess of the “fair market value” (as defined above) of shares of Class A Common Stock over the exercise prices of the Public Warrants by (y) the fair market value and (ii) 0.365 shares of Class A Common Stock per Public Warrant. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the Warrants for redemption and the Company’s management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail above.

Holder Election to Limit Exercise

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the warrants are then convertible), other than (i) as described above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share of Common Stock, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share sub-divisions or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

Forward Purchase Warrants

The Forward Purchase Warrants were originally issued to NBOKS pursuant to the Forward Purchase Agreement for 20,000,000 shares of Class A Common Stock and 3,750,000 warrants to purchase our Class A Common Stock for aggregate consideration of $200,000,000 and such Forward Purchase Warrants are currently exercisable at a price of $11.50 per share. The Forward Purchase Warrants have the same terms as the Public Warrants. A copy of the Forward Purchase Agreement is included as Exhibit 10.7 of the registration statement of which this prospectus forms a part.

Private Placement Warrants

The Sponsor purchased 18,560,000 Private Placement Warrants at a price of $1.00 per unit for an aggregate purchase price of $18,560,000 in the IPO Private Placement. The Warrants received by the Sponsor at the effective time of the First Merger (including the Class A Common Stock issuable upon exercise of the Warrants) will not be transferable, assignable or salable until August 22, 2022 (subject to limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or their permitted transferees, have the option to exercise these Private Placement Warrants on a cashless basis. The Private Placement Warrants have terms and provisions that are identical to those of the publicly held Warrants, including as to the exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public Warrants.

Earn-Out Shares

The Earn-Out Shares included in this prospectus are subject to the following vesting criteria as described in the Business Combination Agreement included as Exhibit 2.1 of the registration statement of which this prospectus forms a part:

(a) A one-time issuance of one-third of the Earn-Out Shares upon the occurrence of the First Price Triggering Event;

(b) a one-time issuance of one-third of the Earn-Out Shares upon the occurrence of the Second Price Triggering Event; and

(c) a one-time issuance of one-third of the Earn-Out Shares upon the occurrence of the Third Price Triggering Event.

In addition, if there is a change of control of the Company prior to the expiration of the Earn-Out period that will result in the holders of shares of Class A Common Stock receiving a price per share equal to or in excess of the applicable price per share thresholds described above, then immediately prior to the consummation of such change of control transaction, we will issue the applicable portion of the Earn-Out Shares to Getty Images Stockholders (in accordance with their respective pro-rata portion) and the Getty Images Stockholders will be eligible to participate in such change of control transaction in respect of such applicable Earn-Out Shares.

Earn-Out Plan

Shares of Class A Common Stock issuable pursuant to the Earn-Out Plan are subject to the following vesting criteria as described in the Earn-Out Plan, included as Exhibit 10.10 of the registration statement of which this prospectus forms a part:

(a) One-third of the restricted stock units granted to a participant under the Earn-Out Plan shall vest upon the occurrence of the First Price Triggering Event;

(b) one-third of the restricted stock units granted to a participant under the Earn-Out Plan shall vest upon the occurrence of the Second Price Triggering Event; and

(c) one-third of the restricted stock units granted to a participant under the Earn-Out Plan shall vest upon the occurrence of the Third Price Triggering Event.

(d) Each Triggering Event shall occur only once, if at all, and in no event shall Participants (in the aggregate) be entitled to receive more than the total number of shares of Class A Common Stock in the Earn-Out Plan, less the Class A Common Stock subject to restricted stock units that are forfeited.

Certain Anti-Takeover Provisions of Delaware Law, Certificate of Incorporation and Bylaws

Pursuant to the Certificate of Incorporation, the Company will opt out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or
●	at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the Company’s stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that the Investor Stockholders (as defined therein) and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of outstanding Common Stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

In addition, the Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

Authorized Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Provision

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:

●	any derivative action or proceeding brought on behalf of the Company;
●	any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty;
●	any action or proceeding against the Company or any current or former director, officer or other employee of the Company or any stockholder (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

●	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation of the Bylaws (including any right, obligation or remedy thereunder);
●	any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine; and
●	any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the Certificate of Incorporation designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of the Company’s securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, the Company would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Company’s business, results of operations and financial condition.

Stockholders Agreement

On December 9, 2021, the Sponsor, the equityholders of the Sponsor, certain equityholders of Getty Images and certain other parties thereto entered into the Stockholders Agreement, filed as Exhibit 10.6 to this prospectus, with New CCNB relating to, among other things, the composition of the Board following the Closing, certain voting provisions and lock-up restrictions. Pursuant to the Stockholders Agreement, (1) the Sponsor and the Independent Directors (together with their respective successors and any permitted transferees) agreed to be subject to a twelve month lock-up period in respect of their Founder Shares (subject to certain customary exceptions) and (2) the Getty Family Stockholders (together with their respective successors and any permitted transferees) and Koch Icon (together with its respective successors and any permitted transferees) agreed to be subject to a 180-day lock-up period in respect of their shares of Common Stock received in the Business Combination (subject to certain customary exceptions). Pursuant to the Stockholders Agreement, the initial composition of our Board is (i) three directors nominated by Getty Investments (together with its successors and any permitted transferees), (ii) two directors nominated by Koch Icon (together with its successors and any permitted transferees), (iii) one director nominated by CC Capital (together with its successors and any permitted transferees), (iv) the chief executive officer of Getty Images, (which will be Craig Peters at close) and (v) a number of independent directors sufficient to comply with the requisite independence requirements of the NYSE and the rules and regulations of the SEC. The number of nominees that each of Getty Investments (together with its successors and any permitted transferees), Koch Icon (together with its successors and any permitted transferees) and CC Capital (together with its successors and any permitted transferees) will be entitled to nominate pursuant to the Stockholders Agreement is subject to reduction based on the aggregate number of shares of our Class A Common Stock are held by such stockholders.

Registration Rights Agreement

At the closing of the Business Combination, we entered into the Registration Rights Agreement, substantially in the form attached as Exhibit 10.1 to this prospectus, with the Sponsor, the Independent Directors, Getty Investments, Koch Icon and certain equityholders of Getty Images (such persons, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the holders of registrable securities thereunder are entitled to certain piggyback registration rights and customary demand registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the holders of registrable securities against certain liabilities.

Limitations of Liability and Indemnification

The Certificate of Incorporation and the Bylaws provide that that its officers and directors will be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Bylaws provides that the Company’s directors will not be personally liable for monetary damages to the Company or the Company’s stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or the Company’s stockholders, acted in bad faith, knowingly or intentionally violated the Law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures the Company’s officers and directors against the cost of defense, settlement or payment of a judgment in certain circumstances and insures the Company against the Company’s obligations to indemnify the Company’s officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even if such an action, if successful, might otherwise benefit the Company and the Company’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Listing of Securities

The Company’s Class A Common Stock and Warrants are listed on the NYSE under the symbols “GETY” and “GETY WS,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s securities is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

We are registering the issuance by us of 43,009,980 shares of Class A Common Stock issuable by us upon exercise of the Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees of (a) up to 407,799,789 Total Resale Shares, including (i) 211,176,779 shares of Class A Common Stock held by certain Getty Images Equityholders in connection with the consummation of the Business Combination as merger consideration at an equity consideration value of $10.00 per share, (ii) up to 58,682,257 shares of Earn-Out Shares that certain Griffey Global equity holders have the contingent right to receive upon the achievement of certain vesting conditions described herein as merger consideration, (iii) up to 3,930,753 shares of Class A Common Stock issuable to certain Getty Images Equityholders upon the exercise or vesting of certain equity awards, (iv) up to 20,560,000 Founder Shares issued in connection with the consummation of the Business Combination, originally issued in a private placement to the Sponsor and a portion transferred to the Pre-Closing Independent Directors, originally issued at a price of approximately $0.001 per share, (v) up to 2,570,000 shares of Class A Common Stock upon the conversion of Series B-1 Common Stock, subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vi) up to 2,570,000 shares of Class A Common Stock which may be issued upon the conversion of Series B-2 Common Stock, subject to certain vesting restrictions pursuant to the Sponsor Side Letter, originally issued at a price of approximately $0.001 per share, (vii) up to 30,000,000 Backstop Shares, originally issued at a price of $10.00 per share, (viii) up to 20,000,000 Forward Purchase Shares, originally issued at a price of $10.00 per share, (ix) up to 36,000,000 PIPE Shares, which were originally issued for a price of $10.00 per share, (x) up to 18,560,000 shares of Class A Common Stock that are issuable by us upon the exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders, and (xi) up to 3,750,000 shares of our Class A Common Stock issuable upon the exercise of our Forward Purchase Warrants following the public resale of our Forward Purchase Warrants by the Selling Securityholder; and (b) (i) up to 18,560,000 Private Placement Warrants originally issued to the Sponsor in private placement at a price of $1.00 per Warrant, currently exercisable at a price of $11.50 per share and (ii) up to 3,750,000 Forward Purchase Warrants originally issued to NBOKS pursuant to the Forward Purchase Agreement for aggregate consideration of $200,000,000 for the purchase of 20,000,000 shares of Class A Common Stock and the Forward Purchase Warrants, each Forward Purchase Warrant is currently exercisable at $11.50 per share.

The Selling Securityholders may offer and sell, from time to time, all or any portion of their respective shares of Class A Common Stock or Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
●	in privately negotiated transactions;
●	in underwritten transactions;
●	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	through the writing or settlement of options (including put or call options) or other hedging transactions, whether the options are listed on an options exchange or otherwise;
●	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;
●	in short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

●	by pledge to secured debts and other obligations;
●	to or through underwriters or agents;
●	“at the market” or through market makers or into an existing market for the securities; and
●	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market. The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities. The shares may be sold directly or through broker-dealers or other financial institutions acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Securityholders party to the Registration Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act, including Regulation M. This regulation, if applicable to sales hereunder, may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Restrictions to Sell

Pursuant to the Bylaws, Getty Image Equityholders who are not parties to the Stockholders Agreement will be subject to a 180-day lock up period (subject to customary exceptions) in respect of their shares of Class A Common Stock received in the Business Combination (subject to certain customary exceptions). In addition, the Sponsor and the Pre-Closing Independent Directors have agreed to be subject to a twelve-month lock-up in respect of their Founder Shares (subject to certain customary exceptions). The Backstop Shares, Forward Purchase Shares, and the PIPE Shares are not subject to any lock up restrictions. See “Risk Factors – The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock, and the sales of such securities could cause the market price of our Class A Common Stock to decline significantly.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	persons that actually or constructively own five percent or more of our voting shares;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;
●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
●	persons who acquired the securities through the exercise or cancellation of employee stock options or otherwise as compensation for their services;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	U.S. expatriates or former long-term residents of the U.S.;
●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and
●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Common Stock or Warrants who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. A U.S. holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants which, in general, would include a redemption of Warrants that is treated as a sale as described below. Any such gain or loss will be capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A Common Stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock or Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants generally will equal the U.S. holder’s acquisition cost for the Class A Common Stock or Warrants less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital.

Exercise, Lapse or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Class A Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrants and the exercise price. It is unclear whether the U.S. holder’s holding period for the Class A Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Class A Common Stock would either include the period during which the U.S. holder held the Warrant or be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the surrendered warrants and the U.S. holder’s tax basis in such Warrants. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. holder’s initial tax basis in the Warrants exercised (except for any such tax basis allocable to the surrendered warrants) and the exercise price of the exercised Warrants. A U.S. holder’s holding period for the Class A Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Class A Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Class A Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “—Taxation of Distributions” in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Class A Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
●	a foreign corporation; or
●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of Warrants for cash described in the section of this prospectus entitled “Description of Securities—Warrants” (or if we purchase Warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants (including a redemption of our Warrants), unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or
●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such distribution.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution is generally not taxable. The Non-U.S. holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Class A Common Stock, or as a result of a stock dividend to the holders of our Class A Common Stock, in each case which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Class A Common Stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) and, subject to the discussion of certain proposed U.S. Treasury regulations below, on the gross proceeds from a sale or other disposition of our Class A Common Stock paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities. The IRS released proposed U.S. Treasury regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A Common Stock. In its preamble to such proposed U.S. Treasury regulations, the IRS stated that taxpayers may generally rely on the proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.

EXPERTS

The financial statements of CC Neuberger Principal Holdings II as of December 31, 2021 and 2020 and for the period from May 12, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown, PC (“Withum”), an independent registered public accounting firm as set forth in their report thereon, (which contains an explanatory paragraph relating to substantial doubt about the ability of CCNB to continue as a going concern as described in Note 2 to the consolidated financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Griffey Global Holdings, Inc. (Getty Images) as of December 31, 2021 and 2020 and for the years then ended, included in this prospectus of Getty Images Holdings, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Weil, Gotshal & Manges LLP will pass upon the validity of the Class A Common Stock and Warrants covered by this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.atipt.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 28, 2022, the Audit Committee of the Board approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the independent auditor of CCNB, the sole shareholder of the Company effective immediately after the filing of the Company’s Form 10-Q for the second quarter ended June 30, 2022 (the “Auditor Change Effective Date”).

Withum’s report for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020 included an explanatory paragraph stating that in connection with CCNB’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements – Going Concern,” CCNB’s management had determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raised substantial doubt about CCNB’s ability to continue as a going concern.

Withum’s report for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020 also expressed an adverse opinion on CCNB’s internal control over financial reporting based on CCNB’s management concluding that CCNB’s internal control over financial reporting was not effective as of December 31, 2021. CCNB’s management has concluded that its control around the interpretation and accounting for certain equity and equity-linked financial instruments issued by CCNB was not effectively designed or maintained.

Except as noted above, during the period from May 12, 2020 (inception) through December 31, 2021, and the subsequent interim periods through July 28, 2022, there were no (1) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Except as noted above, during the period from May 12, 2020 (inception) through December 31, 2021, and through July 28, 2022, neither CCNB nor anyone on CCNB’s behalf consulted with Withum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on CCNB’s financial statements, and no written report or oral advice was provided to CCNB by Withum that Withum concluded was an important factor considered by CCNB in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Withum with a copy of the foregoing disclosures and requested that Withum furnish a letter addressed to the SEC, which is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

On July 28, 2022, the Audit Committee of the Board approved the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022. The Company’s appointment of EY will become effective as of the Auditor Change Effective Date. EY served as the independent registered public accounting firm of Griffey Global, prior to the Business Combination and through the Auditor Change Effective Date.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CC Neuberger Principal Holdings II Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

CC Neuberger Principal Holdings II Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-28
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020	F-29
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020	F-30
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020	F-31
Notes to Consolidated Financial Statements	F-32

Griffey Global Holdings, Inc. Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 and December 31, 2021	F-51
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021	F-52
Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2022 and 2021	F-53
Condensed Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2022 and 2021	F-54
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	F-55
Notes to Condensed Consolidated Financial Statements	F-56

Griffey Global Holdings, Inc. Audited Financial Statements
For the years ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-68
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-69
Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-70
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2021 and 2020	F-71
Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2021 and 2020	F-72
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-73
Notes to Consolidated Financial Statements	F-74

CC NEUBERGER PRINCIPAL HOLDINGS II

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash	$219,713	$290,297
Prepaid expenses	202,417	243,042
Total current assets	422,130	533,339
Investments and cash held in Trust Account	828,823,235	828,616,552
Total Assets	$829,245,365	$829,149,891

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$214,521	$19,442
Accrued expenses	9,880	34,240
Accrued expenses – related party	400,000	345,650
Total current liabilities	624,401	399,332
Non-current accounts payable and accrued expenses	5,004,143	3,866,806
Working capital loan	1,836,000	—
Deferred underwriting commissions in connection with the initial public offering	28,980,000	28,980,000
Derivative liabilities	65,753,000	85,875,800
Total Liabilities	102,197,544	119,121,938

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 82,800,000 shares subject to possible redemption at $10.00 per share at March 31, 2022 and December 31, 2021, respectively	828,000,000	828,000,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,700,000 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2,570	2,570
Additional paid-in capital	—	—
Accumulated deficit	(100,954,749)	(117,974,617)
Total Shareholders’ Deficit	(100,952,179)	(117,972,047)
Total Liabilities and Shareholders’ Deficit	$829,245,365	$829,149,891

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2022	2021
General and administrative expenses	$2,273,615	$293,360
Loss from operations	(2,273,615)	(293,360)
Other income:
Change in fair value of derivative liabilities	19,086,800	27,535,200
Unrealized gain on investments held in Trust Account	206,683	139,903
Total other income	19,293,483	27,675,103
Net income	$17,019,868	$27,381,743

Basic and diluted weighted average shares outstanding of Class A ordinary shares	82,800,000	82,800,000
Basic and diluted net income per ordinary share	$0.16	$0.25
Basic and diluted weighted average shares outstanding of Class B ordinary shares	25,700,000	25,700,000
Basic and diluted net income per ordinary share	$0.16	$0.25

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Three Months Ended March 31, 2022:

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	—	$—	25,700,000	$2,570	$—	$(117,974,617)	$(117,972,047)
Net income	—	—	—	—	—	17,019,868	17,019,868
Balance – March 31, 2022 (unaudited)	—	$—	25,700,000	$2,570	$—	$(100,954,749)	$(100,952,179)

For the Three Months Ended March 31, 2021:

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2021	—	$—	25,700,000	$2,570	$—	$(115,270,723)	$(115,268,153)
Net income	—	—	—	—	—	27,381,743	27,381,743
Balance – March 31, 2021 (unaudited)	—	$—	25,700,000	$2,570	$—	$(87,888,980)	$(87,886,410)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$17,019,868	$27,381,743
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative liabilities	(19,086,800)	(27,535,200)
Merger expenses paid by Sponsor in exchange for working capital loan	560,000	—
Unrealized gain on investments held in Trust Account	(206,683)	(139,903)
Changes in operating assets and liabilities:
Prepaid expenses	40,625	46,373
Accounts payable	195,079	176,174
Accrued expenses	(24,360)	(50,944)
Accrued expenses – related party	54,350	62,040
Non-current accounts payable and accrued expenses	1,137,337	—
Net cash used in operating activities	(310,584)	(59,717)

Cash Flows from Financing Activities:
Proceeds from working capital loan	240,000	—
Net cash provided by financing activities	240,000	—

Net change in cash	(70,584)	(59,717)

Cash – beginning of the period	290,297	737,786
Cash – end of the period	$219,713	$678,069

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CC Neuberger Principal Holdings II (the “Company”) is a blank check company incorporated in the Cayman Islands on May 12, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company may pursue a Business Combination in any industry or sector.

At March 31, 2022, the Company had not yet commenced operations. All activity for the period from May 12, 2020 (inception) through March 31, 2022 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non–operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Initial Public Offering became effective on July 30, 2020. On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over–allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 18,560,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $828.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company will provide its holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, and directors will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 4, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Company’s Amended and Restated Memorandum and Articles of Association provides that, if the Company winds up for any other reason prior to the consummation of the initial Business Combination, the Company will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per Public Share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 9, 2021 (the “Effective Date”), the Company, Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 2”, and together with the Company, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), Griffey Global Holdings, Inc., a Delaware corporation (“Griffey Global”), and solely for limited purposes expressly set forth therein, Griffey Investors, L.P., a Delaware limited liability company, (the “Partnership”), entered into a definitive business combination agreement (the “Business Combination Agreement”).

The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were approved by the board of directors of each of the Company and Griffey Global.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) on the business day prior to the closing date, New CCNB will convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”) with a certificate of incorporation which provides for two classes of common stock in a manner consistent with the articles of incorporation of the Company prior to the Statutory Conversion (the “New CCNB Pre-Closing Certificate of Incorporation”), (b) prior to the closing of the Business Combination (the “Closing”), on the closing date, the Company will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct subsidiary of New CCNB and New CCNB will continue as the public company with (i) each Class A ordinary share, par value $0.0001 (each, a “CCNB Class A Ordinary Share”), of the Company being converted into the right of the holder thereof to receive one share of Class A common stock, par value $0.0001 (each, a “New CCNB Pre-Closing Class A Share”), of New CCNB, (ii) each Class B ordinary share, par value $0.0001 of the Company being converted into the right of the holder thereof to receive one share of Class B common stock, par value $0.0001 of New CCNB and (iii) each warrant of the Company ceasing to represent a right to acquire the Company Class A Ordinary Shares and instead representing a right to acquire New CCNB Pre-Closing Class A Shares, (c) on the Closing Date, at the Closing and prior to the PIPE Financing (as defined below) and the consummation of the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, Class A common stock, par value $0.0001 per share (the “New CCNB Class A Common Shares”), and Class B common stock, par value $0.0001 per share (the “New CCNB Class B Common Shares”), which New CCNB Class B Common Shares will be subject to stock price based vesting; (d) on the closing date, at the Closing and contingent upon the filing of the New CCNB Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated, including the conversion of the New CCNB Pre-Closing Class B Common Shares into New CCNB Class A Common Shares and New CCNB Class B Common Shares; (e) on the closing date, at the Closing and prior to the Getty Mergers (as defined below), New CCNB will consummate the PIPE Financing (as defined below) and the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, and (f) on the closing date at the Closing, (i) G Merger Sub 1 will merge with and into Griffey Global (the “First Getty Merger”), with Griffey Global surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, and (ii) Griffey Global will merge with and into G Merger Sub 2 (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”), with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “Final Surviving Company”). In connection with the Closing, New CCNB will change its name to “Getty Images Holdings, Inc.”, which will continue as the public company following the consummation of the Business Combination.

Consideration

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction equity value of approximately $2.9 billion, apportioned between cash and New CCNB Class A Common Shares, as more specifically set forth therein (and which account for the value of Griffey Globals’s vested options). In addition to the consideration to be paid at Closing, New CCNB will issue to equityholders of Griffey Global an aggregate of up to 65,000,000 New CCNB Class A Common Shares, issuable upon and subject to the occurrence of the applicable vesting events, as more specifically set forth therein. Each option to purchase shares of Griffey Global (whether vested or unvested) will be converted into a comparable option to purchase New CCNB Class A Common Shares, pursuant to a market-based equity incentive plan prepared by CCNB and Griffey Global prior to the closing date.

In connection with the signing of the Business Combination Agreement, the Company and New CCNB entered into subscription agreements (the “Subscription Agreements”) with the Sponsor and Getty Investments, L.L.C, current equityholders of the Company or Griffey Global, respectively (collectively, the “PIPE Investors”).

Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company and New CCNB agreed to issue and sell to such investors, on the closing date, an aggregate of 15,000,000 New CCNB Class A Common Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”).

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that New CCNB will grant the PIPE Investors in the PIPE Financing certain customary registration rights.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Forward Purchase Agreement and Backstop Agreement

In connection with the signing of the Business Combination Agreement, New CCNB, the Company, and NBOKS entered into a side letter to (a) that certain Forward Purchase Agreement (the “Forward Purchase Agreement”), pursuant to which, among other things, NBOKS confirmed the allocation to the Company of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 New CCNB Class A Common Shares, and 3,750,000 Forward Purchase Warrants (as defined therein) and (b) certain Backstop Facility Agreement (the “Backstop Agreement”) whereby NBOKS agreed to, subject to the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein, at Closing, subscribe for New CCNB Class A Common Shares to fund redemptions by shareholders of the Company in connection with the Business Combination in an amount of up to $300,000,000 (clauses “(a)” and “(b),” collectively, the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of the Company’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. The condensed consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 1, 2022.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Going Concern

As of March 31, 2022, the Company had approximately $220,000 in its operating bank account and negative working capital of approximately $202,000.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $267,000 pursuant to the Note issued to the Sponsor (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 10, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan (see Note 5).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 4, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 4, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 4, 2022.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investment Securities Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gain on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000, and investments held in Trust Account. As of March 31, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed consolidated balance sheets, except for derivative liabilities (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan

The Company has elected the fair value option to account for its working capital loan with its Sponsor as defined and more fully described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in the fair value of the conversion feature are recorded as change in value of working capital loan reflected in change in fair value of derivative liabilities on the condensed consolidated balance sheets and unaudited condensed consolidated statements of operations. The fair value of the conversion feature is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

The working capital loan is convertible into warrants upon a successful business combination. In the event of an unsuccessful business combination, the working capital loan is forgiven and expires worthless

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Non-current Accounts Payable and Accrued Expenses

Non-current accounts payable and accrued expenses includes fees incurred with certain vendors where settlement or liquidation of amounts due is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued an aggregate of 20,700,000 redeemable warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option (the “Public Warrants”) and issued 18,560,000 Private Placement Warrants. In addition, the Company entered into a forward purchase agreement in connection with the Initial Public Offering which provides for the purchase by an affiliate of the Sponsor of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial Business Combination (the “Forward Purchase Agreement”). All of the outstanding warrants and the Forward Purchase Agreement are recognized as derivative assets and liabilities in accordance with ASC 815.

In the event of an unsuccessful business combination, the warrants will expire worthless, with no cash settlement and the change in fair value adjusted through earnings.

For equity-linked contracts that are classified as assets or liabilities, the Company recognizes the fair value of the equity-linked contracts at each balance sheet date and records the change in the consolidated statements of operations as a (gain) loss on change in fair value of derivative liabilities. The Public Warrants were initially valued using a binomial lattice pricing model when the Public Warrants were not yet trading and did not have observable pricing, and are now valued based on public market quoted prices. The Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend rate, expiration dates and risk-free rates.

The estimates used to calculate the fair value of the Company’s derivative assets and liabilities change at each balance sheet date based on the value of the Company’s stock price and other assumptions described above. If these assumptions change or there is significant volatility in the Company’s stock price or interest rates, the fair value calculated from one balance sheet period to the next could be materially different.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting discounts and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, 82,800,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Income Taxes

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 39,260,000, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

	For the Three Months Ended		For the Three Months Ended
	March 31, 2022		March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$12,988,434	$4,031,434	$20,895,929	$6,485,814

Denominator:
Basic and diluted weighted average common shares outstanding	82,800,000	25,700,000	82,800,000	25,700,000

Basic and diluted net income per common share	$0.16	$0.16	$0.25	$0.25

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 Units, including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Each Unit consists of one Class A ordinary share and one-fourth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 18,560,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On May 19, 2020, the Company issued 7,875,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Founder Shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Founder Shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Founder Shares, including up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any forward purchase agreement entered into in connection with the Initial Public Offering (the “Forward Purchase Agreement”). All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Founder Shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director.

The Initial Shareholders have agreed not to transfer, assign or sell, subject to certain limited exceptions, any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) subsequent to the initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

Related Party Loans

On May 19, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of August 4, 2020, the Company borrowed approximately $267,000 under the Note. The Company fully repaid the Note on September 10, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022, $800,000 was drawn on the Working Capital Loan, presented at its fair value of approximately $1.8 million on the accompanying unaudited condensed consolidated balance sheet. The Company received proceeds of $240,000 and the remaining $560,000 was used for business combination related expenses, paid by the Sponsor on behalf of the Company. As of December 31, 2021, there were no amounts outstanding on the Working Capital Loan.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Administrative Support Agreement

Commencing on the effective date of the registration statement on Form S-1 related to the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company reimburses the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $20,000 per month. The Company incurred approximately $60,000 and $0 in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, and $400,000 and $340,000 is included in accrued expenses — related party in the accompanying condensed consolidated balance sheets, at March 31, 2022 and December 31, 2021, respectively.

Forward Purchase Arrangement

In connection with the consummation of the Public Offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), a member of our sponsor, which will provide for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial business combination. The Forward Purchase Agreement will allow NBOKS to be excused from its purchase obligation in connection with a specific business combination if NBOKS does not have sufficient committed capital allocated to the Forward Purchase Agreement to fulfill its funding obligations under such forward purchase agreement in respect of such business combination. Following the consummation of this offering and prior to an initial business combination, NBOKS intends to raise additional committed capital such that the condition described in the preceding sentence is met, but there can be no assurance that additional capital will be available. The obligations under the Forward Purchase Agreement will not depend on whether any Class A ordinary shares are redeemed by our public shareholder.

Note 6 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 10,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On August 4, 2020, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $16.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commission of $0.35 per unit, or approximately $29.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer their fees until the closing of the initial Business Combination. As of March 31, 2022 and December 31, 2021, the Company recorded an aggregate of $5.0 million and $3.9 million, respectively, in connection with such arrangement non-current accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 82,800,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and classified outside of permanent equity in the accompanying condensed consolidated balance sheets.

The Class A ordinary shares issued in the Initial Public Offering were recognized in Class A ordinary shares subject to possible redemption as recorded outside of permanent equity as follows:

Gross Proceeds	$828,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(46,345,787)
Proceeds allocated to Public Warrants at issuance	(27,128,720)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	73,474,507
Class A ordinary shares subject to possible redemption	$828,000,000

Note 8 — Shareholders’ Equity (Deficit)

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 82,800,000 Class A ordinary shares issued or outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 7).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 19, 2020, 7,875,000 Class B ordinary shares were issued to the Sponsor. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Class B ordinary shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Class B ordinary shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. Of the 25,700,000 Class B ordinary shares, an aggregate of up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any Forward Purchase Agreement. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Class B ordinary shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director. As of March 31, 2022 and December 31, 2021, there were 25,700,000 Class B ordinary shares issued or outstanding.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities (as defined below) are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares outstanding upon completion of the Initial Public Offering plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Class A ordinary shares to be sold pursuant to a Forward Purchase Agreement, but not any warrants sold pursuant to a Forward Purchase Agreement), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis. Any conversion of Class B ordinary shares described herein will take effect as a redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Note 9 — Derivative Liabilities

Warrants:

As of March 31, 2022 and December 31, 2021, the Company had 20,700,000 Public Warrants and 18,560,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed to use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, to cause the same to become effective within 60 business days following the closing of the initial Business Combination, and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees, (3) the Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and (4) any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (but not the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (but not the Private Placement Warrants):

●	in whole and not in part;
●	at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Forward purchase agreement

The Forward Purchase Agreement provides for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share (the “Forward Purchase Shares”) and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021, respectively, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

March 31, 2022

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities (1)	$411,428,015	$—	$—

Liabilities:
Derivative warrant liabilities – Public Warrants	$20,700,000	$—	$—
Derivative warrant liabilities – Private Placement Warrants	$—	$—	$42,688,000
Derivative liabilities – Forward Purchase Agreement	$—	$—	$2,365,000
Working capital loan	$—	$—	$1,836,000

December 31, 2021

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities (1)	$778,445,880	$—	$—

Liabilities:
Derivative warrant liabilities – Public Warrants	$28,152,000	$—	$—
Derivative warrant liabilities – Private Placement Warrants	$—	$—	$54,380,800
Derivative liabilities – Forward Purchase Agreement	$—	$—	$3,343,000
Working capital loan	$—	$—	$—
(1)	Excludes $417,395,220 and $50,150,712 of investments in an open-ended money market fund, in which the Company uses NAV as a practical expedient to fair value at March 31, 2022 and December 31, 2021, respectively. In addition, it excludes $0 and $19,960 in cash at March 31, 2022 and December 31, 2021, respectively.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Level 1 assets include investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2022.

The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a binomial / lattice model for the Public Warrants and a Black-Scholes option pricing model for the Private Placement Warrants. The fair value of Public Warrants have been subsequently measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s working capital loan is valued using a Monte Carlo simulation analysis on the convertible feature and a present value of the host contract. The company’s Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. For the three months ended March 31, 2022 and 2021, the Company recognized a benefit to the statements of operations resulting from a change in the fair value of derivative liabilities of approximately $19.1 million and $27.5 million, respectively, presented as change in fair value of derivative liabilities in the accompanying unaudited condensed consolidated statements of operations.

A reconciliation of the Level 3 derivative liabilities is summarized below:

Warrant liabilities at December 31, 2021 – Level 3 measurements	$57,723,800
Change in fair value of warrant liabilities	(11,692,800)
Change in fair value of forward purchase agreement	(978,000)
Warrant liabilities at March 31, 2022 – Level 3 measurements	$45,053,000

Warrant liabilities at December 31, 2020 – Level 3 measurements	$51,338,600
Change in fair value of warrant liabilities	(3,155,200)
Change in fair value of forward purchase agreement	(11,132,000)
Warrant liabilities at March 31, 2021 – Level 3 measurements	$37,051,400

The change in the fair value of the working capital loan measured with Level 3 inputs for the three months ended March 31, 2022 is summarized as follows:

Fair value at December 31, 2021	$—
Initial proceeds from working capital loan	800,000
Change in fair value of working capital loan	1,036,000
Fair value of working capital loan at March 31, 2022	$1,836,000

The valuation methodologies for the Private Placement Warrants, Working Capital Loan and Forward Purchase Agreement included in derivative liabilities include certain significant unobservable inputs, resulting in such valuations to be classified as Level 3 in the fair value measurement hierarchy. The methodologies include a probability of a successful business combination, which was originally determined to be 80% as of December 31, 2020 but was increased to 90% as of December 31, 2021 and March 31, 2022. The warrant valuation models also include expected volatility, which differ between public and private placement warrants and can vary further depending on where the Company stands in identifying a business combination target. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. For public warrants and when such warrants are not yet trading and we do not have observed pricing in public markets, we assume a volatility based on research on SPAC warrants and the implied volatilities shortly after they start trading. Prior to the announcement of a proposed business combination, the Company assumed a volatility for the Private Placement Warrants based on the median volatility of the Russell 3000 constituents. After the announcement of a proposed business combination, the valuation estimate assumes an equal weighting of volatility based on (a) the volatility of the target company’s peer group and (b) the implied volatility of the Public Warrants issued by the Company.

CC NEUBERGER PRINCIPAL HOLDINGS II

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide quantitative information regarding Level 3 fair value measurement inputs at the measurement dates:

	As of March 31,	As of December 31,
Private Warrants	2022	2021
Stock price	$9.92	$9.90
Volatility	30.00%	40.0%
Expected life of the options to convert	5.1	5.3
Risk-free rate	2.40%	1.30%
Dividend yield	0.0%	0.0%

	As of March 31,	As of December 31,
Forward Purchase Agreements	2022	2021
Stock price	$9.92	$9.90
Probability of closing	90.00%	90.0%
Discount term	0.1	0.3
Risk-free rate	0.26%	0.08%
Dividend yield	0.0%	0.0%

	As of March 31,	As of December 31,
Working Capital Loan	2022	2021
Stock price	$9.92	$—
Annual equity volatility	30.00%	—
Expected life of the options to convert	5.0	—
Risk-free rate	2.40%	—
Dividend yield	0.0%	—
Probability of merger closing	90.00%	—

Note 11 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed consolidated financial statements were issued, require potential adjustment to or disclosure in the unaudited condensed consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
CC Neuberger Principal Holdings II

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CC Neuberger Principal Holdings II (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows, for year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2022, expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by August 4, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements We believe that our audits provide a reasonable basis for our opinions.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Accounting for and Valuation of Private Placement Warrants and Forward Purchase Agreement

Description:

As described in Notes 2, 9 and 10 to the financial statements, the Company accounts for its private placement warrants and forward purchase agreement based on an assessment of the instruments’ specific terms and the applicable accounting standards. The private placement warrants and forward purchase agreement are stated at fair value at each reporting period with the change in fair value recorded on the statement of operations. The fair value of the warrants on the date of issuance were estimated using a Black- Scholes option pricing model and as of December 31, 2021 using a binomial lattice pricing model pricing model both of which include inputs such as the Company’s stock price on date of grant, exercise price per share, and the number of private placement warrants outstanding. The fair value of the forward purchase agreement on the date of issuance and on each remeasurement date is estimated utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. Assumptions used in the model are subjective and require significant judgment, and include implied volatility, risk-free interest rate and probability of executing a successful business combination. As of December 31, 2021, 18,560,000 private placement warrants at a fair value of $54.4 million and the forward purchase contract at a fair value of $13.1 million remained outstanding resulting in $1.48 million of gain related to the change in fair value of the for the year ended December 31, 2021. As previously disclosed by management, the Company has restated the financial statements as of and for the year ended December 31, 2020 to account for the private placement warrants and forward purchase agreement as liabilities on its balance sheets. The principal considerations for our determination that performing procedures relating to the accounting for and valuation of the private placement warrants and forward purchase agreement are a critical audit matter are (i) the significant judgment by management when determining the accounting for and valuation; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the accounting for the private placement warrants and forward purchase agreement, and management’s significant assumption related to implied volatility and probability of executing a successful business combination; (iii) the audit effort involved the use of professionals with specialized skill and knowledge; and (iv) as disclosed by management, a material weakness related to the evaluation of complex financial instruments existed as of December 31, 2021.

Response:

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the private placement warrants and forward purchase agreement, testing the internal controls over management’s process for determining the fair value estimates. Testing management’s process included (i) evaluating the internal controls and methodology used by management to determine the fair value of the private placement warrants and forward purchase agreement; (ii) testing the mathematical accuracy of management’s model; (iii) evaluating the reasonableness of management’s significant assumption related to implied volatility and probability of executing a successful business combination; and (iv) testing the completeness and accuracy of the underlying data used. Professionals with specialized skill and knowledge were used to assist in (i) evaluating management’s accounting for the private placement warrants and forward purchase agreement; (ii) evaluating the methodology to determine the fair value; (iii) testing the mathematical accuracy of the models; and (iv) evaluating the reasonableness of the significant assumption related to implied volatility and probability of executing a successful business combination by considering consistency with external market data.

Reference:

Notes 2, 9 and 10

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 28, 2022

PCAOB ID Number 100

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
CC Neuberger Principal Holdings II

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of CC Neuberger Principal Holdings II (the “Company”) as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weakness identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2021, of the Company and our report dated February 28, 2022, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weaknesses

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment: interpretation and accounting for complex financial instruments. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2021, of the Company, and this report does not affect our report on such consolidated financial statements.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 28, 2022

PCAOB ID Number 100

CC NEUBERGER PRINCIPAL HOLDINGS II

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 and 2020

	December 31,
	2021	2020
Assets
Current assets:
Cash	$290,297	$737,786
Prepaid expenses	243,042	656,869
Total current assets	533,339	1,394,655
Investments and cash held in Trust Account	828,616,552	828,291,565
Total Assets	$829,149,891	$829,686,220
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$19,442	$424,913
Accrued expenses	34,240	92,860
Accrued expenses – related party	345,650	100,000
Total current liabilities	399,332	617,773
Non-current accounts payable and accrued expenses	3,866,806	—
Deferred underwriting commissions in connection with the initial public offering	28,980,000	28,980,000
Derivative liabilities	85,875,800	87,356,600
Total liabilities	119,121,938	116,954,373
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 82,800,000 shares subject to possible redemption at $10.00 per share at December 31, 2021 and 2020, respectively	828,000,000	828,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at December 31, 2021 and 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 25,700,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	2,570	2,570
Additional paid-in capital	—	—
Accumulated deficit	(117,974,617)	(115,270,723)
Total shareholders’ deficit	(117,972,047)	(115,268,153)
Total Liabilities and Shareholders’ Deficit	$829,149,891	$829,686,220

The accompanying notes are an integral part of these consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the period
		from May 12,
		2020 (inception)
		through
	For the year ended	December 31,
	December 31, 2021	2020
General and administrative expenses	$4,509,681	$442,331
Loss from operations	(4,509,681)	(442,331)
Other income (expense):
Change in fair value of derivative liabilities	1,480,800	(40,117,600)
Financing costs	—	(1,550,280)
Unrealized gain on investments held in Trust Account	324,987	291,565
Total other income (expense)	1,805,787	(41,376,315)
Net loss	$(2,703,894)	$(41,818,646)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	82,800,000	53,076,923
Basic and diluted net loss per ordinary share	$(0.02)	$(0.54)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	25,700,000	24,042,735
Basic and diluted net loss per ordinary share	$(0.02)	$(0.54)

The accompanying notes are an integral part of these consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Year Ended December 31, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2021	—	$—	25,700,000	$2,570	$—	$(115,270,723)	$(115,268,153)
Net loss	—	—	—	—	—	(2,703,894)	(2,703,894)
Balance – December 31, 2021	—	$—	25,700,000	$2,570	$—	$(117,974,617)	$(117,972,047)

For the Period From May 12, 2020 (Inception) Through December 31, 2020

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – May 12, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	25,700,000	2,570	22,430	—	25,000
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(22,430)	(73,452,077)	(73,474,507)
Net loss	—	—	—	—	—	(41,818,646)	(41,818,646)
Balance – December 31, 2020	—	$—	25,700,000	$2,570	$—	$(115,270,723)	$(115,268,153)

The accompanying notes are an integral part of these consolidated financial statements.

CC NEUBERGER PRINCIPAL HOLDINGS II

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the period
		from May 12,
		2020 (inception)
	For the year	through
	ended December	December 31,
	31, 2021	2020
Cash Flows from Operating Activities:
Net loss	$(2,703,894)	$(41,818,646)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	—	5,000
Change in fair value of derivative liabilities	(1,480,800)	40,117,600
Financing costs	—	1,550,280
Unrealized gain on investments held in Trust Account	(324,987)	(291,565)
Changes in operating assets and liabilities:
Prepaid expenses	413,827	(636,869)
Accounts payable	(405,471)	60,325
Accrued expenses	(58,620)	7,860
Accrued expenses – related party	245,650	100,000
Non-current accounts payable and accrued expenses	3,866,806	—
Net cash used in operating activities	(447,489)	(906,015)
Cash Flows from Investing Activities
Principal deposited in Trust Account	—	(828,000,000)
Net cash used in investing activities	—	(828,000,000)
Cash Flows from Financing Activities:
Proceeds received from note payable to related parties	—	50,000
Repayment of note payable to related parties	—	(266,737)
Proceeds received from initial public offering, gross	—	828,000,000
Proceeds from private placement	—	18,560,000
Payment of offering costs	—	(16,699,462)
Net cash provided by financing activities	—	829,643,801
Net change in cash	(447,489)	737,786
Cash – beginning of the period	737,786	—
Cash – end of the period	$290,297	$737,786
Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid in exchange for issuance of Class B ordinary shares to Sponsor	$—	$20,000
Offering costs included in accounts payable	$—	$364,588
Offering costs included in accrued expenses	$—	$85,000
Offering costs paid by Sponsor through note payable	$—	$216,737
Deferred underwriting commissions in connection with the initial public offering	$—	$28,980,000

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CC Neuberger Principal Holdings II (the “Company”) is a newly incorporated blank check company incorporated in the Cayman Islands on May 12, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet selected (“Business Combination”). The Company may pursue a Business Combination in any industry or sector.

At December 31, 2021, the Company had not yet commenced operations. All activity for the period from May 12, 2020 (inception) through December 31, 2021 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Initial Public Offering became effective on July 30, 2020. On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 18,560,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $828.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

The Company will provide its holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, and directors will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 4, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Company’s Amended and Restated Memorandum and Articles of Association provides that, if the Company winds up for any other reason prior to the consummation of the initial Business Combination, the Company will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per Public Share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 9, 2021 (the “Effective Date”), the Company, Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New CCNB”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“G Merger Sub 2”, and together with the Company, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), Griffey Global Holdings, Inc., a Delaware corporation (“Griffey Global”), and solely for limited purposes expressly set forth therein, Griffey Investors, L.P., a Delaware limited liability company, (the “Partnership”), entered into a definitive business combination agreement (the “Business Combination Agreement”).

The Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) were approved by the board of directors of each of the Company and Griffey Global.

The Business Combination Agreement provides for the Business Combination, which includes, among other things, the consummation of the following transactions: (a) on the business day prior to the closing date, New CCNB will convert from a Delaware limited liability company to a Delaware corporation (the “Statutory Conversion”) with a certificate of incorporation which provides for two classes of common stock in a manner consistent with the articles of incorporation of the Company prior to the Statutory Conversion (the “New CCNB Pre-Closing Certificate of Incorporation”), (b) prior to the closing of the Business Combination (the “Closing”), on the closing date, the Company will merge with and into Domestication Merger Sub, with Domestication Merger Sub surviving (the “Domestication Merger”) as a direct subsidiary of New CCNB and New CCNB will continue as the public company with (i) each Class A ordinary share, par value $0.0001 (each, a “CCNB Class A Ordinary Share”), of the Company being converted into the right of the holder thereof to receive one share of Class A common stock, par value $0.0001 (each, a “New CCNB Pre-Closing Class A Share”), of New CCNB, (ii) each Class B ordinary share, par value $0.0001 of the Company being converted into the right of the holder thereof to receive one share of Class B common stock, par value $0.0001 of New CCNB and (iii) each warrant of the Company ceasing to represent a right to acquire the Company Class A Ordinary Shares and instead representing a right to acquire New CCNB Pre-Closing Class A Shares, (c) on the Closing Date, at the Closing and prior to the PIPE Financing (as defined below) and the consummation of the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, Class A common stock, par value $0.0001 per share (the “New CCNB Class A Common Shares”), and Class B common stock, par value $0.0001 per share (the “New CCNB Class B Common Shares”), which New CCNB Class B Common Shares will be subject to stock price based vesting; (d) on the closing date, at the Closing and contingent upon the filing of the New CCNB Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter will be consummated, including the conversion of the New CCNB Pre-Closing Class B Common Shares into New CCNB Class A Common Shares and New CCNB Class B Common Shares; (e) on the closing date, at the Closing and prior to the Getty Mergers (as defined below), New CCNB will consummate the PIPE Financing (as defined below) and the transactions contemplated by the Forward Purchase Agreement (as defined below) and the Backstop Agreement (as defined below), if applicable, and (f) on the closing date at the Closing, (i) G Merger Sub 1 will merge with and into Griffey Global (the “First Getty Merger”), with Griffey Global surviving as a subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB, and (ii) Griffey Global will merge with and into G Merger Sub 2 (the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”), with G Merger Sub 2 surviving as a direct subsidiary of Domestication Merger Sub and an indirect subsidiary of New CCNB (the “Final Surviving Company”). In connection with the Closing, New CCNB will change its name to “Getty Images Holdings, Inc.”, which will continue as the public company following the consummation of the Business Combination.

Consideration

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction equity value of $2,912,000,000, apportioned between cash and New CCNB Class A Common Shares, as more specifically set forth therein (and which account for the value of Griffey Globals’s vested options). In addition to the consideration to be paid at Closing, New CCNB will issue to equityholders of Griffey Global an aggregate of up to 65,000,000 New CCNB Class A Common Shares, issuable upon and subject to the occurrence of the applicable vesting events, as more specifically set forth therein. Each option to purchase shares of Griffey Global (whether vested or unvested) will be converted into a comparable option to purchase New CCNB Class A Common Shares, pursuant to a market-based equity incentive plan prepared by CCNB and the Griffey Global prior to the closing date.

In connection with the signing of the Business Combination Agreement, the Company and New CCNB entered into subscription agreements (the “Subscription Agreements”) with the Sponsor and Getty Investments, L.L.C, current equityholders of the Company or Griffey Global, respectively (collectively, the “PIPE Investors”).

Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company and New CCNB agreed to issue and sell to such investors, on the closing date, an aggregate of 15,000,000 New CCNB Class A Common Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”).

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that New CCNB will grant the PIPE Investors in the PIPE Financing certain customary registration rights.

Forward Purchase Agreement and Backstop Agreement

In connection with the signing of the Business Combination Agreement, New CCNB, the Company, and NBOKS entered into a side letter to (a) that certain Forward Purchase Agreement (the “Forward Purchase Agreement”), pursuant to which, among other things, NBOKS confirmed the allocation to New CCNB of $200,000,000 under the Forward Purchase Agreement and its agreement to, at Closing, subscribe for 20,000,000 New CCNB Class A Common Shares, and 3,750,000 Forward Purchase Warrants (as defined therein) and (b) certain Backstop Facility Agreement (the “Backstop Agreement”) whereby NBOKS agreed to, subject to the availability of capital it has committed to all special purpose acquisition companies sponsored by CC Capital Partners, LLC and NBOKS on a first come first serve basis and the other terms and conditions included therein, at Closing, subscribe for New CCNB Class A Common Shares to fund redemptions by shareholders of the Company in connection with the Business Combination in an amount of up to $300,000,000 (clauses “(a)” and “(b),” collectively, the “NBOKS Side Letter”), which NBOKS Side Letter provides for the assignment of the Company’s obligations under the Forward Purchase Agreement and the Backstop Agreement to New CCNB to facilitate the Business Combination.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Going Concern

As of December 31, 2021, the Company had approximately $290,000 in its operating bank account and working capital of approximately $134,000.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $267,000 pursuant to the Note issued to the Sponsor (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 10, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan (see Note 2). On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan (see Note 11).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 4, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 4, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 4, 2022.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the consolidated balance sheets.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Non-current Accounts Payable and Accrued Expenses

Non-current accounts payable and accrued expenses includes fees incurred with certain vendors where settlement or liquidation of amounts due is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued an aggregate of 20,700,000 redeemable warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option (the “Public Warrants”) and issued 18,560,000 Private Placement Warrants. In addition, the Company entered into a forward purchase agreement in connection with the Initial Public Offering which provides for the purchase by an affiliate of the Sponsor of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial Business Combination (the “Forward Purchase Agreement”). All of the outstanding warrants and the Forward Purchase Agreement are recognized as derivative assets and liabilities in accordance with ASC 815.

In the event of an unsuccessful business combination, the warrants will expire worthless, with no cash settlement and the change in fair value adjusted through earnings.

For equity-linked contracts that are classified as assets or liabilities, the Company recognizes the fair value of the equity-linked contracts at each balance sheet date and records the change in the consolidated statements of operations as a (gain) loss on change in fair value of derivative liabilities. The Public Warrants were initially valued using a binomial lattice pricing model when the Public Warrants were not yet trading and did not have observable pricing, and are now valued based on public market quoted prices. The Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend rate, expiration dates and risk-free rates.

The estimates used to calculate the fair value of the Company’s derivative assets and liabilities change at each balance sheet date based on the value of the Company’s stock price and other assumptions described above. If these assumptions change or there is significant volatility in the Company’s stock price or interest rates, the fair value calculated from one balance sheet period to the next could be materially different.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting discounts and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 82,800,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net Income Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 39,260,000, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

	For the Year Ended December 31, 2021
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(2,063,432)	$(640,462)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	82,800,000	25,700,000
Basic and diluted net loss per ordinary share	$(0.02)	$(0.02)

	For the Period From May 12, 2020
	(Inception) Through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(28,781,313)	$(13,037,333)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	53,076,923	24,042,735
Basic and diluted net loss per ordinary share	$(0.54)	$(0.54)

Income Taxes

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Note 3 — Initial Public Offering

On August 4, 2020, the Company consummated the Initial Public Offering of 82,800,000 Units, including the issuance of 10,800,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $828.0 million, and incurring offering costs of approximately $46.3 million, inclusive of approximately $29.0 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 18,560,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Company’s Sponsor, generating gross proceeds to the Company of approximately $18.6 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On May 19, 2020, the Company issued 7,875,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Founder Shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Founder Shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Founder Shares, including up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any forward purchase agreement entered into in connection with the Initial Public Offering (the “Forward Purchase Agreement”). All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Founder Shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director.

The Initial Shareholders have agreed not to transfer, assign or sell, subject to certain limited exceptions, any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) subsequent to the initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares.

Related Party Loans

On May 19, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of August 4, 2020, the Company borrowed approximately $267,000 under the Note. The Company fully repaid the Note on September 10, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans. On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan (see Note 11).

Administrative Support Agreement

Commencing on the effective date of the registration statement on Form S-1 related to the Initial Public Offering through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company reimburses the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $20,000 per month. The Company incurred approximately $240,000 and $100,000 in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, and $340,000 and $100,000 is included in accrued expenses — related party, at December 31, 2021 and 2020, respectively.

Forward Purchase Arrangement

In connection with the consummation of the Public Offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), a member of our sponsor, which will provide for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial business combination. The Forward Purchase Agreement will allow NBOKS to be excused from its purchase obligation in connection with a specific business combination if NBOKS does not have sufficient committed capital allocated to the Forward Purchase Agreement to fulfill its funding obligations under such forward purchase agreement in respect of such business combination. Following the consummation of this offering and prior to an initial business combination, NBOKS intends to raise additional committed capital such that the condition described in the preceding sentence is met, but there can be no assurance that additional capital will be available. The obligations under the Forward Purchase Agreement will not depend on whether any Class A ordinary shares are redeemed by our public shareholder.

Performance Based Compensation

We had previously agreed to pay our Chief Financial Officer the greater of $20,000 per month and $120,000 in the aggregate, upon the successful completion of our initial Business Combination, for his services to us. However, this payment has been waived by our Chief Financial Officer and will not be made.

The Company has not incurred any expenses in the accompanying consolidated statements of operations for the year ended December 31, 2021 or for the period from May 12, 2020 (inception) through December 31, 2020 for this arrangement.

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 10,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On August 4, 2020, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $16.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commission of $0.35 per unit, or approximately $29.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer their fees until the closing of the initial Business Combination. As of December 31, 2021, the Company recorded an aggregate of $3.9 million in connection with such arrangement non-current accounts payable and accrued expenses in the accompanying consolidated balance sheet.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 82,800,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and classified outside of permanent equity in the consolidated balance sheets.

The Class A ordinary shares issued in the Initial Public Offering were recognized in Class A ordinary shares subject to possible redemption as recorded outside of permanent equity as follows:

Gross Proceeds	$828,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(46,345,787)
Proceeds allocated to Public Warrants at issuance	(27,128,720)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	73,474,507
Class A ordinary shares subject to possible redemption	$828,000,000

Note 8 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 82,800,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 7).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 19, 2020, 7,875,000 Class B ordinary shares were issued to the Sponsor. On July 15, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 22,250,000 Class B ordinary shares. Subsequent to this share capitalization, in July 2020, the Sponsor transferred 40,000 Class B ordinary shares to each of Joel Alsfine and James Quella, the independent director nominees. On July 30, 2020, the Company effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 25,700,000 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalizations. Of the 25,700,000 Class B ordinary shares, an aggregate of up to 2,700,000 shares were subject to forfeiture to the Company for no consideration to the extent that the option to purchase additional units is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to any Forward Purchase Agreement. On August 4, 2020, the underwriters fully exercised the over-allotment option; thus, no Class B ordinary shares are currently subject to forfeiture. On June 8, 2021, the Sponsor transferred 40,000 Founder Shares to Jonathan Gear, a newly appointed independent director.

Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities (as defined below) are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares outstanding upon completion of the Initial Public Offering plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Class A ordinary shares to be sold pursuant to a Forward Purchase Agreement, but not any warrants sold pursuant to a Forward Purchase Agreement), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis. Any conversion of Class B ordinary shares described herein will take effect as a redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were no preference shares issued and outstanding.

Note 9 — Derivative Liabilities

Warrants:

As of December 31, 2021 and 2020, the Company had 20,700,000 Public Warrants and 18,560,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed to use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, to cause the same to become effective within 60 business days following the closing of the initial Business Combination, and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees, (3) the Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and (4) any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (but not the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (but not the Private Placement Warrants):

●	in whole and not in part;

●	at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below);
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Forward purchase agreement

The Forward Purchase Agreement provides for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share (the “Forward Purchase Shares”) and three-sixteenths of one warrant to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020, respectively, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2021

Description	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account – U.S. Treasury Securities(1)	$778,445,880	$—	$—

Liabilities:
Derivative liabilities – Public Warrants	$28,152,000	$—	$—
Derivative liabilities – Private Warrants	$—	$—	$54,380,800
Derivative liabilities – Forward Purchase Agreement	$—	$—	$3,343,000

December 31, 2020

Description	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account – U.S. Treasury Securities(1)	$720,932,535	$—	$—

Liabilities:
Derivative liabilities – Public Warrants	$36,018,000	$—	$—
Derivative liabilities – Private Warrants	$—	$—	$38,233,600
Derivative liabilities – Forward Purchase Agreement	$—	$—	$13,105,000
(1)

Excludes $50,150,712 and $55,645,484 of investments in an open-ended money market fund, in which the Company uses NAV as a practical expedient to fair value at December 31, 2021 and 2020, respectively. In addition, it excludes $19,960 and $51,713,546 in cash at December 31, 2021 and 2020, respectively.

Level 1 assets include investments in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2021. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded.

The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a binomial / lattice model for the Public Warrants and a Black-Scholes option pricing model for the Private Placement Warrants. The fair value of Public Warrants have been subsequently measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful business combination. For the year ended December 31, 2021 and for the period from May 12, 2020 (inception) through December 31, 2020, the Company recognized a benefit to the consolidated statements of operations resulting from a change in the fair value of derivative liabilities of approximately $1.5 million and $40.1 million, respectively, presented as change in fair value of derivative liabilities in the accompanying consolidated statements of operations.

A reconciliation of the Level 3 derivative liabilities is summarized below:

Balance as of May 12, 2020	$—
Acquisition date fair value of warrants:
Public warrants issued in the initial public offering	27,117,000
Private placement warrants issued in connection with the initial public offering (a)	32,294,400
Forward purchase agreement liability	1,562,000
Total acquisition date fair value of derivative liabilities	60,973,400
Change in fair value of warrant liabilities	14,840,200
Change in fair value of forward purchase agreement	11,543,000
Transfer to level one	(36,018,000)
Balance as of December 31, 2020	51,338,600
Change in fair value of warrant liabilities	16,147,200
Change in fair value of forward purchase agreement	(9,762,000)
End of period	$57,723,800

The valuation methodologies for the Private Placement Warrants and Forward Purchase Agreement included in derivative liabilities include certain significant unobservable inputs, resulting in such valuations to be classified as Level 3 in the fair value measurement hierarchy. The methodologies include a probability of a successful business combination, which was originally determined to be 80% as of December 31, 2020 but has increased to 90% as of December 31, 2021. The methodologies also include an expected merger date, which was set as April 15, 2022. The warrant valuation models also include expected volatility, which differ between public and private placement warrants and can vary further depending on where the Company stands in identifying a business combination target. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since September 2020. For public warrants and when such warrants are not yet trading and we do not have observed pricing in public markets, we assume a volatility based on research on SPAC warrants and the implied volatilities shortly after they start trading. The volatility of the Private Placement Warrants varies depending on the specific characteristics of the public and private placement warrants. Prior to the announcement of a merger, the Company assumes a volatility for the Private Placement Warrants based on the median volatility of the Russell 3000 constituents. After the announcement of a proposed business combination, then the valuation estimate assumes a volatility based on the volatility of the target company’s peer group.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of	As of
	December 31,	December 31,
Private Warrants	2021	2020
Stock price	$9.90	$10.40
Volatility	40.00%	30.00%
Expected life of the options to convert	5.3	5.5
Risk-free rate	1.30%	0.40%
Dividend yield	0.0%	0.0%

	As of	As of
Forward Purchase Agreements	December 31, 2021	December 31, 2020
Stock price	$9.90	$10.40
Probability of closing	90.0%	80.0%
Discount term	0.3	1.1
Risk-free rate	0.08%	0.10%
Dividend yield	0.0%	0.0%

Note 11 — Subsequent Events

On January 7, 2022, the Company issued an unsecured promissory note in the principal amount of $800,000 to the Sponsor as a Working Capital Loan. The Working Capital Loan does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. If the Company does not complete a Business Combination, the Working Capital Loan will not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Working Capital Loan, in whole or in part, into Private Placement Warrants at a price of $1.00 per Private Placement Warrant. The Working Capital Loan is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Working Capital Loan and all other sums payable with regard to the Working Capital Loan becoming immediately due and payable.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statements are available for issuance, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

(unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$210,847	$186,301
Restricted cash	4,574	5,228
Accounts receivable – net of allowance of $6,271 and $5,946	130,869	143,362
Prepaid expenses	12,747	12,778
Taxes receivable	10,249	11,992
Other current assets	14,076	15,368
Total current assets	383,362	375,029
PROPERTY AND EQUIPMENT – NET	169,559	170,896
RIGHT OF USE ASSETS	53,393	—
GOODWILL	1,505,107	1,503,245
IDENTIFIABLE INTANGIBLE ASSETS – NET	464,163	478,852
DEFERRED INCOME TAXES – NET	8,957	8,893
OTHER LONG-TERM ASSETS	41,225	41,092
TOTAL	$2,625,766	$2,578,007
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$90,110	$94,993
Accrued expenses	54,035	66,569
Income taxes payable	12,064	10,502
Short-term debt – net	6,418	6,481
Deferred revenue	172,137	167,550
Total current liabilities	334,764	346,095
LONG-TERM DEBT – NET	1,744,274	1,750,990
LEASE LIABILITIES	52,969	—
DEFERRED INCOME TAXES – NET	31,880	24,595
UNCERTAIN TAX POSITIONS	43,843	42,701
OTHER LONG-TERM LIABILITIES	9,733	26,961
Total liabilities	2,217,463	2,191,342
Commitments and contingencies (Note 10)
REDEEMABLE PREFERRED STOCK:
Redeemable preferred stock, $0.01 par value, 900,000 shares authorized, 696,115 and 677,484 shares outstanding at March 31, 2022 and December 31, 2021 (aggregate liquidation preference of $704,197 and$685,350, respectively).	704,197	685,350
STOCKHOLDERS’ DEFICIT:
Common Stock, $0.01 par value: 185.0 million shares authorized; 153.6 million shares issued and 153.3 million shares outstanding as of March 31, 2022; 153.5 million shares issued and 153.3 million shares outstanding as of December 31, 2021.	1,533	1,533
Additional paid-in capital	916,492	933,569
Accumulated deficit	(1,179,901)	(1,203,440)
Accumulated other comprehensive loss	(82,281)	(78,403)
Total Griffey Global Holdings, Inc. stockholders’ deficit	(344,157)	(346,741)
Noncontrolling interest	48,263	48,056
Total stockholders’ deficit	(295,894)	(298,685)
TOTAL	$2,625,766	$2,578,007

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
REVENUE	$230,978	$218,392
OPERATING EXPENSE:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	61,894	59,608
Selling, general and administrative expenses	93,153	84,775
Depreciation	12,512	12,904
Amortization	12,205	12,019
Other operating expense (income) – net	2,706	(502)
Operating expense	182,470	168,804
INCOME FROM OPERATIONS	48,508	49,588
OTHER EXPENSE, NET:
Interest expense	(29,600)	(30,424)
Gain on fair value adjustment for swaps and foreign currency exchange contract – net	12,126	5,882
Unrealized foreign exchange gains – net	7,043	18,582
Other non-operating income – net	157	149
Total other expense – net	(10,274)	(5,811)
INCOME BEFORE INCOME TAXES	38,234	43,777
INCOME TAX EXPENSE	(13,127)	(14,032)
NET INCOME	25,107	29,745
Less:
Net income attributable to noncontrolling interest	208	145
Redeemable Preferred Stock dividend	18,847	16,885
NET INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC	$6,052	$12,715
Net income per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.04	$0.08
Diluted	$0.03	$0.08
Weighted-average common shares outstanding:
Basic	153,320,276	153,303,505
Diluted	173,197,259	154,020,626

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
NET INCOME	25,107	29,745
OTHER COMPREHENSIVE LOSS:
Net foreign currency translation adjustment losses	(3,878)	(14,737)
COMPREHENSIVE INCOME	21,229	15,008
Less: Comprehensive gain attributable to noncontrolling interest	207	144
COMPREHENSIVE INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$21,022	$14,864

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands except share amounts)

(unaudited)

								Total
								Griffey
							Accumulated	Global
	Redeemable				Additional		Other	Holdings, Inc.		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit	Interest	Deficit
BALANCE – December 31, 2021	677,484	$685,350	153,313,505	$1,533	$933,569	$(1,203,440)	$(78,403)	$(346,741)	$48,056	$(298,685)
Net income	—	—	—	—	—	24,899	—	24,899	208	25,107
Other comprehensive loss	—	—	—	—	—	—	(3,878)	(3,878)	(1)	(3,879)
Cumulative Effect of Accounting Change –Adoption of ASU 2019-12 (See Note 2)	—	—	—	—	—	(1,360)	—	(1,360)	—	(1,360)
Issuance of common stock in connection with employee stock option exercise	—	—	9,375	—	29	—	—	29		29
Equity-based compensation activity	—	—	—	—	1,741	—	—	1,741	—	1,741
Redeemable Preferred Stock dividend	18,631	18,847	—	—	(18,847)	—	—	(18,847)	—	(18,847)
BALANCE – March 31, 2022	696,115	$704,197	153,322,880	$1,533	$916,492	$(1,179,901)	$(82,281)	$(344,157)	$48,263	$(295,894)
BALANCE – December 31,2020	606,910	$613,957	153,303,505	$1,533	$998,487	$(1,320,508)	$(46,800)	$(367,288)	$47,728	$(319,560)
Net income	—	—	—	—	—	29,600	—	29,600	145	29,745
Other comprehensive loss	—	—	—	—	—	—	(14,737)	(14,737)	(1)	(14,738)
Equity-based compensation activity	—	—	—	—	1,602	—	—	1,602	—	1,602
Redeemable Preferred Stock dividend	16,691	16,885	—	—	(16,885)	—	—	(16,885)	—	(16,885)
BALANCE – March 31, 2021	623,601	$630,842	153,303,505	$1,533	$983,204	$(1,290,908)	$(61,537)	$(367,708)	$47,872	$(319,836)

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,107	$29,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,512	12,904
Amortization	12,205	12,019
Unrealized exchange gains on foreign denominated debt	(5,582)	(20,781)
Equity-based compensation	1,741	1,602
Deferred income taxes – net	7,219	6,624
Uncertain tax positions	1,143	1,139
Non-cash fair value adjustment for swaps and foreign currency exchange contracts	(11,742)	(6,438)
Amortization of debt issuance costs	1,495	1,621
Non-cash operating lease costs	2,516	—
Impairment of right of use assets	2,563	—
Other	1,567	(377)
Changes in current assets and liabilities:
Accounts receivable	11,366	6,826
Accounts payable	5,294	(358)
Accrued expenses	(20,624)	(1,444)
Lease liabilities, non-current	(2,992)	—
Income taxes receivable/payable	2,412	3,276
Interest Payable	(948)	(7,315)
Deferred revenue	5,419	1,128
Other	(1,306)	266
Net cash provided by operating activities	49,365	40,437
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(16,235)	(11,711)
Net cash used in investing activities	(16,235)	(11,711)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(2,600)	(9,649)
Proceeds from common stock issuance	29	—
Equity issuance costs	(3,081)	—
Net cash used in financing activities	(5,652)	(9,649)
EFFECTS OF EXCHANGE RATE FLUCTUATIONS	(3,586)	776
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	23,892	19,853
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	191,529	161,309
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$215,421	$181,162

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS

Griffey Global Holdings, Inc. (“Griffey Holdings” or “the Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images, Inc. (“Getty Images”). Getty Images and its subsidiaries collectively represent the operations of the Company.

Getty Images is a world leader in serving the visual content needs of businesses with over 486 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. The Company serves businesses in almost every country in the world with websites in 23 languages bringing content to media outlets, advertising agencies and corporations and, increasingly, serving individual creators and prosumers.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — These unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”) for interim reporting. Certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited financial statements. Accordingly, the unaudited financial statements should be read in connection with the Company’s audited financial statements and related notes as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020. The financial data and the other financial information disclosed in the notes to the financial statements related to these periods are also unaudited. The accompanying unaudited interim financial statements, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited financial statements for the periods presented.

The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2022 or for any other future annual or interim period.

The accompanying unaudited financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Deferred Offering Costs — The Company has capitalized direct and incremental qualified legal, accounting and direct costs related to its proposed equity offering and merger with CC Neuberger Principal Holdings II, a Cayman Island exempt company (“CCNB”). Deferred offering costs are included in other assets on the balance sheets and will be deferred until the completion of the equity offering and merger with CCNB, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned equity offering and merger or there is a significant delay, all of the deferred offering costs will be immediately written off to operating expenses. As of March 31, 2022, $5.9 million of deferred offering costs were capitalized.

Contingent Consideration — The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration will be classified as a cash flow from operating activities in the Condensed Consolidated Statement of Cash Flows.

Estimates and Assumptions — The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are: a) the appropriateness of the valuation and useful lives of intangibles and other long-lived assets; b) the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the condensed consolidated financial statements as well as the deferred tax asset valuation allowances; c) the sufficiency of the allowance for doubtful accounts; d) the assumptions used to value equity-based compensation arrangements; e) the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements; f) the assumptions used to estimate unused capped subscription-based and credit-based products; and g) the assumptions used to estimate the Contingent Consideration. These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash, Cash Equivalents and Restricted Cash — The following represents the Company’s cash, cash equivalents and restricted cash as of March 31, 2022 and December 31, 2021 (in thousands):

	As of March 31, 2022	As of December 31, 2021
Cash and cash equivalents	$210,847	$186,301
Restricted cash	4,574	5,228
Total cash, cash equivalents and restricted cash	$215,421	$191,529

Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents are generally composed of investment-grade debt instruments subject to lower levels of credit risk, including certificates of deposit and money market funds. The Company’s current cash and cash equivalents consist primarily of cash on hand, bank deposits, and money market accounts.

Restricted cash consists of cash held as collateral related to corporate credit cards and real estate lease obligations.

Accounts Receivable — Net — Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $6.3 million as of March 31, 2022 and $5.9 million as of December 31, 2021. During the three months ended March 31, 2022 and March 31, 2021, the Company recorded net bad debt expense of $0.4 million and net recoveries of $0.1 million, respectively.

Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted.

Minority Investment without Readily Determinable Fair Value — The carrying amount of the minority investment, which is included within “Other long-term assets” on the Condensed Consolidated Balance Sheets, was $8.0 million and $8.1 million as March 31, 2022 and December 31, 2021, respectively. The Company uses the measurement alternative for these equity investments and their carrying value is reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar investments. Revenue related to content consumed by the minority investee was not material during the three months ended March 31, 2022 and March 31, 2021.

On a quarterly basis, the Company evaluates the carrying value of its long-term investments for impairment, which includes an assessment of revenue growth, earnings performance, working capital and general market conditions. As of March 31, 2022, no adjustments to the carrying values of the Company’s long-term investments were identified as a result of this assessment. Changes in performance negatively impacting operating results and cash flows of these investments could result in the Company recording an impairment charge in future periods.

Revenue Recognition — Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally over the internet. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to the Company’s content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

The Company maintains a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.

The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.

For digital content licenses, the Company recognizes revenue on both its capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, management estimates expected unused licenses for capped subscription-based and credit-based products and recognizes the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of the Company’s subscription products.

For uncapped digital content subscriptions, the Company has determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred.

Leases — The Company records rent expense on a straight-line basis over the term of the related lease. Prior to the adoption of ASU 2016-02, “Leases (Topic 842)”, as amended (“ASC 842”), the difference between the rent expense recognized and the actual payments made in accordance with the operating lease agreement was recognized as a deferred rent liability on the Company’s balance sheet. As of December 31, 2021, the Company had deferred rent of $8.3 million, which is included in “Accrued liabilities” and “Other long-term liabilities” in the Condensed Consolidated Balance Sheet.

Effective January 1, 2022, the Company adopted ASC 842. In accordance with ASC 842, the Company first determines if an arrangement contains a lease and the classification of that lease, if applicable, at inception. This standard requires the recognition of right-of-use (“ROU”) assets and lease liabilities for the Company’s operating leases. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component. The Company has also elected not to recognize a lease liability or ROU asset for leases with a term of 12 months or less, and recognize lease payments for those short-term leases on a straight-line basis over the lease term in the Condensed Consolidated Statements of Operations. Operating leases are included in “Right of use assets”, “Accrued liabilities” and “Lease liabilities” (net of current portion) in the Condensed Consolidated Balance Sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments under the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The implicit rate within the Company’s leases is generally not determinable and therefore the incremental borrowing rate at the lease commencement date is utilized to determine the present value of lease payments. The determination of the incremental borrowing rate requires judgment. Management determines the incremental borrowing rate for each lease using the Company’s estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The ROU asset also includes any lease prepayments, offset by lease incentives. Certain of the Company’s leases include options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when the Company is reasonably certain that the option will be exercised. An option to terminate is considered unless the Company is reasonably certain the option will not be exercised. The ROU assets are reviewed for impairment with the Company’s long-lived assets

Recently Adopted Accounting Standard Updates — In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 amends the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than twelve months, in addition to those currently recorded, on the Condensed Consolidated Balance Sheets. Presentation of leases within the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows will be generally consistent with the current lease accounting guidance. The Company adopted the new standard as of January 1, 2022 using the modified retrospective transition method and will elect the package of practical expedients permitted under the transition guidance, which allows a carryforward of the historical lease classification. The Company also elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The election of the hindsight practical expedient did not alter the lease terms for any of the existing leases. Upon adoption of this standard on January 1, 2022, the Company recognized a total lease liability in the amount of $61.3 million, representing the present value of the minimum rental payments remaining as of the adoption date, a right-of-use asset in the amount of $53.1 million with offsets to deferred rent of $8.3 million.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740)” (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Company adopted ASU 2019-12, effective January 1, 2022. The adoption of this standard did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Standard Updates — In June 2016, the FASB issued ASU 2016-13 (Topic 326), “Financial Instruments — Credit Losses” (“ASU 2016-13”). ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. The effective date of ASU 2016-13 for non-public companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements for future periods and had not elected early adoption.

3.	DERIVATIVE INSTRUMENTS

Foreign Currency Risk — Certain assets, liabilities and future operating transactions are exposed to foreign currency exchange rate risk. The Company utilizes derivative financial instruments, namely foreign currency forwards and option contracts, to reduce the impact of foreign currency exchange rate risks where natural hedges do not exist. The Company is exposed to market risk from foreign currency exchange rate fluctuations as a result of foreign currency-denominated revenues and expenses. The Company enters into certain foreign currency derivative contracts, including foreign currency forward options, with varying maturity dates, currently ranging from three to eighteen months, to manage these risks.

Interest Rate Risk — The Company does not hold or issue derivative financial instruments for trading purposes. In general, the Company’s derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose the Company to credit related losses in the event of nonperformance; however, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be minimal.

The following table summarizes the location and fair value amounts of derivative instruments reported in the Condensed Consolidated Balance Sheets (in thousands):

	As of March 31, 2022		As of December 31, 2021
	Asset	Liability	Asset	Liability
Derivatives not designated as hedging instruments:
Foreign currency exchange options	$644	$—	$804	$—
Interest rate swaps	—	1,857	—	13,759
Total derivatives	$644	$1,857	$804	$13,759

Derivative assets are included in “Other current assets” on the Condensed Consolidated Balance Sheet. Short-term derivative liabilities are included in “Accrued expenses” and long-term derivative liabilities are included in “Other long-term liabilities” on the Condensed Consolidated Balance Sheet.

The Company recognized a net gain of $12.1 million and $5.9 million on these derivative instruments for the three months ended March 31, 2022 and 2021, respectively. These are included in “Gain on fair value adjustment for swaps and foreign currency exchange contract — net” on the Condensed Consolidated Statement of Operations.

4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s disclosable financial instruments consist of cash equivalents, forward foreign currency exchange contracts, interest rate swaps and debt. Assets and liabilities measured at fair value on a recurring basis (cash equivalents, forward exchange contracts and interest rates swaps) and a nonrecurring basis (debt) are categorized in the tables below.

Financial instrument assets recorded at fair value as of March 31, 2022 and December 31, 2021 are as follows (in thousands):

	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents )	$30,098	$—	$—	$30,098
Derivative assets:
Foreign currency exchange options	—	644	—	644
	$30,098	$644	$—	$30,742

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents )	$30,096	$—	$—	$30,096
Derivative assets:
Foreign currency exchange options	—	804	—	804
	$30,096	$804	$—	$30,900

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach.

Financial instrument liabilities recorded or disclosed at fair value as of March 31, 2022 and December 31, 2021 are as follows (in thousands):

	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,459,561	$—	$1,459,561
Senior Notes	—	311,217	—	311,217
Contingent Consideration	—	—	14,470	14,470
Derivative liabilities:
Interest rate swap contracts	—	1,857	—	1,857
	$—	$1,772,635	$14,470	$1,787,105

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,475,759	$—	$1,475,759
Senior Notes	—	318,375	—	318,375
Contingent Consideration	—	—	14,039	14,039
Derivative liabilities:
Interest rate swap contracts	—	13,759	—	13,759
	$—	$1,807,893	$14,039	$1,821,932

The fair value of the Company’s Term Loans and Senior Notes are based on market quotes provided by a third-party pricing source.

The fair value of the Company’s interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.

As of March 31, 2022 and December 31, 2021, the Company had estimated its obligations to transfer Contingent Consideration relating to the acquisition of Unsplash to be $14.5 million and $14.0 million, respectively. The Company recorded acquisition-date fair value of the Contingent Consideration, based on the likelihood of contingent earn-out payments, as part of the consideration transferred. The earn-out payments are remeasured to fair value each reporting date. Changes in the fair value of the Contingent Consideration are recognized within “Other operating expense — net” on the Condensed Consolidated Statement of Operations. The fair value of the Contingent Consideration is based on significant inputs not observable in the market, and as such the Company classified the financial liability as Level 3. The fair value of the Contingent Consideration may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

Fair Value as of
	March 31, 2022	Valuation
	(in thousands)	Technique	Unobservable Input	Range
Contingent Consideration	$14,470	Probability-adjusted discounted cash flow	Probabilities of success	55% – 100%
			Years until milestones are expected to be achieved	0.25 – 1.90 years
			Discount rate	8.10% – 8.53%

This Contingent Consideration was valued using an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The significant unobservable inputs used in the fair value measurement of the Contingent Consideration forecasts of expected future revenues and the probability of achievement of those forecasts. Increases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to increases in the fair value of the related liability. Conversely, decreases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to decreases in the fair value of the related liability.

The following table presents changes in the fair value of the Contingent Consideration for the three months ended March 31, 2022 (in thousands):

December 31, 2021	$14,039
Change in fair value of Contingent Consideration	431
March 31, 2022	$14,470

5.	PROPERTY AND EQUIPMENT — NET

Property and equipment consisted of the following at the reported balance sheet dates (in thousands, except years):

	Estimated
	Useful
	Lives
	(in Years)	As of March 31, 2022	As of December 31, 2021
Contemporary imagery	5	$379,752	$379,837
Computer hardware purchased	3	11,001	5,639
Computer software developed for internal use	3	114,516	114,434
Leasehold improvements	2 – 20	11,511	11,459
Furniture, fixtures and studio equipment	5	15,092	15,167
Archival imagery	40	96,784	97,547
Other	3 – 4	2,422	2,439
Property and equipment		631,078	626,522
Less: accumulated depreciation		(461,519)	(455,626)
Property and equipment, net		$169,559	$170,896

Included in archival imagery as of March 31, 2022 and December 31, 2021 was $10.2 million and $10.3 million respectively, of imagery that has an indefinite life and therefore is not amortized.

6.	GOODWILL

Goodwill is tested annually for impairment on October 1 or upon a triggering event. No triggering events were identified in the three months ended March 31, 2022.

Goodwill changed during the three months ended March 31, 2022 (in thousands):

	Goodwill	Accumulated
	before	impairment
	impairment	charge	Goodwill – net
December 31, 2021	$2,028,245	$(525,000)	$1,503,245
Effects of fluctuations in foreign currency exchange rates	1,862	—	1,862
March 31, 2022	$2,030,107	$(525,000)	$1,505,107

7.	IDENTIFIABLE INTANGIBLE ASSETS — NET

Identifiable intangible assets consisted of the following at March 31, 2022 and December 31, 2021 (in thousands, except years):

	Range of
	Estimated	As of March 31, 2022			As of December 31, 2021
	Useful Lives	Gross	Accumulated	Net	Gross	Accumulated	Net
	(Years)	Amount	Amortization	Amount	Amount	Amortization	Amount
Trade name	Indefinite	$400,223	$—	$400,223	$402,581	$—	$402,581
Trademarks and trade names	5 – 10	104,140	(98,562)	5,578	104,174	(96,041)	8,133
Patented and unpatented technology	3 – 10	111,982	(99,795)	12,187	112,288	(97,818)	14,470
Customer lists, contracts, and relationships	5 – 11	402,075	(356,071)	46,004	404,421	(350,997)	53,424
Non-compete Covenant	3	900	(844)	56	900	(811)	89
Other identifiable intangible assets	3 – 13	7,054	(6,939)	115	7,110	(6,955)	155
		$1,026,374	$(562,211)	$464,163	$1,031,474	$(552,622)	$478,852

The Company determined that there was no indication of impairment of the intangible assets for any period presented. Estimated amortization expense is: $34.0 million for the remaining nine months of 2022, $24.8 million in 2023, $2.2 million in 2024, $2.2 million in 2025, $0.8 million in 2026.

8.	OTHER ASSETS AND LIABILITIES

Other Long-Term Assets — Other long-term assets consisted of the following at the reported balance sheet dates (in thousands):

	As of March 31,	As of December 31,
	2022	2021
Long term note receivable from a related party	$24,000	$24,000
Minority and other investments	10,525	10,621
Other	6,700	6,471
	$41,225	$41,092

Accrued Expenses — Accrued expenses at the reported balance sheet dates are summarized below (in thousands):

	As of March 31,	As of December 31,
	2022	2021
Accrued compensation and related costs	$19,644	$38,232
Lease Liabilities	10,670	—
Accrued contingent consideration	9,790	9,456
Interest payable	8,802	9,750
Other	5,129	9,131
	$54,035	$66,569

Other Long-Term Liabilities — Other long-term liabilities consisted of the following at the reported balance sheet dates (in thousands):

	As of March 31,	As of December 31,
	2022	2021
Derivative liabilities (net of current portion)	$1,857	$13,073
Accrued Contingent Consideration (net of current portion)	4,680	4,583
Other	3,196	9,305
	$9,733	$26,961

9.	DEBT

Debt included the following (in thousands):

	As of March 31,	As of December 31,
	2022	2021
Senior Notes	$300,000	$300,000
USD Term Loans	995,200	997,800
EUR Term Loans	468,189	473,798
Less: issuance costs and discounts amortized to interest expense	(12,697)	(14,127)
Less: short-term debt – net	(6,418)	(6,481)
Long-term debt – net	$1,744,274	$1,750,990

The face value of the EUR Term Loans was €419 million as of March 31, 2022 and December 31, 2021. The table above converted the EUR Term Loans to USD using currency exchange rates as of those dates.

As of March 31, 2022, the Company was compliant with all debt covenants and obligations.

10.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into certain types of agreements that contingently require the Company to indemnify counterparties against third-party claims. The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at March 31, 2022 and December 31, 2021.

The Company is subject to a variety of legal claims and suits that arise from time to time in the ordinary course of business. Although management currently believes that resolving such claims, individually or in aggregate, will not have a material adverse impact on the condensed consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company holds insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

As of March 31, 2022, the Company signed a new lease for office space effective as of March of 2022 which increased our commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring. There were no other material changes to the commitments since December 31, 2021.

11.	REVENUE

The Company distributes its content and services offerings through three primary products:

Creative — Creative is comprised of royalty free photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 85 employees dedicated to providing briefing and art direction to our exclusive contributor community.

Editorial — Editorial is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe with one of the largest privately held archives globally with access to images from the beginning of photography. We invest in a dedicated editorial team of nearly 300 employees which includes over 100 award-winning staff photographers and videographers to generate our own event coverage in addition to coverage from our network of primarily exclusive contributors and content partners.

Other — The Company offers a range of additional products and services to deepen the customer relationships, enhance customer loyalty and create additional differentiation in the market. These additional products and services currently include music licensing, digital asset management and distribution services, print sales and data revenues.

The following table summarizes the Company’s revenue by product (in thousands):

	Three Months Ended March 31,
	2022	2021
Creative	$148,398	$144,651
Editorial	78,753	70,359
Other	3,827	3,382
Total Revenue	$230,978	$218,392

The March 31, 2022 deferred revenue balance will be earned as content is downloaded, services are provided or upon the expiration of subscription-based products, and nearly all is expected to be earned within the next twelve months. During the three months ended March 31, 2022, the Company recognized revenue of $66.2 million, that had been included in deferred revenue as of January 1, 2022.

12.	REDEEMABLE PREFERRED STOCK

Under the second amended and restated certificate of incorporation, the Company’s is authorized to issue up to 900,000 shares series A preferred stock (the “Redeemable Preferred Stock”) with a par value of $0.01 per share. There are 696,115 and 677,484 Redeemable Preferred Stock shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.

Dividends declared and issued totaled $18.8 million (18,631 shares) for the three months ended March 31, 2022 and $16.9 million (16,691 shares) for the three months ended March 31, 2021. Preferred dividends are included in the Statements of Redeemable Preferred Stock and Stockholders’ Deficit as a detriment to common stockholders and a benefit to Redeemable Preferred stockholders. Such dividends are also included as an adjustment to net income attributable to Griffey Holdings. See “Note 16 — Net Income Attributable to Common Stockholders”.

The Company has classified its Redeemable Preferred Stock as mezzanine equity in the balance sheets as the shares are redeemable at the option of the holders.

The Redeemable Preferred Stock is considered probable of becoming redeemable as the holders have an option to request redemption of their Redeemable Preferred Shares on February 19, 2027. The Redeemable Preferred Stock has no voting rights and is not convertible into any other equity interests.

13.	EQUITY-BASED COMPENSATION

Equity-based compensation expense is recorded in “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Operations, net of estimated forfeitures. Equity-based compensation, net of forfeitures was $1.7 million and $1.6 million for the three months ended March 31, 2022 and March 31, 2021, respectively.

During the three months ended March 31, 2022, no options to purchase shares of its common stock were granted. As of March 31, 2022, there were 22,591,910 options vested and exercisable with a weighted average exercise price of $4.99. As of March 31, 2022, the total unrecognized compensation charge related to non-vested options was approximately $9.0 million, which is expected to be recognized through 2025.

14.	LEASES

The Company’s leases relate primarily to office facilities that expire on various dates from 2022 through 2032, some of which include one or more options to renew. All of the Company’s leases are classified as operating leases. Operating leases are included in “Right of use assets” in the Condensed Consolidated Balance Sheets. Current portion of the lease liabilities are included in “Accrued liabilities” and non-current portion of lease liabilities are included in “Lease liabilities” in the Condensed Consolidated Balance Sheets. Operating lease costs, including insignificant costs related to short-term leases, were $3.4 million and $6.1 million for the three months ended March 31, 2022 and March 31, 2021, respectively.

Additional information related to the Company’s leases as of and for the three months ended March 31, 2022, is as follows (in thousands, except for the lease term and discount rate):

As of March 31,
2022
Right of use asset	$53,393
Lease liabilities, current	10,670
Lease liabilities, non-current	52,969
Total lease liabilities	$63,639
Weighted average remaining lease term	6.9 years
Weighted average discount rate	5.6%
Cash paid for amounts included in lease liabilities	$3,852
Right of use assets obtained in exchange for lease obligations upon adoption	$54,738
Right of use asset obtained in exchange for lease obligation during three months ended March 31, 2022	$5,514

As of March 31, 2022, the Company signed a new lease for office space effective as of March of 2022 which increased commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring.

Maturities of lease liabilities as of March 31, 2022 were as follows (in thousands):

As of March 31,
Year ending December 31,	2022
2022 (remaining)	$10,543
2023	11,811
2024	12,205
2025	12,106
2026	6,679
Thereafter	24,918
Total undiscounted lease payments	78,262
Less: imputed interest	$(14,623)
Total lease liabilities	$63,639

Due to hybrid working arrangements, the Company reassessed its office needs and subleased several office locations during the three months ended March 31, 2022. These agreements were considered to be operating leases. The Company has not been legally released from the primary obligations under the original leases and therefore the Company continues to account for the original lease separately. The Company recorded an ROU asset impairment charge in the three months ended March 31, 2022 of $2.6 million, which was the amount by which the carrying value of the lease ROU assets exceeded the fair values. Estimated the fair values are based on the discounted cash flows of estimated net rental income for the office spaces subleased. The ROU asset impairment charge is included in “Other operating expense (income) — net” on the Condensed Consolidated Statement of Operations. Rent income from the sublessees are included in the statement of operations on a straight-line basis as an offset to rent expense associated with the original operating lease included in “Selling, general and administrative expenses” on the Condensed Consolidated Statement of Operations.

15.	INCOME TAXES

The Company recorded an income tax expense of $13.1 million for the three months ended March 31, 2022, as compared to income tax expense of $14.0 million for the three months ended March 31, 2021. The decrease in tax expense compared to the prior year is primarily due to a change in valuation allowance and pre-tax income. The provision for income taxes for interim periods is determined using an estimate of our annual effective rate. Any changes to the estimated annual rate is recorded in the interim period in which the change occurs.

The Company’s effective income tax rate for the three months ended March 31, 2022 is 34.3%. The most significant drivers of the difference between the Company’s 2022 statutory U.S. federal income tax rate of 21.0% and the Company’s effective tax rate are primarily due to jurisdictions with losses for which no tax benefit can be recognized and foreign withholding tax expense not analogous to pre-tax income. The effective income tax rate for the three months ended March 31, 2021 was 32.1%. The most significant drivers of the difference between the Company’s 2021 statutory U.S. federal income tax rate of 21.0% and the Company’s effective tax rate are primarily due to jurisdictions with losses for which no tax benefit can be recognized and foreign withholding tax expense not analogous to pre-tax income.

16.	NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2022	2021
NET INCOME	$25,107	$29,745
Less:
Net income attributable to noncontrolling interest	208	145
Redeemable Preferred Stock dividend	18,847	16,885
NET INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$6,052	$12,715
Weighted-average common shares outstanding:
Basic	153,320,276	153,303,505
Effect of dilutive securities	19,876,983	717,121
Diluted	173,197,259	154,020,626
Net income per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.04	$0.08
Diluted	$0.03	$0.08

For the three months ended March 31, 2021, there were 17,537,557 shares excluded from the dilutive calculation as their effect would have been anti-dilutive. There were no anti-dilutive shares for the three months ended March 31, 2022.

17.	SUBSEQUENT EVENTS

For its unaudited interim financial statements as of March 31, 2022 and the three months then ended, the Company has evaluated the effects of subsequent events through May 16, 2022, which is the date that these unaudited interim financial statements were issued.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors
Griffey Global Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Griffey Global Holdings, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), redeemable preferred stock and stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

Seattle, Washington
March 15, 2022

GRIFFEY GLOBAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$186,301	$156,478
Restricted cash	5,228	4,831
Accounts receivable – net of allowance of $5,946 and $7,773	143,362	130,605
Prepaid expenses	12,778	15,679
Taxes receivable	11,992	14,337
Other current assets	15,368	10,025
Total current assets	375,029	331,955
PROPERTY AND EQUIPMENT – NET	170,896	172,164
GOODWILL	1,503,245	1,430,837
IDENTIFIABLE INTANGIBLE ASSETS – NET	478,852	526,183
DEFERRED INCOME TAXES – NET	8,893	9,221
OTHER LONG-TERM ASSETS	41,092	43,355
TOTAL	$2,578,007	$2,513,715
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$94,993	$95,587
Accrued expenses	66,569	37,059
Income taxes payable	10,502	7,946
Short-term debt – net	6,481	14,271
Deferred revenue	167,550	149,108
Total current liabilities	346,095	303,971
LONG-TERM DEBT – NET	1,750,990	1,793,460
DEFERRED INCOME TAXES – NET	24,595	19,131
UNCERTAIN TAX POSITIONS	42,701	63,208
OTHER LONG-TERM LIABILITIES	26,961	39,548
Total liabilities	2,191,342	2,219,318
REDEEMABLE PREFERRED STOCK:
Redeemable preferred stock, $0.01 par value, 900,000 shares authorized, 677,484 and 606,910 shares outstanding at December 31, 2021 and 2020 (aggregate liquidation preference of $685,350 and $613,957, respectively).	685,350	613,957
STOCKHOLDERS’ DEFICIT:
Common Stock, $0.01 par value: 185.0 million shares authorized; 153.5 million shares issued and 153.3 million shares outstanding as of December 31, 2021 and 2020, respectively.	1,533	1,533
Additional paid-in capital	933,569	998,487
Accumulated deficit	(1,203,440)	(1,320,508)
Accumulated other comprehensive loss	(78,403)	(46,800)
Total Griffey Global Holdings, Inc. stockholders’ deficit	(346,741)	(367,288)
Noncontrolling interest	48,056	47,728
Total stockholders’ deficit	(298,685)	(319,560)
TOTAL	$2,578,007	$2,513,715

See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year-Ended December 31,
	2021	2020
REVENUE	$918,688	$815,401
OPERATING EXPENSE:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	248,152	226,066
Selling, general and administrative expenses	367,704	324,423
Depreciation	51,099	52,358
Amortization	49,361	47,002
Restructuring costs	(475)	9,135
Other operating expense – net	861	161
Operating expense	716,702	659,145
INCOME FROM OPERATIONS	201,986	156,256
OTHER EXPENSE, NET:
Interest expense	(122,160)	(124,926)
Fair value adjustment for swaps and foreign currency exchange contract − net	19,282	(14,255)
Foreign exchange gain (losses) – net	36,406	(45,073)
Other non-operating income – net	612	139
Total other expense – net	(65,860)	(184,115)
INCOME (LOSS) BEFORE INCOME TAXES	136,126	(27,859)
INCOME TAX EXPENSE	(18,729)	(9,516)
NET INCOME (LOSS)	117,397	(37,375)
Less:
Net income (loss) attributable to noncontrolling interest	329	(182)
Redeemable Preferred Stock dividend	71,393	64,120
NET INCOME (LOSS) ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$45,675	$(101,313)
Net income (loss) per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.30	$(0.66)
Diluted	$0.29	$(0.66)
Weighted-average common shares outstanding:
Basic	153,305,176	153,303,498
Diluted	157,544,818	153,303,498

See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2021	2020
NET INCOME (LOSS)	$117,397	$(37,375)
OTHER COMPREHENSIVE INCOME (LOSS):
Net foreign currency translation adjustment (losses) gains	(31,603)	32,895
COMPREHENSIVE INCOME (LOSS)	85,794	(4,480)
Less: Comprehensive income (loss) attributable to noncontrolling interest	328	(179)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$85,466	$(4,301)

See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’

DEFICIT

(In thousands except share amounts)

								Total
							Accumulated	Griffey Global
	Redeemable				Additional		Other	Holdings, Inc.		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit	Interest	Deficit
BALANCE – DECEMBER 31, 2019	543,526	549,837	153,302,255	1,533	1,054,600	(1,283,315)	(79,695)	(306,877)	47,907	(258,970)
Net loss	—	—	—	—	—	(37,193)	—	(37,193)	(182)	(37,375)
Other comprehensive income	—	—	—	—	—	—	32,895	32,895	3	32,898
Issuance of common stock in connection with employee stock option exercise	—	—	1,250	—	—	—	—	—	—	—
Redeemable Preferred Stock dividend	63,384	64,120	—	—	(64,120)	—	—	(64,120)	—	(64,120)
Equity-based compensation activity	—	—	—	—	8,007	—	—	8,007	—	8,007
BALANCE – DECEMBER 31, 2020	606,910	613,957	153,303,505	1,533	998,487	(1,320,508)	(46,800)	(367,288)	47,728	(319,560)
Net income	—	—	—	—	—	117,068	—	117,068	329	117,397
Other comprehensive loss	—	—	—	—	—	—	(31,603)	(31,603)	(1)	(31,604)
Issuance of common stock in connection with employee stock option exercise	—	—	10,000	—	35	—	—	35	—	35
Redeemable Preferred Stock dividend	70,574	71,393	—	—	(71,393)	—	—	(71,393)	—	(71,393)
Equity-based compensation activity	—	—	—	—	6,440	—	—	6,440	—	6,440
BALANCE – DECEMBER 31, 2021	677,484	$685,350	153,313,505	$1,533	$933,569	$(1,203,440)	$(78,403)	$(346,741)	$48,056	$(298,685)

See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$117,397	$(37,375)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	51,099	52,358
Amortization	49,361	47,002
Unrealized exchange (gains) losses on foreign denominated debt	(39,173)	45,553
Equity-based compensation	6,440	8,002
Deferred income taxes – net	5,793	(11,449)
Uncertain tax positions	(20,507)	1,832
Restructuring	(475)	9,135
Non-cash fair value adjustment for swaps and foreign currency exchange contracts	(20,196)	15,943
Amortization of debt issuance costs	6,741	5,601
Non-cash fair value adjustment of contingent consideration	1,373	—
Other	(250)	1,802
Changes in current assets and liabilities:
Accounts receivable	(16,075)	9,061
Accounts payable	(555)	7,400
Accrued expenses	18,712	(13,443)
Income taxes receivable/payable	320	2,523
Deferred revenue	24,783	4,483
Other	4,102	35
Net cash provided by operating activities	188,890	148,463
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(49,317)	(44,862)
Acquisition of a business, net of cash acquired	(89,206)	—
Purchase of minority investment	—	(8,500)
Other investing activities	1,597	(122)
Net cash used in investing activities	(136,926)	(53,484)
Repayment of debt	(17,449)	(52,007)
Equity issuance costs	(1,851)	—
Other financing activities	35	5
Net cash used in financing activities	(19,265)	(52,002)
EFFECTS OF EXCHANGE RATE FLUCTUATIONS	(2,479)	104
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	30,220	43,081
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	161,309	118,228
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$191,529	$161,309
SUPPLEMENTAL DISCLOSURES:
Interest paid	$115,258	$119,506
Income taxes paid, including foreign taxes withheld	$32,300	$12,900

See notes to consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF THE BUSINESS

Griffey Global Holdings, Inc. (“Griffey Holdings” or “the Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images, Inc. (“Getty Images”). Getty Images and its subsidiaries collectively represent the operations of the Company.

Getty Images is a world leader in serving the visual content needs of businesses with over 477 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. The Company serves businesses in almost every country in the world with websites in twenty-two languages bringing content to media outlets, advertising agencies and corporations and, increasingly, serving individual creators and prosumers.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles — The consolidated financial statements and accompanying notes are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Estimates and Assumptions — The preparation of consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are: a) the appropriateness of the valuation and useful lives of intangibles and other long-lived assets; b) the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the consolidated financial statements as well as the deferred tax asset valuation allowances; c) the sufficiency of the allowance for doubtful accounts; d) the assumptions used to value equity-based compensation arrangements; e) the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements; f) the assumptions used to estimate unused capped subscription- based and credit-based products and g) the assumptions used to estimate the Contingent Consideration. These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from management’s estimates and assumptions.

Principles of Consolidation — The consolidated financial statements and notes thereto include the accounts of Griffey Holdings and its subsidiaries. Equity investments in which the Company exercises significant influence, but does not control and is not the primary beneficiary of, are accounted for using the equity method. Significant accounts and transactions between consolidated entities have been eliminated. Intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling Interest — The Company’s noncontrolling interest represents the minority stockholder’s ownership interest related to the Company’s subsidiary, Getty SEA. The Company reports its non-controlling interest in subsidiary as a separate component of stockholders’ deficit in the Consolidated Balance Sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common stockholders on the face of the Consolidated Statements of Operations. The Company’s equity interest in Getty SEA is 50% and the non-controlling stockholder’s interest is 50%. Net Income or Loss from this subsidiary is allocated based upon these ownership interests. This is reflected in the Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficit as “Noncontrolling interest”.

Net Income (Loss) Per Share Attributable to Common Stockholders — Basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. Net income (loss) available to common stockholders represents net loss attributable to common stockholders adjusted by (i) the Redeemable Preferred Stock dividend (ii) changes in the redemption value of the Redeemable Preferred Stock and (iii) the allocation of income or losses to the noncontrolling interest.

Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since the effect of potentially dilutive securities is anti-dilutive given the net loss of the Company. Diluted net income per share is computed by dividing the net income attributable to common stockholders by the weighted average common shares outstanding and all potential common shares, if they are dilutive.

Foreign Currencies — Assets and liabilities for subsidiaries with functional currencies other than the U.S. dollar are recorded in foreign currencies and translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to “Other comprehensive income (loss)” (“OCI”), as a separate component of stockholders’ deficit. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in “Foreign exchange gains (losses) — net” in the Consolidated Statements of Operations. For the years ended December 31, 2021 and 2020 the Company recognized net foreign currency transaction gain of $36.4 million and net loss of $45.1 million, respectively.

Derivative Instruments — The Company uses derivative instruments to manage exposures to foreign currency and interest rate risks. The objectives for holding derivatives include reducing or eliminating the economic impact of these exposures. Derivative instruments are recorded as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether the instrument is designated as a hedge for accounting purposes. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. For derivative instruments designated as either fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in “Fair value adjustment for swaps and foreign currency exchange contracts — net” in the Consolidated Statements of Operations. As of December 31, 2021 and 2020 the Company did not have any derivatives designated as hedging instruments as defined by the derivative instruments and hedging activities accounting guidance. See “Note 3 — Derivative Instruments” for further information.

Cash, Cash Equivalents and Restricted Cash — The following represents the Company’s cash, cash equivalents and restricted cash as of December 31, 2021 and 2020 (in thousands):

	As of December 31,
	2021	2020
Cash and cash equivalents	$186,301	$156,478
Restricted cash	5,228	4,831
Total cash, cash equivalents and restricted cash	$191,529	$161,309

Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents are generally composed of investment-grade debt instruments subject to lower levels of credit risk, including certificates of deposit and money market funds. The Company’s current cash and cash equivalents consist primarily of cash on hand, bank deposits, and money market accounts.

Restricted cash primarily consists of cash held as collateral related to corporate credit cards and real estate lease obligations.

Fair Value Measurements — The Company records its financial assets and liabilities at fair value. Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of nonperformance risk including the Company’s own credit risk.

The three-tier fair value hierarchy prioritizes the inputs used in the valuation methodologies. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting management’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Contingent Consideration — The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Changes in the liability are recognized in “Other operating expense — net” in the Consolidated Statements of Operations. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration is classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows.

Accounts Receivable — Net — Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $5.9 million and $7.8 million as of December 31, 2021 and 2020, respectively.

Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted.

Allowance for doubtful accounts changed as follows during the years presented (in thousands):

	Year Ended December 31,
	2021	2020
Beginning of year	$7,773	$7,843
Provision	750	2,002
Deductions	(2,577)	(2,072)
End of year	$5,946	$7,773

Deductions represent balances written off, net of amounts recovered that had previously been written off, and the effect of exchange rate fluctuations.

Property and Equipment — Net — Property and equipment are stated at cost, net of accumulated depreciation. Contemporary and archival imagery consists of costs to acquire imagery from third parties and internal and external costs incurred in creating imagery, including identification of marketable subject matter, art direction, digitization, mastering and the assignment of search terms, and other pertinent information to each image. Computer software developed for internal use consists of internal and external costs incurred during the application development stage of software development (except for training costs) and costs of upgrades or enhancements that result in additional software functionality. Costs incurred during the web application, infrastructure, graphics and content development stages of website development are also capitalized and included within computer software developed for internal use. Expenditures that extend the life, increase the capacity or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the remaining original term of the lease or the estimated life of the related asset.

Minority Investment without Readily Determinable Fair Value — During the year ended December 31, 2020, the Company recorded a $8.5 million cash purchase price for a minority stake in a privately held, web- based media producer to whom the Company provided content in 2021 and 2020. The carrying amount of the minority investment, which is included within “Other long-term assets” on the Consolidated Balance Sheets, was $8.1 million and $8.5 million as December 31, 2021 and 2020, respectively. Revenue related to content consumed by the minority investee was not material for any of the years ended December 31, 2021 or 2020.

The Company has elected to measure this equity security, without a readily determinable fair value, to its estimated fair value at cost minus impairment, if any, plus or minus any changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issue. This investment is a holding in a privately held media company that is not exchange traded and therefore not supported with observable market prices. The Company periodically evaluates the carrying value of the minority investment, or when events and circumstances indicate that the carrying amount of an asset may not be recovered.

Goodwill — The Company evaluates goodwill for impairment annually or more frequently when an event occurs, or circumstances change that indicate the carrying value of the one reporting unit may not be recoverable. Circumstances that could indicate impairment and require impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions, a significant decline in the financial results of the Company’s operations, significant changes in strategic plans, adverse actions by regulators, unanticipated changes in competition and market share, or a planned disposition of a significant portion of the business. Management performs the annual goodwill impairment analysis as of October 1 each year. The Company’s 2021 and 2020 goodwill impairment analyses did not result in an impairment charge. As circumstances change, it is possible that future goodwill impairment analysis could result in goodwill impairments, which would be included in the calculation of income or loss from operations.

Identifiable Intangible Assets — Identifiable intangible assets are assets that do not have physical representation but that arise from contractual or other legal rights or are capable of being separated or divided from the Company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, unless such life is determined to be indefinite. The remaining useful lives of identifiable intangible assets are reassessed each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. Potential impairment of identifiable intangible assets is evaluated annually or whenever circumstances indicate that the carrying value may not be recoverable through projected discounted or undiscounted cash flows expected to be generated by the asset.

Loans Receivable — Loans are stated at unpaid principal balances less any allowance for loan losses. Interest is recognized over the term of the loan and is calculated using the compound interest method. Management considers a loan impaired when, based on current information or factors, it is probable that the principal and interest payment will not be collected according to the loan agreement. The Company did not recognize any loan impairment charges during the years ended December 31, 2021 or 2020.

Leases — The Company leases facilities and equipment through operating leases. Operating lease rentals are charged to “Selling, general and administrative expenses” in the Consolidated Statements of Operations on a straight-line basis over the original term of each lease. The leases typically contain rent escalation clauses whereby the amount paid by the Company to the lessors increases each year, while some provide rent holidays, tenant improvement allowances and stated renewal options. None of the Company’s leases contain contingent rentals. Rent escalation causes a difference each year between the amount charged to rent expense on a straight-line basis and the amount paid by the Company to the lessors. This difference is recorded to “Accrued expenses” (the current portion) and “Other long-term liabilities” (the long-term portion) in the Company’s Consolidated Balance Sheets. Such accruals typically increase during the early portions of the lease terms and are reduced during the later portions resulting in ratable recognition of lease expense. Rent holidays and tenant improvement allowances are similarly recognized in rent expense on a straight-line basis over the original term of each lease. Rent expense was $11.8 million for each the years ended December 31, 2021 and 2020. See “Note 10 — Commitments and Contingencies” for future minimum payments under operating leases and future minimum receipts under subleases.

The Company subleases certain leased facilities that are not currently used for operations. An accrued liability for losses on leased properties is created when the Company vacates a leased space before the end of the lease term to the extent such a loss exceeds the amount of the sublease rentals that could be reasonably obtained for the property. For the years ended December 31, 2021 and 2020 sublease receipts were $4.5 million and $4.3 million, respectively.

Deferred Offering Costs  —  The Company has capitalized direct and incremental qualified legal, accounting and direct costs related to its proposed equity offering and merger with CC Neuberger Principal Holdings II, a Cayman Island except company (“CCNB”). Deferred offering costs are included in “Other current assets” on the Consolidated Balance Sheets and will be deferred until the completion of the equity offering and merger with CCNB, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned equity offering and merger or there is a significant delay, all of the deferred offering costs will be immediately written off to operating expenses. As of December 31, 2021, $3.9 million of deferred offering costs were capitalized. There were no such costs capitalized as of December 31, 2020.

Related-Party Transactions — The Company has paid annual management fees to Getty Investments, LLC in the amount of $1.5 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively. These costs are included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations. Getty Investments, LLC is the majority partner in Griffey Investors, LP (the “Parent”).

On June 15, 2016, Getty Images SEA Holdings Co., Limited (“Getty SEA”), a subsidiary of Getty Images, entered into various agreements with Visual China Group Holding Limited (“VCG”). As part of those agreements, Getty SEA issued $24.0 million in an unsecured note receivable to VCG. This note receivable bears interest at 2.5% per annum with an August 18, 2036 due date. VCG is also a minority interest stockholder of Getty SEA. As of December 31, 2021 and 2020 this unsecured note receivable is included in “Other long-term assets” in the Consolidated Balance Sheets.

Restructuring Costs — Restructuring costs consist of lease loss expenses and employee termination costs. The primary reasons the Company will vacate a leased space early are: consolidation of office space, decisions to move from one location to a more suitable location, and closure of excess space acquired in a business combination. An accrued liability for lease loss expenses is initially measured at fair value, based on a best estimate of the remaining lease payments due under the lease plus other costs, less any estimated sublease income, and then discounted using a credit-adjusted risk-free interest rate. These assumptions are periodically reviewed and adjustments are made to the accrued restructuring charge as required. The Company records accretion expense for losses on leased property as the difference between estimated cost and the present value of these costs. Accretion expense is recorded on an ongoing basis through the end of the lease term and is reflected as “Other operating expense — net” in the Consolidated Statements of Operations. Employee termination costs are incurred when the Company has a reduction in force and include one-time termination benefits that are not a part of an existing benefit arrangement. See “Note 16 — Restructuring Costs” for further information.

Revenue Recognition — Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to the Company’s content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

The Company recognizes revenue gross of contributor royalties because the Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer. The Company also licenses content to customers through third-party delegates worldwide (approximately 3% of total revenues for the years ended December 31, 2021 and 2020). Delegates sell the Company’s products directly to customers as the principal in those transactions. Accordingly, the Company recognizes revenue net of costs paid to delegates. Delegates typically earn and retain 35% to 50% of the license fee, and the Company recognizes the remaining 50% to 65% as revenue.

The Company maintains a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.

The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.

For digital content licenses, the Company recognizes revenue on both its capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, management estimates expected unused licenses for capped subscription-based and credit- based products and recognizes the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of the Company’s subscription products.

For uncapped digital content subscriptions, the Company has determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred.

See “Note 11 — Revenue” and “Note 20 — Segment and Geographic Information” for additional revenue disclosures.

Cost of Revenue — The ownership rights to the majority of the content licensed is retained by the owners, and licensing rights are provided to the Company by a large network of content suppliers. When the Company licenses content entrusted by content suppliers, royalties are paid to them at varying rates depending on the license model and the customers use of that content. Suppliers who choose to work with the Company under contract typically receive royalties between 20% to 50% of the total license fee charged customers. The Company also owns the copyright to certain content in its collections (wholly owned content), including content produced by staff photographers for the Editorial Stills product, for which the Company does not pay any third-party royalties. Cost of revenue also includes costs of assignment photo shoots but excludes depreciation and amortization associated with creating or buying content.

Sales Commissions — Internal sales commissions are generally paid in the quarter following invoicing of the commissioned receivable and is reported in “Selling, general and administrative expenses” on the Consolidated Statements of Operations. The Company expenses contract acquisition costs, including internal sales commissions, as incurred, to the extent that the amortization period would otherwise be one year or less.

Equity-Based Compensation — Equity-based compensation is accounted for in accordance with authoritative guidance for equity-based payments. This guidance requires equity-based compensation cost to be measured at the grant date based on the fair value of the award and recognized as an expense over the applicable service period, which is the vesting period, net of estimated forfeitures. Compensation expense for equity-based payments that contain service conditions is recorded on a straight-line basis, over the service period of generally five years. Compensation expense for equity-based payments that contain performance conditions is not recorded until it is probable that the performance condition will be achieved. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from current estimates.

Advertising and Marketing — The Company markets its products and services mainly through paid search, natural or organic search optimization, affiliate marketing channels, email and website marketing, customer events and public relations initiatives. Costs associated with marketing efforts are recorded in “Selling, general and administrative expenses” when related liabilities are incurred. For paid search and affiliate marketing, liabilities are incurred when potential new customers click through the links in the ad, generating an obligation to the internet search provider or affiliate marketing partner. Advertising and marketing costs expensed for the years ended December 31, 2021 and 2020 were $53.7 million and $49.0 million, respectively.

Income Taxes — The Company computes income taxes and accruals for uncertain tax positions under the asset and liability method as set forth in the authoritative guidance for accounting for income taxes and uncertain tax positions. Deferred income taxes are provided for the temporary differences between the consolidated financial statement carrying amounts and the tax basis of the Company’s assets and liabilities and operating loss and tax credit carryforwards. The Company establishes a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizable deferred tax assets. The Company accounts for the global intangible low-tax income (“GILTI”) earned by foreign subsidiaries included in gross U.S. taxable income in the period incurred. See “Note 17 — Income Taxes” for further information.

Segments — The Company has determined that it operates and manages one operating segment, which is the business of developing and commercializing visual content. The Company’s chief operating decision maker (the “CODM”), its chief executive officer, reviews financial information on an aggregate basis for the purpose of allocating resources and making operating decisions.

Concentration of Credit Risk — Financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable balances. Cash and cash equivalents are held with financial institutions of high quality. Balances may exceed the amount of insurance provided on such deposits.

Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many geographic areas. No single customer represented 10% or more of the Company’s total revenue or accounts receivable in any of the years presented.

Recent Accounting Pronouncements — In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 amends the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than twelve months, in addition to those currently recorded, on the Consolidated Balance Sheets. Presentation of leases within the Consolidated Statements of Operations and Consolidated Statements of Cash Flows will be generally consistent with the current lease accounting guidance. The effective date of ASU 2016-02 has been extended again by an additional year and is now effective for private companies for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company will adopt the new standard as of January 1, 2022 using the modified retrospective transition method and will elect the package of practical expedients permitted under the transition guidance, which allows a carryforward of the historical lease classification. The Company also elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The election of the hindsight practical expedient did not alter the lease terms for any of the existing leases. The Company also made an accounting policy election to not record leases with an initial term of twelve months or less on the balance sheet and will continue to recognize those lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term. The Company estimates that adoption of the standard will result in recognition of operating lease right of use assets and lease liabilities of approximately $45.0 million to $65.0 million and $50.0 million to $70.0 million, respectively, with the difference due to deferred rent that will be reclassified to the right of use asset value. The Company does not expect adoption of the standard to materially affect its Consolidated Statements of Operations or Cash Flows.

In June 2016, the FASB issued ASU 2016-13 (Topic 326), Financial Instruments — Credit Losses (“ASU 2016-13”). ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. The effective date of ASU 2016-13 for non-public companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements for future periods and had not elected early adoption.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting For Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs in a cloud computing arrangement with the requirements for capitalizing implementation costs incurred for an internal-use software license. Adoption of this guidance is required for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years and early adoption is permitted. Entities are permitted to choose to adopt the new guidance (i) prospectively for eligible costs incurred on or after the date this guidance is first applied or (ii) retrospectively. The Company choose to adopt this prospectively and it did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of adopting this new standard on its consolidated financial statements.

Subsequent Events — The Company evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through March 15, 2022, which is the date the consolidated financial statements were available to be issued.

3.     DERIVATIVE INSTRUMENTS

The following table summarizes the fair value amounts of derivative instruments reported in the Consolidated Balance Sheets (in thousands):

	As of December 31,
	2021		2020
	Asset	Liability	Liability
Derivatives not designated as hedging instruments:
Foreign currency exchange options	$804	$—	$1,827
Interest rate swaps	—	13,759	31,325
Total derivatives	$804	$13,759	$33,152

Assets are included in “Other current assets” on the Consolidated Balance Sheet. Short-term liabilities are included in “Accrued expenses” and long-term liabilities are included in “Other long-term liabilities” on the Consolidated Balance Sheet.

Foreign Currency Risk — Certain assets, liabilities and future operating transactions are exposed to foreign currency exchange rate risk. The Company utilizes derivative financial instruments, namely foreign currency forwards and option contracts, to reduce the impact of foreign currency exchange rate risks where natural hedges do not exist. The Company is exposed to market risk from foreign currency exchange rate fluctuations as a result of foreign currency-denominated revenues and expenses. The Company enters into certain foreign currency derivative contracts, including foreign currency forward options, with varying maturity dates, currently ranging from three to eighteen months, to manage these risks. These contracts are economic hedges of the Company’s exposures but have not been designated as hedges, as defined in the applicable accounting guidance, for financial reporting purposes. The notional amounts outstanding under these contracts as of December 31, 2021 and 2020 were $15.2 million and $36.5 million, respectively. These contracts are carried at fair value, as determined by quoted market exchange rates. The Company recognized gains of $1.7 million and losses of $0.9 million for the years ended December 31, 2021 and 2020, respectively. These gains and losses are recognized in “Fair value adjustment for swaps and foreign currency exchange contract — net” in the accompanying Consolidated Statements of Operations.

Interest Rate Risk — In February 2019, the Company entered into two interest rate swaps to hedge interest rate risk associated with the Company’s debt. The notional amounts of one of these swaps is $175.0 million and the other was $355.0 million. As of December 31, 2021, both are considered economic hedges and have not been designated as hedges, as defined in the applicable accounting guidance, for financial reporting purposes. The changes in fair value are recognized in “Fair value adjustment for swaps and foreign currency exchange contract — net” in the accompanying Consolidated Statements of Operations. Under the interest rate swap agreements, the Company pays fixed rates of 2.5010% and 2.6000%, respectively, each month. Each swap contains an embedded floor option under which the Company receives a rate of 0.0% or one-month LIBOR, whichever is greater, to match the terms of the Company’s debt.

For the interest rate swaps, the Company recognized gains of $17.6 million and losses of $13.3 million on these derivative instruments for the years ended December 31, 2021 and 2020, respectively.

The Company does not hold or issue derivative financial instruments for trading purposes. In general, the Company’s derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose the Company to credit related losses in the event of nonperformance; however, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be minimal.

4.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s disclosable financial instruments consist of cash equivalents, forward foreign currency exchange contracts, interest rate swaps, debt and contingent consideration. Assets and liabilities measured at fair value on a recurring basis (cash equivalents, forward exchange contracts. interest rates swaps and contingent consideration) and a nonrecurring basis (debt) are categorized in the tables below based on the levels discussed in “Note 2 — Summary of Significant Accounting Policies”.

Financial instrument assets recorded at fair value as of December 31 are as follows (in thousands):

	2021
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$30,096	$—	$—	$30,096
Derivative assets:
Foreign currency exchange options	—	804	—	804
	$30,096	$804	$—	$30,900

	2020
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$38,093	$—	$—	$38,093
	$38,093	$—	$—	$38,093

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach.

Financial instrument liabilities recorded or disclosed at fair value as of December 31 are as follows (in thousands):

	2021
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,475,759	$—	$1,475,759
Senior Notes	—	318,375	—	318,375
Contingent Consideration	—	—	14,039	14,039
Derivative liabilities:
Interest rate swap contracts	—	13,759	—	13,759
	$—	$1,807,893	$14,039	$1,821,932

	2020
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,507,053	$—	$1,507,053
Senior Notes	—	322,500	—	322,500
Derivative liabilities:
Foreign currency exchange options	—	1,827	—	1,827
Interest rate swap contracts	—	31,325	—	31,325
	$—	$1,862,705	$—	$1,862,705

The fair value of the Company’s Term Loans and Senior Notes are based on market quotes provided by a third-party pricing source. See “Note 9 — Debt” for additional disclosures on the Term Loans and Senior Notes.

The fair value of the Company’s interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.

As of December 31, 2021, the Company had estimated its obligations to transfer Contingent Consideration relating acquisition of Unsplash to be $14.0 million. See “Note 18 — Acquisition”. The Company recorded the acquisition-date fair value the Contingent Consideration, based on the likelihood of contingent earn-out payments, as part of the consideration transferred. The earn-out payments are remeasured to fair value each reporting date. Changes in the fair value of the Contingent Consideration are recognized within “Other operating expense — net” of the Consolidated Statement of Operations. The fair value of the Contingent Consideration is based on significant inputs not observable in the market, and as such the Company classified the financial liability as Level 3. The fair value of the Contingent Consideration may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

Fair Value as of
	December 31, 2021	Valuation
	(in thousands)	Technique	Unobservable Input	Range
Contingent Consideration	$14,039	Probability-adjusted discounted cash flow	Probabilities of success	55% – 100%
			Years until milestones are expected to be achieved	0.63 – 2.15 years
			Discount rate	8.10% – 8.53%

This Contingent Consideration was valued using an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The significant unobservable inputs used in the fair value measurement of the Contingent Consideration forecasts of expected future revenues and the probability of achievement of those forecasts. Increases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to increases in the fair value of the related liability. Conversely, decreases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to decreases in the fair value of the related liability.

The following table presents changes in the fair value of the Contingent Consideration for the year ended December 31, 2021 (in thousands):

December 31, 2020	$—
Issuance of Contingent Consideration in connection with acquisition	13,200
Change in fair value of Contingent Consideration	1,373
Effects of fluctuations in foreign currency exchange rates	(534)
December 31, 2021	$14,039

5.     PROPERTY AND EQUIPMENT — NET

Property and equipment consisted of the following at the reported balance sheet dates (in thousands, except years):

	Estimated
	Useful
	Lives	December 31,
	(in Years)	2021	2020
Contemporary imagery	5	$379,837	$387,015
Computer hardware purchased	3	5,639	8,828
Computer software developed for internal use	3	114,434	113,615
Leasehold improvements	2 – 20	11,459	11,434
Furniture, fixtures and studio equipment	5	15,167	14,430
Archival imagery	40	97,547	101,615
Other	3 – 4	2,439	2,566
Property and equipment		626,522	639,503
Less: accumulated depreciation		(455,626)	(467,339)
Property and equipment, net		$170,896	$172,164

Included in archival imagery as of December 31, 2021 and 2020 was $10.3 million and $10.8 million respectively, of imagery that has an indefinite life and therefore is not amortized.

6.    GOODWILL

Goodwill was tested for impairment as of October 1, 2021 and 2020. The Company did not recognize a goodwill impairment charge during the year ended December 31, 2021 or 2020. The fair value of the Goodwill was estimated using both market indicators of fair value and the expected present value of future cash flows. As of December 31, 2021 and 2020, the accumulated impairment loss on Goodwill was $525.0 million.

Goodwill changed during the years presented as follows (in thousands):

	Goodwill	Accumulated
	before	impairment
	impairment	charge	Goodwill – net
December 31, 2019	$1,954,521	$(525,000)	$1,429,521
Effects of fluctuations in foreign currency exchange rates	1,316	—	1,316
December 31, 2020	1,955,837	(525,000)	1,430,837
Goodwill related to acquisition	75,782	—	75,782
Effects of fluctuations in foreign currency exchange rates	(3,374)	—	(3,374)
December 31, 2021	$2,028,245	$(525,000)	$1,503,245

7.    IDENTIFIABLE INTANGIBLE ASSETS — NET

Identifiable intangible assets consisted of the following at the reported balance sheet dates (in thousands, except years):

		December 31,
		2021			2020
	Range of
	Estimated
	Useful Lives	Gross	Accumulated	Net	Gross	Accumulated	Net
	(Years)	Amount	Amortization	Amount	Amount	Amortization	Amount
Trade name	Indefinite	$402,581	$—	$402,581	$409,722	$—	$409,722
Trademarks and trade names	5 – 10	104,174	(96,041)	8,133	104,355	(85,976)	18,379
Patented and unpatented technology	3 – 10	112,288	(97,818)	14,470	106,342	(91,558)	14,784
Customer lists, contracts, and relationships	5 – 11	404,421	(350,997)	53,424	419,673	(336,919)	82,754
Non-compete Covenant	3	900	(811)	89	900	(677)	223
Other identifiable intangible assets	3 – 13	7,110	(6,955)	155	7,147	(6,826)	321
		$1,031,474	$(552,622)	$478,852	$1,048,139	$(521,956)	$526,183

The Getty Images trade name was valued using an estimated royalty rate which considered name recognition, licensing practices of the Company and its competitors for similar services, and other relevant qualitative factors.

Based on balances at December 31, 2021, the estimated aggregate amortization expense for identifiable intangible assets for the next five years is as follows (in thousands):

Fiscal Years Ended December 31,
2022	$45,000
2023	$24,752
2024	$2,218
2025	$2,209
2026	$773

8.    OTHER ASSETS AND LIABILITIES

Other Long-Term Assets — Other long-term assets consisted of the following at the reported balance sheet dates (in thousands):

	December 31,
	2021	2020
Long term note receivable from a related party (Note 2)	$24,000	$24,000
Minority and other investments (Note 2)	10,621	11,292
Tax benefit (Note 17)	3,300	3,500
Equity method investment	1,207	2,291
Long term deposits	1,754	2,071
Other	210	201
	$41,092	$43,355

Accrued Expenses — Accrued expenses at the reported balance sheet dates are summarized below (in thousands):

	December 31,
	2021	2020
Accrued compensation and related costs	$38,232	$16,949
Interest payable	9,750	9,750
Accrued contingent consideration	9,456	—
Accrued legal costs	3,436	1,483
Accrued taxes	1,762	1,006
Accrued restructuring	1,033	4,702
Derivative liabilities	686	1,827
Other	2,214	1,342
	$66,569	$37,059

Other Long-Term Liabilities — Other long-term liabilities consisted of the following at the reported balance sheet dates (in thousands):

	December 31,
	2021	2020
Derivative liabilities (net of current portion)	$13,073	$31,325
Accrued contingent consideration (net of current portion)	4,583	—
Deferred rent (net of current portion)	3,370	3,953
Deferred revenue (net of current portion)	3,387	948
Accrued restructuring (net of current portion)	1,441	1,995
Other	1,107	1,327
	$26,961	$39,548

9.    DEBT

Debt included the following (in thousands):

	December 31,
	2021	2020
Senior Notes	$300,000	$300,000
USD Term Loans	997,800	1,008,200
EUR Term Loans	473,798	520,316
Less: issuance costs and discounts amortized to interest expense	(14,127)	(20,785)
Less: short-term debt – net	(6,481)	(14,271)
Long-term debt – net	$1,750,990	$1,793,460

In February of 2019, the Company issued $300.0 million of Senior Unsecured Notes (“Senior Notes”) and entered into a senior secured credit facility (“Credit Facility”) consisting of (i) a $1,040.0 million term loan facility (“USD Term Loans”), (ii) a €450.0 million term loan facility (“EUR Term Loans”) (together with the USD Term Loans the “Term Loans”) and (iii) an $80.0 million revolving credit facility that can be upsized to $110.0 million (“Revolver”).

The Senior Notes are due March 1, 2027, and bear interest at a rate of 9.750% per annum. Interest on the notes is payable semi-annually on March 1 and September 1 of each year. The Company may redeem the Senior Notes earlier than March 1, 2027 subject to prepayment premiums.

The USD Term Loans amortizes in quarterly installments of $2.6 million, with the remaining balance due at maturity. There is no amortization on the EUR Term Loan. The USD Term Loans and the EUR Term Loans mature in 2026. The Company may voluntarily prepay loans or reduce commitments under the Credit Facility without premium or penalty.

The face value of the EUR Term Loans was €419.0 million and €425.0 million as of December 31, 2021 and 2020, converted using currency exchange rates as of those dates.

The Credit Facility requires a principal payment with the net cash proceeds of certain events and up to 50% of excess cash flow (subject to reduction based on the achievement of specified net first lien leverage ratios). No excess cash flow principal payment was required for the year ended December 31, 2021 based on the net first lien leverage ratio. The Company calculated required excess cash flow payments of $36.6 million for the year ended December 31, 2020. The calculated excess cash flow payments as of December 31, 2020 were paid against the EUR Term Loans in the amount of €31.0 million. The payments were made in the fourth quarter of 2020 (€25.0 million) and first quarter of 2021 (€6.0 million). The excess cash flow payment made in the first quarter of 2021 is included in “Short-term debt — net” on the Consolidated Balance Sheet as of December 31, 2020.

The obligations under the Credit Facility are secured by a first priority lien on substantially all of the Company’s assets.

For the USD Term Loans, the interest rate for base rate loans is 3.50% plus the greater of the prime rate in effect, the NYFRB Rate plus 0.5% or the Adjusted Eurodollar rate for a one-month interest period plus 1%. The interest rate for Eurodollar loans with respect to the USD Term Loans is the sum of the applicable rate of 4.50%, plus the Adjusted Eurodollar rate. The Eurodollar rate for borrowings denominated in USD is defined as the greater of the LIBO Screen rate per annum for deposits of dollars for the applicable interest period as of 11:00 a.m. London time two business days prior to the first day in such interest period, or 0.0% The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1% ), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate. For the EUR Term Loans, the interest rate for loans is the sum of the applicable rate of 5.0%, plus the Adjusted Eurodollar rate. The Eurodollar rate for borrowings denominated in EUR is defined as the greater of the EURIBOR Screen rate per annum for deposits of Euro for the applicable interest period as of approximately 11:00 a.m. Brussels time two business days prior to the first day in such interest period, or 0.0%. The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate. The average rate for the USD Term loan was 4.63% and 5.00% for the EUR Term Loan for the year ended December 31, 2021.

The Company has not borrowed on the Revolver and incurred fees of $0.4 million during the years ended December 31, 2021 and 2020. The Revolver matures in 2024.

Debt issuance costs and discounts related to the Senior Notes, USD Term Loan and EUR Term Loan are reported in the Consolidated Balance Sheet as a direct deduction from the face amount of the debt. These costs are amortized as a component of “Interest expense” in the Consolidated Statements of Operations utilizing the effective interest method. As of December 31, 2021, the Company was compliant with all debt covenants and obligations.

10.  COMMITMENTS AND CONTINGENCIES

Commitments — The Company has entered into agreements that represent significant, enforceable and legally binding contractual obligations that are noncancelable without incurring a significant penalty. If a contract is cancelable with a penalty, the amount shown in the table below is the full contractual obligation, not the penalty, as the Company currently intends to fulfill each of these obligations.

Liabilities for uncertain tax positions are excluded from this table due to the uncertainty of the timing of the resolution of the underlying tax positions. At December 31, 2021, net uncertain tax positions were $39.4 million, which is reduced by a benefit of $3.3 million. The entire balance as of December 31, 2021 is non- current as the timing of resolution is uncertain and no portion of these liabilities is expected to be cash settled within the next 12 months.

Payments under purchase orders, certain sponsorships, donations and other commitments that are not enforceable and legally binding contractual obligations are also excluded from this table, as are payments, guaranteed and contingent, under employment contracts because they do not constitute purchase commitments.

The Company leases real estate under operating lease agreements that expire on various dates and does not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space or hosting facilities, if required. The Company enters into unconditional purchase obligations related to contracts for cloud-based services, infrastructure and other business services as well as minimum royalty guarantees in connection with certain content licenses. The future minimum payments under debt obligations, non-cancelable operating leases and other purchase obligations are as follows as of December 31, 2021 (in thousands):

	Years Ending December 31,
	2022	2023	2024	2025	2026	Thereafter	Total
USD Term Loans and EUR Term loans:
Principal payments	$10,400	$10,400	$10,400	$10,400	$1,429,998	$—	$1,471,598
Interest payments	74,013	80,710	84,250	84,092	11,506	—	334,571
Senior Notes:
Principal payments	—	—	—	—	—	300,000	300,000
Interest payments	29,250	29,250	29,250	29,250	29,250	14,625	160,875
Interest rate swaps	8,376	5,081	598	—	—	—	14,055
Revolver commitment fee	404	404	69	—	—	—	877
Operating lease payments on facilities leases	14,376	11,713	12,060	12,016	6,686	26,059	82,910
Minimum royalty guarantee payments to content suppliers	44,684	38,344	31,513	30,587	13,493	16,000	174,621
Technology purchase commitments	3,944	2,001	—	—	—	—	5,945
Other commitments	3,391	833	—	—	—	—	4,224
Total commitments	$188,838	$178,736	$168,140	$166,345	$1,490,933	$356,684	$2,549,676

Offsetting operating lease payments will be approximately $4.8 million in receipts for subleased facilities each year through 2025 and $1.2 million in 2026. Offsetting the minimum royalty guarantee payments to content suppliers will be approximately $2.0 million in minimum guaranteed receipts from content suppliers for each of the years through 2025.

The table above excludes the estimated fair value of the Contingent Consideration of $14.0 million as of December 31, 2021 as the payout is not certain. See “Note 4 — Fair Value of Financial Instruments”

Contingencies — The Company indemnifies certain customers from claims related to alleged infringements of the intellectual property rights of third parties or misappropriation of publicity or personality rights of third parties, such as claims arising from copyright infringement or failure to secure model and property releases for images the Company licenses if such a release is required. The standard terms of these indemnifications require the Company to defend those claims upon notice and pay related damages, if any. The Company typically mitigates this risk by requiring all uses of licenses to be within the scope of the license, securing all necessary model and property releases for imagery for which the Company holds the copyright, and by contractually requiring contributing photographers and other imagery partners to do the same prior to submitting any imagery to the Company and by limiting damages/liability in certain circumstances. Additionally, the Company requires all contributors and Image Partners, as well as potential acquisition targets to warrant that the content licensed to or purchased by the Company does not and shall not infringe upon or misappropriate the rights of third parties. The Company requires contributing photographers, other imagery partners and sellers of businesses or image collections that Getty Images has purchased to indemnify the Company in certain circumstances where a claim arises in relation to an image they have provided or sold to the Company. Imagery Partners are typically required to carry insurance policies for losses related to such claims and individual contributors are encouraged to carry such policies and the Company itself has insurance policies to cover litigation costs for such claims. The Company will record liabilities for these indemnifications if and when such claims are probable and the range of possible payments and available recourse from imagery partners can be assessed, as applicable. Historically, the exposure to such claims has been immaterial, as were the recorded liabilities for intellectual property infringement at December 31, 2021 and 2020.

In the ordinary course of business, the Company enters into certain types of agreements that contingently require the Company to indemnify counterparties against third-party claims. These may include:

●	agreements with vendors and suppliers, under which the Company may indemnify them against claims arising from Getty Images’ use of their products or services;
●	agreements with customers other than those licensing images, under which the Company may indemnify them against claims arising from their use of Getty Images’ products or services;
●	agreements with agents, delegates and distributors, under which the Company may indemnify them against claims arising from their distribution of Getty Images’ products or services;
●	real estate and equipment leases, under which the Company may indemnify lessors against third-party claims relating to use of their property;
●	agreements with directors and officers, under which the Company indemnifies them to the full extent allowed by Delaware law against claims relating to their service to Getty Images;
●	agreements with purchasers of businesses Getty Images has sold, under which Getty Images may indemnify the purchasers against claims arising from the Company’s operation of the businesses prior to sale; and
●	agreements with initial purchasers and underwriters of the Company’s debt securities, under which Getty Images indemnifies them against claims relating to their participation in the Transactions.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at December 31, 2021 and 2020.

The Company is subject to a variety of legal claims and suits that arise from time to time in the ordinary course of business. Although management currently believes that resolving such claims, individually or in aggregate, will not have a material adverse impact on the consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company holds insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

11.  REVENUE

The Company distributes its content and services offerings through three primary products:

Creative — Creative is comprised of royalty free photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 85 employees dedicated to providing briefing and art direction to our exclusive contributor community.

Editorial — Editorial is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe and have the largest privately held photographic archive globally with access to images from the beginning of photography. We invest in a dedicated editorial team of nearly 300 employees which includes over 120 award-winning staff photographers and videographers to generate our own coverage in addition to coverage from our network of primarily exclusive contributors and content partners.

Other — The Company offers a range of additional products and services to deepen the customer relationships, enhance customer loyalty and create additional differentiation in the market. These additional products and services currently include music licensing, digital asset management and distribution services, print sales, data revenues and certain retired products including Rights Managed.

The following table summarizes the Company’s revenue by product (in thousands):

	Year Ended December 31,
	2021	2020
Creative Stills	$596,917	$532,732
Editorial Stills	306,631	266,699
Other	15,140	15,970
Total Revenue	$918,688	$815,401

The December 31, 2021 deferred revenue balance will be earned as content is downloaded, services are provided or upon the expiration of subscription-based products, and nearly all is expected to be earned within the next twelve months. Of the deferred revenue balance as of January 1, 2021, $120.2 million of total revenue recognized for the year ended December 31, 2021 was generated from this balance.

12.  REDEEMABLE PREFERRED STOCK

Under the second amended and restated certificate of incorporation, the Company’s is authorized to issue up to 900,000 shares series A preferred stock (the “Redeemable Preferred Stock”) with a par value of $0.01 per share. There are 677,484 and 606,910 Redeemable Preferred Stock shares issued and outstanding as of December 31, 2021 and 2020, respectively.

The holders of the Company’s Redeemable Preferred Stock have the following rights, preferences, and privileges:

Dividends — Preferential cumulative dividends accrue on each share of Redeemable Preferred Stock outstanding on a daily basis in arrears at the applicable dividend rate then in effect. The dividend rate for the Redeemable Preferred Stock is a floating rate equal to the 5-Year Constant Maturity Treasury Rate, plus the spread, which shall be either (i) if the dividend is being paid in cash, the cash dividend spread in the table below, or (ii) if the Company does not declare and pay in full the dividend in cash the accrued dividend spread in the table below:

	Spread Increase
	(effective on the
	first day of the
	applicable	Cash Dividend	Accrued
Dividend Period	period)	Spread	Dividend
From February 19, 2019 through February 19, 2024	N/A	7.50%	8.00%
From February 19, 2024 through February 19, 2025	1.00%	8.50%	9.00%
From February 19, 2025 through February 19, 2026	1.00%	9.50%	10.00%
From February 19, 2026 through February 19, 2027	1.00%	10.50%	11.00%
From February 19, 2027 through February 19, 2028	1.00%	11.50%	12.00%
From February 19, 2028 through February 19, 2029	1.00%	12.50%	13.00%
From February 19, 2030	N/A	12.50%	13.00%

Dividends declared and issued totaled $71.4 million (70,574 shares) and $64.1 million (63,384 shares) in 2021 and 2020, respectively. Preferred dividends are included in the Statements of Redeemable Preferred Stock and Stockholders’ Deficit as a detriment to common stockholders and a benefit to Redeemable Preferred stockholders. Such dividends are also included as an adjustment to net loss attributable to Griffey Holdings. See “Note 19 — Net Income (Loss) Per Share Attributable to Common Stockholders”.

Redemption — The Company may elect to redeem outstanding shares of Redeemable Preferred Stock with a stated value of $50.0 million or greater, in cash at a redemption price per share of Redeemable Preferred Stock equal to the Redemption Price described below:

●	Any redemption occurring prior to February 19, 2022 (the “First Call Date”), an amount per share of Redeemable Preferred Stock calculated based on the net present value of the product of 105% multiplied by the liquidation value of such share of Redeemable Preferred Stock.
●	Any redemption occurring on or after the First Call Date, an amount per share of Redeemable Preferred Stock equal to (i) the liquidation value of such share of Redeemable Preferred multiplied by (ii) the redemption percentage as set forth in the table below:

Redemption
Period in Which Such Date Occurs	Percentage
If such date occurs during the period from and including the First Call Date to, but not including, February 19, 2023	105.00%
If such date occurs during the period from and including February 19, 2023 to, but not including, February 19, 2024	102.50%
If such date occurs on or after February 19, 2024	100.00%

The Company did not elect to redeem any outstanding shares of the Redeemable Preferred Stock prior to the First Call Date.

The Redeemable Preferred Stock is puttable by the holder on February 19, 2027 at redemption price per share of Redeemable Preferred Stock equal to the liquidation value.

The Redeemable Preferred Stock becomes mandatorily redeemable upon any liquidation, bankruptcy, change of control or forced transaction event, which are conditional events not certain to occur.

Classification — The Company has classified its Redeemable Preferred Stock as mezzanine equity in the balance sheets as the shares are redeemable at the option of the holders.

Measurement — The Redeemable Preferred Stock is considered probable of becoming redeemable as the holders have an option to request redemption of their Redeemable Preferred Shares on February 19, 2027. As such, the Redeemable Preferred Stock is valued at current redemption amount and any future changes in the redemption value will be recognized in the period they occur.

The Redeemable Preferred Stock has no voting rights and is not convertible into any other equity interests.

13.  STOCKHOLDERS’ DEFICIT

Under the second amended and restated certificate of incorporation, the Company is authorized to issue up to 185.0 million shares of $0.01 per share par value common stock. As of December 31, 2021, 153,549,011 shares were issued and 153,313,505 shares were outstanding. 153,539,011 shares were issued and 153,303,505 shares were outstanding as of December 31, 2020.

The holders of common stock are entitled to one vote for each share of common stock on each matter properly submitted to stockholders for their vote. The rights of the common stock are subject to and qualified by the designations, rights, preferences and powers of the Redeemable Preferred Stock.

The Company has reserved shares of common stock for the following potential future issuances:

	December 31,
	2021	2020
Shares underlying outstanding equity awards	29,906,466	26,960,954
Shares available for future equity awards	1,916,140	3,871,654
Total	31,822,606	30,832,608

14.  EQUITY-BASED COMPENSATION

Certain employees of the Company have been granted equity awards under the Amended and Restated 2012 Equity Incentive Plan of the Parent (the “Equity-Based Compensation Plan”). Under this plan, certain employees of the Company were granted a combination of time-based and performance-based awards. The Equity-Based Compensation Plan generally requires exercise of stock options within 10 years of the grant date. Vesting is determined by the applicable grant agreement and has historically occurred either in time-based installments over four or five years from date of grant, or upon achievement of certain performance targets over a five-year period.

The total number of awards authorized under the Amended Equity-Based Compensation Plan is 32.0 million. All awards have been issued with exercise prices equal to no less than the estimated fair value of the common stock on the grant date. Any awards issued as a result of option exercises are subject to restrictions as outlined in the Second Amended and Restated Certificate of Incorporation.

Equity award activity during the years ended December 31, 2021 and 2020 was as follows (in thousands except weighted average data and years):

		Weighted	Remaining
	Number	Average	Average
	of	Exercise	Contractual
	awards	Price	Life (in Years)
Outstanding – December 31, 2020	26,961	$4.73	6.37
Grants	4,000	$4.25
Exercises	(10)	$3.50
Pre-vesting forfeitures	(698)	$3.45
Post-vesting cancellations	(347)	$3.65
Outstanding – December 31, 2021	29,906	$4.71	5.87
Exercisable – December 31, 2021	21,465	$5.06	4.91

As of December 31, 2021 there was $10.6 million of total unrecognized compensation expense related to outstanding time-based awards, which the Company expects to recognize over a weighted average period of approximately 2.3 years. During the years ended December 31, 2021 and 2020, the fair value of time-based awards that vested was $6.7 million and $10.1 million, respectively.

The weighted-average grant-date fair value, the valuation model used to estimate the fair value, and the assumptions input into that model, for awards granted were as follows:

	Year Ended December 31,
	2021	2020
Weighted average grant date fair value per award	$1.52	$1.56
Valuation model used	Black-Scholes	Black-Scholes
Expected award price volatility	35%	50%
Risk-free rate of return	1.15%	1.08%
Expected life of awards	6.1 years	6.1 years
Expected rate of dividends	None	None

The stock volatility assumption for award-based compensation is based on historical volatilities of the common stock of several public companies with characteristics similar to those of the Company since the Company’s common stock is not traded in the public market.

The risk-free rate of return represents the implied yield available during the month the award was granted for a U.S. Treasury zero-coupon security issued with a term equal to the expected life of the awards.

The expected life is measured from the grant date and is based on the simplified method calculation.

Equity-based compensation expense is recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations, net of estimated forfeitures. The Company recognized equity-based compensation — net of estimated forfeitures of $6.4 million and $8.0 million for the years ending December 31, 2021 and 2020, respectively.

15.  DEFINED CONTRIBUTION EMPLOYEE BENEFIT PLANS

The Company sponsors defined contribution retirement plans in which the majority of employees are able to participate.

The Company sponsors one defined contribution plan in the U.S., a 401(k) plan, in which all U.S. employees over 18 years of age are auto-enrolled unless they opt-out. The Company matches 100% of participant contributions, up to the first 4% of each participant’s eligible compensation (generally including salary, bonuses and commissions), not to exceed the Internal Revenue Service per person annual limitations. Additionally, the Company sponsors one defined contribution pension plan in the U.K. Employees who contribute a minimum of 3% of their eligible compensation (generally including salary, bonuses, and commissions), generally receive a Company contribution of 5% of eligible compensation. Lastly, the Company also has a group registered retirement savings plan (RRSP) for employees in Canada. The Company matches dollar-for-dollar up to 3% of base salary. Employee contributions are deducted on a pre- tax basis and they may begin participating after 3 months of service.

The Company’s contributions to these plans and other defined contribution plans worldwide totaled $8.3 million and $5.4 million for the years ended December 31, 2021 and 2020, respectively. These contributions were recorded as “Selling, general and administrative expenses” in the Consolidated Statements of Operations.

16.  RESTRUCTURING COSTS

The Company committed to certain restructuring actions intended to simplify the business and improve operational efficiencies, which have resulted in headcount reductions. The settlement of certain estimated and previously accrued employee termination costs resulted in a net credit to restructuring of $475.0 thousand for the year ending December 31, 2021. Restructuring costs were $9.1 million for the years ended December 31, 2020, composed of employee termination costs and lease loss. Substantially all of the expected charges related to these activities have been incurred during 2020 and 2019. The Company actively evaluates cost efficiencies and may make decisions in future periods to take further actions which could incur additional restructuring charges.

Accrued losses on leased properties and employee termination costs changed during the periods presented as follows (in thousands):

	Leased	Employee
	Property	Termination
	Losses	Costs	Total
Balance – December 31, 2019	$2,958	$7,857	$10,815
Reduction of accrual due to net cash payments	(715)	(13,315)	(14,030)
Additional charges and adjustments	319	8,816	9,135
Accretion expense	259	—	259
Effects of fluctuations in foreign currency exchange rates	45	473	518
Balance – December 31, 2020	2,866	3,831	6,697
Reduction of accrual due to net cash payments	(901)	(2,946)	(3,847)
Additional charges and adjustments	131	(606)	(475)
Accretion expense	225	—	225
Effects of fluctuations in foreign currency exchange rates	(46)	(80)	(126)
Balance – December 31, 2021	$2,275	$199	$2,474

As of December 31, 2021, the remaining accrued employee termination costs will be settled in 2022 and the remaining accrued losses on leased properties will be satisfied over the remaining lease terms, which extend through 2026. These accrued restructuring costs are included in “Accrued expenses” and “Other long-term liabilities” on the Consolidated Balance Sheets.

17.  INCOME TAXES

The components of income (loss) before income taxes are as follows (in thousands):

	Year Ended December 31,
	2021	2020
United States	$104,984	$(27,823)
Foreign	31,142	(36)
Income (loss) before income taxes	$136,126	$(27,859)

The components of income tax expense (benefit) are as follows (in thousands):

	Year Ended December 31,
	2021	2020
Current:
United States	$22,321	$8,854
Foreign	(7,756)	12,095
Total current income tax expense (benefit)	14,565	20,949
Deferred:
United States	4,698	(13,227)
Foreign	(534)	1,794
Total deferred income tax expense (benefit)	4,164	(11,433)
Total provision for income tax expense	$18,729	$9,516

The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and the effective income tax rate are as follows (in thousands):

	Year Ended December 31,
	2021	2020
Federal income tax expense (benefit) at the statutory rate	$28,586	$(5,849)
Effect of:
State taxes, net of federal benefit	3,632	643
Tax impact of foreign earnings and losses	(10,171)	3,644
Stock-based compensation	236	169
Valuation allowance	1,532	13,763
Tax credits	(5,030)	(3,213)
Other, net	(56)	359
Income tax expense (benefit)	$18,729	$9,516

Uncertain Tax Positions — The Company follows the provisions of accounting for uncertainty in income taxes. This guidance clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements and prescribes a recognition threshold of more likely than not and a measurement attribute on all tax positions taken or expected to be taken in a tax return for their recognition in the financial statements.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Uncertain tax benefits, beginning of year	$47,637	$45,003
Gross increase to tax positions related to prior years	121	1,239
Gross decrease to tax positions related to prior years	(413)	(42)
Gross increase to tax positions related to the current year	2,204	2,082
Gross decrease to tax positions related to the current year	—	—
Settlements	—	—
Lapse of statute of limitations	(16,124)	(645)
Uncertain tax benefits, end of year	$33,425	$47,637

As of December 31, 2021, the Company had $33.4 million of gross unrecognized tax benefits, of which $27.9 million, if fully recognized, would affect our effective tax rate. The timing of resolution for these liabilities is uncertain. The resolution of these items may result in additional or reduced income tax expense. Possible releases of liabilities due to expirations of statutes of limitations will have the effect of decreasing our income tax expense and the effective tax rate, if and when they occur. Although the timing of resolution and/or closure of tax audits cannot be predicted with certainty, the Company believes it is reasonably possible that approximately $6.0 million of its reserves for uncertain tax positions may be released in the next 12 months.

The Company recognizes interest and penalties related to liabilities for uncertain tax positions in income tax expense in the consolidated statements of operations. Interest and penalties were ($5.3) million and $2.5 million for the years ended December 31, 2021 and 2020, respectively. The Company has recognized total accrued interest and penalties of approximately $13.3 million as of December 31, 2021, and $18.6 million as of December 31, 2020, relating to uncertain tax positions.

The Company conducts business globally and, as a result, the Company and its subsidiaries file income tax returns in the U.S., including various states, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. With few exceptions, the tax years 2015 and forward are open for U.S. federal and state income tax matters. With few exceptions, foreign tax filings are open for years 2012 and subsequent years. As of December 31, 2021, the Company is currently undergoing audit examinations for tax years 2005 through 2017 by the German Federal Ministry of Finance, for tax years 2015 through 2017 by the New York State Department of Taxation, and for tax years 2012 through 2016 by the Canada Revenue Agency.

Deferred Taxes and Valuation Allowances — The Company follows authoritative guidance for accounting for income taxes, which requires the Company to reduce deferred tax by a valuation allowance if, based on the weight of all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all available evidence for the realizability of U.S. deferred tax assets, the Company provided a valuation allowance of $106.4 million and $101.8 million for the years ended December 31, 2021 and December 31, 2020, respectively. In future periods, the Company will evaluate the positive and negative evidence available at the time in order to support its analysis for a valuation allowance, and as a result the Company may release its valuation allowance in part, or in total, when it becomes more likely than not that the deferred tax assets will be realized.

Deferred tax assets, liabilities and valuation allowance are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets
Income tax attributes	$204,531	$195,670
Accrued liabilities and reserves	9,951	7,076
Prepaid expenses	6,483	10,208
Stock-based compensation expense	9,308	8,356
Other	1,150	11,112
Gross deferred tax assets	231,423	232,422
Less valuation allowance	(205,877)	(210,551)
Total deferred tax assets	25,546	21,871
Deferred tax liabilities
Amortization and depreciation	(39,167)	(31,794)
Other	(2,081)	—
Net deferred tax liabilities, net of valuation allowance	$(15,702)	$(9,923)

The deferred tax assets at December 31, 2021, with respect to net operating loss carryforwards and expiration periods are as follows (in thousands):

	Deferred	Net Operating
	Tax	Loss
	Assets	Carryforwards
United States, expiring between 2023 and 2039	$9,083	$130,021
Foreign, expiring between 2021 and 2041	28,043	115,379
Foreign, indefinite	57,333	434,833
Total	$94,459	$680,233

The following is information pertaining to U.S. federal tax credits at December 31, 2021, as well as the expiration periods (in thousands):

Tax Credits
United States, federal tax credit carryforwards:
Foreign tax credits, expiring between 2022 and 2031	$41,830
Total	$41,830

The components of our net deferred taxes at the reported balance sheet dates are primarily comprised of amounts relating to net operating loss carryforwards, accrued assets and liabilities, and depreciable and amortizable assets.

18.  ACQUISITION

On April 1, 2021 (the “Closing Date”), the Company acquired Unsplash Inc. (“Unsplash”) in exchange for $95.4 million in cash plus additional conditional payments (“Contingent Consideration”).

The Contingent Consideration payments are based on revenue of Unsplash for (i) the period commencing May 1, 2021 and ending on the earlier of when the trailing 12-month revenues of Unsplash reaches $10.0 million (the “Two-Year Earnout”) or two years, and (ii) the period commencing May 1, 2021 and ending on the earlier of when the trailing 12-month revenues of the Unsplash reaches $30.0 million (the “Three-Year Earnout”) or three years.

If the Two-Year Earnout is met, the payment will be $10.0 million, plus $1.0 thousand for every $1.0 million in revenues that exceed $10.0 million and $2.5 thousand for every $1.0 million in revenues that exceeds $20.0 million in that trailing 12-month period.

If the Three-Year Earnout is met, the payment will be $10.0 million, plus $1.0 thousand for every $1.0 million in revenues that exceed $30.0 million and $2.5 thousand for every $1.0 million in revenues that exceeds $60.0 million in that trailing 12-month period.

To estimate the fair value of the Contingent Consideration, the Company used a variation of an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, which is a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The Company determined the acquisition-date fair value of the Contingent Consideration to be $13.2 million, based on the likelihood of paying cash related to the contingent earn-out clauses, as part of the consideration transferred. See “Note 4 — Fair Value of Financial Instruments” for subsequent measurements of these contingent liabilities.

The components of the fair value of consideration transferred are as follows (in thousands):

Cash	$95,418
Contingent Consideration	13,200
Total fair value of consideration transferred	$108,618

The transaction was accounted for using the acquisition method and, accordingly, the results of the acquired business have been included in the Company’s results of operations from the acquisition date. In connection with the acquisition, the Company incurred approximately $0.4 million of transaction costs.

Unsplash provides a platform for sharing exclusively curated, world-class images, free for use. With more than 102 million image downloads and 20 billion image views per month, Unsplash has become a leading source for visuals on the internet. This acquisition will allow the Company to increase its presence across the full spectrum of the world’s growing creative community.

The fair value of consideration transferred in this business combination was allocated to the intangible and tangible assets acquired and liabilities assumed at the acquisition date, with the remaining unallocated amount recorded as goodwill. Goodwill is primarily attributed to assembled workforce of Unsplash and expected synergies from combining operations. Goodwill recognized for this acquisition was allocated to the Company’s one operating segment and is generally not tax deductible.

The aggregate purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Fair Value at
Acquisition Date
Assets acquired and liabilities assumed:
Cash and cash equivalents	$6,213
Accounts receivable	1,061
Other current assets	736
Prepaid expenses	118
Property and equipment	1,729
Other long term assets	306
Identifiable intangible assets	23,900
Goodwill	75,782
Total assets acquired	$109,845
Accounts payable and accrued expenses	(128)
Deferred income tax liability	(1,099)
Total liabilities assumed	(1,227)
Net assets acquired	$108,618

The identifiable intangible assets, which include contributor content, customer relationships, developed technology, and trade names, have a weighted average life of approximately 6.0 years and are being amortized on a straight-line basis. The fair value of the customer relationships was determined using a variation of the income approach known as the multiple-period excess earnings method. The fair value of the trade names and developed technology were determined using the relief-from-royalty method and the fair value of the contributor content was determined using the cost-to-recreate method.

The revenue and operating loss from Unsplash included in the Company’s consolidated statements of operations for the year ended December 31, 2021 was $5.8 million and $1.2 million, respectively.

Pro forma revenue and earnings amounts on a combined basis have not been presented as they are not material to the Company’s historical pre-acquisition financials.

19.  NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic earnings per common share (in thousands, except share and per share amounts):

	December 31
	2021	2020
NET INCOME (LOSS)	117,397	$(37,375)
Less:
Net (loss) income attributable to noncontrolling interest	329	(182)
Redeemable Preferred Stock dividend	71,393	64,120
NET INCOME (LOSS) ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$45,675	$(101,313)
Weighted-average common shares outstanding:
Basic	153,305,176	153,303,498
Effect of dilutive securities	4,239,642	—
Diluted	157,544,818	153,303,498
Net income (loss) per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.30	$(0.66)
Diluted	$0.29	$(0.66)

As the Company had a net loss for the years ended December 31, 2020 the diluted net loss per share does not include 26,960,954 common stock options as their effect would have been anti-dilutive.

20.  SEGMENT AND GEOGRAPHIC INFORMATION

As of December 31, 2021 and 2020 the Company identified one operating and reportable segment for purposes of allocating resources and evaluating financial performance. Asset information on a segment basis is not disclosed as this information is not separately identified or internally reported to the Company’s CODM.

Geographic Financial Information

The following represents the Company’s geographic revenue based on customer location (in thousands):

	December 31,
	2021	2020
Americas	$496,607	$457,327
Europe, the Middle East, and Africa	317,435	270,701
Asia-Pacific	104,646	87,373
Total Revenues	$918,688	$815,401

Included in Americas is the United States which comprises approximately 48.9% and 51.3% of total revenue for the years ended December 31, 2021 and 2020, respectively. Included in Europe, the Middle East, and Africa is the United Kingdom which accounts for approximately 11.5% and 10.4% of total revenue for the years ended December 31, 2021 and 2020, respectively. No other country accounts for more than 10% of the Company’s revenue in any period presented.

The Company’s long-lived tangible assets were located as follows (in thousands):

	December 31,
	2021	2020
Americas	$85,213	$81,139
Europe, the Middle East, and Africa	85,307	90,626
Asia-Pacific	376	399
Total long-lived tangible assets	$170,896	$172,164

Included in Americas is the United States, which comprises 47.1% and 46.7%, of total long-lived tangible assets as of December 31, 2021 and 2020, respectively. Included in Europe, the Middle East, and Africa is Ireland, which comprises 43.6% and 46.7% of total long-lived tangible assets as of December 31, 2021 and 2020, respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the offering and sale of our Common Stock and other securities:

Amount
SEC registration fee		$970,196.00
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*

Total	$	*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Second Amended and Restated Certificate of Incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Certificate of Incorporation provides that we will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

The Founder Shares, the Forward Purchase Shares, the Backstop Shares, the Private Placement Warrants, the Forward Purchase Warrants and the shares of Common Stock issued pursuant to the Subscription Agreements in connection with the PIPE Financing, were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. In addition, the shares of the Company’s Class A Common Stock issued to the Getty images’ stockholders that delivered a written consent to approve the Business Combination Agreement in connection with the execution of the Business Combination Agreement were issued in a private placement.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit No.	Description
2.1+

Business Combination Agreement by and among CC Neuberger Principal holdings II, Griffey Global Holdings, Inc. and the other parties thereto, dated as of December 9, 2021 (filed as Exhibit 2.1 to Vector Holding, LLC’s Registration Statement on Form S-4, filed with the SEC on June 29, 2022).

3.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
3.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
4.1	Specimen Common Stock Certificate (filed as Exhibit 4.1 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
4.2	Specimen Warrant Certificate (filed as Exhibit 4.2 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
4.3

Warrant Agreement by and between CC Neuberger Principal Holdings II and Continental Stock Transfer & Trust Company, as warrant agent, dated August 4, 2020 (filed as Exhibit 4.4 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

4.4

Warrant Assumption Agreement among Continental Stock Transfer and Trust Company, CC Neuberger Principal Holdings II and Vector Holdings, LLC, dated as of the Closing Date (filed as Exhibit 4.4 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

5.1*	Opinion of Weil, Gotshal & Manges LLP.
10.1

Registration Rights Agreement, by and among Getty Images Holdings, Inc., CC Neuberger Principal Holdings II, the Independent Directors (as defined therein), Getty Investments L.L.C., Koch Icon Investments, LLC and certain equity holders of Getty Images, dated as of the Closing Date (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company Exhibit 10.8 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
10.3#	Getty Images Holdings, Inc. Earn-Out Plan (incorporated by reference to Exhibit 10.10 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

Exhibit No.	Description
10.4#	2022 Employee Stock Purchase Plan (filed as Exhibit 10.11 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
10.5#	2022 Equity Incentive Plan (filed as Exhibit 10.12 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
10.6

Stockholders Agreement, by and among Vector Holdings, LLC and each of the persons listed on Schedule A thereto, dated as of December 9, 2021 (filed as Exhibit 10.7 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

10.7

Side Letter to the Forward Purchase Agreement and Backstop Agreement by and between CC Neuberger Principal Holdings II, and Neuberger Berman Opportunistic Capital Solutions Master Fund L.P., dated as of December 9, 2021 (filed as Exhibit 10.2 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

10.8

Sponsor Side Letter by and among CC Neuberger Principal Holdings II Sponsor, LLC, Joel Alsfine, James Quella, Jonathan Gear, CC NB Sponsor 2 Holdings LLC, Neuberger Berman Opportunistic Capital Solutions Master Fund LP, CC Neuberger Principal Holdings II, Vector Holding, LLC and Griffey Global Holdings, Inc., dated as of December 9, 2021 (filed as Exhibit 10.3 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).

14.1	Code of Ethics (filed as Exhibit 14.1 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference e).
16.1	Letter from WithumSmith+Brown, PC (filed as Exhibit 16.1 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
21.1	List of Subsidiaries of Getty Images Holdings, Inc. (filed as Exhibit 21.1 the Current Report on Form 8-K of the Company on July 28, 2022 and incorporated herein by reference).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to the Griffey Global Holdings, Inc. consolidated financial statements).
23.3*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereof).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.

*	Filed herewith.
+

Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

#	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 9, 2022.

GETTY IMAGES HOLDINGS, INC.
By:	/s/ Craig Peters
Craig Peters
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that of the undersigned constitutes and appoints Kjelti Kellough, Jennifer Leyden and Craig Peters, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Craig Peters	Chief Executive Officer and Director (principal executive officer)	August 9, 2022
Craig Peters

/s/ Jennifer Leyden	Chief Financial Officer (principal financial officer)	August 9, 2022
Jennifer Leyden

/s/ Christopher Hoel	Chief Accounting Officer	August 9, 2022
Christopher Hoel	(principal accounting officer)

	Director	August 9, 2022
Mark Getty

/s/ James Quella	Director	August 9, 2022
James Quella

/s/ Patrick Maxwell	Director	August 9, 2022
Patrick Maxwell

	Director	August 9, 2022
Chinh Chu

	Director	August 9, 2022
Brett Watson

/s/ Michael Harris	Director	August 9, 2022
Michael Harris

/s/ Jonathan Klein	Director	August 9, 2022
Jonathan Klein

/s/ Hilary Schneider	Director	August 9, 2022
Hilary Schneider